UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

City National Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

Dear Stockholder of City National Corporation:

On January 22, 2015, City National Corporation (“City National”), Royal Bank of Canada (“RBC”) and RBC USA Holdco Corporation (“Holdco”), entered into an Agreement and Plan of Merger (the “merger agreement”), pursuant to which RBC has agreed to acquire City National in a stock and cash transaction. Under the terms of the merger agreement, City National will merge with and into Holdco (the “merger”), with Holdco surviving the merger as a wholly owned subsidiary of RBC. City National is sending this document to ask common stockholders to vote in favor of adoption of the merger agreement and to provide information about the merger to preferred stockholders, whose vote is not required, and is not being solicited, in connection with the merger.

If the merger is completed, if you are a common stockholder, you will be entitled to receive for each share of City National common stock owned by you, at your election and subject to proration and certain other limitations as set forth in the merger agreement, either cash or common shares of RBC.

Each City National share of common stock that is converted into the right to receive the cash consideration will receive an amount in cash equal to the “Per Share Amount”, which will be calculated by dividing the “Closing Transaction Value” by the number of shares of City National common stock outstanding at the completion of the merger. The “Closing Transaction Value” will be calculated by adding the aggregate cash included in the merger consideration ($94.50 multiplied by 50% of the number of shares of City National common stock outstanding at completion of the merger (subject to certain adjustments)) and the aggregate number of RBC common shares included in the merger consideration (41,358,212, as increased based on increases in City National shares permitted to be issued following execution of the merger agreement and decreased by shares of City National, if any, cancelled in connection with the merger), multiplied by the volume weighted average RBC common share price for the ten trading days prior to closing (the “VWAP”) which is calculated using both the New York Stock Exchange (the “NYSE”) and the Toronto Stock Exchange (the “TSX”) volumes and the Bank of Canada daily noon Canada/U.S. exchange rate on each applicable day. Each City National share that is converted into the right to receive the share consideration will receive a number of RBC common shares equal to the Per Share Amount divided by the VWAP.

Assuming a hypothetical VWAP of $62.16 (which amount is the closing price of an RBC common share on the NYSE on January 21, 2015, the last trading day before public announcement of the merger), the value of the Per Share Amount would be approximately $93.80 assuming the merger closed on January 22, 2015. Using this Per Share Amount, the cash consideration per City National share of common stock converted into the cash consideration would be approximately $93.80 and the share consideration per City National share of common stock converted into the share consideration would be approximately 1.509 RBC common shares, which, based on the closing stock price of RBC common shares on the NYSE on January 21, 2015, the last day before public announcement of the transaction, would have had a market value of approximately $93.80.

The market prices of both RBC common shares and City National common stock will fluctuate before the completion of the merger, and the market price of RBC common shares may also fluctuate between the completion of the merger and the time you receive any RBC common shares. Accordingly, the actual VWAP, amount of cash consideration per City National share of common stock exchangeable for cash consideration and amount of share consideration per City National share of common stock exchangeable for share consideration will fluctuate, and those amounts as of the completion of the merger will likely vary from the sample numbers provided above (which are based on the above stated assumptions and provided for illustrative purposes). You should obtain current stock price quotations for RBC common shares and City National common stock before you vote. RBC common shares are quoted on the NYSE and the TSX under the symbol “RY”. City National common stock is quoted on the NYSE under the symbol “CYN”.

The merger cannot be completed unless City National common stockholders holding at least a majority of the shares outstanding as of the close of business on April 22, 2015, the record date for the special meeting, vote in favor of the adoption of the merger agreement at the special meeting.

The special meeting of City National common stockholders will be held on May 27, 2015, at City National Plaza, 555 South Flower Street, Thirteenth Floor, Los Angeles, California 90071, at 4:00 p.m. local time.

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES OF CITY NATIONAL COMMON STOCK YOU OWN. TO ENSURE YOUR REPRESENTATION AT THE CITY NATIONAL SPECIAL MEETING, PLEASE TAKE TIME TO VOTE BY FOLLOWING THE INSTRUCTIONS CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS AND ON YOUR PROXY CARD. Please vote promptly whether or not you expect to attend the City National special meeting. Submitting a proxy now will not prevent you from being able to vote in person at the City National special meeting.

CITY NATIONAL’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT CITY NATIONAL COMMON STOCKHOLDERS VOTE “FOR” THE PROPOSAL TO ADOPT THE MERGER AGREEMENT AND “FOR” THE OTHER MATTERS TO BE CONSIDERED AT THE CITY NATIONAL SPECIAL MEETING.

The accompanying proxy statement/prospectus describes the special meeting of City National common stockholders, the merger, the documents relating to the merger and other related matters. Please read carefully the entire proxy statement/prospectus, including the section entitled “Risk Factors” beginning on page 22, and the appendices and documents incorporated by reference into the proxy statement/prospectus.

If you have any questions regarding the accompanying proxy statement/prospectus, you may contact Innisfree M&A Inc, City National’s proxy solicitor, by calling toll-free at (888) 750-5834.

Sincerely,

Russell Goldsmith

Chairman of the Board and Chief Executive Officer

NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION, NOR ANY U.S. STATE OR CANADIAN PROVINCIAL OR TERRITORIAL SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES TO BE ISSUED IN CONNECTION WITH THE MERGER OR DETERMINED IF THIS PROXY STATEMENT/PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The securities to be issued in connection with the merger are not savings or deposit accounts and are not insured by the Federal Deposit Insurance Corporation, the Canada Deposit Insurance Corporation or any other governmental agency.

The date of this proxy statement/prospectus is April 22, 2015, and it is first being mailed or otherwise delivered to City National common stockholders on or about April 22, 2015.

REFERENCES TO ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates important business and financial information about Royal Bank of Canada, or RBC, and City National Corporation, or City National, from documents filed with or furnished to the U.S. Securities and Exchange Commission, or SEC, that is not included in or delivered with this proxy statement/prospectus.

You can obtain any of the documents filed with or furnished to the SEC by RBC or City National, as the case may be, at no cost from the SEC’s website at www.sec.gov. You may also request copies of these documents, including documents incorporated by reference in this proxy statement/prospectus, at no cost by contacting either RBC or City National, as the case may be, at the following addresses:

ROYAL BANK OF CANADA	CITY NATIONAL CORPORATION

200 Bay Street	City National Plaza
Royal Bank Plaza	555 South Flower Street,
Toronto, Ontario	Los Angeles, California 90071
Canada, M5J 2J5	Attention: Corporate Secretary
Attention: Corporate Secretary	Telephone: (213) 673-7700
Telephone: (416) 955-7806

In addition, if you have questions about the merger or the City National special meeting, need additional copies of this document or need to obtain proxy cards or other information related to the proxy solicitation, you may contact Innisfree M&A Inc, City National’s proxy solicitor, at the following address and telephone numbers:

Innisfree M&A Inc

Toll free telephone: (888) 750-5834

Brokers and banks, please call: (212) 750-5833

You will not be charged for any of these documents that you request. In order to receive timely delivery of the documents in advance of the City National special meeting, you should make your request to RBC or City National, as the case may be, no later than May 19, 2015, or five trading days prior to the City National special meeting.

See “Where You Can Find More Information” beginning on page 132 of this proxy statement/prospectus for more details.

NOTICE OF SPECIAL MEETING OF COMMON STOCKHOLDERS TO BE HELD ON MAY 27, 2015

Dear Common Stockholder of City National Corporation:

You are cordially invited to attend a special meeting of City National Corporation (“City National”) common stockholders. The special meeting will be held on May 27, 2015, at 4:00 p.m. local time, at City National Plaza, 555 South Flower Street, Thirteenth Floor, Los Angeles, California 90071, to consider and vote upon the following matters:

1. a proposal to adopt the agreement and plan of merger (the “merger agreement”), dated as of January 22, 2015, as it may be amended from time to time, by and among City National Corporation, Royal Bank of Canada (“RBC”) and RBC USA Holdco Corporation (“Holdco”) (the “merger agreement proposal”);

2. a proposal to approve, by advisory (non-binding) vote, certain compensation that may be paid or become payable to City National’s named executive officers in connection with the merger (the “merger-related compensation proposal”); and

3. a proposal for adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement (the “adjournment proposal”).

These proposals and the special meeting are described in further detail in the accompanying proxy statement/prospectus, which you should read carefully and in its entirety before you vote, including the appendices and documents incorporated by reference. A copy of the merger agreement is attached as Appendix A to the accompanying proxy statement/prospectus.

The record date for the special meeting has been set as April 22, 2015. Only City National common stockholders of record as of the close of business on such record date are entitled to notice of, and to vote at, the special meeting or any adjournments and postponements thereof.

Approval of the merger agreement proposal requires the affirmative vote of the holders of at least a majority of the outstanding shares of City National common stock entitled to vote thereon. Approval of the merger-related compensation proposal requires the affirmative vote of the holders of a majority of shares of City National common stock present in person or represented by proxy and entitled to vote thereon; however, such vote is advisory (non-binding) only. Approval of the adjournment proposal requires the affirmative vote of the holders of a majority of shares of City National common stock present in person or represented by proxy and entitled to vote thereon, whether or not a quorum is present.

CITY NATIONAL’S BOARD OF DIRECTORS UNANIMOUSLY ADOPTED AND APPROVED THE MERGER AGREEMENT, THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED THEREBY, AND DETERMINED THAT THE MERGER AGREEMENT, THE MERGER AND THE OTHER TRANSACTIONS CONTEMPLATED THEREBY ARE ADVISABLE, FAIR TO AND IN THE BEST INTERESTS OF CITY NATIONAL AND ITS STOCKHOLDERS. CITY NATIONAL’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT CITY NATIONAL COMMON STOCKHOLDERS VOTE “FOR” THE MERGER AGREEMENT PROPOSAL, “FOR” THE MERGER-RELATED COMPENSATION PROPOSAL AND “FOR” THE ADJOURNMENT PROPOSAL.

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES OF CITY NATIONAL COMMON STOCK THAT YOU OWN. WE CANNOT COMPLETE THE MERGER UNLESS CITY NATIONAL’S COMMON STOCKHOLDERS ADOPT THE MERGER AGREEMENT.

Even if you plan to attend the special meeting in person, City National requests that you complete, sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or submit your proxy by telephone or Internet prior to the special meeting to ensure that your shares of City National common stock will be represented at the special meeting if you are unable to attend. If you hold your shares in “street name” through a bank, brokerage firm or other nominee, you should follow the procedures provided by your bank, brokerage firm or other nominee to vote your shares. If you fail to submit a proxy or to attend the special meeting in person or do not provide your bank, brokerage firm or other nominee with instructions as to how to vote your shares, as applicable, your shares of City National common stock will not be counted for purposes of determining whether a quorum is present at the special meeting and will have the same effect as a vote “AGAINST” the approval of the merger agreement proposal.

If you have any questions regarding the accompanying proxy statement/prospectus, you may contact Innisfree M&A Inc, City National’s proxy solicitor, by calling toll-free at (888) 750-5834.

Sincerely,

Russell Goldsmith

Chairman of the Board and Chief Executive Officer

Los Angeles, California

Dated: April 22, 2015

Page
QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE CITY NATIONAL SPECIAL MEETING	iv
SUMMARY	1
Information about the Companies	1
Risk Factors	2
The Merger and the Merger Agreement	2
Merger Consideration	2
Treatment of City National Preferred Stock	4
City National’s Board of Directors Unanimously Recommends that You Vote “FOR” the Merger Agreement Proposal, “FOR” the Merger-Related Compensation Proposal and “FOR” the Adjournment Proposal	5
Comparative Per Share Market Price and Dividend Information	5
Opinions of City National’s Financial Advisors	5
The City National Special Meeting	6
No RBC Shareholder Approval	6
Material United States Federal Income Tax Consequences	6
Material Canadian Federal Income Tax Consequences	8
Accounting Treatment	8
Treatment of City National Options and Other Equity Based Awards	8
Regulatory Approvals Required for the Completion of the Merger	8
Holders of City National Common Stock are Entitled to Dissenters’ Rights of Appraisal	9
Holders of City National Preferred Stock are Not Entitled to Dissenters’ Rights of Appraisal	9
Your Rights as a Holder of City National Common Stock Will Be Different from Your Rights as a Holder of RBC Common Shares	9
City National’s Directors and Executive Officers Have Certain Interests in the Merger	10
Conditions That Must Be Satisfied or Waived for the Merger to Occur	10
The Merger Agreement May be Terminated Under Certain Circumstances	11
SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF RBC	12
SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF CITY NATIONAL	14
UNAUDITED COMPARATIVE PER COMMON SHARE DATA	15
COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION	17
CURRENCY EXCHANGE RATE DATA	19
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS	20
RISK FACTORS	22
THE CITY NATIONAL SPECIAL MEETING	30
Time, Place and Purpose of the Special Meeting	30
Recommendations of the City National Board of Directors	31
Record Date	31
Quorum Required	32
Vote Required	32
How to Vote	33
Revocations	34
Inspector of Election	35
Results of the Special Meeting	35
Solicitation of Proxies; Payment of Solicitation Expenses	35
Questions and Additional Information	36
INFORMATION ABOUT THE COMPANIES	37
THE MERGER	39
Terms of the Merger	39

i

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE CITY NATIONAL SPECIAL MEETING

The following are some questions that you may have regarding the merger and the City National special meeting, and brief answers to those questions. We urge you to read carefully the remainder of this document because the information in this section does not provide all the information that might be important to you with respect to the merger and the City National special meeting. Additional important information is also contained in the documents incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information” beginning on page 132 and “Where You Can Find More Information—Incorporation of Certain Documents by Reference” beginning on page 132.

References in this proxy statement/prospectus to “City National” refer to City National Corporation, a Delaware corporation, and, unless the context otherwise requires, to its affiliates (which does not include RBC). References in this proxy statement/prospectus to “RBC” refer to Royal Bank of Canada, a Schedule I Bank under the Bank Act (Canada), and, unless the context otherwise requires, to its affiliates (which does not include City National).

Q:	What is the merger and the merger agreement?

A:	RBC and City National have entered into an Agreement and Plan of Merger, dated as of January 22, 2015, referred to as the “merger agreement”, pursuant to which RBC has agreed to acquire City National upon certain terms and conditions. A copy of the merger agreement is attached as Appendix A to this proxy statement/prospectus. Under the terms of the merger agreement, City National will merge with and into RBC USA Holdco Corporation, which is a direct wholly-owned United States subsidiary of RBC referred to as “Holdco”, with Holdco continuing as the surviving entity, which transaction is referred to as the “merger”. The completion of the merger is subject to a number of conditions described in more detail in this document, including approval by the City National common stockholders.

Q:	What am I being asked to vote on at the City National special meeting as a holder of City National common stock?

A:	City National common stockholders are being asked to approve the merger agreement and the transactions it contemplates, including the merger, which is referred to as the “merger agreement proposal”.

City National common stockholders also are being asked to approve (i) a proposal to approve, by advisory (non-binding) vote, certain compensation that may be paid or become payable to City National’s named executive officers in connection with the merger, referred to as the “merger-related compensation proposal”, and (ii) the adjournment of the City National special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the merger agreement proposal, which is referred to as the “adjournment proposal”.

Q:	Are holders of City National preferred stock entitled to vote at the City National special meeting?

A:	No. Holders of City National preferred stock and the corresponding City National depositary shares are not entitled to and are not being requested to vote on the merger agreement proposal, the merger-related compensation proposal or the adjournment proposal, or otherwise at the City National special meeting.

Q:	How does City National’s board of directors recommend that common stockholders vote on the three proposals?

A:	City National’s board of directors unanimously recommends that common stockholders vote “FOR” the merger agreement proposal, “FOR” the merger-related compensation proposal and “FOR” the adjournment proposal.

Q:	What will I receive as a holder of City National common stock if the merger is completed?

A:	Under the terms and subject to the conditions of the merger agreement, at the effective time of the merger, each share of common stock, par value $1.00 per share, of City National will be converted into the right to receive an amount of cash (referred to as “cash consideration”) or an amount of RBC common shares (referred to as “share consideration”) at the election of the holder, subject to proration and certain other adjustments and limitations as provided for in the merger agreement.

Each share of City National common stock that is converted into the right to receive cash consideration will receive an amount in cash equal to the “Per Share Amount”. The Per Share Amount will be calculated by dividing the “Closing Transaction Value” by the number of shares of City National common stock outstanding at completion of the merger. Subject to certain adjustments and limitations as set forth in the merger agreement, the Closing Transaction Value represents an aggregate value, calculated by adding (1) the aggregate cash included in the merger consideration ($94.50 multiplied by 50% of the number of shares of City National common stock outstanding at completion of the merger (subject to certain adjustments)) and (2) the aggregate number of RBC common shares included in the merger consideration (41,358,212, as increased based on increases in City National shares permitted to be issued following execution of the merger agreement and decreased by shares of City National, if any, cancelled in connection with the merger) multiplied by the volume weighted average RBC common share price for the ten trading days preceding the day of completion of the merger (the “VWAP”) (calculated using both the New York Stock Exchange (“NYSE”) and the Toronto Stock Exchange (the “TSX”) volumes and the Bank of Canada daily noon Canada/U.S. exchange rate on each applicable day).

Each share of City National common stock that is converted into the right to receive share consideration will receive a number of RBC common shares equal to the Per Share Amount divided by the VWAP.

It is not possible until the completion of the merger to determine the exact amount of cash consideration or share consideration that a share of City National common stock will be converted into the right to receive. For more information about these calculations see the section entitled “The Merger—Terms of the Merger” beginning on page 39.

RBC common shareholders will continue to own their existing common shares, the ownership of which will not be affected by the merger.

Q:	Will I receive the form of consideration I elect as a holder of City National common stock?

A:	Each holder of City National common stock may not receive the form of consideration that such stockholder elects in the merger, due to the proration and adjustment procedures in the merger agreement.

The merger agreement specifies the aggregate amounts of cash consideration and share consideration to be issued to holders of City National common stock in the merger, which exact amounts cannot be determined until the day of completion of the merger. Based on the comparative value of the aggregate share consideration (valued based on the VWAP) and the aggregate cash consideration, the merger agreement will specify the number of shares of City National common stock that will be converted into the right to receive cash consideration, referred to as the “Cash Conversion Number”, and the number of shares of City National common stock that will be converted into the right to receive share consideration, referred to as the “Stock Conversion Number”. The merger agreement does not take into account the elections made by City National common stockholders in determining these numbers, and as a result the elections of some City National common stockholders will be prorated in the event either form of consideration is oversubscribed. In the event the number of City National cash election shares exceeds the Cash Conversion Number, the applicable pro rata portion of such cash election shares held by each City National common stockholder will instead be converted into the right to receive share consideration. Similarly, in the event the number of City National stock election shares exceeds the Stock Conversion Number, the applicable pro rata portion of such stock election shares held by each City National common stockholder will instead be converted into the right to receive cash consideration.

v

In each of the above cases, shares of City National common stock with respect to which no valid election will be made will be converted to the undersubscribed form of consideration first. The allocation of the mix of consideration payable to City National common stockholders in the merger will not be known until the completion of the merger or until a time after completion.

Q:	How do I make an election to receive cash, RBC common shares or a combination of both?

A:	Unless agreed otherwise by City National and RBC, an election form will be mailed 35 days prior to the anticipated closing date of the merger to each holder of record of City National common stock as of the close of business on the fifth business day prior to the date of mailing. Each City National common stockholder should complete and return the election form, along with City National stock certificate(s) (or a properly completed notice of guaranteed delivery) according to the instructions included with the form. The election form will be provided to City National common stockholders under separate cover and is not being provided with this document. The election deadline will be 3:00 p.m., New York time, on the date specified in the election form, which is expected to be 30 days following the mailing day of the election form.

If your shares of City National common stock are held in “street name”, through a broker, bank or other nominee and you wish to make an election, you should seek instructions from the broker, bank or other nominee holding your shares concerning how to make an election. If you do not send in the election form with your stock certificate(s) by the election deadline, you will be treated as though you had not made an election.

If you hold shares of City National common stock through your account under the City National Corporation Profit Sharing Plan (the “Profit Sharing Plan”), you will receive separate instructions on how to make an election with respect to such shares.

Q:	What happens if I do not make a valid election to receive cash or RBC common shares?

A:	If a City National common stockholder does not return a properly completed election form by the election deadline specified in the election form, such stockholder’s shares of City National common stock will be considered “non-election” shares and will be converted into the right to receive the share consideration or the cash consideration according to the allocation procedures specified in the merger agreement. Generally, in the event one form of consideration (cash or RBC common shares) is undersubscribed in the merger, shares of City National common stock for which no election has been validly made will be allocated to that form of consideration before shares of City National common stock electing the oversubscribed form will be switched to it pursuant to the proration and adjustment procedures. Accordingly, while electing one form of consideration will not guarantee you will receive that form for all of your shares of City National common stock, in the event proration is necessary electing shares will have a priority over non-election shares.

Q:	What will I receive as a holder of City National preferred stock or as a holder of City National depositary shares representing an interest in City National preferred stock if the merger is completed?

A:

Each outstanding share of City National’s 5.50% Non-Cumulative Perpetual Preferred Stock, Series C and City National’s 6.750% Fixed Rate/Floating Rate Non-Cumulative Preferred Stock, Series D is presently represented by depositary shares, referred to as “City National Depositary Shares”, which are listed on the NYSE and represent a one-fortieth interest in a share of the corresponding series of City National preferred stock. Upon completion of the merger RBC will issue shares of two new series of RBC preferred shares, referred to as the “New RBC Preferred Shares”, each of which will correspond to a series of City National preferred stock and will have powers, preferences and special rights that are substantially similar to and not materially less favorable to the holder than the powers, preferences and special rights set out in the certificate of designations of such series of City National preferred stock. Upon completion of the merger, each share of City National preferred stock will be cancelled and RBC will issue to the former holder a New

RBC Preferred Share of the corresponding series. The City National Depositary Shares will thereafter represent a one-fortieth interest in the relevant series of New RBC Preferred Shares. Such depositary shares will continue to be listed on the NYSE upon completion of the merger under a new name and will be traded under a new symbol.

Where appropriate, references in this proxy statement/prospectus to City National preferred stock and New RBC Preferred Shares shall also be considered to be references to the applicable depositary shares representing a one-fortieth interest in such City National preferred stock or such New RBC Preferred Shares, respectively.

Q:	When is the merger expected to be completed?

A:	We expect the merger will be completed when all of the conditions to completion contained in the merger agreement are satisfied or waived, including the receipt of required regulatory approvals and the approval of the merger agreement proposal at the City National special meeting. We currently expect to complete the merger during the fourth calendar quarter of 2015. However, because fulfillment of some of the conditions to completion of the merger, such as the receipt of required regulatory approvals, are not entirely within our control, we cannot predict the actual timing or provide any assurances as to when or if the merger will occur. See the section entitled “The Merger Agreement—Conditions to the Merger” beginning on page 99.

Q:	What happens if the merger is not completed?

A:	If the merger is not completed, holders of City National common stock will not receive any consideration for their shares in connection with the merger and the City National preferred stock will not be converted into New RBC Preferred Shares. Instead, City National will remain an independent public company and its common stock and preferred stock will continue to be listed and traded on the New York Stock Exchange, referred to as the “NYSE”.

Q:	When and where is the City National special meeting?

A:	The City National special meeting will be held at City National Plaza, 555 South Flower Street, Thirteenth Floor, Los Angeles, California 90071, on May 27, 2015 at 4:00 p.m. local time.

Q:	Who can vote at the City National special meeting?

A:	Holders of City National common stock, including holders of City National restricted stock awards, as of the close of business on April 22, 2015, referred to as the “record date”, are entitled to vote at the City National special meeting. Beneficial owners of shares of City National common stock as of the record date should receive instructions from their bank, brokerage firm or other nominee describing how to vote their shares. Holders of City National preferred stock or the corresponding City National Depositary Shares are not entitled to and are not being requested to vote at the City National special meeting.

Q:	What is the quorum requirement for the City National special meeting?

A:	The presence, in person or represented by proxy, of holders of a majority of the aggregate voting power of the issued and outstanding shares of City National common stock entitled to vote at the special meeting constitutes a quorum for the purposes of the special meeting. All shares of City National common stock that are present in person or represented by proxy, including abstentions and broker non-votes, will be treated as present for purposes of determining the presence or absence of a quorum for all matters voted on at the City National special meeting.

Q:	What vote is required to approve each proposal at the City National special meeting?

A:	Approval of the merger agreement proposal requires the affirmative vote of a majority of the outstanding shares of City National common stock entitled to vote thereon. Approval of the merger-related compensation proposal requires the affirmative vote of the holders of a majority of shares of City National common stock present in person at the City National special meeting or represented by proxy and entitled to vote thereon. Approval of the adjournment proposal requires the affirmative vote of the holders of a majority of shares of City National common stock present in person or represented by proxy and entitled to vote thereon, whether or not a quorum is present.

Q:	What do I need to do now?

A:	After carefully reading and considering the information contained in this proxy statement/prospectus, please vote your shares of City National common stock as soon as possible so that your shares will be represented at the City National special meeting. Please follow the instructions set forth on the proxy card or on the voting instruction provided by the record holder if your shares are held in the name of your broker, bank or other nominee.

Q:	How do I vote?

A:	If you are a City National common stockholder of record as of the record date, you may submit your proxy before the City National special meeting in one of the following ways:

•	use the toll-free number shown on your proxy card;

•	visit the website shown on your proxy card to vote via the Internet; or

•	complete, sign, date and return the enclosed proxy card in the enclosed postage-paid envelope.

You may also cast your vote in person at the City National special meeting.

If your shares of City National common stock are held in “street name”, through a bank, brokerage firm or other nominee, that institution will send you separate instructions describing the procedure for voting your shares. “Street name” stockholders who wish to vote at the meeting will need to obtain a proxy form from their bank, brokerage firm or other nominee.

If you are an employee participant that holds your shares of City National common stock through the Profit Sharing Plan, you will receive directions on how to submit your voting instructions from the trustee of such Profit Sharing Plan.

Q:	What does it mean if I get more than one proxy card?

A:	It means you have multiple accounts at the transfer agent and/or with brokers. Please sign and return all proxy cards or vote all your shares online or by telephone to ensure that all your shares are voted.

Q:	If my shares of City National common stock are held in “street name” by my bank, broker or other nominee, will my bank, broker or other nominee vote my shares for me?

A:	You should instruct your bank, brokerage firm or other nominee to vote your shares of City National common stock. If you do not instruct your bank, brokerage firm or other nominee, your bank, brokerage firm or other nominee will not be able to vote your shares. Please check with your bank, brokerage firm or other nominee and follow the voting procedures your bank, brokerage firm or other nominee provides.

Under the rules of the NYSE, banks, brokerage firms and other nominees who hold shares of City National common stock in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, banks, brokerage firms and other nominees are not allowed to exercise their voting discretion with respect to the approval of matters that the NYSE determines to be “non-routine”, such as approval of the merger agreement proposal, without specific instructions from the beneficial owner. Broker non-votes are shares held by a bank, brokerage firm or other nominee that are represented at the City National special meeting, but with respect to which the bank, broker or other nominee is not instructed by the beneficial owner of such shares to vote on the particular proposal and the bank, broker or other nominee does not have discretionary voting power on such proposal. It is expected that banks, brokerage firms or other nominees will not have discretionary authority to vote on any proposal and, as a result, City National anticipates that there will not be any broker non-votes cast in connection with any of the proposals.

Q:	What happens if I submit my proxy or voting instruction card without indicating how to vote?

A:	If you sign and return your proxy or voting instruction card without indicating how to vote on any particular proposal, the shares of City National common stock represented by your proxy will be voted as recommended by City National’s board of directors with respect to that proposal. Unless you check the box on your proxy card to withhold discretionary authority, the proxy holders may use their discretion to vote on other matters relating to the City National special meeting.

Q:	What happens if I abstain from voting or do not vote at all?

A:	For purposes of the City National special meeting, an abstention occurs when a City National common stockholder attends the City National special meeting in person and does not vote or returns a proxy with an “abstain” vote. If you respond with an “abstain” vote on any of the proposals to be considered at the City National special meeting, your proxy will have the same effect as a vote cast “AGAINST” the merger agreement proposal, the merger-related compensation proposal and the adjournment proposal.

If you fail to vote or fail to instruct your bank, brokerage firm or other nominee how to vote on the proposals to be considered at the City National special meeting, it will have the same effect as a vote cast “AGAINST” the approval of the merger agreement proposal, and, assuming a quorum is present, will have no effect on the merger-related compensation proposal or the adjournment proposal.

Q:	May I change my vote after I have submitted a proxy?

A:	Yes. If you have not voted through your bank, brokerage firm or other nominee, there are four ways you can change your vote after you have submitted your proxy (whether by mail, telephone or the Internet):

•	by sending a notice of revocation to City National’s Corporate Secretary at City National Plaza, 555 South Flower Street, Los Angeles, California 90071 stating that you would like to revoke your proxy;

•	by logging onto the Internet website specified on your proxy card in the same manner you would to submit your proxy electronically or by calling the telephone number specified on your proxy card, in each case if you are eligible to do so and following the instructions on the proxy card;

•	by sending a completed proxy card bearing a later date than your original proxy card; or

•	by attending the City National special meeting and voting in person.

If you choose either of the first two methods, you must take the described action no later than the beginning of the City National special meeting. If you choose to send a completed proxy card bearing a later date than your original proxy card, the new proxy card must be received before the beginning of the City National special meeting.

If you have instructed a bank, brokerage firm or other nominee to vote your shares of City National common stock, you must follow the directions you receive from your bank, brokerage firm or other nominee in order to change or revoke your vote.

If you are an employee participant that holds your shares of City National common stock through the Profit Sharing Plan, you must follow the directions you receive from the trustee of such Profit Sharing Plan in order to change or revoke your vote.

Q:	If I want to attend the City National special meeting, what do I do?

A:	You should come to City National Plaza, 555 South Flower Street, Thirteenth Floor, Los Angeles, California 90071 at 3:45 p.m., local time, on May 27, 2015 to register for the meeting, which begins at 4:00 p.m. local time. If you hold your shares of City National common stock in “street name”, you will need to bring proof of ownership (by means of a recent brokerage statement or letter from your bank, brokerage firm or other nominee) to be admitted to the City National special meeting. Stockholders of record as of the record date can vote in person at the City National special meeting. If your shares of City National common stock are held in “street name”, then you are not the stockholder of record and you must ask your bank, brokerage firm or other nominee how you can vote at the City National special meeting.

Q:	What are the material U.S. federal and Canadian income tax consequences of the merger to holders of City National stock?

A:	The merger has been structured to qualify as a reorganization for United States federal income tax purposes, and it is a condition to our respective obligations to complete the merger that each of RBC and City National receive a legal opinion from Sullivan & Cromwell LLP and Wachtell, Lipton, Rosen & Katz, respectively, to the effect that (i) the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and (ii) the merger will not result in gain recognition to the holders of City National common stock pursuant to Section 367(a) of the Code (assuming that, in the case of any such holder who would be treated as a “five-percent transferee shareholder” within the meaning of Treasury Regulations Section 1.367(a)-3(c)(5)(ii), such holder enters into a five-year gain recognition agreement in the form provided in Treasury Regulations Section 1.367(a)-8, as provided for in Treasury Regulations Section 1.367(a)-3(c)(1)(iii)(B), and complies with the requirements of that agreement and Treasury Regulations Section 1.367(a)-8 for avoiding the recognition of gain).

Assuming that the opinions as to (i) and (ii) above are correct, then, for U.S. holders of City National common stock:

•	U.S. holders of City National common stock receiving solely RBC common shares in exchange for City National common stock will not recognize any gain or loss upon the merger, except for any gain or loss that may result from the receipt by such holders of cash instead of fractional shares of RBC common shares.

•	U.S. holders of City National common stock receiving solely cash for City National common stock pursuant to the merger will recognize gain or loss equal to the difference between the amount of cash received by a holder of City National common stock and such holder’s cost basis in such stock. A U.S. holder receiving solely RBC common shares (or receiving RBC common shares and cash solely in lieu of fractional shares) in exchange for City National common stock will not recognize any gain or loss upon the merger, except with respect to cash received in lieu of fractional shares of RBC common shares.

•	U.S. holders of City National common stock receiving RBC common shares and cash (other than solely in lieu of fractional shares) in exchange for shares of City National common stock pursuant to the merger, will recognize gain (but not loss) in an amount equal to the lesser of (1) the amount by which the sum of the fair market value of the RBC common shares and cash received by a holder of City National common stock exceeds such holder’s cost basis in its City National common stock, and (2) the amount of cash received by such holder of City National common stock (except with respect to any cash received instead of fractional share interests in RBC common shares).

•	A U.S. holder of City National common stock who receives cash in lieu of a fractional share of an RBC common share in the merger generally will be treated as having received such fractional share in the merger and then as having received cash in redemption of such fractional share. Gain or loss generally will be recognized based on the difference between the amount of cash received in lieu of the fractional share and the portion of the U.S. holder’s aggregate tax basis in the City National common stock surrendered which is allocable to the fractional share.

x

Assuming that the opinions as to (i) above are correct, then, for U.S. holders of City National preferred stock:

•	A U.S. holder whose shares of City National 6.750% Fixed Rate/Floating Rate Non-Cumulative Preferred Stock, Series D are exchanged for RBC Series C-2 Preferred Shares should not recognize any gain or loss upon the merger.

•	A U.S. holder whose shares of City National 5.50% Non-Cumulative Perpetual Preferred Stock, Series C are exchanged for RBC Series C-1 Preferred Shares should recognize gain or loss equal to the difference between the value of the RBC Series C-1 Preferred Shares received and the U.S. holder’s tax basis in its shares of City National 5.50% Non-Cumulative Perpetual Preferred Stock, Series C. RBC intends to treat the exchange of City National 5.50% Non-Cumulative Perpetual Preferred Stock, Series C for RBC Series C-1 Preferred Shares as an exchange for which gain or loss must be recognized.

It is important to note that the U.S. federal income tax consequences described above may not apply to some holders of City National common stock or City National preferred stock, as applicable, including certain holders specifically referred to under “The Merger—Material United States Federal Income Tax Consequences” beginning on page 70. Your tax consequences will depend on your individual situation. Accordingly, we strongly urge you to consult your tax advisor for a full understanding of the tax consequences of the merger in your particular circumstances, as well as any tax consequences that may arise from the laws of any other taxing jurisdiction.

Generally, a holder of City National stock who is not, and who is not deemed to be, resident in Canada for purposes of the Canadian Tax Act will not be subject to tax under the Canadian Tax Act in respect of any capital gain realized on the disposition of City National common stock or City National preferred stock pursuant to the merger. See “The Merger—Material Canadian Federal Income Tax Consequences” beginning on page 77.

Q:	Do I have appraisal rights in connection with the merger?

A:	The holders of City National common stock are entitled to dissenters’ rights of appraisal in connection with the merger under Section 262 of the General Corporation Law of the State of Delaware, which is sometimes referred to as “Delaware law”, provided they satisfy the special criteria and conditions set forth in Section 262 of Delaware law. More information regarding these appraisal rights are described in this document, and the provisions of Delaware law that grant appraisal rights and govern such procedures are attached as Appendix E to this document. You should read these provisions carefully and in their entirety. A detailed description of the appraisal rights available to holders of City National common stock and procedures required to exercise statutory appraisal rights is included in the section entitled “The Merger—Dissenters’ Rights of Appraisal for Holders of City National Common Stock” beginning on page 82.

Under Delaware law the holders of City National preferred stock are not entitled to any dissenters’ rights of appraisal in connection with the merger.

Q:	Should I send in my stock certificates now?

A:	No. City National stockholders SHOULD NOT send in any stock certificates now. If the merger is approved, an election form and transmittal materials, with instructions for their completion, will be provided to City National stockholders under separate cover and the stock certificates should be sent at that time.

Q:	Who can help answer my additional questions about the City National special meeting or the merger?

A:	If you have questions about the City National special meeting or the merger, you should contact Innisfree M&A Inc, City National’s proxy solicitor, toll-free at (888) 750-5834 (banks and brokers call collect at (212) 750-5833).

SUMMARY

This summary highlights selected information from this proxy statement/prospectus and may not contain all the information that is important to you. You should carefully read this entire document, including the appendices and the other documents to which this document refers you, for a more complete understanding of the matters being considered at the City National special meeting. In addition, we incorporate by reference into this document important business and financial information about RBC and City National. You may obtain the information incorporated by reference into this document without charge by following the instructions in the section entitled “Where You Can Find More Information” beginning on page 132. Where applicable, each item in this summary includes a page reference directing you to a more complete description of that item.

Information about the Companies (page 37)

Royal Bank of Canada

Executive Offices

200 Bay Street

Royal Bank Plaza

Toronto, Ontario, Canada M5J 2J5

Telephone: (416) 955-7806

Royal Bank of Canada and its subsidiaries operate under the master brand name of RBC. RBC is Canada’s largest bank, and one of the largest banks in the world, based on market capitalization. RBC is one of North America’s leading diversified financial services companies, and provides personal and commercial banking, wealth management, insurance, investor services and capital markets products and services on a global basis. RBC employs approximately 78,000 full- and part-time employees who serve more than 16 million personal, business, public sector and institutional clients through offices in Canada, the U.S. and 39 other countries. RBC operates through six reporting segments: Personal & Commercial Banking, Wealth Management, Insurance, Investor & Treasury Services, Capital Markets and Corporate Support.

RBC common shares trade under the symbol “RY” on the Toronto Stock Exchange, or TSX, and on the New York Stock Exchange, or NYSE.

Additional information about RBC can be found on its website at www.rbc.com. The information provided on RBC’s website (or any other website referenced herein) is not part of this proxy statement/prospectus and is not incorporated herein by reference.

RBC USA Holdco Corporation

200 Vesey Street

New York, NY 10281

Telephone: (212) 858-7216

RBC USA Holdco Corporation (“Holdco”) is a Delaware corporation and a direct wholly-owned subsidiary of RBC. Holdco is RBC’s top-level holding company in the United States and the direct or indirect owner of the majority of RBC’s U.S. business operations, including RBC Capital Markets, LLC and RBC Global Asset Management (U.S.) Inc.

City National Corporation

Executive Offices

City National Plaza

555 South Flower Street

Los Angeles, California 90071

Telephone: (213) 673-7700

City National Corporation (“City National”), a Delaware corporation organized in 1968, provides a wide range of banking, investment and trust services to its clients through its wholly-owned banking subsidiary, City National Bank, which has conducted business since 1954. City National provides comprehensive financial solutions and a premier banking and financial experience to affluent individuals, entrepreneurs, professionals, their businesses and their families. City National is headquartered in Los Angeles, California and operates through 75 offices, including 16 full-service regional centers in Southern California, the San Francisco Bay area, Nevada, New York City, Nashville, Tennessee and Atlanta, Georgia. City National employs approximately 3,600 full-time employees. At December 31, 2014, City National had consolidated total assets of $32.61 billion, total loan balances of $20.85 billion, total deposits of $28.11 billion, and assets under management or administration of $60.82 billion.

City National common stock trades under the symbol “CYN” on the NYSE.

Additional information about City National can be found on its website at www.cnb.com. The information provided on City National’s website is not part of this proxy statement/prospectus and is not incorporated herein by reference.

Risk Factors (page 22)

An investment in RBC common shares involves risks, some of which are related to the merger. In considering the merger, you should carefully consider the information about these risks set forth under “Risk Factors” beginning on page 22, together with the other information included or incorporated by reference or in this proxy statement/prospectus.

An investment in RBC preferred shares involves risks. You should carefully consider the information about these risks set forth under “Risk Factors” beginning on page 22 including as set forth under “Risk Factors—Additional Risks Relating to New RBC Preferred Shares” beginning on page 28, together with the other information included or incorporated by reference or in this proxy statement/prospectus.

The Merger and the Merger Agreement (page 39)

The terms and conditions of the merger are contained in the merger agreement, which is attached to this document as Appendix A. We encourage you to read the merger agreement carefully, as it is the legal document that governs the merger. All descriptions in this summary and elsewhere in this proxy statement/prospectus of the terms and conditions of the merger are qualified by reference to the merger agreement.

Under the terms of the merger agreement, City National will merge with and into Holdco, a direct wholly-owned subsidiary of RBC, with Holdco surviving the merger.

Merger Consideration (page 39)

Each share of City National common stock that is converted into the right to receive cash consideration will receive an amount in cash equal to the “Per Share Amount”. The Per Share Amount will be calculated by dividing the “Closing Transaction Value” by the number of shares of City National common stock outstanding at completion of the merger. Subject to certain adjustments and limitations as set forth in the merger agreement, the Closing Transaction Value represents an aggregate value, calculated by adding (1) the aggregate cash included in the merger consideration ($94.50 multiplied by 50% of the number of shares of City National common stock outstanding at completion of the merger (subject to certain adjustments)) and (2) the aggregate number of RBC common shares included in the merger consideration (41,358,212, as increased based on increases in City National shares permitted to be issued following execution of the merger agreement and decreased by shares of City National, if any, cancelled in connection with the merger) multiplied by the volume weighted average RBC common share price for the ten trading days preceding the day of completion of the merger (the “VWAP”) (calculated using both NYSE and TSX volumes and the Bank of Canada daily noon Canada/U.S. exchange rate on each applicable day).

Each share of City National common stock that is converted into the right to receive share consideration will receive a number of RBC common shares equal to the Per Share Amount divided by the VWAP.

Set forth below is a table showing a range of hypothetical VWAP amounts, and for each such VWAP (i) the corresponding amount of cash consideration that a City National common stockholder would receive per share of common stock converted into the right to receive the cash consideration and (ii) the corresponding amount of share consideration that a City National common stockholder would receive per City National share of common stock converted into the right to receive the share consideration. The table does not reflect the fact that cash will be paid instead of fractional shares or the effects of proration.

Hypothetical VWAP (US$)	Share of City National Common Stock Receiving Cash Consideration (cash in US$)	Share of City National Common Stock Receiving Share Consideration (RBC common shares)	Value of Share Consideration (value based on VWAP)(2) (US$)
$67.11	$97.51	1.4530	$97.51
$66.11	$96.76	1.4636	$96.76
$65.11	$96.01	1.4746	$96.01
$64.11(1)	$95.26	1.4859	$95.26
$63.11	$94.51	1.4976	$94.51
$62.11	$93.76	1.5096	$93.76
$61.11	$93.02	1.5221	$93.02

(1)	Reflects the VWAP assuming completion of the merger on April 20, 2015, which amount is calculated (in accordance with the merger agreement) based on the volume weighted average RBC common share price for the ten trading days prior to April 20, 2015, which is calculated using both NYSE and TSX volumes and the Bank of Canada daily noon Canada/U.S. exchange rate on each applicable day.
(2)	The value of the share consideration received per share of City National common stock is based on the corresponding VWAP. The value of the share consideration at the time it is received will depend on the market price of RBC common shares at the time those RBC common shares are received (following completion of the merger), which market price will likely differ from the VWAP.

The examples above are illustrative only. The market prices of both RBC common shares and City National common stock will fluctuate before the completion of the merger, and the market price of RBC common shares may also fluctuate between the completion of the merger and the time you receive any RBC common shares. Accordingly, the actual VWAP, amount of cash consideration per City National share of common stock exchangeable for cash consideration and amount of share consideration per City National share of common stock exchangeable for share consideration will fluctuate, and those amounts as of the completion of the merger will likely vary from the illustrative examples provided above. You should obtain current stock price quotations for RBC common shares and City National common stock before you vote and before you make an election.

Elections by City National stockholders will be prorated and adjusted in accordance with the merger agreement, with the aggregate number of shares of City National common stock converted into the right to receive cash consideration and the aggregate number of shares of City National common stock converted into the right to receive share consideration determined in accordance with the formula and other provisions set forth in the merger agreement. The formula and other provisions set forth in the merger will be based on amounts that cannot be known until completion of the merger and will not take into account the elections made by City National stockholders. City National stockholders may specify different elections with respect to different shares of City National common stock that they hold (if, for example, you own 100 shares of City National common stock, you could make a cash election with respect to 50 shares and a stock election with respect to the other 50 shares).

Treatment of City National Preferred Stock (page 46)

Under the terms and subject to the conditions of the merger agreement, upon completion of the merger (i) each share of City National’s 5.50% Non-Cumulative Perpetual Preferred Stock, Series C, par value $1.00 per share, issued and outstanding immediately prior to completion of the merger will be cancelled and RBC will issue to the former holder one RBC 5.50% Non-Cumulative Perpetual Preferred Share, Series C-1 (the “RBC Series C-1 Preferred Shares”), and (ii) each share of City National’s 6.750% Fixed Rate/Floating Rate Non-Cumulative Preferred Stock, Series D, par value $1.00 per share, issued and outstanding immediately prior to completion of the merger will be cancelled and RBC will issue to the former holder one RBC 6.75% Fixed Rate/Floating Rate Non-Cumulative Preferred Share, Series C-2 (the “RBC Series C-2 Preferred Shares”). The terms of the RBC Series C-1 Preferred Shares and the RBC Series C-2 Preferred Shares, referred to as the “New RBC Preferred Shares”, will have powers, preferences and special rights that are substantially similar to and not materially less favorable to the holder than the powers, preferences and special rights set out in the certificate of designations of the corresponding series of City National preferred stock.

Each outstanding share of City National preferred stock is presently represented by depositary shares, referred to as “City National Depositary Shares”, that are listed on the NYSE and represent a one-fortieth interest in a share of the corresponding series of City National preferred stock. Upon completion of the merger, RBC will assume the obligations of City National under (i) the Deposit Agreement, dated November 13, 2012 (as it may be amended from time to time), among City National, Computershare Trust Company, N.A. as depositary, Computershare Inc. and the holders from time to time of the Depositary Receipts (relating to the City National 5.50% Non-Cumulative Perpetual Preferred Stock, Series C) and (ii) the Deposit Agreement, dated November 7, 2013 (as it may be amended from time to time), among City National, Computershare Trust Company, N.A. as depositary, Computershare Inc. and the holders from time to time of the Depositary Receipts (relating to the City National 6.750% Fixed Rate/Floating Rate Non-Cumulative Preferred Stock, Series D). RBC will instruct Computershare Trust Company, N.A., referred to as the “Depositary”, as the depositary of the deposit agreements, referred to as the “Deposit Agreements”, to treat New RBC Preferred Shares received by the Depositary upon the cancellation of the shares of City National preferred stock as newly deposited securities under the applicable Deposit Agreement. In accordance with the terms of the relevant Deposit Agreement, the City National Depositary Shares will thereafter represent a one-fortieth interest in the relevant series of New RBC Preferred Shares. Such depositary shares will continue to be listed on the NYSE upon completion of the merger under a new name and will be traded under a new symbol.

Where appropriate, references in this proxy statement/prospectus to City National preferred stock and New RBC Preferred Shares shall also be considered to be references to the applicable depositary shares representing a one-fortieth interest in such City National preferred stock or such New RBC Preferred Shares, respectively.

Existing holders of RBC preferred shares will continue to own their existing preferred shares, which will not be affected by the merger.

City National’s Board of Directors Unanimously Recommends that You Vote “FOR” the Merger Agreement Proposal, “FOR” the Merger-Related Compensation Proposal and “FOR” the Adjournment Proposal (page 50)

City National’s board of directors determined that the merger, the merger agreement and the transactions contemplated by the merger agreement are advisable and in the best interests of City National and its stockholders, and has unanimously adopted and approved the merger agreement. For the factors considered by City National’s board of directors in reaching its decision to adopt and approve the merger agreement, see the section entitled “The Merger—City National’s Reasons for the Merger; Board Recommendation of the City National Board of Directors” beginning on page 50. City National’s board of directors unanimously recommends that City National common stockholders vote “FOR” the approval of the merger agreement proposal, “FOR” the merger-related compensation proposal and “FOR” the adjournment proposal.

Comparative Per Share Market Price and Dividend Information (page 17)

The following table presents the last reported closing sale price per share of RBC common shares on the TSX and the NYSE and of City National common stock on the NYSE on (a) January 21, 2015, the last full trading day prior to the public announcement by RBC and City National of the transaction and execution of the merger agreement, and (b) April 21, 2015, the last trading day for which this information could be calculated prior to the date of this proxy statement/prospectus. The table also sets forth the equivalent pro forma sale price of City National common stock on each of these dates, which assumes share consideration is received for a share of City National common stock. The equivalent pro forma sale price is determined based on (i) an assumed exchange ratio of 1.509 RBC common shares per share of City National common stock, which assumes that the merger was completed on January 22, 2015 and that the applicable VWAP was $62.16 (which amount is the closing price of RBC common shares on the NYSE on January 21, 2015, the last trading day before announcement of the merger), and (ii) the value of 1.509 RBC common shares based on the closing price of RBC common shares on the NYSE on the applicable date listed in the table below.

	RBC common shares TSX	RBC common shares NYSE	City National common stock NYSE	City National common stock Equivalent Pro Forma
	(C$)	($)	($)	($)
January 21, 2015	76.61	62.16	74.57	93.80
April 21, 2015	80.30	65.35	93.13	98.61

Opinions of City National’s Financial Advisors (page 52)

In connection with the merger, each of Merrill Lynch, Pierce, Fenner & Smith Incorporated (“BofA Merrill Lynch”) and Sandler O’Neill & Partners, L.P. (“Sandler O’Neill”), City National’s financial advisors (collectively, the “financial advisors”), delivered to City National’s board of directors a separate written opinion, dated January 21, 2015, as to the fairness, from a financial point of view and as of the date of such opinion, of the merger consideration to be received by holders of City National common stock. The full text of the written opinions of BofA Merrill Lynch and Sandler O’Neill, which describe, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, are attached as Appendix C and Appendix D, respectively, to this document and are incorporated by reference herein in their entirety. Each of BofA Merrill Lynch and Sandler O’Neill provided its respective opinion to City National’s board of directors (in its capacity as such) for the benefit and use of City National’s board of directors in connection with and for purposes of its evaluation of the merger consideration from a financial point of view. Neither the BofA Merrill Lynch opinion nor the Sandler O’Neill opinion addresses any other aspect of the merger and no opinion or view was expressed as to the relative merits of the merger in comparison to other strategies or transactions that might be available to City National or in which City National might engage or as to the underlying business decision of City National to proceed with or effect the merger. Neither the

BofA Merrill Lynch opinion nor the Sandler O’Neill opinion addresses any other aspect of the merger and neither opinion constitutes a recommendation to any stockholder as to how to vote or act in connection with the proposed merger or any related matter.

The City National Special Meeting (page 30)

The City National special meeting will be held at 4:00 p.m. local time, on May 27, 2015, at City National Plaza, 555 South Flower Street, Thirteenth Floor, Los Angeles, California 90071. At the City National special meeting, City National stockholders will be asked to approve the merger agreement proposal, the merger-related compensation proposal and the adjournment proposal.

City National’s board of directors has set the close of business on April 22, 2015 as the record date for determining the holders of City National common stock entitled to receive notice of and to vote at the City National special meeting. You are entitled to receive notice of, and to vote at, the special meeting if you owned shares of City National common stock, including shares in respect of City National restricted stock awards, as of the close of business on the record date. You will have one vote on all matters properly coming before the special meeting for each share of City National common stock that you owned as of the close of business on the record date.

The approval of the merger agreement proposal requires the affirmative vote of a majority of the outstanding shares of City National common stock entitled to vote thereon. Failures to vote, abstentions and broker non-votes will have the same effect as votes “AGAINST” the approval of the merger agreement.

As of the most recent practicable date, April 17, 2015, there were 55,605,013 shares of City National common stock outstanding and entitled to vote, held by 1,511 holders of record. As of April 13, 2015, the directors and executive officers of City National and their affiliates beneficially owned and were entitled to vote approximately 7,485,779 shares of City National common stock representing approximately 13.5% of the shares of City National common stock outstanding on that date. In connection with the merger agreement and the merger, Russell Goldsmith, Bram Goldsmith and certain trusts and other entities owned or otherwise controlled by Russell Goldsmith and Bram Goldsmith, referred to as the “Goldsmith Parties”, have agreed to vote approximately 7,125,310 shares “FOR” the merger agreement proposal. As of the most recent practicable date, April 17, 2015, RBC did not beneficially own any shares of City National’s common stock.

Holders of City National preferred stock are not entitled to and are not being requested to vote at the City National special meeting.

No RBC Shareholder Approval

RBC shareholders are not required to approve the merger agreement or the issuance of RBC common shares or New RBC Preferred Shares in connection with the merger.

Material United States Federal Income Tax Consequences (page 70)

The merger has been structured to qualify as a reorganization for United States federal income tax purposes, and it is a condition to our respective obligations to complete the merger that each of RBC and City National receive a legal opinion from Sullivan & Cromwell LLP and Wachtell, Lipton, Rosen & Katz, respectively, to the effect that (i) the merger, will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and (ii) the merger will not result in gain recognition to the holders of City National common stock pursuant to Section 367(a) of the Code (assuming that, in the case of any such holder who would be treated as a “five-percent transferee shareholder” within the meaning of Treasury Regulations Section 1.367(a)-3(c)(5)(ii), such holder enters into a five-year gain recognition agreement in the form provided in Treasury Regulations Section 1.367(a)-8, as provided for in Treasury Regulations Section 1.367(a)-3(c)(1)(iii)(B), and complies with the requirements of that agreement and Treasury Regulations Section 1.367(a)-8 for avoiding the recognition of gain).

Assuming that the opinions as to (i) and (ii) above are correct, then, for U.S. holders of City National common stock:

•	U.S. holders of City National common stock receiving solely cash for City National common stock pursuant to the merger will recognize gain or loss equal to the difference between the amount of cash received by a holder of City National common stock and such holder’s tax basis in such stock.

•	A U.S. holder receiving solely RBC common shares (or receiving RBC common shares and cash solely in lieu of fractional shares) in exchange for City National common stock will not recognize any gain or loss upon the merger, except with respect to cash received in lieu of fractional shares of RBC common shares.

•	U.S. holders of City National common stock receiving RBC common shares and cash (other than solely in lieu of fractional shares) in exchange for shares of City National common stock pursuant to the merger, will recognize gain (but not loss) in an amount equal to the lesser of (1) the amount by which the sum of the fair market value of the RBC common shares and cash received by a holder of City National common stock exceeds such holder’s tax basis in its City National common stock, and (2) the amount of cash received by such holder of City National common stock (except with respect to any cash received instead of fractional share interests in RBC common shares).

•	A U.S. holder of City National common stock who receives cash in lieu of a fractional share of RBC common shares in the merger generally will be treated as having received such fractional share in the merger and then as having received cash in redemption of such fractional share. Gain or loss generally will be recognized based on the difference between the amount of cash received in lieu of the fractional share and the portion of the U.S. holder’s aggregate tax basis in the City National common stock surrendered which is allocable to the fractional share.

Assuming that the opinions as to (i) above are correct, then, for U.S. holders of City National preferred stock:

•	A U.S. holder whose shares of City National 6.750% Fixed Rate/Floating Rate Non-Cumulative Preferred Stock, Series D are exchanged for RBC Series C-2 Preferred Shares should not recognize any gain or loss upon the merger.

•	A U.S. holder whose shares of City National 5.50% Non-Cumulative Perpetual Preferred Stock, Series C are exchanged for RBC Series C-1 Preferred Shares should recognize gain or loss equal to the difference between the value of the RBC Series C-1 Preferred Shares received and the U.S. holder’s tax basis in its shares of City National 5.50% Non-Cumulative Perpetual Preferred Stock, Series C. RBC intends to treat the exchange of City National 5.50% Non-Cumulative Perpetual Preferred Stock, Series C for RBC Series C-1 Preferred Shares as an exchange for which gain or loss must be recognized.

It is important to note that the U.S. federal income tax consequences described above may not apply to some holders of City National common stock or City National preferred stock, as applicable, including certain holders specifically referred to under “The Merger—Material United States Federal Income Tax Consequences” beginning on page 70. Your tax consequences will depend on your individual situation. Accordingly, we strongly urge you to consult your tax advisor for a full understanding of the tax consequences of the merger in your particular circumstances, as well as any tax consequences that may arise from the laws of any other taxing jurisdiction.

Material Canadian Federal Income Tax Consequences (page 77)

Generally, a holder of City National stock who is not, and who is not deemed to be, resident in Canada for purposes of the Canadian Tax Act will not be subject to tax under the Canadian Tax Act in respect of any capital gain realized on the disposition of City National common stock or City National preferred stock pursuant to the merger. See “The Merger—Material Canadian Federal Income Tax Consequences” beginning on page 77.

Accounting Treatment (page 80)

The merger will be accounted for as a business combination applying the acquisition method of accounting for both International Financial Reporting Standards, or IFRS, and U.S. financial accounting purposes.

Treatment of City National Options and Other Equity Based Awards (page 88)

•	Stock Options. At the effective time of the merger, each City National stock option, whether vested or unvested, that is outstanding and unexercised immediately prior to the effective time of the merger shall (i) if granted prior to the date of the merger agreement, become vested in full and (ii) whether granted prior to or after the date of the merger agreement, be converted automatically into an option to purchase RBC common shares on the terms specified in the merger agreement.

•	Restricted Stock. At the effective time of the merger, each award of restricted shares of City National common stock that is outstanding immediately prior to the effective time of the merger shall (i) if granted prior to the date of the merger agreement, fully vest and shall be cancelled and converted automatically, in accordance with the procedures set forth in the merger agreement, into the right to receive merger consideration or (ii) if granted after the date of the merger agreement, be converted into a restricted stock award of RBC common shares on the terms specified in the merger agreement.

•	Restricted Stock Units. At the effective time of the merger, each City National restricted stock unit award that is outstanding immediately prior to the effective time of the merger shall (i) if granted prior to the date of the merger agreement (other than certain vested awards that provide for payment upon separation from service), vest and shall be cancelled and converted automatically into the right to receive (as provided in the merger agreement) either cash consideration or share consideration, plus an amount in cash equal to all accrued but unpaid dividend equivalents with respect to such City National restricted stock unit award, or (ii) if granted after the date of the merger agreement (or if granted prior to the date of the merger agreement on terms that provide for payment solely on a separation from service), be converted into a restricted stock unit award relating to RBC common shares on the terms specified in the merger agreement.

•	Deferred Units. At the effective time of the merger, each stock unit credited to an account that is deemed invested in City National common stock as of immediately prior to the effective time under certain deferred compensation plans and in connection with a retirement benefit plan applicable to Russell Goldsmith shall be deemed to be invested in RBC common shares (on the terms specified in the merger agreement).

Regulatory Approvals Required for the Completion of the Merger (page 80)

Completion of the merger is subject to the receipt of all regulatory approvals from the Board of Governors of the U.S. Federal Reserve System, referred to as the “Federal Reserve Board”, and the Superintendent of Financial Institutions (Canada), the receipt of all other required approvals or consents the failure of which to obtain would reasonably be expected to have a material adverse effect on RBC or City National, and the expiration of any applicable statutory waiting period, including the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, referred to as the “HSR Act”. RBC and City National have made or will in the near future make filings for such approvals.

Federal Reserve Board. RBC is required to obtain the approval of the Federal Reserve Board under the Bank Holding Company Act for the acquisition of control of City National as a result of the merger. The U.S. Department of Justice, referred to as the “DOJ”, will have an opportunity to comment during this approval process and is expected to have at least 15 days (but no more than 30 days) following the approval of the Federal Reserve Board to challenge the approval on antitrust grounds.

Bank Act. Under the Bank Act, the approval of the Superintendent of Financial Institutions (Canada) is required in order for RBC to complete the acquisition.

Other Regulatory Approvals. Filings will also be made with the Financial Industry Regulatory Authority, referred to as “FINRA”, and the Securities and Exchange Commission, referred to as the “SEC”, in connection with the merger. Each of RBC and City National will also file with the DOJ and the U.S. Federal Trade Commission, referred to as the “FTC”, the Notification and Report Form and any other supplemental information required in connection with the termination or expiration of applicable waiting periods under the HSR Act. In addition, RBC will make filings with the Delaware Secretary pursuant to Delaware law.

RBC and City National believe that they will be able to obtain all required regulatory approvals on a timely basis. However, there can be no assurances as to whether or when the required regulatory approvals will be obtained, or whether any such approval will contain a material adverse condition.

Holders of City National Common Stock are Entitled to Dissenters’ Rights of Appraisal (page 82)

Section 262 of Delaware law provides holders of City National common stock with the ability to dissent from the merger and seek appraisal of their shares. A holder of City National common stock who properly seeks appraisal and complies with the applicable requirements under Delaware law, referred to as a “dissenting stockholder”, will forego the merger consideration and instead receive a cash payment equal to the fair value of his, her or its shares of City National common stock in connection with the merger. Fair value will be determined by a court following an appraisal proceeding. Dissenting stockholders will not know the appraised fair value at the time such holders must elect whether to seek appraisal. The ultimate amount dissenting stockholders receive in an appraisal proceeding may be more or less than, or the same as, the amount such holders would have received under the merger agreement. A detailed description of the appraisal rights available to holders of City National common stock and procedures required to exercise statutory appraisal rights is included in the section entitled “The Merger—Dissenters’ Rights of Appraisal for Holders of City National Common Stock” beginning on page 82.

To seek appraisal, a City National common stockholder must deliver a written demand for appraisal to City National before the vote on the merger agreement at the City National special meeting, and the City National common stockholder must not vote in favor of the merger agreement proposal. Failure to follow exactly the procedures specified under Delaware law will result in the loss of appraisal rights.

Holders of City National Preferred Stock are Not Entitled to Dissenters’ Rights of Appraisal (page 86)

Appraisal rights are not available in all circumstances, and exceptions to these rights are provided under Delaware law. As a result of one of these exceptions, the holders of City National preferred stock are not entitled to appraisal rights in the merger.

Your Rights as a Holder of City National Common Stock Will Be Different from Your Rights as a Holder of RBC Common Shares (page 115)

The conversion of your shares of City National common stock into RBC common shares in the merger will result in changes from your current rights as a holder of City National common stock, which generally are governed by Delaware law and by City National’s organizational documents. These rights differ from the rights you will have as a holder of RBC common shares, which generally will be governed by the Bank Act and RBC’s organizational documents.

City National’s Directors and Executive Officers Have Certain Interests in the Merger (page 62)

The non-employee directors and executive officers of City National have certain interests in the merger that are different from, or in addition to, the interests of City National stockholders generally. These interests include, among others, potential severance benefits and other payments, the treatment of outstanding equity awards pursuant to the merger agreement, and rights to ongoing indemnification and insurance coverage. City National’s board of directors was aware of these interests and considered them, among other matters, in reaching its decisions to (i) approve the merger agreement and the transactions contemplated thereby and (ii) recommend that the stockholders of City National approve the merger agreement proposal. See the section entitled “The Merger—Interests of City National’s Directors and Executive Officers in the Merger” beginning on page 62 of this proxy statement/prospectus for a more detailed description of these interests.

Conditions That Must Be Satisfied or Waived for the Merger to Occur (page 99)

The respective obligations of each of RBC and City National to complete the merger are conditioned upon the satisfaction, or waiver by both RBC and City National, of the following conditions:

•	approval of the merger agreement proposal by the City National common stockholders;

•	approval for the listing on the TSX and NYSE of the RBC common shares to be issued in the merger, and approval for the listing on the NYSE of the New RBC Preferred Shares (which New RBC Preferred Shares will be represented by depositary shares listed on the NYSE as discussed in this proxy statement/prospectus);

•	the effectiveness of the registration statement on Form F-4 of which this proxy statement/prospectus is a part and the absence of a stop order or proceedings initiated or threatened by the SEC for the purpose of suspending the effectiveness of the Form F-4; and

•	receipt of required regulatory approvals and the absence of any injunction or other legal prohibition or restraint against the merger.

The obligation of RBC to complete the merger is subject to the satisfaction, or waiver by RBC, of the following conditions:

•	the accuracy of the representations and warranties of City National as of the date of signing the merger agreement and as of the closing date of the merger, subject to applicable materiality qualifiers;

•	performance in all material respects by City National of the obligations required to be performed by it at or prior to the closing date of the merger; and

•	receipt by RBC of an opinion of Sullivan & Cromwell LLP as to certain tax matters.

The obligation of City National to complete the merger is also subject to the satisfaction, or waiver by City National, of the following conditions:

•	the accuracy of the representations and warranties of RBC as of the date of signing the merger agreement and as of the closing date of the merger, subject to applicable materiality qualifiers;

•	performance in all material respects by RBC of the obligations required to be performed by it at or prior to the closing date of the merger; and

•	receipt by City National of an opinion of Wachtell, Lipton, Rosen & Katz as to certain tax matters.

The Merger Agreement May be Terminated Under Certain Circumstances (page 100)

The merger agreement may be terminated at any time before the completion of the merger, whether before or after approval of the merger agreement proposal by City National’s common stockholders, in any of the following circumstances:

•	by mutual consent of City National and RBC;

•	by either City National or RBC, if any of the required regulatory approvals are denied or completion of the merger has been prohibited or made illegal by a governmental entity (and the denial or prohibition is final and nonappealable);

•	by either City National or RBC, if the merger has not been consummated by January 22, 2016, unless the failure to complete the merger by that date is due to the terminating party’s failure to abide by the merger agreement;

•	by either City National or RBC, if there is a breach by the other party that would result in the failure of the conditions of the terminating party’s obligation to complete the merger, unless the breach is capable of being, and is, cured within 60 days of written notice of the breach (provided that the terminating party is not then in material breach of the merger agreement);

•	by RBC, if City National or City National’s board of directors (1) submits the merger agreement to its stockholders without a recommendation for approval, or otherwise withdraws or materially and adversely modifies its recommendation for approval (or discloses such intention), or recommends to its stockholders certain business combination proposals other than the merger agreement, or (2) materially breaches its obligations to call a stockholder meeting or prepare and mail the proxy statement/prospectus to its stockholders pursuant to the merger agreement or its obligations regarding the facilitation of certain types of business combinations other than as contemplated by the merger agreement;

•	by RBC if a tender offer or exchange offer for 20% or more of the outstanding shares of City National common stock is commenced (other than by RBC or its subsidiaries), and the City National board of directors recommends that the stockholders of City National tender their shares in such tender or exchange offer or otherwise fails to recommend that such stockholders reject such tender offer or exchange offer within the 10 business day period specified in Rule 14e-2(a) under the Securities Exchange Act of 1934, as amended.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF RBC

Set forth below is selected historical financial information of RBC prepared in accordance with International Financial Reporting Standards, referred to as “IFRS”, for the fiscal years ended October 31, 2011, 2012, 2013 and 2014, and in accordance with generally accepted accounting principles in Canada, referred to as “Canadian GAAP”, for the fiscal year ended October 31, 2010, except as otherwise indicated. The information as at and for each of the years in the five-year period ended October 31, 2014 has been derived from the audited consolidated financial statements of RBC and the notes thereto as filed with the SEC. Also set forth below is selected historical financial information of RBC as at or for the three months ended January 31, 2014 and January 31, 2015, certain of which has been derived from the unaudited interim condensed consolidated financial statements of RBC and the notes thereto as furnished to the SEC. The results of operations for the three months ended January 31, 2015 are not necessarily indicative of the results of operations for the full year or any other interim period.

You should read this information in conjunction with (i) RBC’s audited consolidated financial statements and related notes included in RBC’s Annual Report on Form 40-F for the fiscal year ended October 31, 2014 and (ii) RBC’s unaudited interim condensed consolidated financial statements and related notes included in exhibits to RBC’s Form 6-K furnished to the SEC for the fiscal quarter ended January 31, 2015, each of which is incorporated by reference into this proxy statement/prospectus. See the section entitled “Where You Can Find More Information”.

	As at or for the Quarter Ended January 31,		As at or for the Year Ended October 31,
	2015 (IFRS)	2014 (IFRS)	2014 (IFRS)	2013 (IFRS)	2012 (IFRS)	2011 (IFRS)	2010 (Canadian GAAP)
	(Canadian dollars) (in millions, except per share information)
SUMMARY CONSOLIDATED INCOME STATEMENT DATA
Net interest income	3,631	3,460	14,116	13,249	12,439	11,357	10,338
Non-interest income	6,013	5,000	19,992	17,433	16,708	16,281	15,744
Total revenue	9,644	8,460	34,108	30,682	29,147	27,638	26,082
Provision for credit losses	270	292	1,164	1,237	1,299	1,133	1,240
Insurance policyholder benefits, claims and acquisition expense	1,522	982	3,573	2,784	3,621	3,358	3,546
Non-interest expense	4,620	4,387	17,661	16,214	14,641	14,167	13,469
Non-controlling interest	n.a.	n.a.	n.a.	n.a.	n.a.	n.a.	99
Net income from continuing operations	2,456	2,092	9,004	8,342	7,558	6,970	5,732
Net loss from discontinued operations	0	0	0	0	(51)	(526)	(509)
Net income	2,456	2,092	9,004	8,342	7,507	6,444	5,223
SELECTED INFORMATION
Diluted earnings per share	1.65	1.38	6.00	5.49	4.91	4.19	3.46
Return on common equity(1)	19.3%	18.1%	19.0%	19.7%	19.6%	18.7%	14.9%
Return on risk weighted assets(2)	2.40%	2.43%	2.52%	2.67%	2.70%	2.44%	2.03%
SELECTED INFORMATION FROM CONTINUING OPERATIONS
Diluted earnings per share	1.65	1.38	6.00	5.49	4.94	4.55	3.82
Return on common equity(1)	19.3%	18.1%	19.0%	19.7%	19.7%	20.3%	16.5%
Net interest margin (total average assets)	1.39%	1.56%	1.56%	1.56%	1.55%	1.52%	1.59%
CAPITAL RATIOS(3)
Common Equity Tier 1 capital ratio	9.6%	9.7%	9.9%	9.6%	n.a.	n.a.	n.a.
Tier 1 capital ratio(4)	11.0%	11.5%	11.4%	11.7%	13.1%	13.3%	13.0%
Total capital ratio(4)	13.0%	13.5%	13.4%	14.0%	15.1%	15.3%	14.4%

(1)	These measures may not have a standardized meaning under generally accepted accounting principles (GAAP) and may not be comparable to similar measures disclosed by other financial institutions. For further details refer to the “Key performance and non-GAAP measures” section of RBC’s 2014 Annual Report on Form 40-F.

(2)	Return on risk weighted assets (RWA) for 2011 is based on RWA reported under Canadian GAAP and income reported under IFRS.
(3)	Effective the first quarter of 2013, RBC calculates capital ratios using the Basel III framework. Capital ratios presented above are on an “all-in” basis. Capital ratios prior to 2013 were calculated using the Basel II framework. Basel III and Basel II are not directly comparable. The Common Equity Tier 1 ratio is a regulatory measure under the Basel III framework and is not applicable (n.a.) for years prior to 2013.
(4)	Tier 1 capital ratio and Total capital ratio for 2011 were determined under Canadian GAAP.

	As at or for the Quarter Ended January 31,		As at or for the Year Ended October 31,
	2015 (IFRS)	2014 (IFRS)	2014 (IFRS)	2013 (IFRS)	2012 (IFRS)	2011 (IFRS)	2010 (Canadian GAAP)
	(Canadian dollars) (in millions, except per share information)
SELECTED BALANCE SHEET DATA AND OTHER INFORMATION
Total assets	1,086,695	904,717	940,550	859,745	823,954	793,833	726,206
Securities	230,723	189,494	199,148	182,710	161,602	167,022	183,519
Loans, net of allowance	448,210	415,628	435,229	408,850	378,241	347,530	273,006
Deposits	654,707	594,444	614,100	563,079	512,244	479,102	414,561
Shareholder’s equity	55,665	50,236	52,690	47,665	43,160	39,702	38,951
Average common equity	49,250	44,050	45,700	40,600	36,500	32,600	33,250
Risk-weighted assets (RWA)	407,934	341,752	372,050	318,981	280,609	267,780	260,456
Assets under management (AUM)	485,700	415,700	457,000	391,100	343,000	308,700	364,700
Assets under administration (AUA)(5)	4,729,300	4,311,900	4,647,000	4,050,900	3,653,300	3,446,400	3,463,300
COMMON SHARE INFORMATION
Shares outstanding (000s)
—average basic	1,442,591	1,442,434	1,442,553	1,443,735	1,442,167	1,430,722	1,420,719
—average diluted	1,449,419	1,458,742	1,452,003	1,466,529	1,468,287	1,471,493	1,433,754
—end of period	1,442,592	1,442,195	1,442,233	1,441,056	1,445,303	1,438,376	1,424,922
Dividends declared per share (C$)	0.75	0.67	2.84	2.53	2.28	2.08	2.00
Dividends declared per share (US$)(6)	0.60	0.60	2.58	2.47	2.29	2.13	1.94
Dividend yield (TSX)	3.9%	3.8%	3.8%	4.0%	4.5%	3.9%	3.6%
Dividend yield (NYSE)	3.7%	3.7%	3.8%	4.0%	4.5%	4.0%	3.6%
Common share price (RY on TSX)
—close, end of period (C$)	71.74	68.93	80.01	70.02	56.94	48.62	54.39
Common share price (RY on NYSE)
—close, end of period (US$)	56.59	61.88	71.17	67.18	57.03	48.92	53.38
Market capitalization (TSX) (C$)	103,492	99,411	115,393	100,903	82,296	69,934	77,502
Market capitalization (NYSE) (US$)	81,636	89,243	102,644	96,810	82,426	70,365	76,062
BUSINESS INFORMATION FOR CONTINUING OPERATIONS (number of)
Employees (full time equivalent)	73,332	74,117	73,498	74,247	74,377	68,480	67,147
Bank branches	1,365	1,376	1,366	1,372	1,361	1,338	1,336
Automated banking machines	4,913	4,979	4,929	4,973	5,065	4,626	4,557

(5)	Represents total AUA of RBC which includes AUA of RBC Investor Services, formerly RBC Dexia, of which RBC had a 50% ownership interest prior to July 27, 2012.
(6)	Dividends per share have been translated into U.S. dollars based on the Bank of Canada exchange rate on each dividend record date.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF CITY NATIONAL

The following table summarizes selected historical consolidated financial data of City National prepared in accordance with U.S. generally accepted accounting principles, referred to as “U.S. GAAP”, for the periods and as of the dates indicated. This information has been derived from City National’s consolidated financial statements filed with the SEC.

You should read this information in conjunction with City National’s consolidated financial statements and related notes thereto included in City National’s Annual Report on Form 10-K for the year ended December 31, 2014, which is incorporated by reference into this proxy statement/prospectus. See the section entitled “Where You Can Find More Information”.

City National Corporation—Historical Financial Information

(U.S. dollars in millions, except per share data)

	As of / For the Year Ended December 31,
	2014	2013	2012	2011	2010
Summary of Operations:
Interest income	$907	$880	$887	$843	$830
Interest expense	49	56	56	70	100

Net interest income	$858	$824	$831	$773	$730
(Reversal of) provision for credit losses on loans and leases, excluding covered loans	(14)	—	10	12	103
Provision for losses on covered loans	4	1	45	44	76
Noninterest income	412	355	357	342	361
Noninterest expense	902	851	825	805	751

Income before taxes	$378	$327	$308	$254	$161
Income taxes	119	94	99	78	26

Net income	$259	$233	$209	$176	$135
Net income attributable to noncontrolling interest	3	3	1	4	4
Dividends and accretion on preferred stock	17	10	—	—	6

Net income available to common shareholders	$239	$220	$208	$172	$125
Earnings Per Common Share:
Basic	4.31	4.02	3.85	3.24	2.38
Diluted	4.26	3.99	3.83	3.21	2.36
Dividends declared	1.32	0.75	1.50	0.80	0.40
Period-End Balances:
Total assets	32,610	29,718	28,618	23,666	21,353
Loans and leases, excluding covered loans	20,337	17,170	14,818	12,309	11,387
Covered loans	511	717	1,031	1,482	1,858
Deposits	28,108	25,679	23,502	20,388	18,177
Long-term debt	639	736	706	698	705
Shareholders’ equity	2,956	2,741	2,505	2,145	1,960

UNAUDITED COMPARATIVE PER COMMON SHARE DATA

The following tables present, as at the dates and for the periods indicated, selected historical unaudited and pro forma unaudited consolidated per share financial information for RBC common shares and City National common stock. You should read this information in conjunction with, and the information is qualified in its entirety by, the consolidated financial statements and accompanying notes of RBC and City National incorporated into this proxy statement/prospectus by reference. See “Where You Can Find More Information”.

The following pro forma information has been prepared in accordance with the rules and regulations of the SEC and accordingly includes the effects of purchase accounting. It does not reflect cost savings, synergies or certain other adjustments that may result from the merger. This information is presented for illustrative purposes only. You should not rely on the pro forma combined or equivalent pro forma amounts as they are not necessarily indicative of the operating results or financial position that would have occurred if the merger had been completed as of the dates indicated, nor are they necessarily indicative of the future operating results or financial position of the combined company. The pro forma information, although helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the benefits of expected cost savings, opportunities to earn additional revenue, the impact of restructuring and merger-related costs, or other factors that may result as a consequence of the merger and, accordingly, does not attempt to predict or suggest future results.

The following tables assume the issuance of 41,358,212 RBC common shares in connection with the merger, which is the number of shares issuable by RBC in connection with the merger assuming the merger closed on January 22, 2015 and based on the number of outstanding shares of City National common stock at that time. As discussed in this proxy statement/prospectus, the actual number of RBC common shares issuable in the merger will be adjusted based on the number of shares of City National common stock outstanding at the completion of the merger. The pro forma data in the tables assume that the merger occurred on November 1, 2013 for income statement purposes and on October 31, 2014 for balance sheet purposes, and that the merger is accounted for as a business combination.

	As for the Quarter Ended January 31, 2015	As for the Year Ended October 31, 2014
	(C$)	(US$)	(C$)	(US$)
RBC COMMON SHARES

Basic earnings per common share(1)
Historical (IFRS)	1.66	1.39	6.03	5.51
Pro forma combined (IFRS)	1.63	1.37	5.93	5.42

Diluted earnings per common share(1)
Historical (IFRS)	1.65	1.38	6.00	5.49
Pro forma combined (IFRS)(2)	1.63	1.37	5.90	5.40

Dividends per common share(3)
Historical	0.75	0.60	2.84	2.58
Pro forma combined	0.75	0.60	2.84	2.58

Book value per common share at period end(4)
Historical (IFRS)	35.59	27.99	33.69	29.88
Pro forma combined (IFRS)	36.86	28.98	35.00	31.04

(1)	Earnings per share have been translated into U.S. dollars based on the average of the Bank of Canada noon exchange rates on the last day of each month during the year.
(2)	The pro forma combined diluted earnings per share for the year ended October 31, 2014 assumes the issuance of 1,806,783 additional RBC common shares. The pro forma combined diluted earnings per share for the quarter ended January 31, 2015 assumes the issuance of 1,652,655 additional RBC common shares. These adjustments relate to City National’s stock options and other equity-based awards outstanding at the time of the merger. The adjustments assume the merger closed on January 22, 2015, and are based on the average amount of such stock options and equity-based awards over the relevant periods.
(3)	Dividends per share have been translated into U.S. dollars based on the Bank of Canada exchange rate on each dividend record date. Pro forma combined dividends per common share are based solely on dividends of RBC.
(4)	Book value per common share has been translated into U.S. dollars based on the Bank of Canada noon exchange rate at the end of the period.

With respect to the table above, the RBC pro forma combined amounts were calculated by combining (i) the RBC historical amounts as at and for the year ended October 31, 2014 and the quarter ended January 31, 2015 (prepared in accordance with IFRS) with (ii) the City National historical amounts (originally prepared in accordance with U.S. GAAP), adjusted for significant differences between U.S. GAAP and IFRS, as at and for the year ended December 31, 2014 and the quarter ended December 31, 2014, respectively. For purposes of calculating the pro forma combined amounts, the City National historical amounts have been further adjusted (on an IFRS basis) for estimated purchase accounting adjustments to be recorded in connection with the acquisition (consisting of fair value adjustments for assets acquired and liabilities assumed and adjustments for other intangible assets established, and the resulting amortization of these adjustments over appropriate periods) and other adjustments that are directly attributable to the transaction and expected to have a continuing impact on RBC’s pro forma combined financial results.

The equivalent pro forma per share information for City National in the following table was obtained by multiplying the above per share pro forma amounts for RBC by 1.509, which is the number of RBC common shares that City National stockholders who receive share consideration in the merger would receive for each share of City National common stock, assuming no proration and assuming that the merger was completed on January 22, 2015 and that the VWAP was $62.16 (which amount was the closing price of RBC common shares on the NYSE on January 21, 2015, the last trading day before announcement of the merger). The number of RBC common shares that City National stockholders who receive share consideration in the merger will receive may differ depending on the proration and other adjustment procedures in the merger agreement, and the actual VWAP calculated at the completion of the merger. Because RBC and City National have different fiscal years, the equivalent pro forma data for the year ended December 31, 2014 has been compared with RBC’s fiscal year ended October 31, 2014. The City National historical data in the following table is presented in U.S. GAAP.

Year Ended December 31, 2014
(US$)
CITY NATIONAL CORPORATION COMMON STOCK

Basic earnings per common share:
Historical	$4.31
Equivalent Pro forma	$8.18

Diluted earnings per common share:
Historical	$4.26
Equivalent Pro forma	$8.15

Dividends per common share:
Historical	$1.32
Equivalent Pro forma	$3.89

Book value per common share at period end:
Historical	$49.07
Equivalent Pro forma	$46.84

COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

RBC common shares are listed on the TSX and the NYSE under the trading symbol “RY”. Shares of City National common stock are currently listed on the NYSE under the trading symbol “CYN”.

The table below sets forth, for the periods indicated, the per share high and low closing sales prices for RBC common shares and City National common stock as reported on the NYSE and, with respect to RBC common shares, the TSX. TSX closing prices of RBC common shares are presented in Canadian dollars, and the NYSE closing prices of RBC common shares and City National common stock are presented in U.S. dollars. For comparison purposes, the following table uses calendar year end and calendar quarters, but it should be noted that RBC’s fiscal year end is October 31 and City National’s fiscal year end is December 31.

	RBC common shares TSX (in C$)		RBC common shares NYSE (in US$)		City National common stock NYSE (in US$)
	High	Low	High	Low	High	Low
Annual information for the past five calendar years
2010	62.42	48.95	62.10	46.34	64.13	45.81
2011	60.79	43.40	63.17	41.43	62.90	36.01
2012	60.53	49.57	61.24	47.65	54.63	45.39
2013	71.75	58.92	68.57	56.64	79.33	51.13
2014	83.33	68.06	75.90	61.42	81.85	68.39

Quarterly information for the past two years and subsequent quarters:
2013, quarter ended
March 31	64.49	60.50	63.66	59.31	59.61	51.13
June 30	64.10	58.92	62.17	56.64	63.66	54.36
September 30	66.56	60.55	64.85	57.12	71.15	64.11
December 31	71.75	65.98	68.57	63.88	79.33	65.39

2014, quarter ended
March 31	73.18	68.06	67.08	61.42	81.07	68.39
June 30	76.28	72.13	71.43	65.37	80.49	69.04
September 30	83.11	77.01	75.90	71.34	79.58	72.48
December 31	83.33	77.26	73.70	66.52	81.85	69.76

2015, quarter ended
March 31	80.70	71.74	68.55	56.59	90.66	73.83
June 30 (through April 21, 2015)	81.27	76.25	60.42	66.67	93.58	89.41

Monthly information for the most recent six months
October 2014	80.99	77.26	72.92	68.62	78.71	69.76
November 2014	83.33	80.01	73.70	70.39	80.23	77.19
December 2014	82.78	77.41	73.05	66.52	81.85	75.65
January 2015	80.70	71.74	68.55	56.59	89.45	73.83
February 2015	78.31	72.91	62.81	58.04	90.66	87.42
March 2015	78.22	75.09	62.34	59.16	90.26	88.35

Fluctuations in the exchange rate between the Canadian dollar and the U.S. dollar will affect any comparisons of RBC common shares traded on the TSX and RBC common shares traded on the NYSE.

The following table presents the last reported closing sale price per share of RBC common shares on the TSX and the NYSE and of City National common stock on the NYSE on (a) January 21, 2015, the last full trading day prior to the public announcement by RBC and City National of the transaction and execution of the merger agreement, and (b) April 21, 2015, the last trading day for which this information could be calculated prior to the date of this proxy statement/prospectus. The table also sets forth the equivalent pro forma sale price of City National common stock on each of these dates, which assumes share consideration is received for a share of City National common stock. The equivalent pro forma sale price is determined based on (i) an assumed exchange ratio of 1.509 RBC common shares per share of City National common stock, which assumes that the merger was completed on January 22, 2015 and that the applicable VWAP was $62.16 (the closing price of RBC common shares on the NYSE on January 21, 2015, the last trading day before announcement of the merger), and (ii) the value of 1.509 RBC common shares based on the closing price of RBC common shares on the NYSE on the applicable date listed in the table below.

	RBC common shares TSX	RBC common shares NYSE	City National common stock NYSE	City National common stock Equivalent Pro Forma
	(C$)	(US$)	(US$)	(US$)
January 21, 2015	76.61	62.16	74.57	93.80
April 21, 2015	80.30	65.35	93.13	98.61

City National stockholders will not receive the merger consideration until the merger is completed, which may be a substantial period of time after the City National special meeting. There can be no assurance as to the trading prices of RBC common shares at the time of the closing of the merger. The market prices of RBC common shares and City National common stock and the Canadian dollar/U.S. dollar exchange rate are likely to fluctuate prior to consummation of the merger and cannot be predicted. We urge you to obtain current market quotations for both RBC common shares and City National common stock and the Canadian dollar/U.S. dollar exchange rate.

The table below sets forth the dividends declared per RBC common share and the dividends declared per share of City National common stock for the fiscal years ended 2010, 2011, 2012, 2013 and 2014. RBC’s fiscal year end is October 31 and City National’s fiscal year end is December 31.

	RBC (C$)(1)	City National (US$)(2)
Fiscal Year Ended
2010	2.00	0.40
2011	2.08	0.80
2012	2.28	1.50
2013	2.53	0.75
2014	2.84	1.32

(1)	RBC dividends declared during fiscal quarters ended January 31, April 30, July 31 and October 31. RBC’s dividends are declared and payable in Canadian dollars. Common shareholders with addresses in the United States receive dividends in U.S. dollars unless they elect otherwise.
(2)	City National dividends declared during fiscal quarters ended March 31, June 30, September 30 and December 31.

CURRENCY EXCHANGE RATE DATA

The following table shows, for the years and dates indicated, certain information regarding the Canadian dollar/U.S. dollar exchange rate. The information is based on the noon exchange rate as reported by the Bank of Canada. Such exchange rate on April 21, 2015 was C$1.2274 = US$1.00.

	Period End	Average(1)	Low	High
Year ended October 31, (C$ per US$)
2010	1.0188	1.0414	0.9961	1.0778
2011	0.9935	0.9846	0.9449	1.0604
2012	0.9996	1.0034	0.9710	1.0487
2013	1.0429	1.0233	0.9839	1.0576
2014	1.1275	1.0934	1.0415	1.1289

Month end, (C$ per US$)			Low	High
October 2014			1.1136	1.1289
November 2014			1.1236	1.1427
December 2014			1.1344	1.1643
January 2015			1.1728	1.2717
February 2015			1.2403	1.2635
March 2015			1.2440	1.2803

(1)	The average of the noon buying rates on the last business day of each full month during the relevant period.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

From time to time, RBC and/or City National make written or oral forward-looking statements within the meaning of certain securities laws, including the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995 and any applicable Canadian securities legislation. This proxy statement/prospectus, including information incorporated by reference into this document, may contain forward-looking statements, including, for example, but not limited to, statements about management expectations, strategic objectives, growth opportunities, business prospects, regulatory proceedings, transaction synergies and other benefits of the merger, and other similar matters. Forward-looking statements are not statements of historical facts and represent only RBC’s and/or City National’s beliefs regarding future performance, which is inherently uncertain. Forward-looking statements are typically identified by words such as “believe”, “expect”, “foresee”, “forecast”, “anticipate”, “intend”, “estimate”, “goal”, “plan”, and “project” and similar expressions of future or conditional verbs such as “will”, “may”, “should”, “could” or “would”.

By their very nature, forward-looking statements require us to make assumptions and are subject to inherent risks and uncertainties that give rise to the possibility that RBC’s and/or City National’s predictions, forecasts, projections, expectations or conclusions will not prove to be accurate, that RBC’s and/or City National’s assumptions may not be correct and that RBC’s and/or City National’s objectives, strategic goals and priorities will not be achieved. We caution readers not to place undue reliance on these statements as a number of important factors could cause actual results to differ materially from the expectations expressed in such forward-looking statements. These factors include, but are not limited to, the possibility that the merger does not close when expected or at all because required regulatory, stockholder or other approvals are not received or other conditions to the closing are not satisfied on a timely basis or at all; that RBC and City National may be required to modify the terms and conditions of the merger agreement to achieve regulatory or stockholder approval, or that the anticipated benefits of the merger are not realized as a result of such things as the strength of the economy and competitive factors in the areas where City National does business; general business and economic conditions in Canada, the United States and other countries in which we conduct business; the impact of the movement of the Canadian dollar relative to other currencies, particularly the U.S. dollar, British pound and Euro; the effects of changes in government monetary and other policies; the effects of competition in the markets in which we operate; the impact of changes in the laws and regulations regulating financial services and enforcement thereof (including broker-dealer, banking, insurance and securities); judicial or regulatory judgments and legal proceedings; RBC’s ability to complete the acquisition of City National and integrate it with RBC successfully; the risk that expected synergies and benefits of the merger will not be realized within the expected time frame or at all; the risk of attrition of financial consultants and of assets under management, increased operating costs, customer loss, employee loss and business disruption following the merger; reputational risks; the outcome of various litigation and proceedings to which City National is a party and the adequacy of reserves maintained therefor; and other factors that may affect future results of RBC and City National, including changes in trade policies, timely development and introduction of new products and services, changes in tax laws, and technological and regulatory changes.

We caution that the foregoing list of important factors is not exhaustive and other factors could also adversely affect the completion of the merger and the future results of RBC or City National. The forward-looking statements speak only as of the date of this proxy statement/prospectus, in the case of forward-looking statements contained in this proxy statement/prospectus, or the dates of the documents incorporated by reference into this proxy statement/prospectus, in the case of forward-looking statements made in those incorporated documents. When relying on our forward-looking statements to make decisions with respect to us, investors and others should carefully consider the foregoing factors and other uncertainties and potential events. Except as required by applicable law or regulation, RBC and City National do not undertake to update any forward-looking statement, whether written or oral, to reflect events or circumstances after the date of this proxy statement/prospectus or to reflect the occurrence of unanticipated events.

For additional information about factors that could cause RBC’s and City National’s results to differ materially from those described in the forward-looking statements, please see the section entitled “Risk Factors” as well as in the reports that RBC and City National have filed with the SEC, described under the section entitled “Where You Can Find More Information”, including RBC’s 2014 Annual Report on Form 40-F (“2014 Annual Report”) and its Q1 2015 Report of Foreign Private Issuer on Form 6-K (“Q1 2015 Report”) and City National’s Annual Report on Form 10-K for the year ended December 31, 2014, which are available at the SEC’s Internet site (www.sec.gov). RBC’s material general economic assumptions underlying certain of the forward-looking statements in this prospectus and the documents incorporated by reference herein are set out in its 2014 Annual Report under the heading “Overview and Outlook—Economic and market review outlook” and for each business segment under the heading “Outlook and priorities”, as updated by the “Overview” section in its Q1 2015 Report.

All subsequent written or oral forward-looking statements concerning the merger or other matters addressed in this proxy statement/prospectus and attributable to RBC, City National or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.

RISK FACTORS

Investing in RBC common shares and the New RBC Preferred Shares involves risks, some of which are related to the merger. In addition to the other information included or incorporated by reference in this proxy statement/prospectus, you should carefully consider the matters described below relating to the merger in deciding whether to vote for the approval of the merger agreement proposal. Although RBC and City National believe that the matters described below cover the material risks related to the merger, they may not contain all of the information that is important to you in evaluating the merger. Accordingly, we urge you to read this entire proxy statement/prospectus, including the appendices and the information included or incorporated by reference in this document. Please also refer to the additional risk factors identified in the periodic reports and other documents of RBC and City National incorporated by reference into this proxy statement/prospectus and listed in the section entitled “Where You Can Find More Information”.

Because the market price of RBC common shares will fluctuate, City National common stockholders cannot be sure of the value of the merger consideration they will receive.

Upon completion of the merger, each share of City National common stock will be converted into merger consideration consisting of either cash consideration or share consideration in the form of RBC common shares, pursuant to the terms of the merger agreement.

If you are a holder of City National common stock, regardless of whether you receive cash consideration or share consideration, or a mix of both, both the amount of and value of the merger consideration that you will receive will fluctuate based on the market price of RBC common shares. The value of the merger consideration that a City National stockholder will receive for each share of City National common stock will depend, among other factors, on the volume weighted average RBC common share price for the ten trading days preceding the completion of the merger (calculated using both NYSE and TSX volumes and the Bank of Canada daily noon Canada/U.S. exchange rate on each applicable day). The value of the share consideration for City National stockholders that receive share consideration, will also be based on the price per share of RBC common shares at the time the shares are received. Both the closing price of RBC common shares on the date that the merger is completed and the volume weighted average RBC common share price for the ten trading days preceding the completion of the merger may vary from the closing price of RBC common shares on the date RBC and City National announced the merger, on the date that this document is being mailed to each of the RBC and City National stockholders, on the date of the special meeting of City National stockholders, or on any other date. Any change in the market price of RBC common shares prior to completion of the merger will affect the value of the merger consideration that City National stockholders will receive upon completion of the merger. Stock price changes may result from a variety of factors, including general market and economic conditions, changes in our respective businesses, operations and prospects, and regulatory considerations, among other things. Many of these factors are beyond the control of RBC and City National. Accordingly, at the time of the City National special meeting, City National stockholders will not know or be able to calculate the amount of the cash consideration or share consideration they would receive or the value of the RBC common shares they would receive upon completion of the merger.

City National common stockholders may receive a form of consideration different from what they elect.

Although each holder of City National common stock may elect to receive all cash or all RBC common shares in the merger, or cash for certain shares of City National common stock and RBC common shares for other shares, the pool of the aggregate cash and RBC common shares representing the merger consideration for all City National stockholders is fixed. As a result, if either the aggregate cash elections or stock elections exceed the maximum available, and you choose the consideration election that exceeds the maximum available, some or all of your consideration may be in a form that you did not choose.

City National common stockholders who make elections may be unable to sell their shares in the market pending the merger.

City National common stockholders may elect to receive cash, stock or mixed consideration in the merger by completing an election form that will be sent under separate cover and is not being provided with this document. Elections will require that stockholders making the election turn in their City National stock certificates. This means that during the time between when the election is made and the date the merger is completed, City National common stockholders will be unable to sell their City National common stock. If the merger is unexpectedly delayed, this period could extend for a significant period of time. City National common stockholders can shorten the period during which they cannot sell their shares by delivering their election shortly before the election deadline. However, elections received after the election deadline will not be accepted or honored.

Upon completion of the merger, holders of City National common stock and preferred stock will become holders of RBC common shares and New RBC Preferred Shares, respectively, and the market price for RBC common shares and RBC preferred shares may be affected by factors different from those that historically have affected City National.

Upon completion of the merger, holders of City National common stock will become holders of RBC common shares and holders of City National preferred stock will become holders of New RBC Preferred Shares. RBC’s businesses differ from those of City National, and accordingly the results of operations of RBC will be affected by some factors that are different from those currently affecting the results of operations of City National. For a discussion of the businesses of City National and RBC and of some important factors to consider in connection with those businesses, see the documents incorporated by reference in this proxy statement/prospectus and referred to under “Where You Can Find More Information”.

Combining the two companies may be more difficult, costly or time-consuming than expected.

RBC and City National have operated and, until the completion of the merger, will continue to operate, independently. The success of the merger, including anticipated benefits and cost savings, will depend, in part, on RBC’s ability to successfully integrate City National’s operations in a manner that results in various benefits, including, among other things, enhanced revenues and revenue synergies, an expanded market reach and operating efficiencies, and that does not materially disrupt existing client relationships nor result in decreased revenues due to loss of clients. This could result in a loss of key personnel or cause an interruption of, or loss of momentum in, the activities of one or more of the surviving corporation’s businesses or inconsistencies in standards, controls, procedures and policies that adversely affect the ability of RBC or City National to maintain relationships with clients and employees. The diversion of management’s attention and any delays or difficulties encountered in connection with the merger and the integration of City National’s operations could have an adverse effect on the business, financial condition, operating results and prospects of the surviving corporation after the merger.

The success of the combined entity following the merger will depend in part on the ability of RBC to integrate the two businesses. If RBC experiences difficulties in this process, including those listed above, RBC may fail to realize the anticipated benefits of the merger in a timely manner or at all. Failure to achieve these anticipated benefits could result in increased costs, decreases in the amount of expected revenues and diversion of management’s time and energy and could have an adverse effect on the surviving corporation’s business, financial condition, operating results and prospects.

Among the factors considered by the boards of directors of RBC and City National in connection with their respective approvals of the merger agreement were the benefits that could result from the merger. We cannot give any assurance that these benefits will be realized within the time periods contemplated or at all.

Some directors and executive officers of City National have interests in the merger that may differ from the interests of City National stockholders generally, including, if the merger is completed, the receipt of financial and other benefits.

In considering the recommendation of City National’s board of directors, you should be aware that some of its directors and executive officers have interests in the merger that are different from, or in addition to, those of City National stockholders generally. These interests include, among others, potential severance benefits and other payments, the treatment of outstanding equity awards pursuant to the merger agreement, and rights to ongoing indemnification and insurance coverage. These interests are described in more detail in the section entitled “The Merger—Interests of City National’s Directors and Executive Officers in the Merger”.

The merger agreement contains provisions that may discourage other companies from trying to acquire City National for greater merger consideration.

The merger agreement contains provisions that may discourage a third party from submitting an acquisition proposal to City National that might result in greater value to City National’s common stockholders than the merger, or may result in a potential competing acquirer proposing to pay a lower per share price to acquire City National than it might otherwise have proposed to pay. These provisions include a general prohibition on City National from soliciting or, subject to certain exceptions relating to the exercise of fiduciary duties by the City National board of directors, entering into discussions with any third party regarding, any acquisition proposal or offers for competing transactions. In addition, City National may be required to pay RBC a termination fee of $220 million in certain circumstances involving acquisition proposals for competing transactions. See the sections entitled “The Merger Agreement—Termination” and “The Merger Agreement—Effect of Termination and Termination Fee”.

If the merger is not consummated by January 22, 2016, either RBC or City National may choose not to proceed with the merger.

Either RBC or City National may terminate the merger agreement if the merger has not been completed by January 22, 2016, the date of the first anniversary of the merger agreement, unless the failure of the merger to be completed has resulted from the material failure of the party seeking to terminate the merger agreement to perform its obligations. See the section entitled “The Merger Agreement—Termination”.

Termination of the merger agreement or failure to complete the merger could negatively impact the stock price and the future business and financial results of City National, and in certain circumstances could result in the payment by City National of a termination fee.

If the merger is not completed for any reason, including as a result of City National stockholders declining to approve the merger agreement, the ongoing business of City National may be adversely affected and, without realizing any of the benefits of having completed the merger, City National would be subject to a number of risks, including the following:

•	City National may experience negative reactions from the financial markets, including negative impacts on its stock price;

•	City National may experience negative reactions from its clients, vendors and employees;

•	City National will have incurred substantial expenses and will be required to pay certain costs relating to the merger, whether or not the merger is completed;

•

the merger agreement places certain restrictions on the conduct of City National’s businesses prior to completion of the merger. Such restrictions, the waiver of which is subject to the consent of RBC (not to be unreasonably withheld), may prevent City National from making certain acquisitions or taking certain other specified actions during the pendency of the merger (see the section entitled “The Merger

Agreement—Covenants and Agreements—Conduct of Businesses Prior to the Completion of the Merger” for a description of the restrictive covenants applicable to City National); and

•	matters relating to the merger (including integration planning) will require substantial commitments of time and resources by City National management, which would otherwise have been devoted to other opportunities that may have been beneficial to City National as an independent company.

In addition to the above risks, if the merger agreement is terminated and City National’s board of directors seeks another merger or business combination, City National stockholders cannot be certain that City National will be able to find a party willing to offer equivalent or more attractive consideration than the consideration RBC has agreed to provide in the merger. If the merger agreement is terminated under certain circumstances, City National may be required to pay a termination fee of $220 million to RBC. See the section entitled “The Merger Agreement—Effect of Termination and Termination Fee”.

Also, termination of the merger agreement could increase the possibility of downgrades by City National’s credit rating agencies or adverse regulatory actions which could adversely affect City National’s businesses.

The merger is subject to the receipt of consents and approvals from government entities that may impose conditions that could have an adverse effect on RBC, or, if not obtained, could prevent or delay completion of the merger.

Before the transactions contemplated in the merger agreement may be completed, various approvals must be obtained from the Federal Reserve Board, the Superintendent of Financial Institutions (Canada), and antitrust and other governmental authorities. In determining whether to grant these approvals, the regulators consider a variety of factors, including the regulatory standing of each party and the factors described under “The Merger—Regulatory Matters Related to the Merger” and “The Merger Agreement—Conditions to the Merger”. An adverse development in either party’s regulatory standing or these factors could result in an inability to obtain one or more approvals or delay their receipt. These governmental entities may impose conditions, limitations or costs, require branch divestitures or place restrictions on the conduct of RBC or the surviving entity after the closing as a condition to the granting of such approvals or require changes to the terms of the merger. Such conditions or changes and the process of obtaining regulatory approvals could have the effect of delaying completion of the merger or of imposing additional costs or limitations on RBC following the merger, any of which might have an adverse effect on the surviving corporation following the merger. The regulatory approvals may not be received at any time, may not be received in a timely fashion, and may contain conditions on the completion of the merger that adversely affect the surviving corporation’s business following the closing, or which are not anticipated or cannot be met.

In addition, one of the conditions for closing is that no regulatory approval required for the merger result in the imposition of a condition or restriction that would reasonably be likely to have a material and adverse effect on RBC and its subsidiaries, taken as a whole (with such materiality measured on a scale relative to City National and its subsidiaries, taken as a whole).

Certain rights of holders of City National common stock will change as a result of the merger.

Following completion of the merger, holders of City National common stock will no longer be stockholders of City National, a Delaware corporation, but will instead be shareholders of RBC, a Canadian chartered bank. There will be certain differences between your current rights as a stockholder of City National, on the one hand, and the rights to which you will be entitled as a shareholder of RBC, on the other hand. For a more detailed discussion of the differences in the rights of stockholders of City National and RBC, see “Comparison of Rights of RBC Shareholders and City National Stockholders”.

If the merger fails to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, City National stockholders may be required to recognize gain or loss on the exchange of their shares of City National common stock in the merger for U.S. federal income tax purposes.

RBC and City National have structured the merger to qualify as a reorganization within the meaning of Section 368(a) of the Code. Neither RBC nor City National intends to request any ruling from the U.S. Internal Revenue Service, referred to as the “IRS”, as to the tax consequences of the exchange of shares of City National common stock for RBC common shares in the merger. If the merger fails to qualify as a reorganization, a City National stockholder would generally recognize gain or loss for U.S. federal income tax purposes on each share of City National common stock exchanged in the merger in an amount equal to the difference between that stockholder’s tax basis in such share and the fair market value of the RBC common shares and/or cash the City National stockholder receives or may receive in exchange for each such share of City National common stock. You are urged to consult with your own tax advisor regarding the proper reporting of the amount and timing of such gain or loss. See “The Merger—Material United States Federal Income Tax Consequences”.

Holders of City National common stock will have a reduced ownership and voting interest after the merger and will exercise less influence over management of the combined organization.

Holders of City National common stock currently have the right to vote in the election of City National’s board of directors and on other matters affecting City National. Upon the completion of the merger, each holder of City National common stock that receives RBC common shares will become a shareholder of RBC with a percentage ownership of the combined organization that is much smaller than the stockholder’s percentage ownership of City National. It is expected that the former holders of City National common stock as a group will receive shares in the merger constituting less than 3% of the outstanding RBC common shares immediately after the merger. Because of this, holders of City National common stock will have significantly less influence on the management and policies of RBC than they now have on the management and policies of City National.

City National will be subject to business uncertainties and contractual restrictions while the merger is pending.

Uncertainty about the effect of the merger on employees and clients may have an adverse effect on City National and consequently on RBC. These uncertainties may impair City National’s ability to attract, retain and motivate key personnel until the merger is completed, and could cause clients and others that deal with City National to seek to change existing business relationships with City National. Retention of certain employees may be challenging during the pendency of the merger, as certain employees may experience uncertainty about their future roles. If key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with the business, RBC’s business following the merger could be negatively impacted. In addition, until the merger occurs, the merger agreement restricts City National from making certain acquisitions and taking other specified actions without the consent of RBC. These restrictions may prevent City National from pursuing attractive business opportunities that may arise prior to the completion of the merger. See “The Merger Agreement—Covenants and Agreements” for a description of the restrictive covenants applicable to City National.

RBC’s consolidated results of operations may be negatively impacted by foreign currency fluctuations.

A portion of RBC’s consolidated revenues following the merger will be earned in non-Canadian currencies, primarily U.S. dollars. The revenues that are earned in currencies other than Canadian dollars are subject to unpredictable fluctuations if the values of non-Canadian currencies change relative to the Canadian dollar. Such fluctuations could decrease RBC’s revenues earned in non-Canadian currencies and have a material adverse impact on its business.

RBC expects to maintain its status as a “foreign private issuer” in the U.S. and thus will be exempt from a number of rules under the U.S. Securities Exchange Act of 1934, as amended, and will be permitted to file less information with the SEC than a company incorporated in the U.S.

As a “foreign private issuer”, RBC is exempt from rules under the U.S. Securities Exchange Act of 1934, as amended, referred to as the “Exchange Act”, that impose disclosure requirements, as well as procedural requirements, for proxy solicitations under Section 14 of the Exchange Act. In addition, RBC’s officers, directors and principal shareholders are exempt from the reporting and “short-swing” profit recovery provisions of Section 16 of the Exchange Act. In addition, RBC is permitted, under a multi-jurisdictional disclosure system adopted by the United States and Canada, to prepare its disclosure documents filed under the Exchange Act in accordance with Canadian disclosure requirements, including preparing its financial statements in accordance with IFRS, which differ in some respects from U.S. GAAP.

RBC is chartered under the laws of Canada and a substantial portion of its assets are, and many of its directors and officers reside, outside of the United States. As a result, it may not be possible for shareholders to enforce civil liability provisions of the securities laws of the United States in Canada.

RBC is chartered under the laws of Canada. A substantial portion of RBC’s assets are located outside the United States, and many of RBC’s directors and officers and some of the experts named in this proxy statement/prospectus are residents of jurisdictions outside of the United States. As a result, it may be difficult for investors to effect service within the United States upon RBC and those directors, officers and experts, or to realize in the United States upon judgments of courts of the United States predicated upon civil liability of RBC and such directors, officers or experts under the United States federal securities laws. There is uncertainty as to the enforceability in Canada by a court in original actions, or in actions to enforce judgments of United States courts, of the civil liabilities predicated upon the United States federal securities laws.

Certain market activities of RBC and its affiliates may affect the value of RBC common shares.

RBC and its affiliates engage in market making, derivatives and structured notes hedging, brokerage and facilitation trading, asset management, plan-related activities, banking-related activities, estates and trusts services, custody-related activities, stock borrowing and lending and taking of collateral, involving RBC common shares outside the United States (and, to a limited extent, within the United States). Please read the section entitled “RBC Market Activities Involving RBC Common Shares” for more information. Such activities could have the effect of influencing the market price of RBC common shares.

The ability of RBC to pay dividends on RBC common shares and the New RBC Preferred Shares is subject to RBC’s timely payment of distributions on outstanding RBC Trust Capital Securities.

In the event that a distribution is not paid when due on any outstanding RBC Trust Capital Securities (“RBC TruCS”) issued by RBC Capital Trust, a subsidiary of RBC, RBC is not permitted to pay dividends on its outstanding preferred shares (which would include the New RBC Preferred Shares) or common shares, for a specified period of time unless the required distribution is paid to the holders of RBC TruCS.

The opinions received by the City National board of directors from BofA Merrill Lynch and Sandler O’Neill have not been, and are not expected to be, updated to reflect any changes in circumstances that may have occurred since the dates of the opinions.

The opinions delivered to the City National board of directors by BofA Merrill Lynch and Sandler O’Neill, financial advisors to City National, as to the fairness, from a financial point of view, of the merger consideration to be received by the holders of City National common stock in the proposed merger speak only as of the date of the opinions, which is January 21, 2015. Changes in the operations and prospects of RBC or City National, general market and economic conditions and other factors which may be beyond the control of RBC and City

National may have altered the value of RBC or City National or the sale prices of RBC common shares as of the date of this proxy statement/prospectus, or may alter such values and sale prices by the time the merger is completed. Neither BofA Merrill Lynch nor Sandler O’Neill has any obligation to update, revise or reaffirm its opinion to reflect subsequent developments and neither has done so. City National does not currently anticipate asking BofA Merrill Lynch or Sandler O’Neill to update its opinion to address the fairness of the merger consideration from a financial point of view at the time the merger is completed. The City National board of directors’ recommendation that City National common stockholders vote “FOR” approval of the merger agreement proposal, however, is made as of the date of this proxy statement/prospectus. See “The Merger—Opinions of City National’s Financial Advisors”, and Appendix C and Appendix D to this proxy statement/prospectus.

Additional Risks Relating to New RBC Preferred Shares

Certain rights of holders of City National preferred stock will change as a result of the merger.

Upon completion of the merger, each share of City National preferred stock issued and outstanding immediately prior to completion of the merger will be cancelled and RBC will issue to the former holder one share of the corresponding series of New Preferred Shares. As a result, following completion of the merger, holders of City National preferred stock will no longer be stockholders of City National, a Delaware corporation, but will instead be shareholders of RBC, a Canadian chartered bank. There will be certain differences between your current rights as a stockholder of City National, on the one hand, and the rights to which you will be entitled as a shareholder of RBC, on the other hand. For a more detailed discussion of the differences in the rights of stockholders of City National and RBC, see “Comparison of Rights of RBC Shareholders and City National Stockholders”.

RBC’s creditworthiness may affect the market value of the New RBC Preferred Shares.

The value of the New RBC Preferred Shares will be affected by RBC’s general creditworthiness. For discussion and analysis of known material trends and events, and risks or uncertainties that are reasonably expected to have a material effect on RBC’s business, financial condition or results of operations, you should review the RBC documents incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information” and “Where You Can Find More Information—Incorporation of Certain Documents by Reference”.

Changes in credit ratings may affect the market value of the New RBC Preferred Shares.

Real or anticipated changes in credit ratings on RBC or the New RBC Preferred Shares may affect the market value of the New RBC Preferred Shares. In addition, real or anticipated changes in credit ratings can affect the cost at which RBC can transact or obtain funding, and thereby affect RBC’s liquidity, business, financial condition or results of operations.

In the event of RBC’s insolvency, the New RBC Preferred Shares will rank junior to other securities.

In the event of RBC’s insolvency, any New RBC Preferred Shares issued and outstanding, which are series of RBC first preferred shares, will rank equally with RBC’s other outstanding series of first preferred shares. If RBC becomes insolvent or is wound up, its assets must be used to pay its deposit liabilities and other debt, including subordinated debt, before payments may be made on the New RBC Preferred Shares and RBC’s other series of first preferred shares.

Yields on similar securities will affect the market value of the New RBC Preferred Shares.

Prevailing yields on securities similar to the New RBC Preferred Shares will affect the market value of the New RBC Preferred Shares. Assuming all other factors remain unchanged, the market value of New RBC

Preferred Shares will decline as prevailing yields for similar securities rise, and will increase as prevailing yields for similar securities decline.

U.S. Holders of City National 5.50% Non-Cumulative Perpetual Preferred Stock, Series C should recognize gain or loss upon the receipt of RBC Series C-1 Preferred Shares.

A U.S. holder should recognize gain or loss upon the exchange of City National 5.50% Non-Cumulative Perpetual Preferred Stock, Series C for RBC Series C-1 Preferred Shares pursuant to the merger. RBC intends to treat such an exchange as one that requires the recognition of gain or loss for purposes of its information reporting obligations. U.S. holders of City National preferred stock are urged to consult their own tax advisors about the tax consequences of the exchange of City National preferred stock for New RBC Preferred Shares. For more information, see “The Merger—Material United States Federal Income Tax Consequences—The Merger—U.S. Holders of City National Preferred Stock”.

THE CITY NATIONAL SPECIAL MEETING

This section contains information for holders of City National common stock about the special meeting that City National has called to allow its common stockholders to consider and approve the merger agreement. City National is mailing this proxy statement/prospectus to its common stockholders on or about April 22, 2015. Together with this proxy statement/prospectus, City National is sending a notice of the City National special meeting and a form of proxy that City National’s board of directors is soliciting for use at the City National special meeting and at any adjournments or postponements of the City National special meeting.

This proxy statement/prospectus is also being furnished by RBC to common stockholders of City National as a prospectus in connection with the issuance of RBC common shares upon completion of the merger.

Time, Place and Purpose of the Special Meeting

This proxy statement/prospectus is being furnished to City National common stockholders as part of the solicitation of proxies by the City National board of directors for use at the special meeting to be held on May 27, 2015, at City National Plaza, 555 South Flower Street, Thirteenth Floor, Los Angeles, California 90071, local time, at 4:00 p.m., or at any postponement or adjournment thereof.

At the special meeting, City National stockholders will be asked to consider and vote upon the following proposals:

1.	a proposal to adopt the merger agreement (the “merger agreement proposal”);

2.	a proposal to approve, by advisory (non-binding) vote, certain compensation that may be paid or become payable to City National’s named executive officers in connection with the merger (the “merger-related compensation proposal”); and

3.	a proposal for adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement (the “adjournment proposal”).

Holders of City National preferred stock are not entitled to and are not being requested to vote on any of the proposals or otherwise at the City National special meeting.

Merger Agreement Proposal

City National common stockholders must adopt the merger agreement by approving the merger agreement proposal in order for the merger to occur. A copy of the merger agreement is attached as Appendix A to this proxy statement/prospectus, and you are encouraged to read the merger agreement carefully and in its entirety, as well as the other information in this proxy statement/prospectus.

Merger-Related Compensation Proposal

Pursuant to Section 14A of the Exchange Act and Rule 14a-21(c) thereunder, City National is providing its common stockholders with a separate advisory (non-binding) vote to approve the merger-related compensation that may be paid or become payable to its named executive officers that is based on or otherwise relates to the merger, as described in the table in the section entitled “Interests of City National’s Directors and Executive Officers in the Merger—Quantification of Potential Payments and Benefits to City National’s Named Executive Officers in Connection with the Merger”, including the footnotes to the table and related narrative discussion.

Stockholders are being asked to approve the following resolution on an advisory (non-binding) basis:

“RESOLVED, that the compensation that may be paid or become payable to City National’s named executive officers in connection with the merger, and the agreement or understandings pursuant to which such compensation may be paid or become payable, in each case as disclosed pursuant to Item 402(t) of Regulation S-K in the table in the section entitled “Interests of City National’s Directors and Executive Officers in the Merger—Quantification of Potential Payments and Benefits to City National’s Named Executive Officers in Connection with the Merger”, including the footnotes to the table and the related narrative discussion, is hereby APPROVED.”

The vote on the merger-related compensation proposal is advisory in nature and, therefore, is not binding on City National or on RBC or the boards of directors or the compensation committees of City National or RBC, regardless of whether the merger agreement proposal is approved.

Approval of this advisory (non-binding) proposal is not a condition to completion of the merger. If the merger is completed, the merger-related compensation may be paid to City National’s named executive officers to the extent payable in accordance with the terms of their compensation agreements and arrangements, and the outcome of this advisory (non-binding) vote will not affect City National’s or RBC’s obligations to make these payments even if City National common stockholders do not approve, by advisory (non-binding) vote, this proposal.

The vote on the merger-related compensation proposal is separate from the vote to adopt the merger agreement. You may vote “AGAINST” the merger-related compensation proposal and “FOR” approval of the merger agreement proposal and vice versa. You also may abstain from this proposal and vote on the merger agreement proposal and vice versa.

Adjournment Proposal

City National common stockholders are being asked to grant authority to proxy holders to vote in favor of one or more adjournments of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement. If this proposal is approved, the special meeting could be successively adjourned to any date. In accordance with the City National by-laws, a vote on adjournment of the special meeting may be taken in the absence of a quorum. City National does not intend to call a vote on adjournment of the special meeting to solicit additional proxies if the merger agreement proposal is approved at the special meeting. Additionally, pursuant to the merger agreement, City National is only required to adjourn the special meeting to solicit additional proxies two times.

The approval of the adjournment proposal requires the affirmative vote of the holders of a majority of shares of City National common stock present in person or represented by proxy and entitled to vote thereon, whether or not a quorum is present.

Recommendations of the City National Board of Directors

The City National board of directors recommends that you vote “FOR” the merger agreement proposal, “FOR” the merger-related compensation proposal and “FOR” the adjournment proposal.

Record Date

City National has set the close of business on April 22, 2015 as the record date for the special meeting, and only holders of record of City National common stock on the record date are entitled to vote at the special meeting or any postponements or adjournments thereof. You are entitled to receive notice of, and to vote at, the special meeting if you owned shares of City National common stock, including shares in respect of City National restricted stock awards, as of the close of business on the record date. You will have one vote on all matters properly coming before the special meeting for each share of City National common stock that you owned as of the close of business on the record date.

As of the most recent practicable date, April 17, 2015, there were 55,605,013 shares of City National common stock outstanding and entitled to vote, held by 1,511 holders of record. As of April 13, 2015, the directors and executive officers of City National and their affiliates beneficially owned and were entitled to vote approximately 7,485,779 shares of City National common stock representing approximately 13.5% of the shares of City National common stock outstanding on that date. In connection with the merger agreement and the merger, the Goldsmith Parties have agreed to vote approximately 7,125,310 shares “FOR” the merger agreement proposal and “FOR” the adjournment proposal.

As of the most recent practicable date, April 17, 2015, RBC did not beneficially own any shares of City National’s common stock.

Quorum Required

The presence, in person or represented by proxy, of holders of a majority of the aggregate voting power of the issued and outstanding shares of City National common stock entitled to vote at the special meeting constitutes a quorum for the purposes of the special meeting.

Abstentions, which occur when you vote “ABSTAIN” with respect to one or more proposals, will be considered present for purposes of establishing a quorum.

Broker non-votes will also be considered present for purposes of establishing a quorum. Under the NYSE rule, banks, brokerage firms or other nominees who hold shares in “street name” for customers have the authority to vote on “routine” proposals when they have not received voting instructions from beneficial owners. However, banks, brokerage firms and other nominees are precluded from exercising their voting discretion with respect to approving non-routine matters such as the merger agreement proposal, the merger-related compensation proposal and the adjournment proposal. As a result, absent specific voting instructions from the beneficial owner of such shares of City National common stock, banks, brokerage firms and other nominees are not empowered to vote those shares of City National common stock on any of the proposals at the special meeting. A so-called “broker non-vote” results when banks, brokerage firms and other nominees return a valid proxy but do not vote on a particular proposal because they do not have discretionary authority to vote on the matter and have not received specific voting instructions from the beneficial owner of such shares. Because all proposals at the City National special meeting are considered non-routine, the only way a broker non-vote would result is if you provide your bank, brokerage firm or other nominee with instructions on how to vote your shares with respect to one or more proposals but do not provide it with instructions on how to vote your shares with respect to at least one proposal.

Failures to vote will not be considered present for purposes of establishing a quorum.

Vote Required

The approval of the merger agreement proposal requires the affirmative vote of a majority of the outstanding shares of City National common stock entitled to vote thereon. Failures to vote, abstentions and broker non-votes will have the same effect as a vote “AGAINST” the approval of the merger agreement.

The approval of the merger-related compensation proposal requires the affirmative vote of the holders of a majority of shares of City National common stock present in person or represented by proxy and entitled to vote thereon; however, such vote is advisory (non-binding) only. If your shares of City National common stock are present at the special meeting but are not voted on the proposal, or if you vote to abstain on the proposal, each will have the effect of a vote “AGAINST” the merger-related compensation proposal. If you fail to submit a proxy and fail to attend the special meeting, or if you do not instruct your bank, brokerage firm or other nominee to vote your shares of City National common stock in favor of the proposal, your shares of City National common stock will not be voted, but this will not have an effect on the advisory (non-binding) vote to approve the merger-related compensation proposal except to the extent it results in there being insufficient shares present at the meeting to establish a quorum.

The approval of the adjournment proposal requires the affirmative vote of the holders of a majority of shares of City National common stock present in person or represented by proxy and entitled to vote thereon, whether or not a quorum is present. If your shares of City National common stock are present at the special meeting but are not voted on the proposal, or if you vote to abstain on the proposal, each will have the effect of a vote “AGAINST” the adjournment proposal. If you fail to submit a proxy and fail to attend the special meeting or if your shares of City National common stock are held through a bank, brokerage firm or other nominee and you do not instruct your bank, brokerage firm or other nominee to vote your shares of City National common stock, your shares of City National common stock will not be voted, but this will not have an effect on the approval of the adjournment proposal.

How to Vote

Stockholders of Record

If your shares of City National common stock are registered directly in your name with the transfer agent of City National, Computershare Trust Company, N.A., you are considered, with respect to those shares of City National common stock, the stockholder of record. If you are a stockholder of record, this proxy statement/prospectus and the enclosed proxy card have been sent directly to you by City National.

If you are a stockholder of record, you may have your shares of City National common stock voted on matters presented at the special meeting in the following ways:

•	by touch-tone telephone or over the Internet, by accessing the telephone number or Internet website specified on the enclosed proxy card. The control number provided on your proxy card is designed to verify your identity when voting by telephone or by Internet. Proxies delivered over the Internet or by telephone must be submitted by 11:59 pm, Eastern Time, on the day before the special meeting. Please be aware that if you vote by telephone or over the Internet, you may incur costs such as telephone and Internet access charges for which you will be responsible;

•	by completing, signing, dating and returning the enclosed proxy card in the accompanying prepaid reply envelope, which must be received before the shares are voted at the special meeting; or

•	in person—you may attend the special meeting and cast your vote there. Attendance at the special meeting will not, in and of itself, constitute a vote or a revocation of a prior proxy, however.

Beneficial Holders

If your shares of City National common stock are held through a bank, brokerage firm or other nominee, you are considered the beneficial owner of shares of City National common stock held in “street name”. In that case, this proxy statement/prospectus has been forwarded to you by your bank, brokerage firm or other nominee who is considered, with respect to those shares of City National common stock, the stockholder of record. As the beneficial owner, you have the right to direct your bank, brokerage firm or other nominee how to vote your shares by following their instructions for voting.

To vote your shares as a beneficial owner, you must follow the instructions received from your bank, brokerage firm or other nominee in order to have your shares of City National common stock voted. Those instructions will identify how to ensure that your shares are voted. Please note that if you are a beneficial owner and wish to vote in person at the special meeting, you must provide a legal proxy from your bank, brokerage firm or other nominee at the special meeting.

Profit Sharing Plan Participants

If you are an employee participant that holds your shares of City National common stock through the City National Corporation Profit Sharing Plan (the “Profit Sharing Plan”), you will receive directions on how to submit your voting instructions from the trustee of such Profit Sharing Plan.

To vote your shares as a participant in the Profit Sharing Plan, you must follow the instructions received from the trustee in order to have your shares of City National common stock held in such Profit Sharing Plan voted. For any City National shares you hold in the Profit Sharing Plan, the deadline for submitting your voting instructions is May 22, 2015, which, for administrative reasons, is earlier than the deadline for voting City National shares not held in the Profit Sharing Plan. If your voting instructions are not received by such deadline, your City National shares held in the Profit Sharing Plan will be voted in proportion to the way the other Profit Sharing Plan participants voted their shares.

Other Voting Instructions

Please refer to the instructions on your proxy or voting instruction card to determine the deadlines for voting over the Internet or by telephone. If you submit a proxy by mailing a proxy card, your proxy card should be mailed in the accompanying prepaid reply envelope, and your proxy card must be filed with the Secretary of City National by the time the special meeting begins. Please do not send in your stock certificates with your proxy card. When the merger is completed, a separate letter of transmittal will be mailed to you that will enable you to receive the merger consideration in your elected form in exchange for your stock certificates.

If you vote by proxy, the individuals named on the enclosed proxy card (each of them, with full power of substitution) will vote your shares of City National common stock in the way that you indicate. When completing the Internet or telephone processes or the proxy card, you may specify whether your shares of City National common stock should be voted “FOR” or “AGAINST” or to “ABSTAIN” from voting on all, some or none of the specific items of business to come before the special meeting.

If you properly sign your proxy card but do not mark the boxes showing how your shares of City National common stock should be voted on a matter, the shares of City National common stock represented by your properly signed proxy will be voted “FOR” the merger agreement proposal, “FOR” the merger-related compensation proposal and “FOR” the adjournment proposal.

If you hold your shares in more than one brokerage account, or if you hold your shares in multiple ways (as a record holder, beneficial holder and/or Profit Share Plan participant), you may have received more than one set of proxy materials. It is important that you return all proxy cards and voting instruction cards to make sure all your shares are voted.

If you have any questions or need assistance voting your shares, please contact Innisfree M&A Inc, City National’s proxy solicitor, at (888) 750-5834.

IT IS IMPORTANT THAT YOU VOTE YOUR SHARES OF CITY NATIONAL COMMON STOCK PROMPTLY.

Revocations

Stockholders of Record

If you are a stockholder of record, you may change your vote at any time before your shares are voted in any of the following ways:

•	by voting via Internet or telephone at a later date (in which case only the later-submitted proxy will be counted and the earlier-submitted proxy will be revoked);

•	by completing, signing, dating and returning a new proxy card, which must be received before the shares are voted at the special meeting (in which case only the later-submitted proxy will be counted and the earlier-submitted proxy will be revoked);

•	by filing a timely written notice of revocation with the Corporate Secretary of City National at 555 South Flower Street, Los Angeles, California 90071; or

•	in person—you may attend the special meeting and cast your vote there (in which case any earlier-submitted proxy will be revoked). Attendance at the special meeting will not, in and of itself, constitute a vote or a revocation of a prior proxy.

Unless you decide to attend the meeting and vote your shares in person after you have submitted a prior proxy, we recommend that you revoke or amend your prior instructions in the same way you initially gave them—that is, by telephone, Internet or in writing. This will help to ensure that your shares are voted the way you have finally determined you wish them to be voted. If you revoke by mail or by using the telephone or Internet voting options, City National must receive the revocation before the special meeting begins. If you choose to revoke by mail, please make sure you have provided enough time for the replacement proxy to reach City National. Once the special meeting begins, you can only revoke your proxy in person. Once the polls close at the special meeting, the right to revoke ends.

Beneficial Holders

If you are a beneficial holder, you may change your vote by following the instructions provided to you by your bank, brokerage firm or other nominee and submit new voting instructions to such bank, brokerage firm or other nominee.

Profit Sharing Plan Participants

If you hold City National common stock through the Profit Sharing Plan, you must follow the instructions provided to you by the trustee of such Profit Sharing Plan and submit new voting instructions to such trustee. The deadline for such revocations is May 22, 2015. You will not be able to change your vote after this deadline.

Inspector of Election

City National has appointed Computershare Trust Company, N.A. to act as the inspector of election at the special meeting.

Results of the Special Meeting

The preliminary voting results will be announced at the City National special meeting. In addition, within four business days following certification of the final voting results, City National will file the final voting results with the SEC on Form 8-K.

Solicitation of Proxies; Payment of Solicitation Expenses

City National will pay for the proxy solicitation costs related to the City National special meeting, except that City National and RBC will share equally the costs and expenses of printing and mailing the proxy statement/prospectus and all filing and other fees paid to the SEC in connection with the merger.

City National has engaged Innisfree M&A Inc to act as its proxy solicitor and to assist in the solicitation of proxies for the special meeting. City National has agreed to pay such proxy solicitor approximately $25,000 plus reasonable out-of-pocket expenses for such services and also will indemnify it against certain claims, costs, damages, liabilities, judgments and expenses.

City National may reimburse banks, brokerage firms, other nominees or their respective agents for their expenses in forwarding proxy materials to beneficial owners of City National common stock.

City National’s directors, officers and employees also may solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Questions and Additional Information

If you have additional questions about the merger, need assistance in submitting your proxy or voting your shares of City National common stock or need additional copies of this proxy statement/prospectus or the enclosed proxy card, please contact Innisfree M&A Inc, City National’s proxy solicitor, by calling toll-free at (888) 750-5834.

INFORMATION ABOUT THE COMPANIES

Royal Bank of Canada

Executive Offices

200 Bay Street

Royal Bank Plaza

Toronto, Ontario, M5J 2J5

Telephone: (416) 955-7806

Royal Bank of Canada and its subsidiaries operate under the master brand name of RBC. RBC is Canada’s largest bank, and one of the largest banks in the world, based on market capitalization. RBC is one of North America’s leading diversified financial services companies, and provides personal and commercial banking, wealth management, insurance, investor services and capital markets products and services on a global basis. RBC employs approximately 78,000 full- and part-time employees who serve more than 16 million personal, business, public sector and institutional clients through offices in Canada, the U.S. and 39 other countries. RBC operates through six reporting segments: Personal & Commercial Banking, Wealth Management, Insurance, Investor & Treasury Services, Capital Markets and Corporate Support.

RBC common shares trade under the symbol “RY” on the TSX and the NYSE.

Additional information about RBC can be found on its website at www.rbc.com. The information provided on RBC’s website (or any other website referenced herein) is not part of this proxy statement/prospectus and is not incorporated herein by reference.

Additional information about RBC and its subsidiaries is included in documents incorporated by reference into this document. For more information, see the section entitled “Where You Can Find More Information”.

RBC USA Holdco Corporation

200 Vesey Street

New York, New York 10281

Telephone: (212) 858-7216

RBC USA Holdco Corporation (“Holdco”), is a Delaware corporation and a direct wholly-owned subsidiary of RBC. Holdco is RBC’s top-level holding company in the United States and the direct or indirect owner of the majority of RBC’s U.S. business operations, including RBC Capital Markets, LLC and RBC Global Asset Management (U.S.) Inc.

City National Corporation

Executive Offices

City National Plaza

555 South Flower Street

Los Angeles, California 90071

Telephone: (213) 673-7700

City National Corporation (“City National”), a Delaware corporation organized in 1968, provides a wide range of banking, investment and trust services to its clients through its wholly-owned banking subsidiary, City National Bank, which has conducted business since 1954. City National provides comprehensive financial solutions and a premier banking and financial experience to affluent individuals, entrepreneurs, professionals, their businesses and their families. City National is headquartered in Los Angeles, California and operates through 75 offices, including 16 full- service regional centers in Southern California, the San Francisco Bay area,

Nevada, New York City, Nashville, Tennessee and Atlanta, Georgia. City National employs approximately 3,600 full-time employees. At December 31, 2014, City National had consolidated total assets of $32.61 billion, total loan balances of $20.85 billion, total deposits of $28.11 billion, and assets under management or administration of $60.82 billion.

City National common stock trades under the symbol “CYN” on the NYSE.

Additional information about City National can be found on its website at www.cnb.com. The information provided on City National’s website is not part of this proxy statement/prospectus and is not incorporated herein by reference.

THE MERGER

The following discussion contains material information about the merger and certain terms of the merger agreement. You should also read in its entirety the section entitled “The Merger Agreement” for a discussion of additional material information about the terms of the merger agreement. The discussion is subject to, and qualified in its entirety by reference to, the merger agreement, a copy of which is attached as Appendix A to this proxy statement/prospectus and incorporated herein by reference. We urge you to read carefully this entire proxy statement/prospectus, including the merger agreement, for a more complete understanding of the merger.

Terms of the Merger

Transaction Structure

RBC’s and City National’s boards of directors have approved the merger agreement. The merger agreement provides for the acquisition of City National by RBC through the merger of City National with and into Holdco, with Holdco continuing as the surviving entity. Upon completion of the merger, the separate corporate existence of City National will cease. City National Bank, which is currently a wholly-owned subsidiary of City National, will be a wholly-owned subsidiary of Holdco upon completion of the merger.

Merger Consideration

Under the terms and subject to the conditions of the merger agreement, at the effective time of the merger, each share of City National common stock, par value $1.00 per share, will be converted into the right to receive an amount of cash (referred to as “cash consideration”) or an amount of RBC common shares (referred to as “share consideration”) at the election of the holder, subject to proration and certain other adjustments and limitations as provided for in the merger agreement.

Each share of City National common stock that is converted into the right to receive cash consideration will receive an amount in cash equal to the “Per Share Amount”. The Per Share Amount will be calculated by dividing the “Closing Transaction Value” by the number of shares of City National common stock outstanding at completion of the merger. Subject to certain adjustments and limitations as set forth in the merger agreement, the Closing Transaction Value represents an aggregate value, calculated by adding (1) the aggregate cash included in the merger consideration ($94.50 multiplied by 50% of the number of shares of City National common stock outstanding at completion of the merger (subject to certain adjustments)) and (2) the aggregate number of RBC common shares included in the merger consideration (41,358,212, as increased based on increases in City National shares permitted to be issued following execution of the merger agreement and decreased by shares of City National, if any, cancelled in connection with the merger) multiplied by the volume weighted average RBC common share price for the ten trading days preceding the day of completion of the merger (the “VWAP”) (calculated using both NYSE and TSX volumes and the Bank of Canada daily noon Canada/U.S. exchange rate on each applicable day).

Each share of City National common stock that is converted into the right to receive share consideration will receive a number of RBC common shares equal to the Per Share Amount divided by the VWAP. RBC will not issue any fractional RBC common shares in the merger. Instead, a City National common stockholder who otherwise would have received a fraction of an RBC common share will receive an amount in cash, rounded to the nearest whole cent, which amount is based on the value of such fractional RBC common share valued at the VWAP.

Set forth below is a table showing a range of hypothetical VWAP amounts, and for each such VWAP (i) the corresponding amount of cash consideration that a City National common stockholder would receive per share of common stock converted into the right to receive the cash consideration and (ii) the corresponding amount of share consideration that a City National common stockholder would receive per City National share of common stock converted into the right to receive the share consideration. The table does not reflect the fact that cash will be paid instead of fractional shares or the effects of proration.

Hypothetical VWAP (US$)	Share of City National Common Stock Receiving Cash Consideration (cash in US$)	Share of City National Common Stock Receiving Share Consideration (RBC common shares)	Value of Share Consideration (value based on VWAP)(2) (US$)
$67.11	$97.51	1.4530	$97.51
$66.11	$96.76	1.4636	$96.76
$65.11	$96.01	1.4746	$96.01
$64.11(1)	$95.26	1.4859	$95.26
$63.11	$94.51	1.4976	$94.51
$62.11	$93.76	1.5096	$93.76
$61.11	$93.02	1.5221	$93.02

(1)	Reflects the VWAP assuming completion of the merger on April 20, 2015, which amount is calculated (in accordance with the merger agreement) based on the volume weighted average RBC common share price for the ten trading days prior to April 20, 2015, which is calculated using both NYSE and TSX volumes and the Bank of Canada daily noon Canada/U.S. exchange rate on each applicable day.
(2)	The value of the share consideration received per share of City National common stock is based on the corresponding VWAP. The value of the share consideration at the time it is received will depend on the market price of RBC common shares at the time those RBC common shares are received (following completion of the merger), which market price will likely differ from the VWAP.

The examples above are illustrative only. The market prices of both RBC common shares and City National common stock will fluctuate before the completion of the merger, and the market price of RBC common shares may also fluctuate between the completion of the merger and the time you receive any RBC common shares. Accordingly, the actual VWAP, amount of cash consideration per City National share of common stock exchangeable for cash consideration and amount of share consideration per City National share of common stock exchangeable for share consideration will fluctuate, and those amounts as of the completion of the merger will likely vary from the illustrative examples provided above. You should obtain current stock price quotations for RBC common shares and City National common stock before you vote and before you make an election.

If you are a holder of City National common stock, regardless of whether you receive cash consideration or share consideration, or a mix of both, both the amount of and value of the merger consideration that you will receive will fluctuate based on the market price of RBC common shares. If you receive RBC common shares as all or a portion of your merger consideration, the value of such share consideration that you receive will depend on the market price of RBC common shares at the time you receive the RBC common shares (following completion of the merger). That market price will likely differ from the valuation of RBC common shares based on the VWAP, which is the value used to determine both the Per Share Amount and the amount of RBC common shares that a share of City National common stock will be converted into the right to receive if it is convertible into share consideration.

Elections by City National stockholders will be prorated and adjusted in accordance with the merger agreement, with the aggregate number of shares of City National common stock converted into the right to receive cash consideration and the aggregate number of shares of City National common stock converted into the right to receive share consideration determined in accordance with the formula and other provisions set forth in the merger agreement. The formula and other provisions set forth in the merger will be based on amounts that cannot be known until completion of the merger and will not take into account the elections made by City National stockholders. Under the merger agreement, the total number of shares of City National common stock that will be converted into the right to receive the share consideration, referred to as the “Stock Conversion

Number”, is calculated by dividing (1) the aggregate number of RBC common shares included in the merger consideration (41,358,212, as increased based on increases in City National shares permitted to be issued following execution of the merger agreement and decreased by shares of City National, if any, cancelled in connection with the merger), by (2) the “Exchange Ratio”. The Exchange Ratio is determined by dividing the Per Share Amount by the VWAP. The total number of shares of City National common stock that will be converted into the right to receive the cash consideration, referred to as the “Cash Conversion Number”, is calculated by subtracting the Stock Conversion Number from the total number of shares of City National common stock converted into merger consideration upon completion of the merger.

Holders of City National common stock, even if they make a valid election, will not know or be able to calculate until after the completion of the merger whether and to what extent they will be subject to the proration and adjustment procedures described below, and consequently to what extent they will receive cash consideration and/or share consideration in accordance with their election. Any holder of City National common stock who does not make a valid election in his, her or its form of election will receive cash, RBC common shares or a mixture of cash and RBC common shares, based on what is available after giving effect to the valid elections made by other City National common stockholders, as well as the proration and adjustment described below. In addition, City National common stockholders may specify different elections with respect to different shares held by such stockholders (for example, a stockholder with 100 shares could make a cash election with respect to 50 shares and a stock election with respect to the other 50 shares).

Cash Election

The merger agreement provides that each City National common stockholder who makes a valid cash election will have the right to receive, in exchange for each share of City National common stock, subject to proration and adjustment as described below, an amount in cash equal to the Per Share Amount.

The Cash Conversion Number will be determined at completion of the merger and the calculation of the Cash Conversion Number does not take into account the elections made by City National common stockholders. The number of shares of City National common stock that will be converted into the right to receive cash consideration will be equal to, and will not exceed, the Cash Conversion Number. In the event that cash consideration is oversubscribed, which means that holders of City National common stock have made cash elections with respect to a number of their shares that in the aggregate exceeds the Cash Conversion Number, then the applicable pro rata portion of such cash election shares held by each such City National stockholder will instead be converted into the right to receive share consideration.

Even if a holder of City National common stock makes a valid cash election, such stockholder may nevertheless receive a mix of cash and share consideration. The allocation of the mix of consideration payable to City National stockholders in the merger will not be known until the completion of the merger or until a time after completion.

Stock Election

The merger agreement provides that each City National common stockholder who makes a valid stock election will have the right to receive, in exchange for each share of City National common stock, subject to proration and adjustment as described below, a number of RBC common shares equal to the Per Share Amount divided by the VWAP.

The Stock Conversion Number will be determined at completion of the merger and the calculation of the Stock Conversion Number does not take into account the elections made by City National common stockholders. The number of shares of City National common stock that will be converted into the right to receive share consideration will be equal to, and will not exceed, the Stock Conversion Number. In the event that share consideration is oversubscribed, which means that holders of City National common stock have made stock elections with respect to a number of their shares that in the aggregate exceeds the Stock Conversion Number, then the applicable pro rata portion of such stock election shares held by each such City National stockholder will instead be converted into the right to receive cash consideration.

Even if a holder of City National common stock makes a valid stock election, such stockholder may nevertheless receive a mix of cash and share consideration. The allocation of the mix of consideration payable to City National common stockholders in the merger will not be known until the completion of the merger or until a time after completion.

The shares of City National common stock held by the Goldsmith Parties, which as of April 17, 2015 represented approximately 13% of City National’s outstanding common stock, will be converted into the right to receive share consideration notwithstanding the proration and adjustment provisions in the merger agreement. The Goldsmith Parties are required under the voting agreement to, among other things, make a stock election in respect of all of their shares pursuant to the voting agreement with RBC, and (subject to certain exemptions) continue to hold 50% of the RBC common shares received for a three year period. See “The Voting Agreement”. Those stock elections will be taken into account on the same basis as valid stock elections by all other holders of City National common stock with respect to whether or not the share consideration is oversubscribed.

Non-Election

City National common stockholders who make no election to receive cash or RBC common shares in the merger, whose elections are not received by the exchange agent by the election deadline, or whose forms of election are improperly completed and/or are not signed, will be deemed not to have made an election. City National common stockholders not making an election may be paid in cash, RBC common shares or a mix of cash and RBC common shares depending on, and after giving effect to, the proration and adjustment procedures described below, the number of valid cash elections and stock elections that have been made by other City National common stockholders, and the number of shares held by City National common stockholders who have perfected and not lost their right to dissenters’ rights of appraisal in accordance with the procedures and requirements of Delaware law.

Adjustment on a Prorated Basis

The cash and stock elections are subject to proration and adjustment to ensure that the number of shares of City National common stock that are converted into the right to receive the share consideration is equal to the Stock Conversion Number, and that the number of shares of City National common stock that are converted into the right to receive the cash consideration is equal to the Cash Conversion Number. As a result, even if a City National common stockholder makes a cash election or stock election, such City National stockholder may nevertheless receive some share consideration or some cash consideration, respectively. The number of shares of City National common stock that will be converted into the right to receive cash consideration and the number of shares of City National common stock that will be converted into the right to receive share consideration in the merger are also subject to proration and adjustment to the extent necessary to enable RBC’s and City National’s respective tax counsel to render their opinions that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. The shares of City National common stock held by the Goldsmith Parties will not be entitled to elect the cash consideration and will be converted into the right to receive the share consideration without regard to the proration and adjustment provisions in the merger agreement. See “The Merger—Interests of City National’s Directors and Executive Officers in the Merger”.

Proration Adjustment if Share Consideration is Oversubscribed

Cash consideration may be issued to City National common stockholders who make stock elections if the Stock Conversion Number is oversubscribed, which will occur if the number of such stock election shares exceeds the Stock Conversion Number. If the Stock Conversion Number is oversubscribed, then:

•	a City National common stockholder making a cash election, no election or an invalid election will receive the cash consideration for each share of City National common stock as to which he, she or it made a cash election, no election or an invalid election;

•	the Goldsmith Parties will receive share consideration for each share of City National common stock as to which they make a stock election (and the Goldsmith Parties have agreed to and are required to make a stock election for all of their shares pursuant to the voting agreement); and

•	a City National common stockholder making a stock election, other than the Goldsmith Parties, will receive:

•	the share consideration for a number of shares of City National common stock equal to the product obtained by multiplying (1) the number of shares of City National common stock for which such stockholder has made a stock election by (2) a fraction, the numerator of which is the Stock Conversion Number less the number of stock election shares held by the Goldsmith Parties (which will be the total number of shares held by the Goldsmith Parties at completion) and the denominator of which is the aggregate number of stock election shares less the number of stock election shares held by the Goldsmith Parties; and

•	the cash consideration for the remaining shares of City National common stock for which such City National common stockholder made a stock election.

Proration Adjustment if Share Consideration is Undersubscribed

Share consideration (RBC common shares) may be issued to City National common stockholders who make cash elections if the Stock Conversion Number is undersubscribed, which will occur if the number of stock election shares is less than the Stock Conversion Number. The amount by which the number of stock election shares is less than the Stock Conversion Number is referred to herein as the “shortfall number”.

If the Stock Conversion Number is undersubscribed, then all City National common stockholders making a stock election will receive the share consideration for all shares of City National common stock as to which they made a stock election. City National common stockholders making a cash election, City National common stockholders who make no election and City National common stockholders who failed to make a valid election will receive cash and/or RBC common shares based in part on whether the shortfall number is less or greater than the number of the shares of City National common stock for which no elections are made or for which City National common stockholders failed to make a valid election, which are referred to as the “non-election shares”, as described below.

Scenario 1: shortfall number is less than or equal to the number of non-election shares. If the shortfall number is less than or equal to the number of non-election shares, then:

•	a City National common stockholder making a stock election will receive the share consideration for each share of City National common stock as to which he, she or it made a stock election;

•	a City National common stockholder making a cash election will receive the cash consideration for each share of City National common stock as to which he, she or it made a cash election; and

•

a City National common stockholder who made no election or who did not make a valid election with respect to any of his, her or its shares of City National common stock will receive (i) the share consideration in respect of the number of such holder’s non-election shares equal to the product of (x) the number of non-election shares held by such holder and (y) a fraction, the numerator of which is the shortfall number and the denominator of which is the total number of non-election shares, and (ii) the cash consideration in respect of such holder’s other non-election shares.

Scenario 2: shortfall number exceeds the number of non-election shares. If the shortfall number exceeds the number of non-election shares, then:

•	a City National common stockholder making a stock election will receive the share consideration for each share of City National common stock as to which he, she or it made a stock election;

•	a City National common stockholder who made no election or who has not made a valid election will receive the share consideration for each share of City National common stock for which he, she or it made no election or did not make a valid election; and

•	a City National common stockholder making a cash election will receive:

•	the cash consideration with respect to the number of shares of City National common stock equal to the product obtained by multiplying (1) the number of shares of City National common stock with respect to which such City National stockholder made a cash election by (2) a fraction, the numerator of which is equal to the amount by which the shortfall number exceeds the number of non-election shares and the denominator of which is equal to the total number of cash election shares; and

•	share consideration with respect to the remaining shares of City National common stock held by such City National stockholder as to which he, she or it made a stock election.

Conversion of City National Common Stock; Exchange of Certificates; Elections as to Form of Consideration

The conversion of City National common stock into the right to receive the merger consideration will occur automatically upon completion of the merger. As soon as reasonably practicable after completion of the merger, an exchange agent will exchange certificates or book entry shares representing shares of City National common stock for merger consideration to be received by holders of City National common stock in the merger pursuant to the terms of the merger agreement.

Form of Election

The merger agreement provides that City National common stockholders will be provided with a form of election and other appropriate and customary transmittal materials. Each City National common stockholder will be sent an election form and transmittal materials after the City National special meeting. The mailing is expected to occur approximately 35 days prior to the anticipated closing date of the merger. Each form of election will allow the holder to make cash or stock elections or no elections. RBC and the exchange agent will also make available forms of election to each person who subsequently becomes a holder of City National common stock.

Holders of City National common stock who wish to elect the type of merger consideration they will receive in the merger should carefully review and follow the instructions set forth in the form of election. City National common stockholders who hold their shares in “street name” should follow their broker’s instructions for making an election with respect to such shares. Shares of City National common stock as to which the holder has not made a valid election prior to the election deadline set forth in the election form (currently expected to be the day that is 30 days after the mailing date described above), will be treated as though they had not made an election.

To make an election, a holder of City National common stock must submit a properly completed form of election so that it is actually received by the exchange agent at or prior to the election deadline in accordance with the instructions on the form of election. A form of election will be properly completed only if accompanied by certificates representing all certificated shares of City National common stock covered by the form of election

(or appropriate evidence as to the loss, theft or destruction, appropriate evidence as to the ownership of that certificate by the claimant, and appropriate and customary indemnification, as described in the form of election), together with duly executed transmittal materials included in the form of election.

Generally, an election may be revoked or changed, but only by written notice received by the exchange agent prior to the election deadline. If an election is revoked and unless a subsequent properly executed form of election is actually received by the exchange agent at or prior to the election deadline, the holder having revoked the election will be deemed to have made no election with respect to his, her or its shares of City National common stock, and the exchange agent will return those certificates to the stockholder who submitted those certificates via first-class mail upon the holder’s request. If the merger agreement is terminated, and any certificates have been transmitted to the exchange agent, the exchange agent will return those certificates to the stockholder who submitted those certificates via first-class mail.

City National common stockholders will not be entitled to revoke or change their elections following the election deadline. As a result, City National common stockholders who have made elections will be unable to revoke their elections or sell their shares of City National common stock during the interval between the election deadline and the date of completion of the merger.

Shares of City National common stock as to which the holder has not made a valid election prior to the election deadline, including as a result of revocation, will be deemed non-election shares. If it is determined that any purported cash election or stock election was not properly made, the purported election will be deemed to be of no force or effect and the holder making the purported election will be deemed not to have made an election for these purposes, unless a proper election is subsequently made on a timely basis.

Letter of Transmittal

Soon after the completion of the merger, the exchange agent will send a letter of transmittal to only those persons who were City National common stockholders at the effective time of the merger and who have not previously submitted a form of election and properly surrendered shares of City National common stock to the exchange agent. This mailing will contain instructions on how to surrender shares of City National common stock (if these shares have not already been surrendered) in exchange for the merger consideration the holder is entitled to receive under the merger agreement. If a certificate for City National common stock has been lost, stolen or destroyed, the exchange agent will issue the consideration properly payable under the merger agreement upon receipt of appropriate evidence as to that loss, theft or destruction, appropriate evidence as to the ownership of that certificate by the claimant, and appropriate and customary indemnification.

Withholding

RBC is entitled to deduct and withhold, or cause the surviving entity (which is Holdco) or the exchange agent to deduct and withhold, from the cash portion of the aggregate merger consideration, any cash in lieu of fractional RBC common shares, cash dividends or distributions payable to any holder of City National common stock such amounts as it is required to deduct and withhold under any federal, state, local or foreign tax law. If any such amounts are withheld, these amounts will be treated for all purposes of the merger as having been paid to the City National common stockholders from whom they were withheld.

Dividends and Distributions

Until City National common stock certificates or book-entry shares are surrendered for exchange, any dividends or other distributions having a record date after the effective time of the merger with respect to the whole number of RBC common shares into which shares of City National common stock may have been converted will accrue but will not be paid. RBC will pay to former City National common stockholders any unpaid dividends or other distributions, without interest, only after they have duly surrendered their City National common stock certificates or book-entry shares. After the effective time of the merger, there will be no transfers on the stock transfer books of City National of any shares of City National common stock. If certificates representing shares of City National common stock are presented for transfer after the completion of the merger, they will be cancelled and exchanged for the merger consideration into which the shares of City National common stock represented by that certificate have been converted.

Dissenting Shares

Shares held by City National common stockholders who have perfected and not lost their right to dissenters’ rights of appraisal in accordance with the procedures and requirements of Delaware law will not be converted into the right to receive either cash consideration or share consideration, and such City National common stockholders will be entitled only to the rights granted by Delaware law. If any such City National stockholder withdraws or loses his, her or its right to dissent under Delaware law at or prior to the effective time of the merger, the shares of City National common stock held by such City National stockholder will be treated as non-election shares and converted into the right to receive the cash consideration, the share consideration or a mix of cash and share consideration.

Treatment of City National Preferred Stock

Under the terms and subject to the conditions of the merger agreement, upon completion of the merger (i) each share of City National’s 5.50% Non-Cumulative Perpetual Preferred Stock, Series C, par value $1.00 per share, issued and outstanding immediately prior to completion of the merger will be converted into one share of RBC 5.50% Non-Cumulative Perpetual Preferred Shares, Series C-1(the “RBC Series C-1 Preferred Shares”), and (ii) each share of City National’s 6.750% Fixed Rate/Floating Rate Non-Cumulative Preferred Stock, Series D, par value $1.00 per share, issued and outstanding immediately prior to completion of the merger will be converted into one share of RBC 6.75% Fixed Rate/Floating Rate Non-Cumulative Preferred Shares, Series C-2 (the “RBC Series C-2 Preferred Shares”). The RBC Series C-1 Preferred Shares and the RBC Series C-2 Preferred Shares, referred to as the “New RBC Preferred Shares”, will have powers, preferences and special rights that are substantially similar to and not materially less favorable to the holder than the powers, preferences and special rights set out in the certificate of designations of the corresponding series of City National preferred stock.

Each outstanding share of City National preferred stock is presently represented by depositary shares, referred to as “City National Depositary Shares”, that are listed on the NYSE and represent a one-fortieth interest in a share of the corresponding series of City National preferred stock. Upon completion of the merger, RBC will assume the obligations of City National under (i) the Deposit Agreement, dated November 13, 2012 (as it may be amended from time to time), among City National, Computershare Trust Company, N.A. as depositary, Computershare Inc. and the holders from time to time of the Depositary Receipts (relating to the City National 5.50% Non-Cumulative Perpetual Preferred Stock, Series C) and (ii) the Deposit Agreement, dated November 7, 2013 (as it may be amended from time to time), among City National, Computershare Trust Company, N.A. as depositary, Computershare Inc. and the holders from time to time of the Depositary Receipts (relating to the City National 6.750% Fixed Rate/Floating Rate Non-Cumulative Preferred Stock, Series D). RBC will instruct Computershare Trust Company, N.A., referred to as the “Depositary”, as the depositary of the deposit agreements, referred to as the “Deposit Agreements”, to treat New RBC Preferred Shares received by it upon the cancellation of the shares of City National preferred stock as newly deposited securities under the applicable Deposit Agreement. In accordance with the terms of the relevant Deposit Agreement, the City National Depositary Shares will thereafter represent a one-fortieth interest in the relevant series of New RBC Preferred Shares. Such depositary shares will continue to be listed on the NYSE upon completion of the merger under a new name and will be traded under a new symbol.

Where appropriate, references in this proxy statement/prospectus to City National preferred stock and New RBC Preferred Shares shall also be considered to be references to the applicable depositary shares representing a one-fortieth interest in such City National preferred stock or such New RBC Preferred Shares, respectively.

Existing holders of RBC preferred shares will continue to own their existing preferred shares, which will not be affected by the merger.

THE DEPOSITARY IS THE ONLY HOLDER OF RECORD OF SHARES OF CITY NATIONAL PREFERRED STOCK, WHICH ARE REPRESENTED BY DEPOSITARY SHARES. ALL HOLDERS OF CITY NATIONAL DEPOSITARY SHARES SHOULD FOLLOW THE INSTRUCTIONS GIVEN TO THEM BY THEIR BROKER.

CITY NATIONAL PREFERRED STOCKHOLDERS ARE NOT ENTITLED TO AND ARE NOT BEING REQUESTED TO VOTE ON THE MERGER OR ANY OTHER MATTER AT THE CITY NATIONAL SPECIAL MEETING. CITY NATIONAL PREFERRED STOCKHOLDERS DO NOT HAVE DISSENT RIGHTS IN CONNECTION WITH THE MERGER.

Background of the Merger

The board of directors of City National has periodically reviewed and discussed City National’s business, strategic direction, performance and prospects in the context of developments in the banking industry and the competitive landscape. Among other things, these discussions have included discussions about possible strategic directions available to City National, including, from time to time, hypothetical acquisitions or business combinations involving various other financial institutions.

RBC also regularly evaluates the potential acquisition of and holds discussions with various financial institutions. In the recent past, RBC has worked to expand its global wealth management footprint and invested significantly in its capital markets business, especially in the United States. As part of these efforts, in November of 2013, Dave McKay, at the time the Group Head, Personal and Commercial Banking, of RBC, arranged a meeting with Russell Goldsmith, City National’s Chief Executive Officer, at which Mr. McKay discussed RBC’s potential interest in a combination with City National. Mr. McKay and Mr. Goldsmith met and discussed their respective businesses generally. However, the meeting did not result in further discussions about a potential combination or transaction terms at that time.

In July 2014, Mr. McKay again contacted Mr. Goldsmith to arrange a meeting on July 29, 2014, at which meeting Mr. McKay—who had become the President and Chief Executive Officer elect of RBC since the prior meeting—told Mr. Goldsmith that he remained interested in a potential combination with City National. There was no discussion, however, of transaction terms. In late August, Mr. McKay followed up on this meeting by calling Mr. Goldsmith to inform him that RBC continued to consider a potential transaction, and that RBC was willing to express its potential interest in writing and would follow up with a non-binding indication of interest reflecting a cash and stock transaction with an implied value of approximately $90 per share. On September 3, 2014, Mr. McKay sent the non-binding indication to City National, together with a confidentiality agreement, and an offer to meet again in person to discuss RBC’s interest and engage in a discussion on strategy, culture, people and their respective organizations.

On September 10 and 11, 2014, Messrs. McKay and Goldsmith, together with additional representatives from each organization, met to discuss their respective organizations and the possibility of engaging in further discussions regarding a potential transaction. While Mr. Goldsmith informed Mr. McKay that he did not believe that the price indicated in the non-binding indication of interest was sufficient, Mr. Goldsmith indicated it might make sense to engage in further discussions to see if a transaction might be achievable that would be in the best interests of each organization.

As a result of these meetings and discussions, the parties and their representatives met again on September 23, 2014 to conduct limited high level due diligence. On the same day as the diligence meeting, the City National board met at a regularly scheduled dinner meeting and Mr. Goldsmith described the discussions and activities to date, and provided the board with a high level overview of RBC. On September 24, 2014, at the regularly scheduled board meeting, Mr. Goldsmith further updated the City National board on the due diligence meetings with RBC.

During the month of October, representatives of City National and RBC, including Messrs. Goldsmith and McKay, continued to engage in periodic discussions. Among other things, these discussions concerned City National’s business model, compliance matters, financial position and prospects, as well as potential next steps for a potential transaction. In addition, Mr. McKay and Mr. Goldsmith discussed respective approaches to modeling the potential impact and future value contribution of City National to RBC. As a result of these discussions, Mr. McKay indicated a willingness to increase RBC’s indication of implied value to approximately $93 per share, to be paid in a combination of cash and stock, but Mr. Goldsmith responded that the price remained too low. During October and November 2014, each of Mr. McKay and Mr. Goldsmith periodically updated their respective boards of directors regarding the status of the discussions and developments, and were encouraged to continue to explore the possibility of a transaction. Diligence and valuation discussions continued through November.

On December 4, Mr. McKay proposed a further revised implied transaction value of $97 per share, with the actual value to be fixed at signing based on the volume weighted average price of RBC’s common shares for the period from December 4 through signing of a definitive agreement. Mr. McKay proposed that the merger consideration would be paid half in cash and half in stock, and the two CEOs discussed the Goldsmith Parties receiving all stock in the merger. The indicated price was subject to RBC’s completion of a comprehensive due diligence review. Mr. Goldsmith informed Mr. McKay that he would recommend the transaction to his board of directors at that price. Mr. Goldsmith and Mr. McKay also discussed the possibility of City National common stockholders having the ability to elect their preferred form of merger consideration, and the mechanism associated with such an election. Following the meeting, City National’s counsel, Wachtell, Lipton, Rosen & Katz, and RBC’s counsel, Sullivan & Cromwell LLP, discussed the mechanics of a cash/stock election mechanism, including the possibility of a “value equalization” feature designed to ensure that City National common stockholders receive comparable value as of the closing regardless of the form of consideration ultimately received. The following day, Mr. Goldsmith and Mr. McKay spoke to discuss planning next steps and coordination of diligence efforts.

Mr. Goldsmith updated the City National board at a special telephonic meeting held on December 9, and the board agreed that the parties should commence a comprehensive due diligence review and work towards a potential combination. Thereafter, each party brought in their respective diligence teams to conduct their diligence work. At about this time, RBC’s counsel provided City National’s counsel a draft merger agreement, and draft voting agreement for the Goldsmith Parties, and the parties began simultaneously to negotiate transaction documentation.

On December 17, 2014, the City National board of directors held a regular meeting attended by City National management, representatives of its financial advisors, BofA Merrill Lynch and Sandler O’Neill, and its legal counsel Wachtell Lipton. At the meeting, representatives of the financial advisors discussed with the board the potential opportunity with RBC and implied pricing; the Canadian economy and banking landscape; RBC’s businesses, performance, competitive positioning and valuation metrics, including views of analysts and rating agencies; and valuation metrics for City National. Wachtell Lipton discussed the City National board’s fiduciary duties under Delaware law, as well as the proposed terms of the transaction included in the draft merger agreement and voting agreement. The City National board agreed that management and its advisors should continue to work towards a potential transaction on the terms discussed.

Due diligence continued from late December into the first three weeks of January, 2015, and the parties worked to complete their due diligence reviews and negotiate the definitive transaction documentation. During this time, City National and RBC periodically updated their boards regarding the status of due diligence and negotiations. On January 16, Mr. McKay and Mr. Goldsmith spoke in an attempt to finalize the transaction pricing, with Mr. McKay noting that RBC would not be able to move forward at an implied valuation of $97 per share, but would be willing and able to move forward with a transaction at a lower valuation. Following further discussions, including a discussion of the recent significant decline in market prices in general and for RBC and City National specifically, as well as significant global reductions in energy prices that were affecting the U.S. and Canadian economies, Mr. McKay and Mr. Goldsmith agreed to recommend to their respective boards of directors revised pricing (based on the then current RBC trading price) of $94.50 per share, payable approximately half in cash and half in RBC common shares, with an agreed upon exchange ratio for the stock portion of the merger consideration based on that price, not subject to further adjustment for pre-announcement or post-announcement price fluctuations, other than as provided under the value equalization mechanism.

On January 20, the City National board held a special meeting. Mr. Goldsmith began the meeting with an update regarding the status of the transaction and a discussion of the revised pricing. Mr. Goldsmith noted that the pricing discussed at the December 17, 2014, board meeting had been based on a volume weighted average pricing concept that was expected to cover a fifteen-day period and that preceded full diligence. Mr. Goldsmith noted that as of January 16, the decline in RBC’s stock price meant that the original pricing concept would have yielded a price per share of $95.21, and that the new pricing of $94.50 included an agreed upon exchange ratio for the stock portion of the merger consideration that would not adjust based on pre-announcement price changes. Mr. Goldsmith further noted that the decline in RBC’s stock price meant that City National common stockholders would receive almost half a million additional RBC common shares in the transaction under the new pricing, and that the market premium on December 17 of approximately 23.22% (under the old pricing) was now 25.78% (under the new pricing). Representatives of City National’s financial advisors then discussed with the board, and answered questions regarding the impact of the recent decline in energy prices, the revised pricing, and also discussed with the board the Canadian economy, the recent market movements and RBC. Wachtell Lipton then updated the board regarding the board’s fiduciary duties and the status of legal matters. At this point in the meeting, Mr. McKay joined by telephone and spoke with the City National board about RBC and his continued enthusiasm for the potential combination of the two companies, discussed RBC’s strategic approach, and shared his perspective on the positive impact of the combination on City National’s investors, clients, colleagues and community. After Mr. McKay concluded his remarks and left the conference call, Mr. Goldsmith continued with the board meeting and noted that the Board would have the opportunity to further consider and discuss the transaction at the board’s regularly scheduled meeting the next day, and the board authorized City National management and legal advisors to prepare final draft transaction documents for the board’s consideration.

The next day, at its regularly scheduled January 21 board meeting, Mr. Goldsmith again updated the board regarding the discussions and negotiations with RBC. Mr. Goldsmith and members of senior management also described the due diligence process between the two institutions and summarized the results of City National’s due diligence of RBC. Representatives of BofA Merrill Lynch and Sandler O’Neill then reviewed with the board their financial analysis of the merger consideration, as more fully described below under the heading “—Opinions of City National’s Financial Advisors”, and each of the firms rendered to the City National board of directors its oral opinion that, as of that date and based on and subject to various assumptions, matters considered and limitations described in the opinion, the merger consideration was fair, from a financial point of view, to the holders of City National common stock. Wachtell Lipton then discussed with the City National board of directors the legal principles and standards applicable to its consideration of the proposed merger, described the material terms of the merger and voting agreements, as well as the proposed post-merger arrangements with Mr. Goldsmith and other senior executives. After discussion, and in light of the board’s review and consideration of the factors described under “—City National’s Reasons for the Merger; Recommendation of the City National Board of Directors”, the board unanimously determined that the merger and the other transactions contemplated by the merger agreement were advisable and in the best interests of City National and its common stockholders, and the board unanimously approved and adopted the merger and determined to recommend that City National common stockholders approve and adopt the merger agreement.

On January 21, RBC’s board of directors met with members of RBC’s management team and RBC’s financial and legal advisors to review and consider the proposed transaction. At the meeting, the RBC board approved the entry into a transaction with City National. The RBC board of directors then directed its management team to finalize and execute a definitive merger agreement on the terms reviewed at the board meeting.

On January 22, 2015, the parties entered into the merger agreement and the voting agreement, and publicly announced the merger the same day.

City National’s Reasons for the Merger; Board Recommendation of the City National Board of Directors

After careful consideration, and in consultation with City National’s management and external financial and legal advisors, the City National board unanimously determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement were advisable, fair to and in the best interests of City National and its stockholders and approved and adopted the merger agreement, the merger and the other transactions contemplated by the merger agreement. Accordingly, the City National board unanimously recommended that its common stockholders approve and adopt the merger agreement, the merger and the other transactions contemplated by the merger agreement.

The City National board considered a number of factors in determining to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, including the following material factors:

•	the implied value of the merger consideration of $93.88 as of January 20, 2015 (the day prior to the board meeting at which the board approved the transaction) represented a premium of 26% to the closing price of City National common stock on the NYSE as of January 20, 2015 and was 2.57 times City National’s tangible book value per share as of January 20, 2015;

•	the cash component of the transaction offers City National common stockholders the opportunity to realize cash for the value of their shares with immediate certainty of value;

•	the stock component of the transaction offers City National common stockholders the opportunity to participate in the future growth and opportunities of the combined company, and the expected tax treatment of the merger as a “reorganization” for U.S. federal income tax purposes, such that receipt of share consideration (other than any cash in lieu of fractional shares) will generally be tax-free to City National’s common stockholders, as further described under “The Merger—Material United States Federal Income Tax Consequences”;

•	the cash/stock election mechanism of the merger agreement, which offers City National common stockholders the opportunity to seek their preferred form of consideration, subject to proration, and with an equalization mechanic intended to ensure that common stockholders receive comparable value, as of the closing, regardless of the form of consideration ultimately received;

•	the financial presentation of City National’s financial advisors, BofA Merrill Lynch and Sandler O’Neill, to the City National board on January 21, 2015, and the separate opinions of each such financial advisor delivered to the City National board, that as of such date and based on and subject to certain assumptions, procedures, qualifications and limitations, the merger consideration was fair, from a financial point of view, to City National’s common stockholders, as further described under “The Merger—Opinions of City National’s Financial Advisors”;

•	the potential for City National’s common stockholders, as future RBC shareholders, to benefit to the extent of their interest in the combined company from the synergies of the merger and the anticipated pro forma impact of the merger discussed with the City National board, and the expectation that the merger will be accretive to RBC’s earnings per share (before amortization of intangibles) in the latter part of year three and accretive to earnings in year two;

•	the view that the shared core values of City National and RBC, including both companies’ prudent risk culture, strong commitment to client service and focus on building solid client relationships, would assist in integration and operating the combined company post-closing to the benefit of City National common stockholders as future RBC shareholders;

•	the belief that the merger would accelerate the accomplishment of a variety of key elements of City National’s strategic plan, promoting both continuity and growth and enabling City National’s team to maintain and even strengthen City National’s value proposition by drawing upon the combined company’s compatible competencies, talented employees and combined resources;

•	the City National board’s familiarity with and understanding of City National’s business, results of operations, asset quality, financial and market position and its expectations concerning City National’s future earnings and prospects;

•	information and discussions regarding RBC’s business, results of operations, financial and market position and future earnings and prospects;

•	the historical and current trading prices and volumes of each of City National’s common stock and RBC’s common shares, and the significantly higher current dividend yield of RBC common shares relative to City National common stock;

•	the City National board’s familiarity with and understanding of the industries and the current and prospective environment in which each of City National and RBC operate, including foreign, domestic and local economic conditions, the interest rate environment, the competitive and regulatory environments for financial institutions generally, and the likely effect of these factors on City National both with and without the merger;

•	the regulatory and other approvals required in connection with the merger, and the expectation that such approvals could be received in a reasonably timely manner and without the imposition of unacceptable conditions;

•	the City National board’s ongoing evaluation, with the assistance of financial advisors, of strategic alternatives available to City National for maximizing value over the long term and the potential risks, rewards and uncertainties associated with such alternatives, and the City National board’s belief that the proposed merger with RBC was the best option available to City National common stockholders;

•	the terms and conditions of the merger agreement and the course of negotiations of the merger agreement, including, among other things, the merger consideration election mechanic (see “The Merger—Terms of the Merger”), the ability of the City National board, under certain circumstances, to change its recommendation to City National stockholders regarding the merger (see “The Merger Agreement—Covenants and Agreements”), the conditions to closing (see “The Merger Agreement—Conditions to the Merger”), the ability of City National to terminate the merger agreement under certain circumstances (see “The Merger Agreement—Termination”), the possibility that City National would be required to pay a termination fee under certain circumstances, as well as the City National board’s belief that the termination fee is not likely to significantly deter another party from making a superior acquisition proposal (see “The Merger Agreement—Effect of Termination and Termination Fee”) and that City National’s common stockholders will have an opportunity to vote on the merger and that their approval is a condition to completion of the merger (see “The Merger Agreement—Conditions to the Merger”), and the terms of the merger agreement that restrict City National’s ability to solicit alternative transactions, as discussed under “The Merger Agreement—Covenants and Agreements”;

•	the risk that the merger may not be consummated or that the closing may be unduly delayed, including as a result of factors outside either party’s control;

•	the potential risk of diverting management attention and resources from the operation of City National’s business to the merger, and the possibility of employee attrition or adverse effects on client and business relationships as a result of the announcement and pendency of the merger;

•	the potential risks and costs associated with successfully integrating City National’s business, operations and workforce with those of RBC, including the risk of not realizing all of the anticipated benefits of the merger or not realizing them in the expected timeframe; and

•	the other risks described under the sections entitled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements”.

In considering the recommendation of the City National board, you should be aware that certain directors and officers of City National may have interests in the merger that are different from, or in addition to, interests of stockholders of City National generally and may create potential conflicts of interest. The City National board was aware of these interests and considered them when evaluating and negotiating the merger agreement, the merger and the other transactions contemplated by the merger agreement, and in recommending to City National’s common stockholders that they vote in favor of the merger agreement proposal. See “The Merger—Interests of City National Directors and Executive Officers in the Merger”.

This discussion of the information and factors considered by the City National board includes the material factors considered by the City National board, but it is not intended to be exhaustive and may not include all the factors considered by the City National board. In view of the wide variety of factors considered, and the complexity of these matters, the City National board did not quantify or assign any relative or specific weights to the various factors that it considered in reaching its determination to adopt and approve the merger agreement, the merger and the other transactions contemplated by the merger agreement. Rather, the City National board viewed its position and recommendation as being based on the totality of the information presented to and factors considered by it, including discussions with, and questioning of, City National’s management and its financial and legal advisors. In addition, individual members of the City National board may have given differing weights to different factors. It should be noted that this explanation of the reasoning of the City National board and certain information presented in this section is forward-looking in nature and, therefore, that information should be read in light of the factors discussed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements”.

For the reasons set forth above, the City National board of directors unanimously recommends that the City National common stockholders vote “FOR” the merger agreement proposal.

Opinions of City National’s Financial Advisors

On January 21, 2015, at a meeting of City National’s board of directors held to evaluate the merger, each of BofA Merrill Lynch and Sandler O’Neill delivered to City National’s board of directors an oral opinion, which was confirmed by delivery of separate written opinions dated January 21, 2015 from each of BofA Merrill Lynch and Sandler O’Neill, to the effect that, as of the date of such opinion and based on and subject to various assumptions and limitations described in such opinion, the merger consideration to be received by holders of City National common stock was fair, from a financial point of view, to such holders.

The full text of the written opinions of BofA Merrill Lynch and Sandler O’Neill to City National’s board of directors, which describe, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, are attached as Appendix C and Appendix D, respectively, to this document and are incorporated by reference herein in their entirety. The following summaries of the BofA Merrill Lynch opinion and the Sandler O’Neill opinion are qualified in their entirety by reference to the full text of each of the opinions. Each of BofA Merrill Lynch and Sandler O’Neill delivered its respective opinion to City National’s board of directors for the benefit and use of City National’s board of directors (in its capacity as such) in connection with and for purposes of its evaluation of the merger consideration from a financial point of view. Neither the BofA Merrill Lynch opinion nor the Sandler O’Neill opinion addresses any other aspect of the merger and no opinion or view was expressed as to the relative merits of the merger in comparison to other strategies or transactions that might be available to City National or in which City National might engage or as to the underlying business decision of City National to proceed with or effect the merger. Neither the BofA Merrill Lynch opinion nor the Sandler O’Neill opinion addresses any other aspect of the merger and neither opinion constitutes a recommendation to any stockholder as to how to vote or act in connection with the proposed merger or any related matter.

Opinion of BofA Merrill Lynch

City National has retained BofA Merrill Lynch to act as a financial advisor to City National in connection with the merger. BofA Merrill Lynch is an internationally recognized investment banking firm which is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. City National selected BofA Merrill Lynch to act as a financial advisor to City National in connection with the merger on the basis of BofA Merrill Lynch’s experience in transactions similar to the merger, its reputation in the investment community and its familiarity with City National and its business.

In connection with rendering its opinion, BofA Merrill Lynch:

(1)	reviewed certain publicly available business, regulatory and financial information relating to City National and RBC;

(2)	reviewed certain internal financial and operating information with respect to the business, operations and prospects of City National furnished to or discussed with BofA Merrill Lynch by the management of City National, including certain financial forecasts relating to City National prepared by the management of City National, referred to herein as the “City National management forecasts”;

(3)	reviewed certain publicly available financial forecasts relating to RBC, referred to herein as the “RBC public forecasts”;

(4)	discussed the past and current business, operations, financial condition and prospects of City National with members of the senior managements of City National and RBC, and discussed the past and current business, operations, financial condition and prospects of RBC, including certain internal financial and operating information and financial forecasts prepared and furnished to BofA Merrill Lynch by the management of RBC, with members of the senior managements of City National and RBC;

(5)	reviewed the potential pro forma financial impact of the merger on the future financial performance of RBC, including the potential effect on RBC’s estimated earnings per share;

(6)	reviewed the trading histories for the City National common stock and the RBC common shares and a comparison of such trading histories with each other and with the trading histories of other companies BofA Merrill Lynch deemed relevant;

(7)	compared certain financial and stock market information of City National and RBC with similar information of other companies BofA Merrill Lynch deemed relevant;

(8)	compared certain financial terms of the merger to financial terms, to the extent publicly available, of other transactions BofA Merrill Lynch deemed relevant;

(9)	reviewed a draft, dated January 21, 2015, of the merger agreement; and

(10)	performed such other analyses and studies and considered such other information and factors as BofA Merrill Lynch deemed appropriate.

In arriving at its opinion, BofA Merrill Lynch assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with it and relied upon the assurances of the managements of City National and RBC that they were not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to the City National management forecasts, BofA Merrill Lynch was advised by City National, and assumed, that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of City National as to the future financial performance of City National. With respect to the RBC public forecasts, BofA Merrill Lynch was advised by City National management that they believed, and BofA Merrill Lynch assumed with City National’s consent, that the RBC public forecasts were a reasonable basis upon which to evaluate the future financial performance of RBC and, based on management of City National’s review and assessment of the future financial results reflected in the financial forecasts prepared and furnished to BofA Merrill Lynch by the management of RBC and the RBC public forecasts, BofA Merrill Lynch relied, at the direction of City National, on the RBC public forecasts for purposes of its opinion. BofA Merrill Lynch did not make and was not provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of City National or RBC, nor did it make any physical inspection of the properties or assets of City National or RBC. BofA Merrill Lynch did not evaluate the solvency or fair value of City National or RBC under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. BofA Merrill Lynch assumed, at the direction of City National, that the merger would be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the merger, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, would be imposed that would have an adverse effect on City National, RBC or the contemplated benefits of the merger. BofA Merrill Lynch also assumed, at the direction of City National, that the merger will qualify for federal income tax purposes as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended. BofA Merrill Lynch also assumed, at the direction of City National, that the final executed merger agreement would not differ in any material respect from the draft merger agreement reviewed by BofA Merrill Lynch.

BofA Merrill Lynch expressed no view or opinion as to any terms or other aspects of the merger (other than the merger consideration to the extent expressly specified in its opinion), including, without limitation, the form or structure of the merger, the form of the merger consideration, the allocation of the merger consideration between the share consideration and the cash consideration, the amount or type of any consideration payable to any holder of preferred stock or other equity security of City National or any voting agreements entered into in connection with the transaction. BofA Merrill Lynch was not requested to, and it did not, solicit indications of interest or proposals from third parties regarding a possible acquisition of all or any part of City National or any alternative transaction. BofA Merrill Lynch’s opinion was limited to the fairness, from a financial point of view, of the merger consideration to be received by the holders of City National common stock and no opinion or view was expressed with respect to any consideration received in connection with the merger by the holders of any other class of securities, creditors or other constituencies of any party. In addition, no opinion or view was expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any of the officers, directors or employees of any party to the merger, or class of such persons, relative to the merger consideration. Furthermore, no opinion or view was expressed as to the relative merits of the merger in comparison to other strategies or transactions that might be available to City National or in which City National might engage or as to the underlying business decision of City National to proceed with or effect the merger. BofA Merrill Lynch did not express any opinion as to what the value of RBC common shares actually would be when issued or the prices at which City National common stock or RBC common shares would trade at any time, including following announcement or consummation of the merger. In addition, BofA Merrill Lynch expressed no opinion or recommendation as to how any stockholder should vote or act in connection with the merger or any related matter. Except as described above, City National imposed no other limitations on the investigations made or procedures followed by BofA Merrill Lynch in rendering its opinion.

BofA Merrill Lynch’s opinion was necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to BofA Merrill Lynch as of, the date of its opinion. The credit, financial and stock markets have been experiencing unusual volatility and BofA Merrill Lynch expressed no opinion or view as to any potential effects of such volatility on City National, RBC or the transaction. It should be understood that subsequent developments may affect its opinion, and BofA Merrill Lynch does not have any obligation to update, revise or reaffirm its opinion. The issuance of BofA Merrill Lynch’s opinion was approved by BofA Merrill Lynch’s Americas Fairness Opinion Review Committee.

City National has agreed to pay BofA Merrill Lynch for its services in connection with the merger an aggregate fee of $12,500,000, a portion of which was payable in connection with its opinion and a significant portion of which is contingent upon the completion of the merger. City National also has agreed to reimburse BofA Merrill Lynch for its expenses incurred in connection with BofA Merrill Lynch’s engagement and to indemnify BofA Merrill Lynch, any controlling person of BofA Merrill Lynch and each of their respective directors, officers, employees, agents and affiliates against specified liabilities, including liabilities under the federal securities laws.

BofA Merrill Lynch and its affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies, governments and individuals. In the ordinary course of their businesses, BofA Merrill Lynch and its affiliates invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in the equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of City National, RBC and certain of their respective affiliates.

BofA Merrill Lynch and its affiliates in the past have provided, currently are providing, and in the future may provide investment banking, commercial banking and other financial services to City National and certain of its affiliates and have received or in the future may receive compensation for the rendering of these services, including (i) having acted or acting as a lender under certain credit facilities of City National and certain of its affiliates, (ii) having acted as a book runner for a preferred stock offering of City National and (iii) having provided or providing certain equity, credit, distressed and derivatives trading services and products to City National.

In addition, BofA Merrill Lynch and its affiliates in the past have provided, currently are providing, and in the future may provide investment banking, commercial banking and other financial services to RBC and certain of its affiliates and have received or in the future may receive compensation for the rendering of these services, including (i) having acted or acting as a lender under certain credit facilities, letters of credit and leasing facilities of RBC and certain of its affiliates, (ii) having acted as manager for various debt offerings of RBC and certain of its affiliates, (iii) having provided or providing certain equity, credit, distressed, derivatives and foreign exchange trading services and products to RBC and (iv) having provided or providing certain treasury and management services and products to RBC.

Opinion of Sandler O’Neill

By letter dated January 21, 2015, City National retained Sandler O’Neill to act as a financial advisor to City National’s board of directors in connection with its consideration of a possible business combination involving City National and RBC. Sandler O’Neill is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Sandler O’Neill is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

In connection with rendering its opinion dated January 21, 2015, Sandler O’Neill reviewed and considered, among other things:

•	the merger agreement;

•	certain publicly available financial statements and other historical financial information of City National that Sandler O’Neill deemed relevant;

•	certain publicly available financial statements and other historical financial information of RBC that Sandler O’Neill deemed relevant;

•	certain internal financial forecasts for City National for the years ending December 31, 2014 through December 31, 2016 and a long-term earnings estimate based on analysis of the impact of interest rate changes as discussed with senior management of City National;

•	median publicly available analyst earnings estimates for RBC for the years ending December 31, 2014 through December 31, 2016 and a long-term earnings growth rate for the years thereafter as provided by senior management of RBC;

•	certain estimated transaction costs, purchase accounting adjustments, expected cost savings and other synergies which were provided by RBC and its financial advisor;

•	a comparison of certain financial and other information, including stock trading information, for City National and RBC with similar publicly available information for certain other publicly traded commercial banks;

•	the financial terms of certain other recent merger and acquisition transactions in the banking sector;

•	the current market environment generally and the banking environment in particular; and

•	such other information, financial studies, analyses and investigations and financial, economic and market criteria as Sandler O’Neill considered relevant.

Sandler O’Neill also discussed with certain members of the senior management of City National the business, financial condition, results of operations and prospects of City National and held similar discussions with the senior management of RBC regarding the business, financial condition, results of operations and prospects of RBC.

In performing its review and analyses, Sandler O’Neill relied upon the accuracy and completeness of all of the financial and other information that was available to it from public sources, that was provided to Sandler O’Neill by City National and RBC or their respective representatives or that was otherwise reviewed by Sandler O’Neill and Sandler O’Neill assumed such accuracy and completeness for purposes of preparing its opinion. Sandler O’Neill also received and used in its analyses certain projections of transaction costs, purchase accounting adjustments and expected cost savings which were prepared by and/or reviewed with senior management of RBC. Sandler O’Neill further relied on the assurances of senior management of each of City National and RBC that they were not aware of any facts or circumstances that would make any of such information inaccurate or misleading in any material respect. Sandler O’Neill was not asked to undertake, and did not undertake, an independent verification of any of such information and does not assume any responsibility or liability for the accuracy or completeness. Sandler O’Neill did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of City National or RBC or any of their respective subsidiaries, nor has it reviewed any individual credit files of City National or RBC. Sandler O’Neill also assumed that there was no material change in the respective assets, financial condition, results of operations, business or prospects of City National or RBC since the date of the most recent financial data made available to it as of the date of its opinion.

Sandler O’Neill assumed, with City National’s consent, that each of the parties to the merger agreement would comply with all material terms of the merger agreement and all related agreements, that all of the representations and warranties contained in such agreements were true and correct, that each of the parties to such agreements will perform all of the covenants required to be performed by such party under the agreements and that the conditions precedent in such agreements will not be waived. Sandler O’Neill also assumed that in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on City National and RBC. Sandler O’Neill also assumed the merger and any related transaction will be consummated in accordance with the terms of the merger agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements. Sandler O’Neill expressed no opinion as to any of the legal, accounting and tax matters relating to the merger and any other transactions contemplated in connection therewith.

Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Sandler O’Neill’s analyses do not necessarily reflect the value of City National’s common stock or the prices at which RBC’s common stock may be sold at any time.

City National has agreed to pay Sandler O’Neill for its services in connection with the merger an aggregate fee of $12,500,000, a portion of which was payable in connection with its opinion and a significant portion of which is contingent upon the completion of the merger. City National also has agreed to reimburse Sandler

O’Neill for its expenses incurred in connection with its engagement and to indemnify Sandler O’Neill against specified liabilities, including liabilities under the federal securities laws. Within the past two years, Sandler O’Neill provided general investment banking services to City National for which Sandler O’Neill was paid approximately $65,000.

Sandler O’Neill is a full service securities firm engaged in securities and other brokerage activities. In the ordinary course of Sandler O’Neill’s business as a broker-dealer, it may purchase securities from and sell securities to City National and RBC and their affiliates. Sandler O’Neill may also actively trade the equity and debt securities of City National and RBC and their affiliates for its own account and for the accounts of its customers. In addition, Sandler O’Neill and its affiliates in the past have provided, currently are providing, and in the future may provide investment banking and other financial services to RBC and have received fees of approximately $1,800,000 in connection with these services over the previous two (2) years. Sandler O’Neill in the future may receive compensation for the rendering of these services.

Financial Analyses of City National’s Financial Advisors

The following represents a brief summary of the material financial analyses jointly presented by BofA Merrill Lynch and Sandler O’Neill to City National’s board of directors in connection with their respective opinions. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses performed by BofA Merrill Lynch and Sandler O’Neill, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses performed by BofA Merrill Lynch and Sandler O’Neill. Considering the data set forth in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by BofA Merrill Lynch and Sandler O’Neill. For purposes of the financial analyses summarized below, (1) the term “January 20 Implied Total Consideration” refers to BofA Merrill Lynch’s and Sandler O’Neill’s calculation of the implied value of the per share merger consideration to be received by holders of City National common stock of $93.88, calculated on the basis as the sum of (i) $47.25 in cash and (ii) $46.63, the value of 1.4979 RBC common shares using the closing price of the RBC common shares on the NYSE on January 20, 2015 (the last trading day prior to the delivery of the financial advisors’ respective opinions) and (2) the term “Transaction Price” refers to BofA Merrill Lynch’s and Sandler O’Neill’s calculation of the implied value of the per share merger consideration to be received by holders of City National common stock of $94.50, calculated on the basis as the sum of (i) $47.25 in cash and (ii) $47.25, the value of 1.4979 RBC common shares using the closing price of the RBC common shares on the NYSE on January 16, 2015 (the last trading day prior to the date on which the exchange ratio was agreed to between City National and RBC).

City National Financial Analyses

Selected Publicly Traded Companies Analysis. BofA Merrill Lynch and Sandler O’Neill reviewed publicly available financial and stock market information for City National and the following 12 selected publicly traded banks and thrifts:

•	First Niagara Financial Group, Inc.

•	SVB Financial Group

•	East West Bancorp, Inc.

•	Signature Bank

•	FirstMerit Corporation

•	Umpqua Holdings Corporation

•	Prosperity Bancshares, Inc.

•	BankUnited, Inc.

•	UMB Financial Corp

•	PacWest Bancorp

•	F.N.B. Corporation

•	IBERIABANK Corporation

BofA Merrill Lynch and Sandler O’Neill reviewed, among other things, per share equity values, based on closing stock prices on January 20, 2015, of the selected publicly traded companies as multiples of the selected companies’ tangible book value per share, commonly referred to as “TBV”, as of September 30, 2014 and estimated earnings per share, commonly referred to as “EPS”, for calendar years 2015 and 2016. BofA Merrill Lynch and Sandler O’Neill then applied September 30, 2014 TBV multiples of 1.5x to 2.0x derived from the selected publicly traded companies to City National’s September 30, 2014 TBV, applied calendar year 2015 EPS multiples of 11.1x to 15.1x derived from the selected publicly traded companies to City National’s calendar year 2015 estimated EPS and applied calendar year 2016 EPS multiples of 9.7x to 13.2x derived from the selected publicly traded companies to City National’s calendar year 2016 estimated EPS. Estimated financial data of the selected publicly traded companies were based on publicly available research analysts’ estimates, and estimated financial data of City National were based on the City National management forecasts. This analysis indicated the following approximate implied per share equity value reference ranges for City National, as compared to (i) the January 20 Implied Total Consideration and (ii) the Transaction Price:

Implied Per Share Equity Value Reference Ranges for City National			January 20 Implied Total Consideration	Transaction Price
9/30/2014 TBV	2015E EPS	2016E EPS
$54.10 - $73.19	$49.52 - $67.00	$56.79 - $76.83	$93.88	$94.50

No company used in this analysis is identical or directly comparable to City National. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading or other values of the companies to which City National was compared.

Selected Precedent Transactions Analysis. BofA Merrill Lynch and Sandler O’Neill reviewed, to the extent publicly available, financial information relating to 63 selected transactions announced since January 1, 2000 (excluding transactions announced during 2008 and 2009) involving U.S. banks and thrifts and having announced transaction values of between $1 billion and $20 billion. Of the 63 selected transactions reviewed, the following 12 transactions announced since January 1, 2010 are referred to herein as the “post-2010 transactions”:

Acquiror	Target
• BB&T Corporation	• Susquehanna Bancshares, Inc.
• CIT Group Inc.	• IMB HoldCo LLC
• Umpqua Holdings Corporation	• Sterling Financial Corporation
• PacWest Bancorp	• CapitalSource Inc.

•    M&T Bank Corporation

•    Mitsubishi UFJ Financial Group, Inc.

•    The PNC Financial Services Group, Inc.

•    Capital One Financial Corporation

•    Comerica Incorporated

•    Hancock Holding Company

•    Bank of Montreal

•    First Niagara Financial Group, Inc.

•    Hudson City Bancorp, Inc.

•    Pacific Capital Bancorp

•    RBC Bank (USA)

•    ING Bank, fsb

•    Sterling Bancshares, Inc.

•    Whitney Holding Corporation

•    Marshall & Ilsley Corporation

•    NewAlliance Bancshares, Inc.

BofA Merrill Lynch and Sandler O’Neill reviewed, among other things, per share transaction values, based on closing stock prices on the last trading day prior to the announcement of the transaction, of the target companies in the selected transactions as multiples of the target company’s TBV and estimated EPS for the next twelve months, commonly referred to as “NTM EPS”. BofA Merrill Lynch and Sandler O’Neill then applied TBV and NTM EPS multiples of 2.5x to 3.4x and 14.7x to 19.9x, respectively, derived from the 63 selected transactions to City National’s September 30, 2014 TBV and estimated NTM EPS. BofA Merrill Lynch and Sandler O’Neill also applied TBV and NTM EPS multiples of 1.4x to 1.9x and 16.2x to 21.9x, respectively, derived from the 12 post-2010 transactions to City National’s September 30, 2014 TBV and estimated NTM EPS. Estimated financial data of the selected transactions were based on publicly available information at the time of announcement of the relevant transaction. Estimated financial data of City National were based on the City National management forecasts. This analysis indicated the following approximate implied per share equity value reference ranges for City National, as compared to (i) the January 20 Implied Total Consideration and (ii) the Transaction Price:

Implied Per Share Equity Value Reference Ranges for City National			January 20 Implied Total Consideration	Transaction Price
	9/30/2014 TBV	NTM EPS
Overall	$88.91 - $120.29	$59.90 - $81.05	$93.88	$94.50
Post-2010	$50.12 - $67.81	$66.18 - $89.54

No company, business or transaction used in this analysis is identical or directly comparable to City National or the merger. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition or other values of the companies, business segments or transactions to which City National and the merger were compared.

Dividend Discount Analysis. BofA Merrill Lynch and Sandler O’Neill performed a dividend discount analysis of City National to calculate the estimated present value of distributable cash flows City National was forecasted to generate during City National’s fiscal years 2015 through 2019 based on the City National management forecasts. BofA Merrill Lynch and Sandler O’Neill performed the dividend discount analysis using the two sets of projections included in the City National management forecasts, the first of which assumed that the forward federal funds rate would rise 170 basis points by year-end 2017 and remain flat through 2019, and the second of which assumed that the forward federal funds rate would rise 240 basis points through September 2018 and remain flat thereafter. BofA Merrill Lynch and Sandler O’Neill calculated terminal values for City National by applying terminal forward multiples of 12.5x to 14.5x to City National’s fiscal year 2020 estimated incremental earnings based on the City National management forecasts. The cash flows and terminal values were then discounted to present value as of August 1, 2015 using discount rates ranging from 9.3% to 11.8%, which were based on an estimate of City National’s cost of equity capital. This analysis indicated the following approximate implied per share equity value reference ranges for City National as compared to (i) the January 20 Implied Total Consideration and (ii) the Transaction Price:

Implied Per Share Equity Value Reference Range for City National		January 20 Implied Total Consideration	Transaction Price
+170bps Federal Funds Assumption	+240bps Federal Funds Assumption
$80.45 - $101.44	$89.47 - $112.78	$93.88	$94.50

RBC Financial Analysis

Selected Publicly Traded Companies Analysis. BofA Merrill Lynch and Sandler O’Neill reviewed publicly available financial and stock market information for RBC and the following five Canadian banks:

•	Toronto-Dominion Bank

•	Bank of Nova Scotia

•	Bank of Montreal

•	Canadian Imperial Bank of Commerce

•	National Bank of Canada

BofA Merrill Lynch and Sandler O’Neill reviewed, among other things, the closing stock prices of the selected publicly traded companies on January 20, 2015 as a multiple of TBV as of October 31, 2014 and estimated EPS for calendar years 2015 and 2016. BofA Merrill Lynch and Sandler O’Neill then compared these October 31, 2014 TBV multiples and estimated EPS multiples for calendar years 2015 and 2016 derived for the selected companies to corresponding data for RBC based on the closing price of RBC common shares on January 20, 2015. Estimated financial data of the selected publicly traded companies were based on publicly available research analysts’ estimates, and estimated financial data of RBC were based on the RBC public forecasts. This analysis indicated the following implied median multiples for the selected companies, as compared to corresponding multiples implied for RBC, based on the closing price of RBC common shares on January 20, 2015:

	Implied Median Multiples for Selected Companies	Implied Multiples for RBC Based on Closing Stock Price on 1/20/2015
Equity Value as a Multiple of Estimated EPS:
Calendar Year 2015	10.6x	11.0x
Calendar Year 2016	9.8x	10.2x
Equity Value as a Multiple of 10/31/2014 TBV:	2.22x	2.72x

No company used in this analysis is identical or directly comparable to RBC. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the public trading or other values of the companies to which RBC was compared.

Other Factors

In rendering their respective opinions, BofA Merrill Lynch and Sandler O’Neill also reviewed and considered other factors, including:

•	historical trading prices of City National common stock during the 52-week period ended January 20, 2015, which reflected low and high closing prices for City National common stock of approximately $67.35 and $82.34;

•	the implied premium of the Transaction Price and the January 20 Implied Total Consideration to historical trading prices of City National common stock;

•	historical trading prices of RBC common shares and the five Canadian banks listed above for the ten-year period ended January 20, 2015;

•	historical closing prices of City National common stock and RBC common shares as multiples of their respective TBVs and NTM EPSs;

•	the implied transaction multiples of City National’s TBV as of September 30, 2014, estimated TBV as of December 31, 2014 and estimated EPS for calendar years 2015, 2016 and 2017 based on the City National management forecasts;

•

the implied financial impact of the merger to the holders of City National common stock who will hold RBC common shares received as merger consideration following the merger, including the implied differences between the estimated TBV as of August 1, 2015, estimated EPS for calendar years 2015, 2016 and 2017 and estimated per-share dividend distributions (assuming the amount of such dividend distributions remain unchanged) for City National, based on the City National management forecasts, and those same financial metrics for the combined company (taking into account the pro forma financial impact of the merger), based on the City National management forecasts and the RBC public forecasts;

•	certain operating metrics for RBC and the five Canadian banks listed above; and

•	the relationship between movements in City National common stock and RBC common shares during the three-year period ended January 20, 2015.

Miscellaneous

As noted above, the discussion set forth above is a summary of the material financial analyses jointly presented by BofA Merrill Lynch and Sandler O’Neill to City National’s board of directors in connection with their respective opinions and is not a comprehensive description of all analyses undertaken by BofA Merrill Lynch or Sandler O’Neill in connection with their respective opinions. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to partial analysis or summary description. BofA Merrill Lynch and Sandler O’Neill believe that their analyses summarized above must be considered as a whole. BofA Merrill Lynch and Sandler O’Neill further believe that selecting portions of their analyses and the factors considered or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying BofA Merrill Lynch’s and Sandler O’Neill’s respective analyses and opinions. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis referred to in the summary.

In performing their analyses, BofA Merrill Lynch and Sandler O’Neill considered industry performance, general business and economic conditions and other matters, many of which are beyond the control of City National and RBC. The estimates of the future performance of City National and RBC in or underlying BofA Merrill Lynch’s and Sandler O’Neill’s analyses are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those estimates or those suggested by BofA Merrill Lynch’s and Sandler O’Neill’s analyses. These analyses were prepared solely as part of BofA Merrill Lynch’s and Sandler O’Neill’s analysis of the fairness, from a financial point of view, of the merger consideration and were provided to City National’s board of directors in connection with the delivery of the BofA Merrill Lynch opinion and the Sandler O’Neill opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities have traded or may trade at any time in the future. Accordingly, the estimates used in, and the ranges of valuations resulting from, any particular analysis described above are inherently subject to substantial uncertainty and should not be taken to be BofA Merrill Lynch’s and Sandler O’Neill’s view of the actual values of City National or RBC.

The type and amount of consideration payable in the merger was determined through negotiations between City National and RBC, rather than by any financial advisor, and was approved by City National’s board of directors. The decision to enter into the merger agreement was solely that of City National’s board of directors. As described above, BofA Merrill Lynch’s and Sandler O’Neill’s respective analyses and opinions were only one of many factors considered by City National’s board of directors in its evaluation of the proposed merger and should not be viewed as determinative of the views of City National’s board of directors or management with respect to the merger or the merger consideration.

RBC’s Reasons for the Merger

At its meeting on January 21, 2015, the RBC board of directors approved the merger and authorized RBC management to enter into the merger agreement. In the course of making its decision to approve the merger, the

RBC board of directors consulted with RBC’s management, as well as its financial advisors, RBC Capital Markets and JPMorgan, and considered a number of factors.

One of RBC’s strategic goals is to be a leading provider of wealth management solutions in key markets, including the U.S. City National brings strength in private banking and commercial banking that are complementary to RBC’s current wealth management activities in the U.S. and will enable RBC to deepen its relationships and breadth of service offering to high net worth and business owner clients and their businesses. City National operates in attractive geographies, services desirable clients, and offers products and services that are significantly aligned to RBC’s core competencies. RBC believes that City National’s proven business model and management team will provide a powerful foundation for future growth.

Management and Board of Directors of RBC After the Merger

Upon completion of the merger, the current directors and senior officers of RBC are expected to continue in their current positions, other than as may be publicly announced by RBC in the normal course.

Information about the current RBC directors and executive officers can be found in the documents listed under “Where You Can Find More Information”.

Interests of City National’s Directors and Executive Officers in the Merger

In considering the recommendation of City National’s board of directors that you vote to approve the merger agreement proposal, you should be aware that City National’s non-employee directors and executive officers have economic interests in the merger that are different from, or in addition to, those of City National’s stockholders generally. City National’s board of directors was aware of these interests and considered them, among other matters, in reaching its decisions to (i) approve the merger agreement and the transactions contemplated thereby and (ii) recommend that the stockholders of City National approve the merger agreement proposal. The transactions contemplated by the merger agreement will be a “change in control” for purposes of the City National compensation and benefit plans described below.

Certain Assumptions

Except as otherwise specifically noted, for purposes of quantifying the potential payments and benefits described in this section, the following assumptions were used:

•	The relevant price per share of City National common stock is $88.82, which is the average closing price per share of City National’s common stock as quoted on the NYSE over the first five business days following the first public announcement of the merger on January 22, 2015;

•	The effective time is March 5, 2015, which is the assumed date of the closing of the merger solely for purposes of the disclosure in this section; and

•	Each executive officer of City National is terminated by City National without “cause” or resigns for “good reason” (as such terms are defined in the relevant City National plans and agreements as in effect on the date hereof), in either case immediately following the assumed effective time of March 5, 2015.

Equity Compensation

Treatment of Stock Options

At the effective time, each City National option, whether vested or unvested, that is outstanding immediately prior to the effective time (including any such option held by an executive officer) shall (i) if granted prior to the date of the merger agreement, become vested in full and (ii) whether granted prior to or after the date of the merger agreement, be converted automatically into an option to purchase, on the same terms and conditions as were applicable immediately prior to the effective time, the number of RBC common shares (rounded down to the nearest whole number of shares) equal to the product of (A) the number of shares of City National common stock subject to such option immediately prior to the effective time, multiplied by (B) the exchange ratio, at an exercise price per share equal to the quotient (rounded up to the nearest whole cent) obtained by dividing (1) the exercise price per share of City National common stock subject to such option immediately prior to the effective time, by (2) the exchange ratio.

Treatment of Restricted Stock

At the effective time, each award of restricted City National common stock that is outstanding immediately prior to the effective time (including any such award held by an executive officer) shall (i) if granted prior to the date of the merger agreement, fully vest and be cancelled and converted automatically into the right to receive, at the election of the holder of the award, either the stock consideration or the cash consideration, treating such award in the same manner as all other outstanding shares of City National common stock for such purposes or (ii) if granted after the date of the merger agreement, be converted into an award of restricted RBC common shares with the same terms and conditions as were applicable under such award immediately prior to the effective time, and relating to the number of RBC common shares equal to the product of the number of shares of City National common stock subject to such award immediately prior to the effective time, multiplied by the exchange ratio, with any fractional shares rounded to the next whole number of shares.

Treatment of Restricted Stock Units

At the effective time, each City National restricted stock unit award that is outstanding immediately prior to the effective time (including any such award held by an executive officer) shall (i) if granted prior to the date of the merger agreement (other than certain vested awards that provide for payment upon separation from service, as described below), vest (and with respect to any award that vests, in whole or in part, based on the achievement of a specified level of performance, the deemed value of such award will be determined in accordance with the terms of the applicable award agreement) and be cancelled and converted automatically into the right to receive, as soon as reasonably practicable after the effective time (or, if such award is subject to an irrevocable deferral election, at the time or times specified by such election), (A) if the terms of such award provide for settlement in cash, an amount in cash, without interest, equal to the cash consideration in respect of each share of City National common stock underlying such award or, if the terms of such award provide for settlement in shares of City National common stock, the stock consideration in respect of each share of City National common stock underlying such award, plus (B) an amount in cash equal to all accrued but unpaid dividend equivalents with respect to such award or (ii) if granted after the date of the merger agreement (or if granted prior to the date of the merger agreement on terms that provide for payment solely on a separation from service), be converted into a restricted stock unit award with the same terms and conditions as were applicable immediately prior to the effective time and relating to the number of RBC common shares equal to the product of the number of shares of City National common stock subject to such award immediately prior to the effective time, multiplied by the exchange ratio, with any fractional shares rounded to the next whole number of shares. With respect to the 2015 annual restricted stock unit award granted to Russell Goldsmith (whom we sometimes refer to in this section as the “CEO”), which will be converted into an RBC restricted stock unit award as described above, the applicable performance condition will be measured at the end of the 2015 calendar year except that, if the CEO’s employment is terminated without “cause” or for “good reason” after the effective time and prior to the end of the 2015 calendar year, such performance condition will be waived at the time of the termination of employment.

Treatment of Deferred Units

At the effective time, each deferred stock unit credited to an account that is deemed invested in City National common stock as of immediately prior to the effective time under City National Bank’s executive deferred compensation plan or director deferred compensation plan (together the “deferred compensation plans”)

and the supplemental retirement benefit agreement with Russell Goldsmith, as amended, shall be deemed to be invested in RBC common shares, with the number of RBC common shares subject to the deferred stock units in a participant’s account as of the effective time to be equal to the product (rounded up to the nearest whole number of shares) of (i) the number of shares of City National common stock subject to such deferred stock units as of immediately prior to the effective time, and (ii) the exchange ratio. Following the effective time, the deferred compensation plans will otherwise continue to have the same terms, including payment terms and investment options, that were applicable immediately prior to the effective time, with the City National common stock fund to be replaced with an RBC common shares fund.

Cash Long-Term Incentive Awards

At the effective time, the CEO’s long-term cash incentive awards that remain outstanding as of immediately prior to the effective time shall be deemed earned at the level of performance specified in the applicable award agreements, which, (i) in the case of awards with goals based on earnings per share, is $1,500,000, (ii) in the case of awards granted prior to 2015 with goals based on total stockholder return, is $1,000,000, (iii) in the case of awards granted in 2015 with goals based on total stockholder return, is the greater of $1,000,000 (i.e., target value) and the value based on actual performance prior to effective time and (iv) in the case of awards granted in 2015 with goals based on a combination of operational metrics, is the greater of $1,325,000 (i.e., target value) and the value based on actual performance prior to the effective time.

See the section entitled “Interests of City National’s Directors and Executive Officers in the Merger—Quantification of Potential Payments and Benefits to City National’s Named Executive Officers in Connection with the Merger” for an estimate of the value of the unvested equity awards held by each of City National’s named executive officers that will become vested at the effective time and, in the case of the CEO, unvested cash long-term incentive awards that will become vested at the effective time or as a result of a qualifying termination thereafter. Based on the assumptions described above under “—Certain Assumptions”, (i) the estimated aggregate value of the unvested equity awards held by City National’s two executive officers who are not named executive officers that will become vested at the effective time is as follows: unvested City National options—$56,031; unvested City National restricted stock—$52,137; and unvested City National restricted stock units—$19,461. For more information on equity holdings of City National non-employee directors and executive officers, see the table entitled “Beneficial Ownership of City National Common Stock”.

Employment and Retention Agreements

Russell Goldsmith

In connection with the merger, the CEO entered into a new employment agreement with RBC, which will become effective, and supersede his employment agreements with City National, at the effective time.

RBC Employment Agreement with Russell Goldsmith. The new employment agreement between RBC and the CEO provides for his continued service as Chairman and Chief Executive Officer of City National Bank for a term of three years following the closing date (with an option for the CEO to serve, at his election, solely as Chairman during the third year). Under the agreement, with respect to City National’s fiscal year 2015, the CEO will be eligible to receive annual incentive compensation and long-term incentive awards in accordance with the award opportunities previously established by City National, and from and after November 1, 2015, with respect to each fiscal year of RBC, the CEO will have an annual base salary of $1,000,000 (which may be increased but not decreased) and annual variable incentive compensation with a target value of $5,300,000. The agreement provides that an amount equal to $8,085,000 (the amount of cash severance that the CEO would have been entitled to receive under his employment agreements with City National upon a termination of employment without “cause” or for “good reason” following a change in control) shall be credited to a deferred compensation account for the CEO’s benefit and shall be paid to the CEO upon his future separation from service for any reason. Further, the agreement provides that the CEO’s long-term cash incentive awards granted prior to 2015 that remain outstanding as of immediately prior to the effective time, which are deemed earned as of the effective time as described above under “—Cash Long-Term Incentive Awards”, will become non-forfeitable in full as of the effective time.

If the CEO’s employment is terminated without “cause” or for “good reason” (as such terms are defined in the new employment agreement) during the term of the new employment agreement, he will be entitled to receive (i) payment of annual target variable compensation, prorated for the applicable fiscal year and paid 50% within 30 days of termination and 50% on the third anniversary of termination, (ii) subject to his execution and the effectiveness of a general release of claims, cash severance equal to the product of (x) the sum of the annual base salary and annual target variable compensation and (y) a fraction, the numerator of which is the number of days from the date of termination until the expiration of the term and the denominator of which is 365, (iii) full accelerated vesting of outstanding equity awards (with any applicable performance goals deemed to be achieved at the greater of target level and the actual level of performance through the date of termination) and long-term cash incentive awards, and (iv) certain other severance benefits. If such termination of employment occurs during the first year following the effective time, then the CEO will be entitled to receive a gross-up for any excise tax imposed on the payments and benefits to the CEO in connection with the change in control and his termination of employment by reason of Sections 4999 and 280G of the U.S. Internal Revenue Code, and, in all other cases, the provisions of the CEO employment agreements regarding the treatment of such excise tax (as described below) will continue to apply.

The CEO has also entered into a restrictive covenant agreement with RBC in his capacity as a selling stockholder of City National, and such agreement includes a 12-month post-termination employee and customer non-solicit covenant and a 4-year post-closing non-compete covenant.

Superseded City National Employment Agreements with Russell Goldsmith. The CEO is party to two employment agreements with City National which we refer to collectively as the “CEO employment agreements”. Read together, the CEO employment agreements set forth the CEO’s employment terms following a change in control. As described above the CEO employment agreements will be superseded by the new employment agreement that the CEO has entered into with RBC when it becomes effective at the effective time.

Under the CEO employment agreements, upon a termination of the CEO’s employment without “cause” or for “good reason” following a change in control, the CEO would be entitled to the following payments and benefits under the CEO employment agreements: (i) lump sum payment of his annual base salary through the date of termination to the extent not already paid and a pro rata portion of his target annual bonus based on the days remaining in the year of termination; (ii) lump sum payment equal to three times his annual base salary; (iii) lump sum payment equal to three times his target annual bonus; (iv) an amount equal to the contributions to the City National profit sharing plan that would have been made by City National had his employment continued for three more years, measured based on the greatest amount contributed by City National during the three years prior to termination; (v) healthcare benefits for three years; (vi) outplacement services; (vii) office space and secretarial support for five years (which benefit is provided to the CEO on any termination of employment other than for “cause” or due to death) and (viii) full accelerated vesting of all of his outstanding equity awards (with all stock options, including those that vest as a result of the termination of employment, remaining outstanding until the expiration of their terms) and long-term cash incentive awards.

The CEO employment agreements provide that if the payments and benefits to the CEO in connection with a change in control would be subject to an excise tax by reason of Sections 4999 and 280G of the U.S. Internal Revenue Code, the payments and benefits under the CEO employment agreements will be reduced to the extent necessary to prevent any portion of the CEO’s change in control-related payments and benefits from becoming subject to such excise tax, but only if, by reason of that reduction, the net after-tax benefit received by the CEO exceeds the net after-tax benefit that the CEO would receive if no reduction was made.

Retention Arrangements with Christopher J. Warmuth, Christopher J. Carey and Brian Fitzmaurice

In connection with the merger, Christopher J. Warmuth and Brian Fitzmaurice have entered into retention arrangements with RBC, and RBC and Christopher J. Carey intend to enter into a retention arrangement, each of which will become effective, and supersede their rights under the CIC Plans (as defined below), at the effective time. These arrangements set forth the terms and conditions of employment for Messrs. Warmuth, Carey and Fitzmaurice following the effective time, including title, reporting relationship and place of performance, initial annual base salary ($650,000 for Mr. Warmuth, $615,000 for Mr. Carey and $500,000 for Mr. Fitzmaurice), annual target bonus opportunity (125% of base salary for Messrs. Warmuth and Carey and 100% of base salary for Mr. Fitzmaurice) and terms of annual bonuses, annual long-term incentive award opportunities (for City National’s fiscal year ending December 31, 2015, consistent with the opportunity previously established for Messrs. Warmuth, Carey and Fitzmaurice by City National and for subsequent fiscal years, $1,150,000 in grant date fair value at maximum for Mr. Warmuth, $1,000,000 in grant date fair value at maximum for Mr. Carey and $325,000 in grant date fair value at maximum for Mr. Fitzmaurice) and terms of annual long-term incentive awards.

The retention arrangements further provide that Messrs. Warmuth, Carey and Fitzmaurice shall waive their rights to receive cash severance pursuant to the applicable CIC Plan upon a termination without “cause” or for “good reason” (as such terms are defined under the retention arrangements) and shall instead be entitled to receive (i) a lump sum cash payment ($1 million for Mr. Warmuth, $965,000 for Mr. Carey and $450,000 for Mr. Fitzmaurice) as soon as reasonable practicable following the effective time and (ii) a cash retention award (with a grant date value of $6,000,000 for Mr. Warmuth, $5,790,000 for Mr. Carey and $2,550,000 for Mr. Fitzmaurice) which vests in three installments on the first, second and third anniversaries of the effective time, subject to continued employment through each such date. Upon a termination of Mr. Warmuth’s, Mr. Carey’s or Mr. Fitzmaurice’s employment without “cause” or for “good reason” (x) on or prior to the second anniversary of the effective time, the unvested portion of the retention award that otherwise would have vested on the first and second anniversaries of the effective time will vest in full as of the termination date or (y) after the second anniversary of the effective time but on or prior to the third anniversary of the effective time, any unvested portion of the retention award that otherwise would have vested on the third anniversary of the effective time will vest pro-rata as of the termination date based on a fraction, the numerator of which is the number of days elapsed between the effective time and the executive’s termination date, and the denominator of which is the total number of days between the effective time and the third anniversary of the effective time.

Pursuant to the retention arrangements, Messrs. Warmuth, Carey and Fitzmaurice will be bound by employee and customer non-solicit provisions which apply during employment and for one year thereafter.

Leadership Awards for Other Executive Officers

City National and RBC expect to offer a leadership award to Olga Tsokova in the form of RBC restricted share units with a grant date value equal to $155,000, which award will vest at the end of a three-year vesting period subject to continued employment. City National and/or RBC may enter into an employment arrangement and/or leadership award for Michael B. Cahill under mutually agreeable terms, but no such arrangement or award has been agreed as of the date of this proxy statement/prospectus.

Amendment to Bram Goldsmith Employment Agreement

City National has extended the term of the employment agreement with Bram Goldsmith through the second anniversary of the effective time. Such extension shall provide that the cash severance payment in the amount of $1,500,000 to which Bram Goldsmith would be entitled on a termination without cause or for good reason under the S&P Plan (as defined below) shall become fully vested at the effective time and be paid as soon as practicable thereafter.

Change in Control Severance Plans

City National maintains three change in control severance plans in which its executive officers, other than the CEO, participate. The Strategy & Planning Committee Change in Control Severance Plan (“S&P Plan”) applies to Christopher J. Carey, Christopher J. Warmuth and Bram Goldsmith, the Executive Committee Change in Control Severance Plan (and together with the S&P Plan, the “CIC Plans”) applies to Brian Fitzmaurice and Michael B. Cahill and the Senior Officer Change in Control Severance Pay Plan (the “Senior Officer Plan”) applies to Olga Tsokova. As described above, with respect to each of Messrs. Warmuth, Carey and Fitzmaurice, their participation in, and rights under, the CIC Plans will be superseded by the retention arrangements that each executive has entered into with RBC, or in the case of Mr. Carey, intends to enter into with RBC, when those arrangements become effective at the effective time.

Pursuant to the CIC Plans, upon a termination of employment without “cause” or for “good reason” (including a voluntary termination of employment during the 30-day period immediately preceding the first anniversary of the effective time) within 12 months following the effective time, the participating executive officers will be entitled to receive: (i) a lump sum payment of the executive officer’s base salary through the date of termination to the extent not already paid and a pro rata portion of the highest annual bonus paid to the executive officer in the prior three years for the year in which termination occurs; (ii) a lump sum payment of three times (two times for Messrs. Cahill and Fitzmaurice) base salary and annual bonus, with the basis for the salary payout being 12 times the highest monthly base salary previously paid to the executive officer, and the basis for the bonus payout being the highest annual bonus paid to the executive officer in the prior three years; (iii) an amount equal to contributions to the City National profit sharing plan that would have been made by City National had the executive officer’s employment continued for three more years (two years for Messrs. Cahill and Fitzmaurice), measured based on the greatest amount contributed by City National during the three years prior to termination; (iv) healthcare benefits for three years (two years for Messrs. Cahill and Fitzmaurice); and (v) outplacement services. The CIC Plans provide for a gross-up of the excise tax imposed on the payments and benefits to an executive officer in connection with a change in control by reason of Sections 4999 and 280G of the U.S. Internal Revenue Code.

Pursuant to the Senior Officer Plan, upon a termination of employment without “cause” or for “good reason” within 12 months following the effective time, Ms. Tsokova will be entitled to receive: (i) a lump sum payment of base salary through the date of termination to the extent not already paid; (ii) a lump sum payment of one times base salary and annual bonus, with the basis for the salary payout being 12 times the highest monthly base salary previously paid to Ms. Tsokova in the one-year period immediately preceding the month in which the effective time occurs, and the basis for the bonus payout being the average of Ms. Tsokova’s annual bonus in the three calendar years immediately preceding the effective time; and (iii) healthcare benefits for one year. The Senior Officer Plan provides that if the payments and benefits to Ms. Tsokova in connection with a change in control would be subject to an excise tax by reason of Sections 4999 and 280G of the U.S. Internal Revenue Code, the payments and benefits under the Senior Officer Plan will be reduced to the extent necessary to prevent any portion of Ms. Tsokova’s change in control-related payments and benefits from becoming subject to such excise tax, but only if, by reason of that reduction, the net after-tax benefit received by Ms. Tsokova exceeds the net after-tax benefit that Ms. Tsokova would receive if no reduction was made.

See the section entitled “Interests of City National’s Directors and Executive Officers in the Merger—Quantification of Potential Payments and Benefits to City National’s Named Executive Officers in Connection with the Merger” for an estimate of the value of the severance benefits payable to City National’s named executive officers upon a qualifying termination following the effective time. Based on the assumptions described above under “—Certain Assumptions”, the estimated aggregate cash severance payable to City National’s two executive officers who are not named executive officers upon a qualifying termination following the effective time is $1,946,025.

Indemnification and Insurance

Pursuant to the terms of the merger agreement, City National non-employee directors and executive officers will be entitled to certain ongoing indemnification and coverage under directors’ and officers’ liability insurance policies following the merger. Such indemnification and insurance coverage is further described in the section entitled “The Merger Agreement—Covenants and Agreements—Indemnification and Directors’ and Officers’ Insurance”.

Quantification of Potential Payments and Benefits to City National’s Named Executive Officers in Connection with the Merger

The information set forth in the table below is intended to comply with Item 402(t) of the SEC’s Regulation S-K, which requires disclosure of information about certain compensation for each “named executive officer” of City National that is based on, or otherwise relates to, the merger (“merger-related compensation”). As described under the caption “Interests of City National’s Directors and Executive Officers in the Merger” above, the CEO and Messrs. Warmuth and Fitzmaurice have entered into new employment arrangements with RBC, and RBC and Mr. Carey intend to enter into a new employment arrangement, in each case that will become effective upon the closing of the merger. The merger-related compensation described below is based on each named executive officer’s employment arrangements with City National and does not include amounts payable under the new employment arrangements with RBC following the closing of the merger (including (i) post-closing salary, annual incentive compensation, retention awards and other compensation and benefits to be provided under the CEO’s new employment agreement with RBC and the retention arrangements between RBC and Messrs. Warmuth, Carey and Fitzmaurice, (ii) severance payable to the CEO upon a qualifying termination after the effective time pursuant to his new employment agreement with RBC, and (iii) the excise tax gross-up payable to the CEO in limited circumstances under the terms of his new employment agreement with RBC). For additional details regarding the terms of the payments and benefits that the CEO and Messrs. Warmuth, Carey and Fitzmaurice will be entitled to receive under their new employment arrangements with RBC, as well as terms of the payments and benefits described below, see the discussion under the caption “Interests of City National’s Directors and Executive Officers in the Merger” above.

The amounts shown in the table below are estimates based on multiple assumptions that may or may not actually occur or be accurate on the relevant date, including the assumptions described below and in the footnotes to the table, and do not reflect certain compensation actions that may occur before completion of the merger. For purposes of calculating such amounts, the following assumptions were used:

•	The relevant price per share of City National common stock is $88.82, which is the average closing price per share of City National’s common stock as quoted on the NYSE over the first five business days following the first public announcement of the merger on January 22, 2015;

•	The effective time is March 5, 2015, which is the assumed date of the closing of the merger solely for purposes of this merger-related compensation disclosure; and

•	Each named executive officer of City National is terminated by City National without “cause” or resigns for “good reason” (as such terms are defined in the relevant City National plans and agreements as in effect on the date hereof), in either case immediately following the assumed effective time of March 5, 2015.

Named Executive Officer	Cash ($)(1)	Equity($)(2)	Perquisites / Benefits($)(3)	Tax Reimbursement ($)(4)	Total ($)
Russell Goldsmith	16,147,664	7,161,177	53,337	N/A	23,362,178
Christopher J. Warmuth	5,332,883	5,674,090	77,952	3,440,652	14,525,577
Christopher J. Carey	5,060,253	5,343,673	63,915	3,279,722	13,747,563
Brian Fitzmaurice	2,307,995	1,824,473	50,889	N/A	4,183,357
Michael B. Cahill	2,299,680	2,449,677	42,117	N/A	4,791,474

(1)

Cash. Consists of (a) with respect to the CEO, (i) payment of all outstanding long-term cash incentive awards held by the CEO (estimated amount $7,700,000); (ii) lump sum payment equal to a pro rata portion of his target annual bonus based on the days remaining in the year of termination; (iii) lump sum payment equal to three times his annual base salary; (iv) lump sum payment equal to three times his target annual bonus; and (v) an amount equal to the contributions to the City National profit sharing plan that would have been made by City National had his employment continued for three more years, measured based on the greatest amount contributed by City National during the three years prior to termination; and (b) with respect to the named executive officers other than the CEO, (i) a lump sum payment of base salary through the date of termination to the extent not already paid and a pro rata portion of the highest annual bonus paid in the prior three years for the year in which termination occurs; (ii) a lump sum payment of three times (two times for Messrs. Cahill and Fitzmaurice) base salary and annual bonus, with the basis for the salary payout being 12 times the highest monthly base salary previously paid, and the basis for the bonus payout being the highest annual bonus paid in the prior three years; and (iii) an amount equal to contributions to the City National profit sharing plan that would have been made by City National had the named executive officer’s employment continued for three more years (two years for Messrs. Cahill and Fitzmaurice), measured based on the greatest amount contributed by City National during the three years prior to termination. All such amounts are “double trigger” and payable only upon a qualifying termination of employment following the effective time (including, with respect to all named executive officers other than the CEO, a voluntary termination of employment during the 30-day period immediately preceding the first anniversary of the effective time). The estimated amount of such payments is shown in the following table:

Named Executive Officer	Severance ($)	Prorated Bonus ($)	Profit Sharing Contributions ($)	Total ($)
Russell Goldsmith	8,085,000	296,014	66,650	8,447,664
Christopher J. Warmuth	5,085,000	181,233	66,650	5,332,883
Christopher J. Carey	4,821,000	172,603	66,650	5,060,253
Brian Fitzmaurice	2,160,000	103,562	44,433	2,307,995
Michael B. Cahill	2,156,000	99,247	44,433	2,299,680

(2)	Equity. Consists of unvested stock options, restricted stock and unvested restricted stock units that become vested as of the effective time. For further details regarding the treatment of City National equity awards in connection with the merger, see “Interests of City National’s Directors and Executive Officers in the Merger—Equity Compensation”. All such awards are “single trigger” (other than the restricted stock unit award granted to the CEO in 2015, which is “double trigger” and payable only upon a qualifying termination of employment following the effective time). The estimated value of such awards is shown in the following table:

Named Executive Officer	Stock Options ($)	Restricted Stock ($)	Unvested Restricted Stock Units ($)	Total ($)
Russell Goldsmith	1,150,938	N/S	6,010,239	7,161,177
Christopher J. Warmuth	1,523,304	1,377,154	2,773,632	5,674,090
Christopher J. Carey	1,380,853	1,244,723	2,718,097	5,343,673
Brian Fitzmaurice	427,447	1,230,512	166,514	1,824,473
Michael B. Cahill	427,447	397,025	1,625,205	2,449,677

(3)	Perquisites/Benefits. Consists of (a) with respect to the CEO, (i) healthcare benefits for three years following termination of employment; and (ii) outplacement services; and (b) with respect to the named executive officers other than the CEO, (i) healthcare benefits for three years (two years for Messrs. Cahill and Fitzmaurice); and (ii) outplacement services. All such benefits are “double trigger” and are provided only upon a qualifying termination of employment following the effective time (including, with respect to all named executive officers other than the CEO, a voluntary termination of employment during the 30-day period immediately preceding the first anniversary of the effective time). The estimated value of the healthcare benefits and outplacement services is shown in the following table:

Named Executive Officer	Healthcare Benefits ($)	Outplacement Services ($)	Total ($)
Russell Goldsmith	53,337	N/A	53,337
Christopher J. Warmuth	53,952	24,000	77,952
Christopher J. Carey	39,915	24,000	63,915
Brian Fitzmaurice	34,889	16,000	50,889
Michael B. Cahill	26,117	16,000	42,117

(4)	Tax Reimbursements. Includes the estimated amount of the gross-up payment for the excise tax imposed on the payments and benefits to the named executive officers, other than the CEO, in connection with a change in control by reason of Sections 4999 and 280G of the U.S. Internal Revenue Code.

Material United States Federal Income Tax Consequences

The following is a summary of the material United States federal income tax consequences of the merger to holders of City National common and preferred stock and the ownership of RBC common shares and New RBC Preferred Shares received in the merger. The below discussion applies to you only if you exchange your City National common stock for RBC common shares in the merger or your City National preferred stock is converted into New RBC Preferred Shares in the merger and you hold your City National common stock, City National preferred stock, RBC common shares and New RBC Preferred Shares as capital assets for tax purposes. This section does not apply to you if you are a member of a special class of holders subject to special rules, including:

•	a holder who acquired City National common stock pursuant to the exercise of employee stock options or otherwise as compensation,

•	a dealer in securities,

•	a trader in securities that elects to use a mark-to-market method of accounting for securities holdings,

•	a tax-exempt organization,

•	a life insurance company,

•	a person liable for alternative minimum tax,

•	a person that actually or constructively owns 5% or more of the voting stock of City National or RBC,

•	a person that holds shares of City National common stock, City National preferred stock, RBC common shares or New RBC Preferred Shares as part of a straddle or a hedging or conversion transaction, or

•	a U.S. holder (as defined below) whose functional currency is not the U.S. dollar.

This section is based on the Code, its legislative history, existing and proposed regulations, and published rulings and court decisions, all as currently in effect, as well as the Canada-United States Income Tax Convention (1980) as amended, referred to as the “Treaty”. These laws are subject to change, possibly on a retroactive basis. We have not and will not seek any rulings from the United States Internal Revenue Service (“IRS”) regarding the matters discussed below. There can be no assurance that the IRS will not take positions concerning the tax consequences of the merger that are different from those discussed below.

The statements in this section as to matters of U.S. tax law are the opinion of Sullivan & Cromwell LLP and Wachtell, Lipton, Rosen and Katz.

Beneficial owners of City National Depositary Shares represented by Depositary Receipts will be treated as owners of the underlying City National preferred stock or New RBC Preferred Shares, as relevant, for U.S. federal income tax purposes.

If a partnership holds RBC common shares, New RBC Preferred Shares, City National common stock or City National preferred stock, the tax treatment of a partner will generally depend on the status of the partners and the tax treatment of the partnership. If you are a partner of a partnership holding RBC common shares, New RBC Preferred Shares, City National common stock or City National preferred stock, you should consult your tax advisors.

For purposes of this discussion, we use the term “U.S. holder” to mean a beneficial owner of City National common stock, City National preferred stock, RBC common shares or New RBC Preferred Shares, as relevant, that is:

•	an individual citizen or resident of the United States for United States federal income tax purposes,

•	a corporation (or other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any U.S. state or the District of Columbia,

•	an estate the income of which is subject to United States federal income taxation regardless of its source, or

•	a trust which either (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

A “non-U.S. holder” is a beneficial owner (other than a partnership) of City National common stock, City National preferred stock, RBC common shares or New RBC Preferred Shares, as relevant, that is not a United States person for United States federal income tax purposes.

The Merger

General Tax Consequences of the Merger

The merger has been structured to qualify as a reorganization for United States federal income tax purposes, and it is a condition to the parties’ respective obligations to complete the merger that each of RBC and City National receive a legal opinion from Sullivan & Cromwell LLP and Wachtell, Lipton, Rosen & Katz, respectively, to the effect that (i) the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and (ii) the merger will not result in gain recognition to the holders of City National common stock pursuant to Section 367(a) of the Code (assuming that, in the case of any such holder who would be treated as a “five-percent transferee shareholder” within the meaning of Treasury Regulations Section 1.367(a)-3(c)(5)(ii), such holder enters into a five-year gain recognition agreement in the form provided in Treasury Regulations Section 1.367(a)-8, as provided for in Treasury Regulations Section 1.367(a)-3(c)(1)(iii)(B), and complies with the requirements of that agreement and Treasury Regulations Section 1.367(a)-8 for avoiding the recognition of gain). These opinions will be based on assumptions, representations, warranties and covenants, including those contained in the merger agreement and in tax representation letters, to be provided by RBC and City National. The accuracy of such assumptions, representations and warranties, and compliance with such covenants, could affect the conclusions set forth in such opinions.

No ruling has been or will be sought from the IRS as to the U.S. federal income tax consequences of the merger, and the opinions of counsel described above are not binding upon the IRS or any court. Accordingly, there can be no assurances that the IRS will not disagree with or challenge any of the conclusions described herein.

U.S. Holders of City National Common Stock

Assuming that the opinions as to (i) and (ii) above are correct, then:

•	A U.S. holder receiving solely cash for City National common stock pursuant to the merger will recognize gain or loss equal to the difference between the amount of cash received by a holder of City National common stock and such holder’s tax basis in such holder’s shares of City National common stock;

•	A U.S. holder receiving solely RBC common shares (or receiving RBC common shares and cash solely in lieu of fractional shares) in exchange for City National common stock will not recognize any gain or loss upon the merger, except with respect to cash received in lieu of fractional shares of RBC common shares (as discussed below),

•

A U.S. holder receiving RBC common shares and cash (other than solely in lieu of fractional shares) in exchange for shares of City National common stock pursuant to the merger, will recognize gain (but not loss) in an amount equal to the lesser of (1) the amount by which the sum of the fair market value of the RBC common shares and cash received by a holder of City National common stock exceeds such holder’s tax basis in its City National common stock, and (2) the amount of cash received by such holder of City National common stock (except with respect to any cash received instead of fractional share interests in RBC common shares, as discussed below);

•	A U.S. holder’s aggregate tax basis in the RBC common shares received in the merger will be equal to the U.S. holder’s aggregate tax basis in the City National common stock surrendered decreased by the amount of cash received in the merger (except with respect to any cash received instead of fractional share interests in RBC common shares), decreased by any tax basis attributable to fractional share interests in RBC common shares for which cash is received, and increased by the amount of gain recognized on the exchange (regardless of whether such gain is classified as capital gain, or as ordinary dividend income, as discussed below, but excluding any gain or loss recognized with respect to fractional share interests in RBC common shares for which cash is received); and

•	A U.S. holder’s holding period for the RBC common shares received in the merger (including any fractional shares deemed received and redeemed as described below) will include the U.S. holder’s holding period of the City National common stock surrendered.

Where different blocks of City National common stock were acquired at different times and at different prices, the tax basis and holding period of such common shares may be determined with reference to each block of common shares.

U.S. Holders of City National Preferred Stock

Assuming that the opinions as to (i) above are correct, then:

•	A U.S. holder whose shares of City National 6.750% Fixed Rate/Floating Rate Non-Cumulative Preferred Stock, Series D are exchanged for RBC Series C-2 Preferred Shares should not recognize any gain or loss upon the merger; and

•	A U.S. holder whose shares of City National 5.50% Non-Cumulative Perpetual Preferred Stock, Series C are exchanged for RBC Series C-1 Preferred Shares should recognize gain or loss equal to the difference between the value of the RBC Series C-1 Preferred Shares received and the U.S. holder’s tax basis in its shares of City National 5.50% Non-Cumulative Perpetual Preferred Stock, Series C. RBC intends to treat the exchange of City National 5.50% Non-Cumulative Perpetual Preferred Stock, Series C for RBC Series C-1 Preferred Shares as an exchange for which gain or loss must be recognized.

U.S. Holders of City National preferred stock are urged to consult their own tax advisors about the tax consequences of the exchange of City National preferred stock for New RBC Preferred Shares.

Cash in Lieu of Fractional Shares

A U.S. holder of City National common stock who receives cash in lieu of a fractional share of RBC common shares in the merger generally will be treated as having received such fractional share in the merger and then as having received cash in redemption of such fractional share. Gain or loss generally will be recognized based on the difference between the amount of cash received in lieu of the fractional share and the portion of the U.S. holder’s aggregate tax basis in the City National common stock surrendered which is allocable to the fractional share. This gain or loss generally will be capital gain or loss, and long-term capital gain or loss if the holding period for the City National common stock is more than one year at the effective time of the merger. Long-term capital gain of non-corporate U.S. holders is generally taxed at preferential rates. The deductibility of capital losses is subject to limitations.

Non-U.S. Holders

If you are a non-U.S. holder, any gain realized as a result of the merger generally will not be subject to U.S. federal income tax unless (i) the gain is “effectively connected” with your conduct of a trade or business in the United States, and the gain is attributable to a permanent establishment that you maintain in the United States if that is required by an applicable income tax treaty as a condition for subjecting you to U.S. taxation on a net income basis, or (ii) you are an individual, you are present in the United States for 183 or more days in the taxable year of the sale and certain other conditions exist.

City National has agreed to provide RBC a certificate stating that City National is not a U.S. real property holding corporation. If for any reason City National does not provide such a certificate and City National were treated as a U.S. real property holding corporation, then, notwithstanding the above paragraph:

•	If the City National preferred stock were not treated as regularly traded on an established securities market, it is possible that a non-U.S. holder could be treated as realizing taxable gain or loss on the exchange of City National preferred stock for New RBC Preferred Shares pursuant to the merger, in an amount equal to the difference between the value of the New RBC Preferred Shares received and the non-U.S. holder’s tax basis in the City National preferred stock, and a non-U.S. holder (or a U.S. holder that fails to establish that it is not a United States person) could be subject to withholding of 10% of the value of the New RBC Preferred Shares received in exchange for the City National preferred stock; and

•	If a non-U.S. holder has held more than 5% of any class of City National stock (even if treated as regularly traded on an established securities market) at any time during the five-year period ending on the date of the merger, it is possible that the non-U.S. holder could be treated as realizing taxable gain or loss on the exchange of shares of City National stock of such class for RBC common shares or New RBC Preferred Shares pursuant to the merger, in an amount equal to the difference between the value of the RBC common shares or New RBC Preferred Shares received in exchange for the City National stock and the non-U.S. holder’s tax basis in the City National stock.

Backup Withholding and Information Reporting on the Merger

Payments of cash made to a U.S. holder and exchanges of shares by a U.S. holder for which gain or loss is recognized in connection with the merger may be subject to information reporting and, in the case of payments of cash, “backup withholding” unless the U.S. holder of City National common or preferred stock:

•	provides a correct taxpayer identification number and any other required information to the exchange agent, or

•	is a corporation or comes within certain exempt categories and otherwise complies with applicable requirements of the backup withholding rules.

Backup withholding does not constitute an additional tax, but merely an advance payment of tax, which may be refunded to the extent it results in an overpayment of tax if the required information is supplied to the IRS.

Reporting Requirements in Respect of the Merger

A U.S. holder of City National common or preferred stock who receives RBC common shares or New RBC Preferred Shares as a result of the merger will be required to retain records pertaining to the merger. Each U.S. holder of City National common or preferred stock who is required to file a U.S. tax return and who is a “significant holder” that receives RBC common shares or New RBC Preferred Shares in the merger will be required to file a statement with the holder’s U.S. federal income tax return setting forth such holder’s tax basis in the City National common stock and preferred stock surrendered and the fair market value of the RBC common shares, New RBC Preferred Shares and cash, if any, received in the merger. A “significant holder” is a holder of City National common or preferred stock who, immediately before the merger, owned at least 5% of the outstanding shares of City National or had an aggregate tax basis in securities of City National of $1,000,000 or more.

Ownership and Disposition of RBC Common Shares by U.S. Holders

Passive Foreign Investment Company

RBC does not believe that it is, for U.S. federal income tax purposes, a passive foreign investment company, or PFIC, and expects to operate in such a manner so as not to become a PFIC, but this conclusion is a factual determination that is made annually and thus may be subject to change. If RBC is or becomes a PFIC, you could be subject to additional United States federal income taxes on gains recognized with respect to RBC common shares or New RBC Preferred Shares and on certain distributions, plus an interest charge on certain taxes treated as having been deferred under the PFIC rules. The remainder of this discussion assumes that RBC will not be treated as a PFIC for U.S. federal income tax purposes.

Taxation of Dividends to U.S. Holders

Distributions on a U.S. holder’s RBC common shares and New RBC Preferred Shares (including amounts withheld to reflect Canadian withholding taxes) will be taxable as dividends to the extent paid out of RBC’s current or accumulated earnings and profits, as determined under United States federal income tax principles. If you are a non-corporate U.S. holder, dividends paid to you that constitute qualified dividend income will be taxable to you at the preferential rates applicable to long-term capital gains provided that you meet certain holding period requirements. Dividends we pay with respect to RBC common shares and New RBC Preferred Shares generally will be qualified dividend income.

A dividend is taxable to you when you receive the dividend, actually or constructively. The dividend will not be eligible for the dividends-received deduction generally allowed to U.S. corporations in respect of dividends received from other United States corporations. The amount of the dividend distribution that you must include in your income as a U.S. holder will be the U.S. dollar value of payments made (including amounts withheld to reflect Canadian withholding taxes). The U.S. dollar value of any Canadian dollar payments made will be determined at the spot Canadian dollar/U.S. dollar rate on the date the dividend distribution is includible in your income, regardless of whether the payment is in fact converted into U.S. dollars. Generally, any gain or loss resulting from currency exchange fluctuations during the period from the date you include the dividend payment in income to the date you convert the payment into U.S. dollars will be treated as ordinary income or loss and will not be eligible for the special tax rate applicable to qualified dividend income. The gain or loss generally will be income or loss from sources within the United States for foreign tax credit limitation purposes. Distributions in excess of current and accumulated earnings and profits, as determined for United States federal income tax purposes, will be treated as a non-taxable return of capital to the extent of your tax basis in your RBC common shares or New RBC Preferred Shares and thereafter as capital gain.

Subject to certain limitations, the Canadian tax withheld in accordance with the Treaty and paid over to Canada will be creditable or deductible against your United States federal income tax liability. Special rules apply in determining the foreign tax credit limitation with respect to dividends that are subject to the preferential tax rates. To the extent a refund of the tax withheld is available to you under Canadian law or under the Treaty, the amount of tax withheld that is refundable will not be eligible for credit against your U.S. federal income tax liability.

For foreign tax credit purposes, dividends will generally be income from sources outside the United States and will, depending on your circumstances, be either “passive” or “general” income for purposes of computing the foreign tax credit allowable to you.

Taxation of Dividends to Non-U.S. Holders

If you are a non-U.S. holder, dividends paid to you in respect of RBC common shares or New RBC Preferred Shares will not be subject to United States federal income tax unless the dividends are “effectively connected” with your conduct of a trade or business within the United States, and the dividends are attributable to a permanent establishment that you maintain in the United States if that is required by an applicable income tax treaty as a condition for subjecting you to U.S. taxation on a net income basis. In such cases you generally will be taxed in the same manner as a U.S. holder. If you are a corporate non-U.S. holder, “effectively connected” dividends may, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate.

Taxation of Capital Gains to U.S. Holders

If you are a U.S. holder and you sell or otherwise dispose of your RBC common shares or New RBC Preferred Shares, you will recognize capital gain or loss for United States federal income tax purposes equal to the difference between the U.S. dollar value of the amount that you realize and your tax basis, determined in U.S. dollars, in your shares. Capital gain of a non-corporate U.S. holder is generally taxed at preferential rates where the property is held for more than one year. The gain or loss will generally be income or loss from sources within the United States for foreign tax credit limitation purposes.

Taxation of Capital Gains to Non-U.S. Holders

If you are a non-U.S. holder, you will not be subject to U.S. federal income tax on gain recognized on the sale or other disposition of your RBC common shares or New RBC Preferred Shares unless (i) the gain is “effectively connected” with your conduct of a trade or business in the United States, and the gain is attributable to a permanent establishment that you maintain in the United States if that is required by an applicable income tax treaty as a condition for subjecting you to U.S. taxation on a net income basis, or (ii) you are an individual, you are present in the United States for 183 or more days in the taxable year of the sale and certain other conditions exist. If you are a corporate non-U.S. holder, “effectively connected” gains that you recognize may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or at a lower rate if you are eligible for the benefits of an income tax treaty that provides for a lower rate.

Medicare Tax

A U.S. person that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8% tax on the lesser of (1) the U.S. person’s “net investment income” (or “undistributed net investment income” in the case of an estate or trust) for the relevant taxable year and (2) the excess of the U.S. person’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). A holder’s net investment income will generally include its dividend income and its net gains from the disposition of RBC common shares or New RBC Preferred Shares, unless such dividend income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a U.S. holder that is an individual, estate or trust, you are urged to consult your tax advisors regarding the applicability of the Medicare tax to your income and gains in respect of your investment in RBC common shares or New RBC Preferred Shares.

Backup Withholding and Information Reporting

If you are a non-corporate U.S. holder, information reporting requirements, on IRS Form 1099, generally will apply to:

•	dividend payments or other taxable distributions made to you within the United States, and

•	the payment of proceeds to you from the sale of RBC common shares or New RBC Preferred Shares effected at a U.S. office of a broker.

Additionally, backup withholding may apply to such payments if you are a non-corporate U.S. holder that:

•	fails to provide an accurate taxpayer identification number,

•	is notified by the IRS that you have failed to report all interest and dividends required to be shown on your federal income tax returns, or

•	in certain circumstances, fails to comply with applicable certification requirements.

If you are a non-U.S. holder, you are generally exempt from backup withholding and information reporting requirements with respect to:

•	dividend payments made to you outside the United States by us or another non-U.S. payor,

•	other dividend payments and the payment of the proceeds from the sale of RBC common shares or New RBC Preferred Shares effected at a U.S. office of a broker, as long as the income associated with such payments is otherwise exempt from United States federal income tax, and

•	the payor or broker does not have actual knowledge or reason to know that you are a U.S. person and you have furnished the payor or broker:

•	an IRS Form W-8BEN or W-8BEN-E or an acceptable substitute form upon which you certify, under penalties of perjury, that you are a non-United States person,

•	other documentation upon which it may rely to treat the payments as made to a non-United States person in accordance with U.S. Treasury regulations, or

•	you otherwise establish an exemption.

Payment of the proceeds from the sale of RBC common shares or New RBC Preferred Shares effected at a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a sale of RBC common shares or New RBC Preferred Shares that is effected at a foreign office of a broker will be subject to information reporting and backup withholding if:

•	the proceeds are transferred to an account maintained by you in the United States,

•	the payment of proceeds or the confirmation of the sale is mailed to you at a U.S. address, or

•	the sale has some other specified connection with the United States as provided in U.S. Treasury regulations,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish an exemption.

In addition, a sale of RBC common shares or New RBC Preferred Shares effected at a foreign office of a broker will be subject to information reporting if the broker is:

•	a U.S. person,

•	a controlled foreign corporation for U.S. tax purposes,

•	a foreign person 50% or more of whose gross income is effectively connected with the conduct of a U.S. trade or business for a specified three-year period, or

•	a foreign partnership, if at any time during its tax year:

•	one or more of its partners are “U.S. persons”, as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or

•	such foreign partnership is engaged in the conduct of a U.S. trade or business,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish an exemption. Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a U.S. person.

You generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed your income tax liability by filing a refund claim with the IRS.

Information with Respect to Foreign Financial Assets

Owners of “specified foreign financial assets” with an aggregate value in excess of $50,000 (and in some circumstances a higher threshold) may be required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” may include financial accounts maintained by foreign financial institutions, as well as any of the following, but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties, and (iii) interests in foreign entities. Holders are urged to consult their tax advisors regarding the application of this reporting requirement to their ownership of the RBC common shares or New RBC Preferred Shares.

Foreign Account Tax Compliance Withholding

Pursuant to an intergovernmental agreements with the United States, RBC and other non-U.S. financial institutions may be required to report information to our local governments regarding the holders of RBC common shares and New RBC Preferred Shares (with subsequent transmission of that information by the local government to the IRS). In the future we may be required to withhold on a portion of dividend payments to holders of RBC common shares or New RBC Preferred Shares if the indirect holders of those shares fail to comply with certain information reporting requirements. However, such withholding will not apply to payments made before January 1, 2017. The rules for implementation of this withholding have not yet been fully finalized, so it is impossible to determine at this time what impact, if any, such rules will have on holders of RBC common shares or New RBC Preferred Shares.

This discussion does not address tax consequences that may vary with, or are contingent on, individual circumstances. Moreover, it only addresses U.S. federal income tax and does not address any non-income tax or any foreign, state or local tax consequences. You should consult your own tax advisors concerning the U.S. federal income tax consequences of the merger and the ownership of RBC common shares or New RBC Preferred Shares in light of your particular situation, as well as any consequences arising under the laws of any other taxing jurisdiction.

Material Canadian Federal Income Tax Consequences

The following summary describes the material Canadian federal income tax considerations under the Income Tax Act (Canada) and the Income Tax Regulations, or collectively, the Canadian Tax Act, of the disposition of City National common stock and City National preferred stock as represented by City National Depository Shares pursuant to the merger and the ownership of RBC common shares and New RBC Preferred Shares as represented by depository shares received in consideration for the disposition of City National common stock and City National preferred stock respectively pursuant to the merger, generally applicable to a beneficial owner of City National common stock and City National preferred stock who, for purposes of the Canadian Tax Act and at all relevant times, (1) is not and is not deemed to be resident in Canada; (2) deals at arm’s length with RBC and Holdco; (3) is not affiliated with RBC and Holdco; (4) will hold shares of City National common stock, City National preferred stock, RBC common shares and New RBC Preferred Shares as capital property; and (5) does not use or hold, and is not deemed to use or hold, City National common stock, City National preferred stock, RBC common shares or New RBC Preferred Shares in a business carried on in Canada, referred to as a “non-resident holder”. Special rules, which are not discussed in this summary, may apply to certain holders that are insurers carrying on an insurance business in Canada and elsewhere.

Generally, City National common stock, City National preferred stock, RBC common shares and New RBC Preferred Shares will be capital property to a non-resident holder provided the non-resident holder does not hold those shares in the course of carrying on a business or as part of an adventure or concern in the nature of trade.

This summary is based on the current provisions of the Canadian Tax Act and RBC’s understanding of the current administrative policies and assessing practices of the Canada Revenue Agency published in writing prior to the date hereof. This summary takes into account all specific proposals to amend the Canadian Tax Act publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof, referred to as the “Proposed Amendments”, and assumes that all Proposed Amendments will be enacted in the form proposed. However, no assurances can be given that the Proposed Amendments will be enacted as proposed, or at all. This summary does not otherwise take into account or anticipate any changes in law or administrative policy or assessing practice whether by legislative, administrative or judicial action nor does it take into account tax legislation or considerations of any province, territory or foreign jurisdiction, which may differ from those discussed herein.

This discussion does not address tax consequences that may vary with, or are contingent on, individual circumstances. This summary is not exhaustive of all Canadian federal income tax considerations. You should consult your own tax advisors concerning the Canadian federal income tax consequences of the merger and the ownership of RBC common shares and New RBC Preferred Shares in light of your particular situation, as well as any consequences arising under the laws of any other taxing jurisdiction.

For the purposes of the Canadian Tax Act, any amount relating to the acquisition, holding or disposition of RBC common shares and New RBC Preferred Shares must generally be converted into Canadian dollars using the noon exchange rate quoted by the Bank of Canada for the day on which the amount arose.

Beneficial owners of City National Depositary Shares represented by Depositary Receipts will be treated as owners of the underlying City National preferred stock or New RBC Preferred Shares, as relevant, for Canadian federal income tax purposes.

Disposition of City National Common Stock and City National Preferred Stock Pursuant to the Merger

A non-resident holder will not be subject to tax under the Canadian Tax Act on any capital gain realized on the disposition of City National common stock pursuant to the merger or on the disposition of City National preferred stock pursuant to the merger.

Dividends on RBC Common Shares and New RBC Preferred Shares

Dividends paid or credited or deemed to be paid or credited on the RBC common shares or the New RBC Preferred Shares to a non-resident holder (including any deemed dividend on the redemption or any other disposition of the New RBC Preferred Shares to RBC as described under “—Redemption or Any Other Disposition of New RBC Preferred Shares to RBC” below) will be subject to Canadian withholding tax at the rate of 25%, subject to any reduction in the rate of withholding to which the non-resident holder is entitled under any applicable income tax convention. Under the Canada-U.S. Income Tax Convention (1980), referred to as the “Treaty”, where dividends on the RBC common shares or New RBC Preferred Shares are considered to be paid to or derived by a non-resident holder that is the beneficial owner of the dividends and is a U.S. resident for the purposes of, and is entitled to benefits in accordance with, the provisions of the Treaty, the applicable rate of Canadian withholding tax is generally reduced to 15%.

Disposition of RBC Common Shares

A non-resident holder will not be subject to tax under the Canadian Tax Act on any capital gain realized on a disposition or deemed disposition of RBC common shares, unless the RBC common shares are “taxable

Canadian property” to the non-resident holder for purposes of the Canadian Tax Act at the time of the disposition and the non-resident holder is not entitled to relief under an applicable income tax convention between Canada and the country in which the non-resident holder is resident.

Generally, RBC common shares will not constitute taxable Canadian property to a non-resident holder at a particular time provided that the RBC common shares are listed at that time on a designated stock exchange (which includes the TSX), unless at any particular time during the 60-month period that ends at that time (1) one or any combination of (i) the non-resident holder, (ii) persons with whom the non-resident holder does not deal at arm’s length, and (iii) partnerships in which the non-resident holder or a person described in (ii) holds a membership interest directly or indirectly through one or more partnerships, owned 25% or more of the issued shares of any class or series of RBC, and (2) more than 50% of the fair market value of the RBC common shares was derived directly or indirectly from one or any combination of: (i) real or immovable properties situated in Canada, (ii) “Canadian resource properties” (as defined in the Canadian Tax Act), (iii) “timber resource properties” (as defined in the Canadian Tax Act), and (iv) options in respect of, or interests in, or for civil law rights in, any of the foregoing property whether or not the property exists. Notwithstanding the foregoing, in certain circumstances set out in the Canadian Tax Act, shares of RBC common shares could be deemed to be taxable Canadian property to a particular non-resident holder. Non-resident holders whose RBC common shares may constitute taxable Canadian property should consult their own tax advisors.

Even if RBC common shares are taxable Canadian property to a non-resident holder, the Treaty will generally exempt a non-resident holder that is a U.S. resident for the purposes of, and is entitled to benefits in accordance with, the provisions of the Treaty from tax under the Canadian Tax Act on any capital gain arising on the disposition of an RBC common share unless the value of the RBC at the time of disposition is derived principally from real property situated in Canada.

Disposition of New RBC Preferred Shares

A non-resident holder will not be subject to tax under the Canadian Tax Act on any capital gain realized on a disposition or deemed disposition of New RBC Preferred Shares, unless the New RBC Preferred Shares are “taxable Canadian property” to the non-resident holder for purposes of the Canadian Tax Act at the time of the disposition and the non-resident holder is not entitled to relief under an applicable income tax convention between Canada and the country in which the non-resident holder is resident.

Generally, New RBC Preferred Shares will not constitute taxable Canadian property to a non-resident holder at a particular time unless at any particular time during the 60-month period that ends at that time more than 50% of the fair market value of the New RBC Preferred Shares was derived directly or indirectly (otherwise than through a corporation, partnership or trust the shares or interest in which were not themselves taxable Canadian property at the particular time) from one or any combination of: (i) real or immovable properties situated in Canada, (ii) “Canadian resource properties” (as defined in the Canadian Tax Act), (iii) “timber resource properties” (as defined in the Canadian Tax Act), and (iv) options in respect of, or interests in, or for civil law rights in, any of the foregoing property whether or not the property exists.

Even if New RBC Preferred Shares are taxable Canadian property to a non-resident holder, the Treaty will generally exempt a non-resident holder that is a U.S. resident for the purposes of, and is entitled to benefits in accordance with, the provisions of the Treaty from tax under the Canadian Tax Act on any capital gain arising on the disposition of a New RBC Preferred Share unless the value of the RBC at the time of disposition is derived principally from real property situated in Canada.

Redemption or Any Other Disposition of New RBC Preferred Shares to RBC

On the redemption or any other disposition of New RBC Preferred Shares to RBC, a non-resident holder will:

(a) be deemed to receive a dividend equal to the amount, if any, by which the amount paid by RBC for the non-resident holder’s New RBC Preferred Shares (converted into Canadian dollars on the date of payment) exceeds the paid-up capital of such holder’s New RBC Preferred Shares for purposes of the Canadian Tax Act (generally determined in Canadian dollars on the date of issuance of the New RBC Preferred Shares), and such dividend will be subject to Canadian withholding tax as described under “—Dividends on RBC Common Shares and New RBC Preferred Shares” above; and

(b) be considered to have disposed of such holder’s New RBC Preferred Shares for proceeds of disposition equal to the amount paid by RBC for the non-resident holder’s New RBC Preferred Shares (converted into Canadian dollars on the date of payment) less the amount of the deemed dividend, if any, computed in (a), and the resulting capital gain, if any, will be subject to the same treatment under the Canadian Tax Act as described under “—Disposition of New RBC Preferred Shares” above.

Accounting Treatment

The merger will be accounted for as a business combination applying the acquisition method of accounting for both IFRS and U.S. financial accounting purposes. Accordingly, the aggregate fair value of the consideration paid by RBC in connection with the merger will be allocated to City National’s net assets based on their fair values as of the close of the transaction. The excess of the total purchase consideration over the fair value of the identifiable assets acquired, liabilities assumed and any non-controlling interest in City National will be allocated to goodwill. The results of operations of City National will be included in RBC’s consolidated results of operations only for periods subsequent to the completion of the merger.

Stock Exchange Listings

RBC common shares are currently listed on the TSX and the NYSE. The RBC common shares to be issued in connection with the merger will be listed on the TSX and the NYSE upon completion of the merger. Shares of City National common stock will be delisted from the NYSE promptly following completion of the merger.

Each outstanding share of City National preferred stock is represented by City National Depositary Shares that are listed on the NYSE and represent a one-fortieth interest in a share of the applicable series of City National preferred stock. Following the exchange of New RBC Preferred Shares for City National preferred stock in the merger under the applicable Deposit Agreement, these City National Depositary shares will represent a one-fortieth interest in the relevant series of New RBC Preferred Shares and will continue to be listed on the NYSE upon completion of the merger under a new name and will be traded under a new symbol.

Regulatory Matters Related to the Merger

Completion of the merger is subject to the receipt of all required regulatory approvals from the Federal Reserve Board and the Superintendent of Financial Institutions (Canada), the receipt of all other required approvals or consents the failure of which to obtain would reasonably be expected to have a material adverse effect on RBC or City National, and the expiration of any applicable statutory waiting period. RBC and City National have agreed to use their reasonable best efforts to obtain all the required regulatory approvals. We have made or will in the near future make filings for such approvals.

We believe that we will be able to obtain all required regulatory approvals on a timely basis. However, we cannot make any assurances as to whether or when the required regulatory approvals will be obtained, or whether any such approval will contain a material adverse condition. The approval of an application means only that the regulatory criteria for approval have been satisfied or waived. It does not mean that the approving authority has determined that the consideration to be received by City National common stockholders in the merger is fair. Regulatory approval does not constitute an endorsement or recommendation of the merger.

Federal Reserve Board Approval

Completion of the merger is subject, among other things, to approval by the Federal Reserve Board pursuant to Section 3 of the Bank Holding Company Act of 1956, as amended, referred to as the “BHC Act”.

The Federal Reserve Board may not grant that approval if it determines that the merger:

•	would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States; or

•	would substantially lessen competition in any part of the United States, or tend to create a monopoly or result in a restraint of trade,

unless the Federal Reserve Board finds that the anti-competitive effects of the merger are clearly outweighed in the public interest by the probable effect of the merger in meeting the convenience and needs of the communities to be served.

Additionally, the Federal Reserve Board may not grant approval if it determines that RBC is not subject to comprehensive supervision or regulation on a consolidated basis by the appropriate authorities in Canada.

In reviewing the merger, the Federal Reserve Board will consider

•	the financial and managerial resources of both companies and their subsidiary banks both currently and after giving effect to the merger;

•	the capital adequacy of RBC after the merger;

•	the convenience and needs of the communities to be served;

•	applicable overall capital and safety and soundness standards;

•	the effectiveness of both companies in combating money laundering activities;

•	each company’s regulatory status, including legal and regulatory compliance; and

•	the extent to which the proposed acquisition would result in greater or more concentrated risks to the stability of the United States banking or financial system.

Under the Community Reinvestment Act of 1977, as amended, referred to as the “CRA”, the Federal Reserve Board will take into account RBC’s and City National’s records of performance in meeting the credit needs of their respective communities, including low-and moderate-income neighborhoods. Each of City National and RBC has one insured depository institution subsidiary required to have ratings under the CRA and each such institution has received a satisfactory CRA rating in their most recent CRA examinations by their respective federal regulators.

Furthermore, the BHC Act and Federal Reserve Board regulations require published notice of, and the opportunity for public comment on, our application, and authorize the Federal Reserve Board to hold a public hearing or meeting if the Federal Reserve Board determines that a hearing or meeting would be appropriate. Any hearing or meeting or comments provided by third parties could prolong the period during which the application is under review by the Federal Reserve Board.

The BHC Act requires that we wait before completing the merger until 30 days after Federal Reserve Board approval is received, during which time the DOJ may challenge the merger on antitrust grounds. With the approval of the Federal Reserve Board and the concurrence of the DOJ, the waiting period may be reduced to no less than 15 days. The commencement of an antitrust action would stay the effectiveness of such an approval unless a court specifically ordered otherwise. In reviewing the merger, the DOJ could analyze the merger’s effect on competition differently than the Federal Reserve Board, and thus it is possible that the DOJ could reach a different conclusion than the Federal Reserve Board does regarding the merger’s effects on competition. A determination by the DOJ not to object to the merger may not prevent the filing of antitrust actions by private persons or state attorneys general.

Canadian Approvals

Under the Bank Act, the approval of the Superintendent of Financial Institutions (Canada) is required in order for RBC to complete the acquisition.

Holdco is a permitted investment under paragraph 468(2)(b) of the Bank Act. Under the Bank Act, RBC will be considered to have acquired an indirect beneficial interest in each of the subsidiaries of City National upon the merger of City National with and into Holdco. Therefore, the approval of the Minister of Finance (Canada) or the Superintendent of Financial Institutions (Canada) may be required depending on the nature of the activities of those subsidiaries.

Under subsection 65(1) of the Bank Act, no share of any class of shares of a bank shall be issued until it is fully paid for in money or, with the approval of the Superintendent of Financial Institutions (Canada), in property. Pursuant to the merger agreement, if the merger is completed, holders of City National common stock will have the right to receive the merger consideration for each share of City National common stock held immediately prior to the merger. The consideration for the issuance by RBC of its common shares as part of the merger consideration will be shares of Holdco. In addition, if the merger is completed, RBC will issue the New RBC Preferred Shares to the holders of the outstanding City National preferred stock upon the cancellation of such preferred stock in connection with the merger. The consideration to RBC for the issuance of the New RBC Preferred Shares will be additional shares of Holdco. Approval of the Superintendent of Financial Institutions (Canada) is required for RBC to issue its common shares and the New RBC Preferred Shares in consideration for additional shares of Holdco.

Antitrust Notifications

The merger may not be completed until pre-merger notification filings have been made with the FTC and the Antitrust Division of the DOJ, referred as the “Antitrust Division”, under the HSR Act and the rules and regulations thereunder and the applicable waiting period has expired or is terminated. Each of RBC and City National is in the process of filing a Notification and Report Form in connection with the merger with the FTC and the Antitrust Division and will file any other supplemental information required to be filed. Even after the waiting period expires or is terminated, the FTC and the Antitrust Division retain the authority to challenge the merger on antitrust grounds before of after the merger is completed.

Other Regulatory Approvals

Applications and notifications are being filed with other regulatory authorities, including the Financial Industry Regulatory Authority (in connection with acquisitions or changes in control of subsidiaries of City National that may be deemed to result from the merger), the SEC and the Delaware Secretary pursuant to Delaware law.

Dissenters’ Rights of Appraisal for Holders of City National Common Stock

The following discussion summarizes certain terms of the law pertaining to appraisal rights under Delaware law and is qualified in its entirety by the full text of Section 262 of Delaware law, referred to as “Section 262”, which Section 262 (in effect as of the date of this proxy statement/prospectus) is attached to this document as Appendix E. The following summary does not constitute legal or other advice, nor does it constitute a recommendation that stockholders exercise their appraisal rights under Section 262.

Under Section 262, record holders of shares of City National’s common stock who have neither voted in favor of, nor consented in writing to, the adoption of the merger agreement, who continuously hold such shares through the effective time of the merger and who otherwise follow the procedures set forth in Section 262 will be entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of the shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, as determined by the Court, together with interest, if any, to be paid upon the amount determined to be the fair value.

Under Section 262, where a merger agreement relating to a proposed merger is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders who was a stockholder on the record date set by the board of directors for such notice (or if no such record date is set, on the close of business on the day next preceding the day on which notice is given), with respect to such shares for which appraisal rights are available, that appraisal rights are so available, and must include in each such notice a copy of Section 262. This document constitutes such notice to the holders of City National’s common stock and a copy of Section 262 (in effect as of the date of this proxy statement/prospectus) is attached to this document as Appendix E.

ANY HOLDER OF CITY NATIONAL’S COMMON STOCK WHO WISHES TO EXERCISE APPRAISAL RIGHTS, OR WHO WISHES TO PRESERVE SUCH HOLDER’S RIGHT TO DO SO, SHOULD CAREFULLY REVIEW THE FOLLOWING DISCUSSION AND APPENDIX E BECAUSE FAILURE TO TIMELY AND PROPERLY COMPLY WITH THE PROCEDURES SPECIFIED WILL RESULT IN THE LOSS OF APPRAISAL RIGHTS. MOREOVER, BECAUSE OF THE COMPLEXITY OF THE PROCEDURES FOR EXERCISING THE RIGHT TO SEEK APPRAISAL OF SHARES OF CITY NATIONAL COMMON STOCK, CITY NATIONAL BELIEVES THAT, IF A STOCKHOLDER CONSIDERS EXERCISING SUCH RIGHTS, SUCH STOCKHOLDER SHOULD SEEK THE ADVICE OF LEGAL COUNSEL.

Filing Written Demand

Holders of shares of City National’s common stock who decide to exercise their appraisal rights must make a demand, in writing, for appraisal of their shares of common stock prior to the taking of the vote on the merger at the stockholders meeting. A demand for appraisal will be sufficient if it reasonably informs City National of the identity of the stockholder and that such stockholder intends thereby to demand appraisal of such stockholder’s shares of common stock. If you wish to exercise your appraisal rights you must be the record holder of such shares of City National’s common stock on the date the written demand for appraisal is made and you must continue to hold such shares through the closing of the merger. Accordingly, a stockholder who is the record holder of shares of common stock on the date the written demand for appraisal is made, but who thereafter transfers such shares prior to the closing of the merger, will lose any right to appraisal in respect of such shares. A stockholder’s failure to make the written demand prior to the taking of the vote on the merger will constitute a waiver of appraisal rights.

Only a holder of record of shares of City National’s common stock is entitled to demand an appraisal of the shares registered in that holder’s name. A demand for appraisal in respect of shares of capital stock should be executed by or on behalf of the holder of record, fully and correctly, as the holder’s name appears on the holder’s stock certificates, should specify the holder’s name and mailing address and the number of shares registered in the holder’s name and must state that the person intends thereby to demand appraisal of the holder’s shares in connection with the merger. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity, and if the shares are owned of record by more than one person, as in a joint tenancy and tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including an agent for two or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose that, in executing the demand, the agent is acting as agent for the record owner or owners. If the shares are held in “street name” by a broker, bank or nominee, the broker, bank or nominee may exercise appraisal rights with respect to the shares held for one or more beneficial owners while not exercising the rights with respect to the shares held for other beneficial owners; in such case, however, the written demand should set forth the number of shares as to which appraisal is sought and where no number of shares is expressly mentioned the demand will be presumed to cover all shares of capital stock held in the name of the record owner. If a stockholder holds shares of City National common stock through a broker who in turn holds the shares through a central securities depository nominee such as Cede & Co., a demand for appraisal of such shares must be made by or on behalf of the depository nominee and must identify the depository nominee as record holder. Stockholders who hold their shares in brokerage accounts or other nominee forms and who wish to exercise appraisal rights should consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.

All written demands for appraisal pursuant to Section 262 should be sent or delivered to City National at:

City National Corporation

City National Plaza

555 South Flower Street,

Los Angeles, California, 90071

Attention: Corporate Secretary

At any time within 60 days after the effective date of the merger, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw his, her or its demand for appraisal and accept the consideration offered pursuant to the merger agreement by delivering to RBC, a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than 60 days after the effective date of the merger will require written approval of RBC. No appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Court deems just; provided, however, that any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw his, her or its demand for appraisal and accept the merger consideration offered pursuant to the merger agreement within 60 days after the effective date of the merger. If RBC does not approve a request to withdraw a demand for appraisal when that approval is required, or, except with respect to any stockholder who withdraws such stockholder’s demand in accordance with the proviso in the immediately preceding sentence, if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding with respect to a stockholder, the stockholder will be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be less than, equal to or more than the consideration being offered pursuant to the merger agreement.

From and after the effective date of the merger, any stockholder who has duly demanded appraisal in compliance with Section 262 will not be entitled to vote for any purpose the shares of common stock subject to appraisal or to receive payment of dividends or other distributions on such shares except for dividends or distributions payable to stockholders of record at a date prior to the effective date of the merger.

Notice of the Effective Date

Within ten days after the effective date of the merger, RBC must notify each holder of City National’s common stock entitled to appraisal rights of the effective date of the merger. Such notice may also be given by RBC to each holder of City National’s common stock who is entitled to appraisal rights before the effective date of the merger.

Filing a Petition for Appraisal

Within 120 days after the effective date of the merger, but not thereafter, RBC or any holder of City National’s common stock who has complied with Section 262 and is entitled to appraisal rights under

Section 262 may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all dissenting holders. RBC is under no obligation to and has no present intention to file a petition and holders should not assume that RBC will file a petition. Accordingly, it is the obligation of the holders of capital stock to initiate all necessary action to perfect their appraisal rights in respect of shares of capital stock within the time prescribed in Section 262. Within 120 days after the effective date of the merger, any holder of capital stock who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from RBC a statement setting forth the aggregate number of shares not voted in favor of the approval of the merger agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The statement must be mailed within ten days after a written request therefor has been received by RBC or within ten days after the expiration of the period for delivery of demands for appraisal, whichever is later. Notwithstanding the foregoing, a person who is the beneficial owner of shares of capital stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request to receive from RBC the statement described in this paragraph.

If a petition for an appraisal is timely filed by a holder of shares of City National’s common stock and a copy thereof is served upon RBC, RBC will then be obligated within 20 days to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached. After notice to the stockholders as required by the Court, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine those stockholders who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the stockholders who demanded payment for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceeding; and if any stockholder fails to comply with the direction, the Delaware Court of Chancery may dismiss the proceedings as to the stockholder.

Determination of Fair Value

After the Delaware Court of Chancery determines the holders of capital stock entitled to appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding, the Court shall determine the “fair value” of the shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5 percent over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment.

In determining fair value, the Delaware Court of Chancery will take into account all relevant factors. In Weinberger v. UOP, Inc., the Supreme Court of Delaware discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods that are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “fair price obviously requires consideration of all relevant factors involving the value of a company”. The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger”. In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion that does not encompass known elements of value”, but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Supreme Court of Delaware also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered”.

Stockholders considering seeking appraisal should be aware that the fair value of their shares as so determined could be more than, the same as or less than the consideration they would receive pursuant to the merger if they did not seek appraisal of their shares and that an investment banking opinion as to the fairness, from a financial point of view, of the consideration payable in a sale transaction, such as the merger, is not an opinion as to, and does not otherwise address, fair value under Section 262. Although City National believes that the merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery, and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the merger consideration. Neither RBC nor City National anticipates offering more than the applicable merger consideration to any stockholder of City National exercising appraisal rights, and each of RBC and City National reserves the right to assert, in any appraisal proceeding, that for purposes of Section 262, the “fair value” of a share of capital stock is less than the applicable merger consideration.

If a petition for appraisal is not timely filed, then the right to an appraisal will cease. The costs of the action (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Court and taxed upon the parties as the Court deems equitable under the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by a stockholder in connection with an appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts utilized in the appraisal proceeding, to be charged pro rata against the value of all the shares entitled to be appraised.

If any stockholder who demands appraisal of shares of capital stock under Section 262 fails to perfect, successfully withdraws or loses such holder’s right to appraisal, the stockholder’s shares of capital stock will be deemed to have been converted at the effective date of the merger into the right to receive the merger consideration pursuant to the merger agreement. A stockholder will fail to perfect, or effectively lose, the stockholder’s right to appraisal if no petition for appraisal is filed within 120 days after the effective date of the merger. In addition, as indicated above, a stockholder may withdraw his, her or its demand for appraisal in accordance with Section 262 and accept the merger consideration offered pursuant to the merger agreement.

No Dissenters’ Rights of Appraisal for Holders of City National Preferred Stock

Unless the certificate of incorporation otherwise provides (and the restated certificate of incorporation, as amended, of City National does not so provide), Delaware law provides that no appraisal rights are available for shares of any class or series of stock, which stock, at the record date fixed to determine the stockholders entitled to receive notice of and vote at a meeting of stockholders to act upon an agreement and plan of merger, was either listed on a national securities exchange or held of record by more than 2,000 holders. Notwithstanding the foregoing, appraisal rights are available for shares of any class or series of stock if the holders thereof are required by the terms of an agreement and plan of merger to accept for such stock anything except (1) shares or depository receipts of another corporation which at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders, (2) shares of stock or depositary receipts of the surviving corporation in the merger or consolidation, (3) cash for fractional shares or (4) any combination of (1)-(3).

Consequently, because the City National preferred stock is listed on the NYSE and the New RBC Preferred Shares into which City National preferred stock will be converted pursuant to the merger will also be listed on the NYSE, City National preferred stockholders do not have dissenters’ appraisal rights in the merger with respect to any of their shares of City National preferred stock.

Resale of RBC Common Shares

U.S. Resale Restrictions

The RBC common shares issued under the terms of the merger agreement will not be subject to any restrictions on transfer arising under the Securities Act of 1933, as amended, referred to as the “Securities Act”.

Canadian Resale Restrictions

The RBC common shares issued under the terms of the merger agreement will not be subject to any restrictions on transfer under applicable Canadian provincial or territorial securities laws. To the extent Canadian provincial or territorial securities laws apply, however, the first trade in the RBC common shares issued under the terms of the merger agreement must be made in accordance with customary conditions, including that such trade is not a control distribution, that no unusual effort is made to prepare the market or to create a demand for such shares and that no extraordinary commission or consideration is paid in respect of the trade. In addition, when selling the RBC common shares, holders who engage in the business of trading in securities, or hold themselves out as engaging in the business of trading in securities may also be subject to dealer registration requirements of applicable Canadian provincial or territorial securities laws. If a holder requires advice on the application of Canadian provincial or territorial securities laws to the trade of RBC common shares, the holder should consult its own legal advisor.

THE MERGER AGREEMENT

The following summary discusses certain material terms of the merger agreement. You should also read in its entirety the section entitled “The Merger” for a discussion of other material information about the merger and the merger agreement. The following description of the merger agreement is subject to, and is qualified in its entirety by reference to, the merger agreement, a copy of which is attached as Appendix A to this proxy statement/prospectus and incorporated herein by reference. We urge you to read the merger agreement in its entirety, as it is the legal document governing the merger. In the event of any discrepancy between the terms of the merger agreement and the following summary, the merger agreement will control.

Effects of the Merger

At the effective time of the merger, City National will merge with and into Holdco, a direct wholly-owned subsidiary of RBC, with Holdco surviving the merger. City National Bank, which is currently a wholly-owned subsidiary of City National, will become a wholly-owned subsidiary of Holdco at the effective time of the merger.

As a result of the merger, there will no longer be any publicly held shares of City National common stock or City National preferred stock. City National stockholders will no longer have any direct interest in the surviving company. Those City National common stockholders who receive all of the merger consideration in the form of cash will not participate in RBC’s future earnings and potential growth as shareholders of RBC and will no longer bear the risk of any losses incurred in the operation of the surviving company’s business as a subsidiary of RBC or of any decreases in the value of that business. Those City National common stockholders receiving RBC common shares as merger consideration will only participate in the surviving company’s future earnings and potential growth through their ownership of RBC common shares. All of the other incidents of direct stock ownership in City National, such as the right to vote on certain corporate decisions, to elect directors and to receive dividends and distributions from City National, will be extinguished upon completion of the merger. Upon completion of the merger, shares of City National common stock will represent the right to receive the merger consideration. See the section entitled “The Merger—Merger Consideration”.

As a result of the merger, holders of City National preferred stock, or holders of City National Depositary Shares representing interests therein, will become holders of New RBC Preferred Shares, or of depositary shares representing interests therein, respectively. For a further discussion see the section entitled “The Merger—Treatment of City National Preferred Stock”.

Effective Time of the Merger

The merger will occur no later than three business days after the satisfaction or waiver of all closing conditions, unless extended by mutual agreement of the parties. The merger will be completed and become effective as of the date and time specified in the certificate of merger to be filed with the Secretary of State of the State of Delaware. The parties will file the certificate of merger after the satisfaction or waiver of the closing conditions in the merger agreement. As of the date of this document, the parties expect that the merger will be effective during the fourth calendar quarter of 2015. However, there can be no assurance as to when or if the merger will occur.

Treatment of City National Options and Other Equity Based Awards

Options

At the effective time, each City National option, whether vested or unvested, that is outstanding immediately prior to the effective time shall (i) if granted prior to the date of the merger agreement, become vested in full and (ii) whether granted prior to or after the date of the merger agreement, be converted automatically into an option to purchase, on the same terms and conditions as were applicable immediately prior to the effective time, the number of RBC common shares (rounded down to the nearest whole number of shares) equal to the product of (A) the number of shares of City National common stock subject to such option immediately prior to the effective time, multiplied by (B) the exchange ratio, at an exercise price per share equal to the quotient (rounded up to the nearest whole cent) obtained by dividing (1) the exercise price per share of City National common stock subject to such option immediately prior to the effective time, by (2) the exchange ratio.

Restricted Stock

At the effective time, each award of restricted City National common stock that is outstanding immediately prior to the effective time (including any such award held by an executive officer) shall (i) if granted prior to the date of the merger agreement, fully vest and be cancelled and converted automatically into the right to receive, at the election of the holder of the award, either the stock consideration or the cash consideration, treating such award in the same manner as all other outstanding shares of City National common stock for such purposes or (ii) if granted after the date of the merger agreement, be converted into an award of restricted RBC common shares with the same terms and conditions as were applicable under such award immediately prior to the effective time, and relating to the number of RBC common shares equal to the product of the number of shares of City National common stock subject to such award immediately prior to the effective time, multiplied by the exchange ratio, with any fractional shares rounded to the next whole number of shares.

Restricted Stock Units

At the effective time, each City National restricted stock unit award that is outstanding immediately prior to the effective time (including any such award held by an executive officer) shall (i) if granted prior to the date of the merger agreement (other than certain vested awards that provide for payment upon separation from service, as described below), vest (and with respect to any award that vests, in whole or in part, based on the achievement of a specified level of performance, the deemed value of such award will be determined in accordance with the terms of the applicable award agreement) and be cancelled and converted automatically into the right to receive, as soon as reasonably practicable after the effective time (or, if such award is subject to an irrevocable deferral election, at the time or times specified by such election), (A) if the terms of such award provide for settlement in cash, an amount in cash, without interest, equal to the cash consideration in respect of each share of City National common stock underlying such award or, if the terms of such award provide for settlement in shares of City National common stock, the stock consideration in respect of each share of City National common stock underlying such award, plus (B) an amount in cash equal to all accrued but unpaid dividend equivalents with respect to such award or (ii) if granted after the date of the merger agreement (or if granted prior to the date of the merger agreement on terms that provide for payment solely on a separation from service), be converted into a restricted stock unit award with the same terms and conditions as were applicable immediately prior to the effective time and relating to the number of RBC common shares equal to the product of the number of shares of City National common stock subject to such award immediately prior to the effective time, multiplied by the exchange ratio, with any fractional shares rounded to the next whole number of shares. With respect to the 2015 annual restricted stock unit award granted to Russell Goldsmith (whom we sometimes refer to in this section as the “CEO”), which will be converted into an RBC restricted stock unit award as described above, the applicable performance condition will be measured at the end of the 2015 calendar year except that, if the CEO’s employment is terminated without “cause” or for “good reason” after the effective time and prior to the end of the 2015 calendar year, such performance condition will be waived at the time of the termination of employment.

City National Deferred Units

At the effective time, each deferred stock unit credited to an account that is deemed invested in City National common stock as of immediately prior to the effective time under City National Bank’s executive deferred compensation plan or director deferred compensation plan (together the “deferred compensation plans”) and the supplemental retirement benefit agreement with Russell Goldsmith, as amended, shall be deemed to be invested in RBC common shares, with the number of RBC common shares subject to the deferred stock units in a participant’s account as of the effective time to be equal to the product (rounded up to the nearest whole number of shares) of (i) the number of shares of City National common stock subject to such deferred stock units as of immediately prior to the effective time, and (ii) the exchange ratio. Following the effective time, the deferred compensation plans will otherwise continue to have the same terms, including payment terms and investment options, that were applicable immediately prior to the effective time, with the City National common stock fund to be replaced with an RBC common shares fund.

Representations and Warranties

The merger agreement contains representations and warranties made by City National to RBC relating to a number of matters, including the following:

•	corporate organization, qualification to do business, standing and power, and subsidiaries;

•	capitalization;

•	requisite corporate authority to enter into the merger agreement and to complete the contemplated transactions;

•	absence of conflicts with governing documents, applicable laws or certain agreements as a result of entering into the merger agreement or completing the merger;

•	required regulatory consents necessary in connection with the merger;

•	proper filing of documents with regulatory agencies and the SEC and the accuracy of information contained in the documents filed with the SEC, and Sarbanes-Oxley certifications;

•	financial statements and the conformity with U.S. GAAP and SEC requirements of City National’s financial statements filed with the SEC and the absence of undisclosed liabilities;

•	broker’s and finder’s fees related to the merger;

•	the absence of a material adverse effect since December 31, 2013;

•	legal and regulatory proceedings;

•	tax matters;

•	employee compensation and benefits matters;

•	compliance with applicable law;

•	material contracts;

•	agreements with regulatory agencies;

•	risk management instruments;

•	environmental matters;

•	investment securities;

•	properties;

•	intellectual property;

•	related party transactions;

•	state takeover laws;

•	reorganization;

•	an opinion from financial advisors;

•	accuracy of City National information provided in this proxy statement/prospectus;

•	loan portfolio;

•	insurance;

•	investment adviser subsidiaries;

•	broker dealer subsidiaries; and

•	books and records.

The merger agreement also contains representations and warranties made by RBC and Holdco to City National relating to a number of matters, including the following:

•	corporate organization, qualification to do business, standing, power and financial holding company status;

•	capitalization;

•	requisite corporate authority to enter into the merger agreement and to complete the contemplated merger;

•	absence of conflicts with governing documents, applicable laws or certain agreements as a result of entering into the merger agreement or completing the merger;

•	required regulatory consents necessary in connection with the merger;

•	proper filing of documents with regulatory agencies and the SEC and the accuracy of information contained in the documents filed with the SEC, and Sarbanes-Oxley certifications;

•	financial statements and the conformity with IFRS or Canadian GAAP and SEC requirements of RBC’s financial statements filed with the SEC;

•	broker’s and finder’s fees related to the merger;

•	the absence of a material adverse effect since October 31, 2014;

•	legal and regulatory proceedings;

•	compliance with applicable law;

•	reorganization;

•	accuracy of RBC and its subsidiaries information provided in this proxy statement/prospectus;

•	financing; and

•	agreements with regulatory agencies.

This summary, and the copy of the merger agreement attached to this proxy statement/prospectus as Appendix A, are included solely to provide investors with information regarding the terms of the merger agreement. They are not intended to provide any other factual information about City National or RBC or any of their respective subsidiaries or affiliates. The representations, warranties and covenants contained in the merger agreement were made only for purposes of that agreement and as of specific dates, were solely for the benefit of the parties to the merger agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the merger agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries under the merger agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of City National or RBC, or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in the periodic and current reports and statements City National and RBC file with the SEC. The representations and warranties, covenants and other provisions of the merger agreement should not be read alone, but instead should be read only in conjunction with the information provided elsewhere in this proxy statement/prospectus and in the documents incorporated by reference into this proxy statement/prospectus. For more information regarding these documents incorporated by reference, see the section entitled “Where You Can Find More Information”.

Certain of these representations and warranties are qualified as to “materiality” or “material adverse effect”. For purposes of the merger agreement, a “material adverse effect” with respect to RBC, City National or Holdco, as the case may be, means (i) a material adverse effect on the business, properties, assets, liabilities, results of operations or financial condition of that party and its subsidiaries taken as a whole or (ii) a material adverse effect on the ability to consummate the merger on a timely basis, other than, with respect to (i) above, to the extent that effect results from: (A) changes in U.S. GAAP (or, with respect to RBC, IFRS) or applicable regulatory accounting requirements, (B) changes in laws, rules or regulations of general applicability to companies in the industries in which such party and its subsidiaries operate, or interpretations thereof by courts or Governmental Entities, (C) changes in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market conditions affecting the financial services industry generally and not specifically relating to such party or its subsidiaries, including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates and price levels or trading volumes in U.S. or foreign securities markets or any change in the credit markets, (D) failure, in and of itself, to meet earnings projections or internal financial forecasts, but not including the underlying causes thereof, (E) changes attributable to disclosure of the transactions contemplated hereby or to actions expressly required by the merger agreement in contemplation of the transactions contemplated hereby, or (F) actions or omissions taken pursuant to the written consent of RBC, in the case of City National, or City National, in the case of RBC; except, with respect to subclauses (A), (B), or (C), to the extent that the effects of such change are materially disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such party and its subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its subsidiaries operate.

Except in limited cases, the representations and warranties in the merger agreement do not survive the effective time of the merger and, as described below under “—Termination”, if the merger agreement is validly terminated, there will be no liability under the representations and warranties of the parties, or otherwise under the merger agreement, unless a party willfully breached the merger agreement.

Covenants and Agreements

Conduct of Businesses Prior to the Completion of the Merger. City National has agreed that, prior to the effective time of the merger, it will conduct its businesses, and cause its subsidiaries to conduct its business in the ordinary course in all material respects and use reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships. City National and RBC have agreed to and cause their subsidiaries to, take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability to obtain any necessary approvals required for the completion of the merger or to perform the covenants and agreements in the merger agreement or to consummate the merger.

Additionally, City National has agreed that prior to the effective time of the merger, except as expressly contemplated or permitted by the merger agreement or as required by law, it will not and will not permit any of its subsidiaries to, without the prior written consent of RBC:

•	other than in the ordinary course of business, incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person, other than any City National subsidiary;

•	adjust, split, combine or reclassify any capital stock;

•	make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock, except (A) regular quarterly cash dividends by City National at a rate not in excess of $0.33 per share of City National common stock, (B) dividends paid by any City National subsidiary to City National or any of its wholly owned subsidiaries, (C) any required dividends on City National preferred stock or the preferred stock of any City National subsidiary or (D) the acceptance of shares of City National common stock as payment for the exercise price of City National stock options or for withholding taxes incurred in connection with the exercise of City National stock options or the vesting or settlement of City National equity awards, in each case in accordance with past practice and the terms of the applicable award agreements;

•	grant any stock options, stock appreciation rights, performance shares, restricted stock units, restricted shares or other equity-based awards or interests, or grant any individual, corporation or other entity any right to acquire any shares of its capital stock;

•	issue, sell or otherwise permit to become outstanding any additional shares of capital stock or securities convertible or exchangeable into, or exercisable for, any shares of its capital stock or any options, warrants or other rights of any kind to acquire any shares of capital stock, except for the issuance of shares upon the exercise of City National stock options or the vesting or settlement of City National equity awards (and dividend equivalents thereon, if any);

•	sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets to any individual, corporation or other entity other than a wholly owned subsidiary, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, in each case other than in the ordinary course of business;

•	except for transactions in the ordinary course of business, make any material investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity, other than in a wholly owned City National subsidiary;

•	terminate, materially amend, or waive any material provision of, any Company Contract (as defined in the merger agreement), or make any change in any instrument or agreement governing the terms of any of its securities, or (ii) enter into any contract that would constitute a Company Contract if it were in effect on the date of the merger agreement;

•

except as required under applicable law or the terms of any City National benefit plan existing as of the date hereof, (i) except as would not in the aggregate result in an increase in costs from the date of the merger agreement that would be material to the City National or Holdco, enter into, adopt or terminate any employee benefit or compensation plan, program, policy or arrangement for the benefit of any current or former employee, officer, director or consultant (who is a natural person), (ii) except as would not in the aggregate result in an increase in costs from the date of the merger agreement that would be material to the City National or Holdco, amend (whether in writing or through the interpretation of) any employee benefit or compensation plan, program, policy or arrangement for the benefit of any current or former employee, officer, director or consultant (who is a natural person), (iii) increase the compensation or benefits payable to any current or former employee, officer, director or consultant (who is a natural person), (iv) pay or award, or commit to pay or award, any bonuses or incentive compensation, (v) grant or accelerate the vesting of any equity-based awards or other compensation, (vi) enter into any new, or amend (whether in writing or through the interpretation of) any existing, employment, severance, change in control, retention, bonus guarantee, or collective bargaining agreement or arrangement, (vii) fund any rabbi trust, (viii) terminate the employment or services of any employee in a position of Executive Vice President or above (including, for the avoidance of doubt, any officers) or whose target annual compensation (i.e., annual base salary plus annual target bonus opportunity, excluding commission-based incentives) is greater than $750,000, other than for cause, or (ix) hire any (A) employee who will have a position of Executive Vice President or above (including, for the avoidance of doubt, any officers) or whose target annual compensation (i.e., annual base salary plus annual target bonus opportunity, excluding commission-based incentives) is greater than $750,000 or (B) consultant (who is a natural person) who has target annual compensation greater than $500,000;

•	settle any material claim, suit, action or proceeding, except in the ordinary course of business, in an amount and for consideration not in excess of $5,000,000 individually or $10,000,000 in the aggregate or that would not impose any material restriction on the business of it or its subsidiaries or Holdco or affect the merger and the other transactions contemplated thereby;

•	take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent the merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

•	amend its certificate of incorporation, by-laws or comparable governing documents of its subsidiaries (as such term is defined in Rule 1-02 of Regulation S-X promulgated under the Exchange Act);

•	merge or consolidate itself or any of its subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve itself or any of its subsidiaries;

•	materially restructure or materially change its investment securities or derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise;

•	take any action that is intended or expected to result in any of its representations and warranties set forth in this agreement being or becoming untrue in any material respect at any time prior to the effective time of the merger or in any of the conditions to the merger set forth in Article VII of the merger agreement not being satisfied or in a violation of any provision of the merger agreement, except, in every case, as may be required by applicable law;

•	implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or by applicable laws, regulations, guidelines or policies imposed by any governmental entity;

•	enter into any material new line of business or change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating, securitization and servicing policies (including any change in the maximum ratio or similar limits as a percentage of its capital exposure applicable with respect to its loan portfolio or any segment thereof), except as required by such policies or applicable law, regulation or policies imposed by any governmental entity or make any loans or extensions of credit except in the ordinary course of business consistent with past practice and in conformity with City National’s ordinary course lending policies and guidelines (including, in each case, with respect to loan amounts, security, collateral, loan terms, single name exposure limits and portfolio mix) in effect as of the date of the merger agreement;

•	make any material changes in its policies and practices with respect to (i) underwriting, pricing, originating, acquiring, selling, servicing or buying or selling rights to service loans or (ii) its hedging practices and policies, in each case except as may be required by such policies and practices or by any applicable laws, regulations, guidelines or policies imposed by any governmental entity;

•	make, or commit to make, any capital expenditures in excess of the amounts specified in the capital expenditure budget made available to RBC prior to the date of the merger agreement plus 10%;

•

other than in the ordinary course of business consistent with past practice, make, change or revoke any material tax election, change an annual tax accounting period, adopt or materially change any tax accounting method, file any amended tax return, enter into any closing agreement with respect to taxes, or settle any material tax claim, audit, assessment or dispute or surrender any right to claim a refund of a material amount of taxes;

•	make application for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production office or other significant office or operations facility of itself or its subsidiaries;

•	knowingly take, or, to the extent feasible, fail to prevent, any action that is intended to or would reasonably be likely to adversely affect or materially delay the ability of City National or its subsidiaries to obtain any necessary approvals of any governmental entity required for the transactions contemplated hereby or to perform its covenants and agreements under the merger agreement or to consummate the transactions contemplated in the merger agreement; or

•	agree to take, make any commitment to take, or adopt any resolutions of its board of directors or similar governing body in support of, any of the above prohibited actions.

RBC and Holdco have agreed to a more limited set of restrictions on its business prior to the completion of the merger. Specifically, RBC and Holdco have agreed that prior to the effective time of the merger, except as expressly permitted by the merger agreement, they will not and will not permit any of their subsidiaries to, without the prior written consent of City National:

•	amend RBC’s by-laws or the governing documents of any of its subsidiaries in a manner that would materially and adversely affect the economic benefits of the merger to the holders of City National common stock or adversely affect the holders of City National common stock relative to holders of RBC common shares or that would materially impede RBC’s ability to consummate the transactions contemplated by the merger agreement;

•	take, or omit to take, any action that would or is reasonably likely to prevent or impede the merger from qualifying as a tax-free reorganization or to cause the stockholders of City National to recognize gain or take any action to prevent, materially impede or materially delay the consummation of the merger, or take, or omit to take, any action that is reasonably likely to result in any of the conditions to the merger not being satisfied; or

•	agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the above prohibited actions.

Regulatory Matters. RBC and City National have agreed to promptly prepare and file with the SEC a registration statement on Form F-4, of which this proxy statement/prospectus is a part. RBC and City National have agreed to use reasonable best efforts to have the Form F-4 declared effective under the Securities Act as promptly as practicable after such filing, and to mail or deliver the proxy statement/prospectus to City National’s stockholders. RBC has also agreed to use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to consummate the merger, and City National has agreed to furnish all information concerning City National and the holders of City National common stock as may be reasonably requested in connection with any such action.

RBC and City National have agreed to cooperate with each other and use their respective reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and governmental entities that are necessary or advisable to consummate the merger.

Also, each of RBC and City National have agreed to use their reasonable best efforts to avoid the entry of, or to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that would restrain, prevent or delay the closing.

Additionally, each of RBC and City National have agreed to furnish to the other all information concerning itself, its subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with this proxy statement/prospectus, the Form F-4 or any other statement, filing, notice or application made by or on behalf of RBC, City National or any of their respective subsidiaries to any governmental entity in connection with the merger.

Furthermore, RBC and City National have agreed to promptly advise each other upon receiving any communication from any governmental entity whose consent or approval is required for consummation of the transactions contemplated by the merger agreement that causes such party to believe that there is a reasonable likelihood that any requisite regulatory approval will not be obtained or that the receipt of any such approval will be materially delayed.

RBC will, at or prior to the effective time of the merger, cause Holdco to enter into one or more supplemental indentures, guarantees, and other instruments required for the due assumption of City National’s outstanding debt, guarantees, securities, and other agreements to the extent required.

Stockholder Approval. City National’s board of directors has resolved to recommend to the City National common stockholders that they approve the merger agreement and the transactions contemplated thereby and to submit to the City National common stockholders the merger agreement and any other matters required to be approved by the City National common stockholders in order to carry out the intentions of the merger agreement.

TSX and NYSE Listing. RBC will cause the RBC common shares to be issued in the merger to be authorized for listing on the TSX and NYSE, and will cause the New RBC Preferred Shares to be issued in the merger to be authorized for listing on the NYSE only (the New RBC Preferred Shares will be represented by depositary shares listed on the NYSE as discussed in this proxy statement/prospectus).

Employee Matters. During the period commencing at the effective time of the merger and ending on December 31, 2016 (which we refer to as the “Continuation Period”), RBC shall cause the surviving corporation to provide (i) each employee of City National or any of its subsidiaries as of the effective time of the merger who remains employed by RBC or any of its affiliates (including the surviving corporation and its subsidiaries) following the effective time of the merger (which we refer to as a “continuing employee”) with (A) an annual base salary or base wage rate and target annual bonus opportunity that are, in each case, no less favorable than that provided to such employee by City National and its subsidiaries immediately prior to the effective time of the merger and (B) a long-term incentive opportunity (referred to by RBC as “equity-based deferred compensation”) that is substantially comparable to that provided to such employee by City National and its subsidiaries immediately prior to the effective time of the merger and (ii) the continuing employees with employee benefits that are substantially comparable in the aggregate to those provided to such employees by City National and its subsidiaries immediately prior to the effective time of the merger, it being understood that the health and welfare plans of City National as in effect immediately prior to the effective time of the merger shall remain in effect for the duration of the continuation period subject to such modifications as are required by applicable law or determined to be appropriate by the chief executive officer of the surviving corporation. During the continuation period, RBC shall continue to maintain or cause to be maintained, without amendment, City National’s severance policies and plans applicable to continuing employees immediately prior to the effective time of the merger, and shall provide, or cause to be provided, to each continuing employee whose employment is terminated during the continuation period without “cause”, as such term is defined or concept is used for purposes of the applicable City National severance plan, or who otherwise experiences a severance-qualifying termination under the applicable City National severance plan, with the severance benefits specified in the applicable City National severance plan.

With respect to any employee benefit plans of RBC or its subsidiaries in which any employees of City National or its subsidiaries become eligible to participate on or after the effective time of the merger (which we refer to as “new plans”), RBC shall or shall cause the surviving corporation to: (i) use commercially reasonable efforts to (A) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to each such employee and his or her eligible dependents under any new plans, except to the extent such pre-existing conditions, exclusions or waiting periods would apply under the analogous City National benefit plan, and (B) provide each such employee and his or her eligible dependents with credit for any co-payments or deductibles paid prior to the effective time of the merger under a City National benefit plan (to the same extent that such credit was given under the analogous City National benefit plan prior to the effective time of the merger) in satisfying any applicable deductible or out-of-pocket requirements under any new plans; and (ii) recognize all service of each such employee with City National and its subsidiaries (and their respective predecessors, if applicable) for all purposes in any new plan; provided that the foregoing service recognition shall not apply (A) to the extent it would result in duplication of benefits for the same period of services, (B) for purposes of any defined benefit pension plan or benefit plan that provides retiree welfare benefits, or (C) to any benefit plan that is a frozen plan or provides grandfathered benefits.

If requested by RBC in writing prior to the closing date of the merger, City National shall cause any 401(k) plan sponsored or maintained by City National or any of its affiliates (each of which we refer to as a “City National 401(k) plan”) to be terminated effective immediately prior to the closing date of the merger and contingent upon the occurrence of the closing of the merger. If RBC requests termination of the City National 401(k) plan prior to the effective time of the merger, the continuing employees shall be eligible to participate, effective as of the effective time of the merger, in the RBC 401(k) plan and, for the avoidance of doubt, would be eligible to receive the same employer matching contributions as provided to participants in the RBC 401(k) plan generally.

RBC and City National have agreed to the establishment of a cash retention pool which may be awarded to employees of City National and its subsidiaries, including executive officers.

Indemnification and Directors’ and Officers’ Insurance. From and after the effective time of the merger, RBC shall cause Holdco (the surviving entity in the merger) to indemnify and hold harmless each present and former director, officer or employee of City National and its subsidiaries or fiduciaries of City National or any of its subsidiaries under City National benefit plans (in each case, when acting in such capacity) (collectively, the “City National Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, damages or liabilities incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, whether arising before or after the effective time of the merger, arising in whole or in part out of (i) the fact that such person is or was a director, officer or employee of City National or any City National subsidiary or is or was a fiduciary of City National or any of its subsidiaries under City National benefit plans or (ii) matters, acts or omissions existing or occurring at or prior to the effective time of the merger, including the transactions contemplated thereby to the same extent as such persons are indemnified as of the date of the merger agreement by City National pursuant to City National’s certificate of incorporation, by-laws, governing or organizational documents of any City National subsidiary and any indemnification agreements in existence as of the date of the merger agreement; and RBC will also cause the surviving corporation to advance expenses as incurred by such City National Indemnified Party to the same extent as such persons are entitled to advancement of expenses as of the date of the merger agreement by City National pursuant to the City National’s certificate of incorporation, by-laws, governing or organizational documents of any City National subsidiary and any indemnification agreements in existence as of the date of the merger agreement; provided that the City National Indemnified Party to whom expenses are advanced provides an undertaking (in a reasonable and customary form) to repay such advances if it is ultimately determined that such City National Indemnified Party is not entitled to indemnification.

RBC has agreed to provide directors’ and officers’ liability insurance that serves to reimburse the present and former officers and directors of City National or any of its subsidiaries with respect to claims against such directors and officers arising from facts or events occurring at or before the effective time of the merger for a period of six years following the effective time of the merger. The insurance will contain terms and conditions that are not less advantageous than the current coverage provided by City National, except that RBC is not required to incur annual premium expense greater than 300% of City National’s current aggregate annual directors’ and officers’ liability insurance premium. At or prior to the effective time of the merger and in lieu of the foregoing, City National, in consultation with RBC, may purchase and pay for a tail policy for directors’ and officers’ liability insurance on the terms described in the prior sentence.

No Solicitation. The merger agreement precludes City National and its subsidiaries and their respective officers, directors, agents, advisors and affiliates from initiating, soliciting, encouraging or knowingly facilitating inquiries or proposals with respect to, or engaging in any negotiations concerning, or providing any confidential or nonpublic information or data to, or having any discussions with, any person relating to, any Acquisition Proposal (defined below). However, if City National receives an unsolicited bona fide Acquisition Proposal and City National’s board of directors concludes in good faith that such Acquisition Proposal constitutes or is more likely than not to result in a Superior Proposal (defined below), City National may, and may permit its subsidiaries and its and its subsidiaries’ representatives to, furnish or cause to be furnished nonpublic information or data and participate in such negotiations or discussions to the extent that its board of directors concludes in good faith (after receiving the advice of its outside counsel, and with respect to financial matters, its financial advisors) that failure to take such actions would result in a violation of its fiduciary duties under applicable law. City National has also agreed to advise RBC within 24 hours following receipt of any Acquisition Proposal and of the substance of the Acquisition Proposal (including the identity of the person making such Acquisition Proposal), and will keep RBC promptly apprised of any developments.

•	As used in the merger agreement, “Acquisition Proposal” means, other than the transactions contemplated by the merger agreement, any offer, proposal or inquiry relating to, or any third party indication of interest in, (i) any acquisition or purchase, direct or indirect, of 20% or more of the consolidated assets of City National and its subsidiaries or 20% or more of any class of voting securities of City National or its subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of City National, (ii) any tender offer or exchange offer that, if consummated, would result in such third party beneficially owning 20% or more of any class of equity or voting securities of City National or its subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of City National, or (iii) a merger, consolidation, share exchange, other business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving City National or its subsidiaries whose assets, individually or in the aggregate, constitute more than 20% of the consolidated assets of City National, except, in each case, any sale of whole loans and securitizations in the ordinary course of business and any bona fide internal reorganization.

•	As used in the merger agreement, “Superior Proposal” means a bona fide written Acquisition Proposal that the board of directors of City National concludes in good faith to be more favorable from a financial point of view to its stockholders than the merger and the other transactions contemplated thereby, (i) after receiving the advice of its financial advisors (who must be a nationally recognized investment banking firm), (ii) after taking into account the likelihood of consummation of such transaction on the terms set forth therein and (iii) after taking into account all legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal (including any expense reimbursement provisions and conditions to closing) and any other relevant factors permitted under applicable law; provided, that for purposes of the definition of “Superior Proposal”, the references to “20%” in the definition of Acquisition Proposal shall be deemed to be references to “a majority”.

Change of Methods. RBC may at any time change the method of effecting the transactions contemplated in the merger agreement, provided that no such change or amendment (i) alters or changes the amount or kind of the merger consideration, (ii) adversely affects the tax treatment of the merger with respect to City National’s stockholders or (iii) be reasonably likely to cause the closing to be materially delayed or the receipt of the requisite regulatory approvals to be prevented or materially delayed.

Restructuring Efforts. If the City National common stockholders do not approve the merger at the City National special meeting or at any adjournment or postponement thereof, RBC and City National have agreed to use reasonable best efforts to negotiate a restructuring of the merger and/or to resubmit the merger to City National’s common stockholders for approval; however, neither RBC nor City National will be required to alter any material terms of the merger agreement or adversely affect the tax treatment of the merger with respect to City National stockholders in any such negotiations.

Conditions to the Merger

Conditions to Each Party’s Obligations. The respective obligations of each of RBC and City National to complete the merger are subject to the satisfaction of the following conditions:

•	receipt of the requisite affirmative vote of the City National common stockholders on the merger agreement;

•	the RBC common shares to be issued in the merger must have been authorized for listing on the TSX and NYSE, and the New RBC Preferred Shares to be issued in the merger must have been authorized for listing on the NYSE only (the New RBC Preferred Shares will be represented by depositary shares listed on the NYSE as discussed in this proxy statement/prospectus);

•	the effectiveness of the registration statement on Form F-4, of which this proxy statement/prospectus is a part, and the absence of a stop order or proceeding initiated or threatened by the SEC for the purpose of suspending the effectiveness of the Form F-4;

•	the absence of any injunction or other legal prohibition or restraint against the merger; and

•	receipt of required regulatory approvals, and the requirement that no regulatory approval required for the merger result in the imposition of a condition or restriction that would reasonably be likely to have a material and adverse effect on RBC and its subsidiaries, taken as a whole (with such materiality measured on a scale relative to City National and its subsidiaries, taken as a whole).

Conditions to Obligations of RBC. The obligation of RBC and Holdco to complete the merger is also subject to the satisfaction, or waiver by RBC, of the following conditions:

•	the accuracy of the representations and warranties of City National as of the date of the merger agreement and as of the closing date of the merger, other than, in most cases, those failures to be true and correct that would not reasonably be expected to result in a material adverse effect on City National;

•	performance in all material respects by City National of the obligations required to be performed by it at or prior to the closing date of the merger; and

•	receipt by RBC of an opinion of Sullivan & Cromwell LLP as to the effect that (i) the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and (ii) that the merger will not result in gain recognition to the holders of City National common stock pursuant to Section 367(a) of the Code.

Conditions to Obligations of City National. The obligation of City National to complete the merger is also subject to the satisfaction or waiver by City National of the following conditions:

•	the accuracy of the representations and warranties of RBC as of the date of the merger agreement and as of the closing date of the merger, other than those failures to be true and correct that would not reasonably be expected to result in a material adverse effect on RBC;

•	performance in all material respects by RBC of the obligations required to be performed by it at or prior to the closing date of the merger; and

•	receipt by City National of an opinion of Wachtell, Lipton, Rosen & Katz as to the effect that (i) the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and (ii) that the merger will not result in gain recognition to the holders of City National common stock pursuant to Section 367(a) of the Code.

Termination

The merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after approval of the merger by City National common stockholders:

•	by mutual written consent of RBC and City National;

•	by either City National or RBC, if any of the required regulatory approvals are denied or completion of the merger has been prohibited or made illegal by a governmental entity (and the denial or prohibition is final and nonappealable);

•	by either City National or RBC, if the merger has not been completed by January 22, 2016, unless the failure to complete the merger by that date is due to the terminating party’s failure to abide by the merger agreement;

•	by either City National or RBC, if there is a breach by the other party that would result in the failure of the conditions of the terminating party’s obligation to complete the merger, unless the breach is capable of being, and is, cured within 60 days of written notice of the breach (provided that the terminating party is not then in material breach of the merger agreement);

•	by RBC, if City National or City National’s board of directors (1) submits the merger agreement to its stockholders without a recommendation for approval, or otherwise withdraws or materially and adversely modifies (or discloses such intention) its recommendation for approval, or recommends to its stockholders an Acquisition Proposal other than the merger agreement, or (2) materially breaches its obligation to call a stockholder meeting or prepare and mail its stockholders the proxy statement/prospectus pursuant to the merger agreement; or

•	by RBC, if a tender or exchange offer for 20% or more of the outstanding shares of City National common stock is commenced (other than by RBC), and City National’s board of directors recommends that the City National stockholders tender their shares in such tender or exchange offer or otherwise fails to recommend that such stockholders reject such tender or exchange offer within 10 business days.

Effect of Termination and Termination Fee

If the merger agreement is validly terminated, the agreement will become void without any liability on the part of any of the parties unless a party has willfully and materially breached the merger agreement. However, the provisions of the merger agreement relating to authority, fees and expenses and the confidentiality obligations of the parties will continue in effect notwithstanding termination of the merger agreement.

In the event that after the date of the merger agreement a bona fide Acquisition Proposal is made known to senior management of City National or is made directly to its stockholders generally or any person has publicly announced (and not withdrawn) an Acquisition Proposal with respect to City National and (a) (i) thereafter the merger agreement is terminated by either RBC or City National due to the lack of consummation on or before the first anniversary of the date of the merger agreement pursuant to Section 8.1(c) of the merger agreement without the requisite company vote having been obtained or (ii) thereafter the merger agreement is terminated by RBC due to a breach by City National of any of the covenants or agreements or any of the representations or warranties pursuant to Section 8.1(d) of the merger agreement, and (b) prior to the date that is 15 months after the date of such termination, City National enters into a definitive agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then City National will pay RBC a termination fee equal to $220,000,000; provided, that for this purpose all references in the definition of Acquisition Proposal to “20%” shall instead refer to “50%”.

Amendments, Extensions and Waivers

The merger agreement may be amended by the parties, by action taken or authorized by their respective boards of directors, at any time before or after approval of the merger agreement proposal by the City National stockholders, in writing signed on behalf of each of the parties, subject to applicable law.

At any time prior to the effective time of the merger, the parties, by action taken or authorized by their respective boards of directors, may, (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in the merger agreement or (c) waive compliance with any of the agreements or conditions contained in the merger agreement. Any agreement on the part of a party to any extension or waiver must be in writing.

Fees and Expenses

Except with respect to costs and expenses of printing and mailing this proxy statement/prospectus and all filing and other fees paid to the SEC in connection with the merger, which will be borne equally by RBC and City National, all fees and expenses incurred in connection with the merger, the merger agreement, and the transactions contemplated by the merger agreement will be paid by the party incurring such fees or expenses, whether or not the merger is consummated.

THE VOTING AGREEMENT

The following is a summary of the voting agreement only and may not contain all of the information that is important to you. The following description is subject to, and is qualified in its entirety by reference to, the voting agreement, a copy of which is attached as Appendix B to this proxy statement/prospectus and incorporated herein by reference. We urge you to read the voting agreement in its entirety. In the event of any discrepancy between the terms of the voting agreement and the following summary, the voting agreement will control.

Concurrently with the execution of the merger agreement on January 22, 2015, and as a condition to RBC’s willingness to enter into the merger agreement, RBC entered into a voting agreement with Russell Goldsmith, the CEO and Chairman of City National, and with a number of trusts and other entities owned and/or controlled by Russell Goldsmith or Bram Goldsmith, who is also a director of City National. We collectively refer to those non-RBC parties to the voting agreement as the “Goldsmith Parties”. As of the date the voting agreement was executed, the Goldsmith Parties beneficially owned, collectively, 7,163,089 shares of City National common stock, or approximately 13% of the City National common stock issued and outstanding at that time.

Voting Provisions

Each of the Goldsmith Parties has granted RBC an irrevocable proxy to vote its beneficially owned shares of City National common stock, including any shares acquired after the date of the voting agreement, in favor of the adoption and approval of the merger agreement and the transactions contemplated thereby, at every meeting of the stockholders of City National at which such matters are considered and at every adjournment or postponement thereof, and to not vote its shares in favor of, or approve or otherwise support (i) any action or agreement that would compete with, or materially impede, or interfere with or that would reasonably be expected to discourage the merger agreement or the transactions contemplated thereby or inhibit the timely consummation of the merger agreement or the transactions contemplated thereby, (ii) any action or agreement that would result in a breach in any material respect of any covenant, representation or warranty or any other obligation of City National under the merger agreement, or (iii) certain other business combination transactions involving parties other than RBC and its affiliates.

Each of the Goldsmith Parties has agreed that it will not, nor permit any entity under its control to, deposit any shares of City National common stock, including any shares acquired after the date of the voting agreement, in a voting trust or subject any such shares to any voting arrangements other than agreements entered into with RBC.

Each of the Goldsmith Parties has agreed that it will not, nor permit any entity under its control to:

•	solicit proxies or become a “participant” in a “solicitation” (as such terms are defined in Regulation 14A under the Securities Exchange Act) in opposition to or competition with the consummation of the transactions under the merger agreement or otherwise encourage or assist any party in taking or planning any action which would compete with, or materially impede, or interfere with or that would reasonably be expected to discourage the transactions under the merger agreement or inhibit the timely consummation of the transactions under the merger agreement in accordance with the terms of the merger agreement;

•	directly or indirectly encourage, initiate or cooperate in a stockholders’ vote or action by consent of City National’s stockholders in opposition to or in competition with the consummation of the transactions contemplated under the merger agreement; or

•	become a member of a “group” (as such term is used in Section 13(d) of the Securities Exchange Act) with respect to any voting securities of City National for the purpose of opposing or competing with the consummation of the transactions contemplated under the merger agreement.

Election Provisions

Each of the Goldsmith Parties has agreed that it will make a stock election (an election to receive RBC common shares as merger consideration) for all of its shares of City National common stock, including any shares acquired after the date of the voting agreement.

Transfer Restrictions

Prior to the completion of the merger, each of the Goldsmith Parties has agreed that it will not transfer any of its beneficially owned shares of City National common stock, including any shares acquired after the date of the voting agreement, other than (i) transfers among the Goldsmith Parties, (ii) transfers for estate planning or tax purposes if the transferee agrees to become bound by the voting agreement and (iii) transfers of up to 150,000 shares in the aggregate for philanthropic purposes.

For a period of three years following the completion of the merger, the Goldsmith Parties have agreed not to transfer more than one-half of the RBC common shares they collectively receive as merger consideration (excluding RBC common shares received in respect of restricted shares of City National common stock or any shares issuable upon the vesting, exercise or settlement of any employee equity awards), without the prior written consent of RBC or under certain limited conditions.

Termination

The voting agreement will terminate at the earlier to occur of (i) the completion of the merger and (ii) the termination of the merger agreement pursuant to its terms.

BENEFICIAL OWNERSHIP OF CITY NATIONAL COMMON STOCK

The following table sets forth information as of April 13, 2015 regarding the beneficial owners of more than 5% of the outstanding shares of City National common stock, except as to (i) FMR LLC, whose beneficial ownership is based solely on a Schedule 13G filed with the SEC on February 13, 2015, (ii) Blackrock, Inc., whose beneficial ownership is based solely on a Schedule 13G filed with the SEC on February 2, 2015, (iii) Eaton Vance Management, whose beneficial ownership is based solely on a Schedule 13G filed with the SEC on January 13, 2015, and (iv) The Vanguard Group, whose beneficial ownership is based solely on a Schedule 13G filed with the SEC on February 11, 2015. Except as otherwise noted in the footnotes below, each of these persons or entities had sole voting and investment power with respect to the City National common stock beneficially owned by them.

Name and Address of Beneficial Owner	Number of Shares of Common Stock Beneficially Owned(1)		Percent of Class(2)
Bram Goldsmith
400 North Roxbury Drive Beverly Hills, CA 90210
Bram and Elaine Goldsmith, Trustees of the Bram and Elaine Goldsmith Family Trust	2,611,672
Elaine and Bram Goldsmith, Trustees of the Elaine Goldsmith Revocable Trust	534,960
Bram Goldsmith	69,492	(3)
Goldsmith Family Foundation	233,425	(4)
Bram Goldsmith, Trustee of Oak Trust A-2	43,736	(5)

Total #	3,493,285	(20)	6.3%
Russell Goldsmith
400 North Roxbury Drive Beverly Hills, CA 90210
Goldsmith Family Partnership	2,860,000	(6)
The Russell Goldsmith Trust	327,931	(7)
ELM 2006 Charitable Annuity Lead Trust	3,235	(8)
Russell Goldsmith, Trustee of certain family trusts	7,046	(9)
B.A. Quintet LLC	76,222	(10)
Maple-Pine Limited Partnership	244,930	(11)
Goldsmith Family Foundation	233,425	(4)
Russell Goldsmith	5,032	(12)
Russell Goldsmith, Trustee of the West LA Investment Trust No. 1-R	8
B.N. Maltz Foundation	47,774	(13)
Russell Goldsmith, Special Trustee of certain family trusts	97,702	(14)
Grove Trust II	82,405	(15)
Nate Mack, L.L.C	750	(16)
Options Exercisable	531,206	(17)
CNC Stock Fund Units	177,401	(18)
RSUs Vested	133,316	(19)

Total #	4,828,383	(20)	8.6%
FMR LLC	3,724,582	(21)	6.7%
245 Summer Street Boston, Massachusetts 02210
BLACKROCK, INC.	3,067,144	(22)	5.5%
55 East 52nd Street New York, New York 10022
THE VANGUARD GROUP	2,772,981	(23)	5.0%
100 Vanguard Boulevard Malvern, PA 19355
EATON VANCE MANAGEMENT	2,960,774	(24)	5.3%
2 International Place Boston, Massachusetts 02110

(1)	Includes restricted stock issued pursuant to the City National Omnibus Plans which has voting rights but not dispositive power.
(2)	Based on 55,604,605 shares of common stock outstanding at April 13, 2015. Additionally, for purposes of calculating the class percentage beneficially owned by a person (or group of persons), any shares of common stock issuable upon the exercise or conversion of securities exercisable or convertible currently or within 60 days of April 13, 2015 with respect to such person (or group of persons) are deemed to be outstanding, but in each case exercisable or convertible securities owned by other persons are not deemed to be outstanding for purposes of the calculation.
(3)	Includes 41,239 shares allocated to Bram Goldsmith’s account under the Profit Sharing Plan and 28,253 units held in the City National Stock Fund under the Executive Deferred Compensation Plan, which stock fund units do not have voting rights and do not convert to shares until termination of employment.
(4)	The Goldsmith Family Foundation is a tax-exempt charitable foundation of which Bram Goldsmith and Russell Goldsmith are directors and officers. Bram Goldsmith and Russell Goldsmith each disclaim beneficial ownership of these shares.
(5)	Shares held in a trust for the benefit of a family member for which Bram Goldsmith is the sole trustee.
(6)	The Goldsmith Family Partnership is a limited partnership whose general partners include the Russell Goldsmith Trust, of which Russell Goldsmith is the sole trustee, and the West LA Investment Trust No. 1-R, of which Russell Goldsmith is the sole trustee. Russell Goldsmith disclaims beneficial ownership of the shares held by the Goldsmith Family Partnership except to the extent of Russell Goldsmith’s pecuniary interest in the partnership.
(7)	Excludes the 2,860,000 shares identified as being held by the Goldsmith Family Partnership which the Russell Goldsmith Trust may be deemed to beneficially own as a general partner of the Goldsmith Family Partnership.
(8)	ELM 2006 Charitable Annuity Lead Trust is a charitable trust for which Russell Goldsmith is the sole trustee.
(9)	Shares held in trusts for the benefit of family members for which Russell Goldsmith is the sole trustee.
(10)	B.A. Quintet LLC is a limited liability company whose managing members are Russell Goldsmith and his spouse. Russell Goldsmith disclaims beneficial ownership of the shares held by B.A. Quintet LLC except to the extent of his pecuniary interest therein.
(11)	Maple Pine Limited Partnership is a limited partnership of which Russell Goldsmith is the General Partner. Russell Goldsmith disclaims beneficial ownership of the shares held by Maple Pine Limited Partnership except to the extent of his pecuniary interest therein.
(12)	Includes 2,038 restricted shares solely owned by Russell Goldsmith and 2,994 shares allocated to Russell Goldsmith’s account under the Profit Sharing Plan.
(13)	The B.N. Maltz Foundation is a tax exempt charitable foundation of which Russell Goldsmith is a director. Russell Goldsmith disclaims beneficial ownership of these shares.
(14)	Shares held in trusts for the benefit of family members for which Russell Goldsmith is the special trustee with voting power but no investment control and no pecuniary interest in any transaction involving shares of City National held by the trusts.
(15)	Shares held in trust for the benefit of family members for which Russell Goldsmith is co-trustee. Russell Goldsmith has shared voting and investment power over these shares.
(16)	Nate Mack, L.L.C. is a limited liability company whose managing members include Russell Goldsmith’s spouse. Russell Goldsmith disclaims beneficial ownership of these shares.
(17)	Represents shares subject to employee stock options which are presently exercisable, or which will become exercisable within 60 days after April 13, 2015.
(18)	Represents stock fund units issued to Russell Goldsmith as a result of the termination of his Supplemental Executive Retirement Plan Agreement, which stock fund units do not have voting rights and do not convert to shares until termination of employment.
(19)	Represents vested RSUs and RSUs that will vest within 60 days of April 13, 2015, in each case issued pursuant to the City National Omnibus Plans. These units do not have voting rights and do not convert to shares until six months after termination of employment.

(20)	Separate beneficial ownership information is provided for Bram Goldsmith (although not required) in order to provide specific information regarding duplicate ownership. After appropriate elimination of duplicate ownership attributable to both Russell Goldsmith and Bram Goldsmith under the Goldsmith Family Foundation (see footnote 4), Bram Goldsmith and Russell Goldsmith and their related interests beneficially own 8,088,243 shares which constitutes 14.3% of the outstanding shares.
(21)	Of the 3,724,582 shares beneficially owned by FMR LLC, it has sole voting power as to 106,659 shares and sole dispositive power as to 3,724,582 shares.
(22)	Of the 3,067,144 shares beneficially owned by Blackrock, Inc., it has sole voting power as to 2,854,270 shares and sole dispositive power as to 3,067,144 shares.
(23)	Of the 2,772,981 shares beneficially owned by The Vanguard Group, it has sole voting power as to 32,231 shares, sole dispositive power as to 2,744,850 shares and shared dispositive power as to 28,131 shares.
(24)	Of the 2,960,774 shares beneficially owned by Eaton Vance Management, it has sole voting power as to 2,960,774 shares and sole dispositive power as to 2,960,774 shares.

The following table sets forth the number of outstanding shares of City National common stock beneficially owned as of April 13, 2015 by each of its current directors and named executive officers, and all current directors, and executive officers as a group. Except as otherwise noted in the footnotes below, each of these persons had sole voting and investment power with respect to the City National common stock beneficially owned by that person.

	(a)		(b)	(c)	(d)	(e)
Name or Number of Persons in Group	Number of Shares/ Restricted Shares Beneficially Owned(1)		Options Exercisable within 60 days of April 13, 2015	RSUs Vested and Vesting within 60 days of April 13, 2015(2)	Stock Fund Units (EDCP/ DDCP/CNC Stock Fund)(3)	Total Beneficial Ownership	Percent of Class*
Mohamad Ali	21		—	—	457	478	*
Richard L. Bloch	61,455	(4)	—	—	4,473	65,928	*
Michael B. Cahill	27,159	(5)	74,407	—	—	101,566	*
Christopher J. Carey	54,544	(6)	201,517	34,846	18,238	309,145	*
Kenneth L. Coleman	871	(7)	—	—	4,473	5,344	*
Brian Fitzmaurice	49,483	(8)	94,342	—	2,044	145,869	*
Clifford Gilbert-Lurie	15		—	—	460	475	*
Bram Goldsmith	3,465,032	(9)	—	—	28,253	3,493,285	6.3%
Russell Goldsmith	3,986,460	(9)	531,206	133,316	177,401	4,828,383	8.6%
Ashok Israni	2,987		—	—	4,555	7,542	*
Bruce Rosenblum	5,125	(10)	—	—	4,473	9,598	*
Peter M. Thomas	6,750		—	—	7,089	13,839	*
Robert H. Tuttle	2,000	(11)	—	—	2,997	4,997	*
Christopher J. Warmuth	55,741	(12)	235,905	27,790	—	319,436	*
							*
All Directors and Executive Officers as a group (15 persons)	7,485,779	(4-13)	1,148,553	195,952	254,913	9,085,197	15.9%

*	Percentage information is omitted for those individuals whose beneficially owned shares represent less than 1% of the outstanding shares of the City National’s common stock. Percentage information is based on 55,604,605 shares of common stock outstanding at April 13, 2015. Additionally, for purposes of calculating the class percentage beneficially owned by a person (or group of persons), any shares of common stock issuable upon the exercise or conversion of securities exercisable or convertible currently or within 60 days of April 13, 2015 with respect to such person (or group of persons) are deemed to be outstanding, but in each case exercisable or convertible securities owned by other persons are not deemed to be outstanding for purposes of the calculation.

(1)	Includes restricted stock issued pursuant to the City National Omnibus Plans which has voting rights but not dispositive power.
(2)	Represents vested RSUs and RSUs that will vest within 60 days of April 13, 2015, in each case issued pursuant to the City National Omnibus Plans. These units do not have voting rights and do not convert to shares until six months after termination of employment.
(3)	Represents units held in the CNC Stock Fund under the Executive Deferred Compensation Plan (the “EDCP”) for executive officers and under the Director Deferred Compensation Plan (the “DDCP”) for outside directors. For Russell Goldsmith, represents units held in the CNC Stock Fund as a result of the termination of his Supplemental Executive Retirement Plan Agreement. Units held in the CNC Stock Fund do not have voting rights. Distributions from the CNC Stock Fund are in shares of the City National’s common stock following termination of employment, in the case of an officer, or termination of service, in the case of a director.
(4)	Richard L. Bloch has shared voting and investment power in these shares that are held in a trust of which he is a co-trustee.
(5)	Includes 1,245 shares allocated to Michael B. Cahill’s account under the City National Profit Sharing Plan. Includes 6,128 shares of restricted stock.
(6)	Includes 8,365 shares allocated to Christopher J. Carey’s account under the City National Profit Sharing Plan. Includes 19,540 shares of restricted stock.
(7)	Kenneth L. Coleman has shared voting and investment power in these shares that are held in a trust of which he is a co-trustee.
(8)	Includes 6,049 shares allocated to Brian Fitzmaurice’s account under the City National Profit Sharing Plan. Includes 15,512 shares of restricted stock.
(9)	See the footnotes to the table reflecting beneficial ownership of more than 5% of the outstanding shares of the City National common stock for the detailed holdings and beneficial ownership of Bram Goldsmith and Russell Goldsmith.
(10)	Bruce Rosenblum has shared voting and investment power in these shares that are held in a trust of which he is a co-trustee.
(11)	Robert H. Tuttle has shared voting and investment power in these shares that are held in a trust of which he is a co-trustee.
(12)	Christopher J. Warmuth has shared voting and investment power in 32,464 of these shares that are held in a trust of which he is a co-trustee. Includes 3,557 shares allocated to Christopher J. Warmuth’s account under the City National Profit Sharing Plan. Includes 21,584 shares of restricted stock.
(13)	The number of shares beneficially owned by all of the City National directors and executive officers as a group includes 63,572 shares of restricted stock and 63,449 shares allocated to executive officers’ accounts under the City National Profit Sharing Plan. The sum total for columns (a) and (e) reflects appropriate elimination of duplicate shares attributable to both Russell Goldsmith and Bram Goldsmith under the Goldsmith Family Foundation.

DESCRIPTION OF RBC SHARE CAPITAL

Set forth below is a summary of the material terms of RBC’s share capital and certain provisions of the Bank Act and RBC’s amended and restated by-laws as they relate to RBC’s share capital. The following summary is not complete and is qualified in its entirety by the Bank Act, RBC’s amended and restated by-laws and the actual terms and conditions of such shares.

RBC Share Capital

RBC’s authorized share capital consists of an unlimited number of common shares without nominal or par value and an unlimited number of first preferred shares and second preferred shares without nominal or par value, issuable in series, which classes may be issued for a maximum consideration of C$20 billion and C$5 billion, respectively. As of January 31, 2015, RBC had issued and outstanding 1,442,592,103 common shares and 174,000,000 first preferred shares.

RBC Common Shares

The holders of RBC’s common shares are entitled to vote at all meetings of shareholders, except meetings at which only holders of a specified class, other than common shares, or series of shares are entitled to vote. The holders of common shares are entitled to receive dividends as and when declared by the board of directors, subject to the preference of the preferred shares. After payment to the holders of the preferred shares of the amount or amounts to which they may be entitled, and after payment of all outstanding debts, the holders of the common shares will be entitled to receive any remaining property upon liquidation, dissolution or winding-up of RBC.

RBC Preferred Shares

First preferred shares may be issued, from time to time, in one or more series with such rights, privileges, restrictions and conditions as the board of directors may determine, subject to the Bank Act and to RBC’s by-laws. Currently, Non-Cumulative First Preferred Shares Series W, AA, AB, AC, AD, AE, AF, AG, AJ, AK, AL, AZ, BB and BD are outstanding.

The Non-Cumulative First Preferred Shares Series W are, subject to the consent of the Superintendent of Financial Institutions (Canada), the requirements of the Bank Act and the approval of the TSX, redeemable or exchangeable by RBC into common shares. The first preferred shares are entitled to preference over the second preferred shares and common shares and over any other shares ranking junior to the first preferred shares with respect to the payment of dividends and in the distribution of property in the event of liquidation, dissolution or winding-up of RBC.

Effective January 1, 2013, in accordance with capital adequacy requirements adopted by the Office of the Superintendent of Financial Institutions (Canada), non-common share capital instruments issued after January 1, 2013, including first preferred shares, must include terms providing for the full and permanent conversion of such securities into common shares upon the occurrence of certain trigger events relating to financial viability (the Non-Viability Contingent Capital or NVCC requirements) in order to qualify as regulatory capital. As of January 1, 2013, all outstanding capital instruments that do not meet the NVCC requirement will be considered non-qualifying capital instruments and will be phased out as qualifying capital instruments beginning January 1, 2013 at the rate of 10% each year for 10 years. The Non-Cumulative First Preferred Shares Series AZ issued in January 2014, Series BB issued in June 2014 and Series BD issued in January 2015 contain non-viability contingent capital provisions necessary for the shares to qualify as Tier 1 regulatory capital under Basel III and are therefore convertible into common shares upon the occurrence of a non-viability contingent capital trigger event.

Second preferred shares may be issued, from time to time, in one or more series with such rights, privileges, restrictions and conditions as the board of directors may determine, subject to the Bank Act and to RBC’s by-

laws. There are no second preferred shares currently outstanding. Second preferred shares would rank junior to the first preferred shares. Second preferred shares would be entitled to preference over the common shares and over any other shares ranking junior to the second preferred shares with respect to the payment of dividends and in the distribution of property in the event of the liquidation, dissolution or winding-up of RBC.

Holders of the first and second preferred shares are not entitled to any voting rights as a class except as provided under the Bank Act or RBC’s by-laws. Under the Bank Act, RBC may not create any other class of shares ranking equal with or superior to a particular class of preferred shares, increase the authorized number of, or amend the rights, privileges, restrictions or conditions attaching to such class of preferred shares, without the approval of the holders of that class of preferred shares.

Any approval to be given by the holders of the first and second preferred shares may be given in writing by the holders of not less than all of the outstanding preferred shares of each class or by a resolution carried by the affirmative vote of not less than 66 2⁄3% of the votes cast at a meeting of holders of each class of preferred shares at which a quorum is represented. A quorum at any meeting of holders of each class of preferred shares is 51% of the shares entitled to vote at such meeting, except that at an adjourned meeting there is no quorum requirement.

New RBC Preferred Shares to be Issued in Connection with the Merger

In connection with the merger, RBC will issue first preferred shares in two new series, RBC Series C-1 Preferred Shares and RBC Series C-2 Preferred Shares, which will be issued to the former holders of City National preferred stock upon the cancellation of the outstanding City National 5.50% Non-Cumulative Perpetual Preferred Stock, Series C and the outstanding City National 6.750% Fixed Rate/Floating Rate Non-Cumulative Preferred Stock, Series D, respectively.

The following summary of the terms and provisions of the New RBC Preferred Shares is not complete and is qualified in its entirety by reference to the pertinent sections of the Provisions Attaching to 5.50% Non-Cumulative Perpetual Preferred Shares, Series C-1 and the Provisions Attaching to 6.75% Fixed Rate/Floating Rate Non-Cumulative Preferred Shares, Series C-2. The forms of these documents were filed as exhibits to RBC’s registration statement on Form F-4, of which this proxy statement/prospectus is a part, and they are incorporated herein by reference.

Ranking. New RBC Preferred Shares will rank senior to RBC’s common shares, any future series of second preferred shares and any other shares authorized in the future over which the New RBC Preferred Shares have preference or priority in the payment of dividends or in the distribution of assets on liquidation, dissolution or winding up of RBC and equally with RBC’s existing and future series of first preferred shares with respect to the payment of dividends or in the distribution of assets upon the liquidation, dissolution or winding up of RBC.

Dividends. Holders of New RBC Preferred Shares will be entitled to receive, if, when and as authorized and declared by RBC’s board of directors, out of funds legally available for the payment of dividends, non-cumulative cash dividends, payable quarterly, which will accrue at the rate of (i) with respect to the RBC Series C-1 Preferred Shares, 5.50% of the $1,000 liquidation preference per year (equivalent to $55.00 per year per RBC Series C-1 Preferred Share or $1.375 per year per depositary share) and (ii) with respect to the RBC Series C-2 Preferred Shares, 6.75% of the $1,000 liquidation preference per year (equivalent to $67.50 per year per RBC Series C-2 Preferred Share or $1.6875 per year per depositary share) to, but excluding November 7, 2023 and three-month LIBOR (as defined in the Provisions Attaching to 6.75% Fixed Rate/Floating Rate Non-Cumulative Preferred Shares, Series C-2) plus 4.052% of the liquidation preference per year from and including November 7, 2023. In the case of each series of New RBC Preferred Shares, the initial dividend period will run from the date of the last dividend payment on the corresponding series of City National preferred stock.

Dividends are Non-Cumulative. If RBC’s board of directors does not authorize or declare a dividend for a dividend period, then the holders of a series of New RBC Preferred Shares will have no right to receive a dividend related to that dividend period, and RBC will have no obligations to pay a dividend for the related dividend period or to pay any interest, whether or not dividends on such series of New RBC Preferred Shares are authorized or declared for any prior or future dividend period.

So long as any New RBC Preferred Shares remain outstanding, unless the full dividends for the preceding dividend period on all outstanding New RBC Preferred Shares have been declared and paid or declared and a sum sufficient for the payment thereof set aside, there will be restrictions on the declaration and payment of dividends on, and on the repurchase, redemption or other acquisition of, shares in the capital of RBC over which the New RBC Preferred Shares have preference or priority in the payment of dividends or in the distribution of assets on liquidation, dissolution or winding up of RBC (including the common shares and any second preferred shares issued in the future).

RBC is restricted under the Bank Act from paying dividends on the New RBC Preferred Shares in certain circumstances. See “Limitations Affecting Holders of RBC Shares”.

Liquidation Rights. In the event of any liquidation, dissolution or winding up of RBC, the holders of New RBC Preferred Shares will be entitled to be paid out of RBC’s assets legally available for distribution to RBC’s shareholders liquidating distributions in the amount of $1,000 per share (equivalent to $25 per depositary share), plus any dividends declared on New RBC Preferred Shares and not yet paid, before any distribution of assets is made to holders of shares in the capital of RBC over which the New RBC Preferred Shares have preference or priority in the distribution of assets on liquidation, dissolution or winding up of RBC (including the common shares and any second preferred shares issued in the future). After payment of the full amount of the liquidating distributions to which they are entitled, the holders of New RBC Preferred Shares will have no right or claim to any of RBC’s remaining assets.

Conversion Rights. New RBC Preferred Shares are not convertible into or exchangeable for any other class or series of shares or securities of, or any other interests in, RBC.

Redemption at RBC’s Option. Subject to the provisions of the Bank Act and the consent of the Superintendent of Financial Institutions (Canada), RBC Series C-1 Preferred Shares are redeemable at the option of RBC on or after November 13, 2017 and RBC Series C-2 Preferred Shares are redeemable at the option of RBC on or after November 7, 2023. On or after the relevant redemption date, at RBC’s option, RBC may redeem a series of New RBC Preferred Shares and thus the depositary shares, in whole or in part, at any time or from time to time, at a redemption price of $1,000 per share (equivalent to $25 per depositary share), plus the amount of any declared and unpaid dividends. If notice of redemption of a series of New RBC Preferred Shares has been given and if the funds necessary for such redemption have been irrevocably deposited with the paying agent identified in such notice, then from and after the date such deposit has been made, such New RBC Preferred Shares will no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price, without interest, plus any declared and unpaid dividends.

Voting Rights. Registered owners of New RBC Preferred Shares will not have any voting rights, except as set forth below or as otherwise required by law.

Right to Elect Two Directors upon Nonpayment. If RBC fails to pay, or declare and set apart for payment, dividends on outstanding New RBC Preferred Shares, or in the case of the RBC Series C-1 Preferred Shares, any other series of preferred shares and, in the case of the RBC Series C-2 Preferred Shares, any other series of RBC’s first preferred shares upon which voting rights equivalent to those described in this paragraph have been conferred and are exercisable, for six quarterly dividend periods, or their equivalent, whether or not consecutive, the number of directors of RBC shall be increased by two at the first annual meeting of the shareholders held thereafter, and at such meeting and at each subsequent annual meeting until cumulative dividends payable for all past dividend periods and continuous noncumulative dividends for at least one year on all outstanding preferred shares of RBC entitled thereto shall have been paid, or declared and set apart for payment, in full, the holders of shares of each series of New RBC Preferred Shares shall have the right, voting separately as a class with any other series of first preferred shares of RBC having equivalent voting rights, to elect two additional members of the board of directors to hold office for a term of one year. Upon such payment, or such declaration and setting apart for payment, in full, the terms of the two additional directors so elected shall forthwith terminate, and the number of directors of RBC shall be reduced by two, and such voting right of the holders of New RBC Preferred Shares and, if applicable, other first preferred shares of RBC shall cease, subject to increase in the number of directors as described in this paragraph and to re-vesting of such voting in the event of each and every additional failure in payment of dividends for six quarterly dividend periods, or their equivalent, whether or not consecutive, as described in this paragraph.

Other Voting Rights. So long as any New RBC Preferred Shares of either series remain outstanding, the affirmative vote or consent of the holders of at least two-thirds of all outstanding New RBC Preferred Shares of that series, voting separately as a class, shall be required to:

•	amend, alter or repeal the provisions of RBC’s by-laws or the provisions of that series of New RBC Preferred Shares, whether by merger, consolidation, or otherwise so as to adversely affect the powers, preferences, privileges or special rights of that series of New RBC Preferred Shares; provided, that any of the following will not be deemed to adversely affect such powers, preferences, privileges or special rights:

•	increases in the amount of the authorized preferred shares of RBC, except as provided below;

•	increases or decreases in the number of shares of any series of preferred shares ranking equally with or junior to the New RBC Preferred Shares of that series in respect of the payment of dividends and upon liquidation, dissolution or winding up of RBC; or

•	the authorization, creation and issuance of other classes or series of shares (or securities convertible or exchangeable into such shares) ranking equally with or junior to that series of New RBC Preferred Shares in respect of the payment of dividends and upon liquidation, dissolution or winding up of RBC.

•	amend or alter RBC’s by-laws to authorize or increase the authorized amount of or issue any class or series of senior shares, or reclassify any of RBC’s authorized shares into any such senior shares or issue any obligation or security convertible into or evidencing the right to purchase any such senior shares; or

•	consummate a binding share exchange, a reclassification involving New RBC Preferred Shares of that series or a merger, consolidation or amalgamation of RBC with or into another entity; provided, however, that the holders of New RBC Preferred Shares of that series will have no right to vote under this provision or otherwise under applicable law if in each case:

•	the New RBC Preferred Shares of that series remain outstanding or, in the case of any such merger, consolidation or amalgamation with respect to which RBC is not the surviving or resulting entity, are converted into or exchanged for preferred securities of the surviving or resulting entity (or its ultimate parent); and

•	the New RBC Preferred Shares of that series remaining outstanding or the new preferred securities, as the case may be, have such powers, preferences and special rights as are not materially less favorable to the holder thereof than the powers, preferences and special rights of the New RBC Preferred Shares of that series, taken as a whole.

As used above “senior shares” means any other class or series of shares of RBC ranking senior to the New RBC Preferred Shares with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of RBC. As of the date of this proxy statement/prospectus, there are no existing senior shares.

The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding New RBC Preferred Shares of the applicable series shall have been redeemed or called for redemption in accordance with the provisions described above upon proper notice and sufficient funds shall have been set aside by RBC for the benefit of the holders of the New RBC Preferred Shares of the applicable series to effect such redemption.

Depositary Shares Representing New RBC Preferred Shares

Each outstanding share of City National preferred stock is presently represented by City National Depositary Shares that are listed on the NYSE and represent a one-fortieth interest in a share of the corresponding series of City National preferred stock. Upon completion of the merger, RBC will assume the obligations of City National under the relevant Deposit Agreement pursuant to which City National preferred stock has been deposited. RBC will instruct the Depositary to treat the New RBC Preferred Shares received by it upon the cancellation of the shares of City National preferred stock as newly deposited securities under the applicable Deposit Agreement. In accordance with the terms of the relevant Deposit Agreement, the City National Depositary Shares will thereafter represent a one-fortieth interest in a share of the relevant series of New RBC Preferred Shares. We sometimes refer to these depositary shares after completion of the merger as “RBC Depositary Shares”. Such depositary shares will continue to be listed on the NYSE upon completion of the merger under a new name and will be traded under a new symbol.

Listing. RBC Depositary Shares will be listed on the NYSE. New RBC Preferred Shares will not be listed, and RBC does not expect that there will be any trading market for New RBC Preferred Shares except as represented by RBC Depositary Shares.

Dividends. The Depositary will distribute all cash dividends paid on New RBC Preferred Shares to the record holders of RBC Depositary Shares. If a dividend is other than in cash and it is feasible for the Depositary to distribute the property it receives, the Depositary, upon written instructions from RBC, will distribute the property to the record holders of RBC Depositary Shares. If such a distribution is not feasible and RBC so directs, the Depositary will sell on behalf of the holders of RBC Depositary Shares the property and distribute the net proceeds from the sale to the holders thereof.

Liquidation Preference. In the event of any liquidation, dissolution or winding up of RBC, the holder of an RBC Depositary Share will be entitled to one-fortieth of the liquidation preference accorded each New RBC Preferred Share represented thereby.

Redemption. Whenever RBC redeems any New RBC Preferred Shares held by the Depositary, the Depositary will redeem as of the same date, RBC Depositary Shares representing the redeemed New RBC Preferred Shares. A notice of the redemption furnished by RBC will be mailed by the Depositary, postage prepaid, not less than 30 and not more than 60 days prior to the redemption date, addressed to the respective holders of record of the RBC Depositary Shares to be redeemed at their respective addresses as they appear on the share transfer records of the Depositary. In case less than all the outstanding RBC Depositary Shares are to be redeemed, the RBC Depositary Shares to be so redeemed shall be selected either pro rata or by lot or in such other manner determined by the Depositary to be fair and equitable.

Voting. The Depositary, as the holder of all shares of the relevant series of New RBC Preferred Shares, will grant one proxy per RBC Depositary Share to the record owner of such RBC Depositary Share so that such owner can exercise its proportionate voting rights. Promptly upon receipt of notice of any meeting at which the holders of a series of New RBC Preferred Shares is entitled to vote, the Depositary will mail the information contained in such notice to the record holders of RBC Depositary Shares as of the record date for such meeting. Each such holder will be entitled to instruct the Depositary as to the exercise of the voting rights pertaining to the number of New RBC Preferred Shares represented by such holder’s RBC Depositary Shares. The Depositary will vote such New RBC Preferred Shares represented by such RBC Depositary Shares in accordance with such instructions (and as nearly as possible in the event the holder’s RBC Depositary Shares represent a fractional New RBC Preferred Share), and RBC will take all action which may be deemed necessary by the Depositary in order to enable the Depositary to do so. The Depositary will abstain from voting any New RBC Preferred Shares to the extent that it does not receive specific instructions from the holders of RBC Depositary Shares. The Depositary will not be responsible for any failure to carry out any instruction to vote, or for the manner or effect of any vote, as long as any action or nonaction does not result from the gross negligence or willful misconduct of the Depositary.

Withdrawal of New RBC Preferred Shares. Upon surrender of RBC Depositary Shares at the principal office of the Depositary and payment of any unpaid amount due to the Depositary, and subject to the terms of the relevant Depositary Agreement, the owner of RBC Depositary Shares evidenced thereby is entitled to delivery of the number of whole and/or fractional New RBC Preferred Shares and all money and other property, if any, represented by such RBC Depositary Shares. Holders of New RBC Preferred Shares thus withdrawn will not thereafter be entitled to deposit such shares under the relevant Deposit Agreement or to receive depositary shares therefor.

Limitations Affecting Holders of RBC Shares

The Bank Act contains restrictions (which are subject to any orders that may be issued by the Governor in Council of Canada) on the issue, transfer, acquisition, beneficial ownership and voting of all shares of a chartered bank. The following is a summary of such restrictions.

Subject to certain exceptions contained in the Bank Act, no person may be a major shareholder of a bank having equity of $12 billion or more (which includes RBC). A person is a major shareholder if:

(a) the aggregate of the shares of any class of voting shares of the bank beneficially owned by that person, by entities controlled by that person and by any person associated or acting jointly or in concert with that person is more than 20% of that class of voting shares, or

(b) the aggregate of shares of any class of non-voting shares of the bank beneficially owned by that person, by entities controlled by that person and by any person associated or acting jointly or in concert with that person is more than 30% of that class of non-voting shares.

Additionally, no person may have a significant interest in any class of shares of a bank (including RBC) unless the person first receives the approval of the Minister of Finance of Canada. For purposes of the Bank Act, a person has a significant interest in a class of shares of a bank where the aggregate of any shares of the class beneficially owned by that person, by entities controlled by that person and by any person associated or acting jointly or in concert with that person exceeds 10% of all of the outstanding shares of that class of shares of such bank.

In addition, the Bank Act prohibits a bank from purchasing or redeeming any of its shares or paying any dividends if there are reasonable grounds for believing the bank is, or the payment would cause the bank to be, in contravention of the Bank Act requirement to maintain, in relation to its operations, adequate capital and appropriate forms of liquidity and to comply with any regulations or directions of the Superintendent of Financial Institutions (Canada) in relation thereto.

Subject to any orders that may be issued by the Governor in Council of Canada, the Bank Act also prohibits the registration of a transfer or issue of any shares of a Canadian bank to any government or governmental agency of Canada or any province of Canada, or to any government of any foreign country, or any political subdivision, or agency of any foreign country. Under the Bank Act, RBC cannot redeem or purchase any shares for cancellation unless the prior consent of the Superintendent of Financial Institutions (Canada) has been obtained.

Amendments to the Rights, Privileges, Restrictions and Conditions of RBC’s Share Capital

Under the Bank Act, the rights of holders of RBC’s shares can be changed by the board of directors of RBC by making, amending or repealing the by-laws of RBC. The board of directors of RBC must submit such a by-

law, or amendment to or repeal of a by-law, to the shareholders of RBC in accordance with the procedures of the Bank Act and the by-laws of RBC, and the shareholders must approve the by-law, amendment to or repeal of the by-law, by special resolution to be effective. Under the Bank Act, a special resolution is a resolution passed by not less than two-thirds of the votes cast by or on behalf of the shareholders who voted in respect of that resolution or signed by all the shareholders entitled to vote on that resolution. In some circumstances, the Bank Act mandates that holders of shares of a class or a series are entitled to vote separately as a class or series on a proposal to amend the by-laws of RBC.

COMPARISON OF RIGHTS OF RBC SHAREHOLDERS AND CITY NATIONAL STOCKHOLDERS

Upon completion of the merger, City National stockholders that receive RBC shares as part of their merger consideration will become RBC shareholders. RBC is a Canadian bank chartered under the Bank Act and, accordingly, the rights and privileges of RBC shareholders will be governed principally by the Bank Act, which is RBC’s charter, and by RBC’s amended and restated by-laws. City National is incorporated under the laws of the State of Delaware and, accordingly, the rights and privileges of City National stockholders will be governed principally by the laws of the State of Delaware, particularly the Delaware General Corporation Law, referred to as “Delaware law”, City National’s restated certificate of incorporation, as amended, referred to as its “certificate of incorporation”, and City National’s amended and restated by-laws.

The rights of former City National stockholders who become RBC shareholders following completion of the merger will change and will thereafter be governed principally by the Bank Act and by RBC’s amended and restated by-laws. The following is a summary of the key differences among the rights of City National stockholders and the rights of RBC shareholders.

While RBC and City National believe that the following summary describes the key differences among the rights of City National stockholders as of the date of this proxy statement/prospectus and the rights of RBC shareholders as of the date of this proxy statement/prospectus, it may not contain all of the information that is important to you and it is not meant to be relied upon as an exhaustive list. We urge you to read the governing instruments of each company and the provisions of Delaware law and the Bank Act, which are relevant to a full understanding of the governing instruments, fully and in their entirety. Copies of the governing instruments are available, without charge, to any person by following the instructions listed in the section entitled “Where You Can Find More Information”.

Authorized Capital Stock

City National

City National’s certificate of incorporation authorize the issuance of up to 75,000,000 shares of City National common stock, $1.00 par value per share, and up to 5,000,000 shares of City National preferred stock, $1.00 par value per share. City National preferred stock is issuable in series, each series having such designations, terms, limitations, rights and preferences as the board of directors may fix and determine. In the case of each series of outstanding preferred stock, so long as any shares of outstanding preferred stock are outstanding, the vote or consent of at least 2/3 of the shares outstanding, voting as a separate class with any voting parity securities, is necessary for (i) the amendment or alteration of the certificate of designations for such series or City National’s certificate of incorporation to authorize, create or increase the authorized amount or issuance of any shares or securities convertible or exchangeable into any class of stock senior to such series with respect to either the payment of dividends and/or the distribution of assets on any liquidation, dissolution or winding up of City National; (ii) any amendment or alteration of any provision in the certificate of designations for outstanding preferred stock or City National’s certificate of incorporation so as to adversely affect the preferences, privileges or voting powers of holder of outstanding preferred stock; or (iii) any consummation of a binding share exchange or reclassification involving outstanding preferred stock or of a merger or consolidation, unless in each case, (x) the shares of outstanding preferred stock remain outstanding or, if following a merger or consolidation City National is not the resulting or surviving entity, the outstanding preferred stock are converted into or exchanged for preference securities of the resulting or surviving entity (or its ultimate parent) and (y) such shares remaining outstanding or such preference securities have terms not materially less favorable than those of outstanding preferred stock.

RBC

The Bank Act and RBC’s by-laws permit RBC to issue an unlimited number of common shares without nominal or par value and an unlimited number of first preferred shares and second preferred shares, without nominal or par value, issuable in series, which classes of preferred shares may be issued for a maximum consideration of C$20 billion and C$5 billion, respectively.

Number, Classification and Election of Directors

City National

City National’s certificate of incorporation and by-laws provide that the number of directors will be between 5 and 14 directors and that the exact number may be determined from time to time by the affirmative vote of a majority of the total number of directors that City National would have if there were no vacancies. Directors are elected by the stockholders at the annual meeting of stockholders by a majority of the votes cast by the shares entitled to vote in the election. The holders of City National common stock are not entitled to cumulative voting rights in director elections. There are currently 11 directors of City National.

Generally, holders of City National’s outstanding preferred stock are not entitled to vote on the election of directors. However, if City National fails to pay, or declare and set apart for payment, dividends on outstanding shares of either series of outstanding preferred stock for six quarterly dividend periods, or their equivalent, whether or not consecutive, (i) the number of directors on City National’s board will be increased by two at the first annual meeting of stockholders held thereafter, and (ii) at such meeting and at each subsequent annual meeting until cumulative dividends payable for all past dividend periods and continuous noncumulative dividends for at least one year on all outstanding shares of preferred stock entitled thereto have been paid (or declared and set apart for payment in full), the holders of each series of outstanding preferred stock have the right, each such series voting separately as a class with the other series, to elect two directors to fill such newly created directorships at the next annual meeting and at each subsequent annual meeting until all accrued and unpaid dividends are declared and paid in full, at which time such right will terminate and the term of such directorships will end immediately.

RBC

The Bank Act requires that the number of directors on RBC’s board be at least seven. The RBC by-laws provide that the maximum number of directors on the board is 26. Currently, RBC’s board consists of 16 directors who are elected annually. The persons who receive the greatest number of votes at an election of directors at a shareholders’ meeting, up to the number authorized to be elected, are elected as RBC’s board of directors. In addition, RBC’s majority voting policy of the board of directors requires that in an uncontested election of directors, any nominee who receives a greater number of votes “withheld” than votes “for” will tender a resignation to the chair of the board of directors promptly following the meeting of shareholders at which the director was elected. The Corporate Governance and Public Policy Committee of the board of directors will consider the offer of resignation and, except in special circumstances, will recommend that the board of directors accept the resignation. The board of directors of RBC will make its decision and announce it in a press release within 90 days following the meeting at which the director was elected, including the reasons for rejecting the resignation, if applicable. The Bank Act also requires that no more than two-thirds of the directors may be affiliated with RBC, as specified by the Bank Act, and no more than 15% of the directors may be employees of RBC or a subsidiary of RBC, except that up to four of these employees may be directors if they constitute not more than 50% of the directors. Additionally, under the Bank Act, a majority of the directors of RBC must be resident Canadians and, except in limited circumstances, directors may not transact business at a meeting of directors at which a majority of the directors present are not resident Canadians. The Bank Act also requires the directors of a bank to appoint from their members a chief executive officer who must be ordinarily resident in Canada.

Filling Vacancies on the Board of Directors and Removing Directors

City National

Section 141(k) of Delaware law provides that any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors. City National’s certificate of incorporation do not provide for any limitations to this rule.

The certificate of incorporation and by-laws of City National allow for vacancies (including by reason of an increase in the number of authorized directors) to be filled by the majority of the directors then in office or by the sole remaining director, but the by-laws expressly make this provision subject to the rights of holders of any preferred stock.

RBC

Under the Bank Act, a quorum of directors may fill a vacancy among the directors except a vacancy resulting from a change in the by-laws by which the number or minimum or maximum number of directors is increased or from a failure to elect the number or minimum number of directors provided for in the by-laws.

Additionally, RBC’s by-laws allow the directors to appoint one or more directors to hold office for a term expiring not later than the close of the next annual meeting of shareholders; but, pursuant to the Bank Act, the total number of directors so appointed may not exceed one-third of the number of directors elected at the previous annual meeting of shareholders.

At any meeting of RBC’s board of directors, four directors constitute a quorum. The Bank Act provides, however, that the directors of a bank will not transact business at a meeting of directors (or a committee of directors) unless one of the directors who is not affiliated with the bank is present and a majority of the directors present are resident Canadians.

Regarding directors removal, under the Bank Act, the shareholders of RBC may remove any director or all the directors from office by a majority of votes cast at a special meeting.

Voting Rights Generally; Voting on Mergers, Share Exchanges, Conversions, and Sales of Assets

City National

Under Delaware law, each share of City National common stock is entitled to one vote per share on all matters submitted to stockholders. Under City National’s certificate of incorporation, holders of the City National preferred stock do not have voting rights except for limited circumstances expressly provided in their respective certificate of designations or as required by Delaware law.

Delaware law permits a merger to become effective without the approval of the surviving corporation’s stockholders if stockholder approval is not otherwise required by the corporation’s certificate of incorporation and certain other requirements are met. Under Delaware law, if the certificate of incorporation of the surviving corporation does not change following the merger, each share of stock of the surviving corporation outstanding immediately prior to the effective date of the merger is to be an identical outstanding or treasury share of the surviving corporation after the effective date of the merger, the amount of the surviving corporation’s common stock to be issued or delivered under the plan of merger does not exceed 20% of the total shares of outstanding voting stock immediately before the acquisition and the board of directors of the surviving corporation adopts a resolution approving the plan of merger, no stockholder approval is required.

Where stockholder approval of a merger is required under Delaware law, a merger can be approved by a majority vote of the outstanding shares of capital stock of each class entitled to vote thereon, unless the certificate of incorporation requires a greater vote. If the proposed merger or other business combination were to involve an “interested stockholder”, however, Delaware law would impose certain restrictions which can be overcome by supermajority approval or under other certain conditions.

Under Delaware law, a corporation may sell, lease, exchange or otherwise dispose of all, or substantially all, of its property and assets with the approval of the holders of a majority of the outstanding shares of the corporation entitled to vote thereon, unless the certificate or by-laws require a greater vote.

RBC

Under the Bank Act, if voting rights are attached to any share of a bank, the voting rights may confer only one vote in respect of that share. The RBC by-laws provide that holders of RBC common shares are entitled to one vote per share on all matters to be voted on by holders of RBC common shares. The holders of first preferred shares and second preferred shares are not entitled to vote at any meeting of shareholders of RBC nor are they entitled to receive any notice of or attend shareholders’ meetings except as provided in the Bank Act or in the rights, privileges, restrictions and conditions attached to any series.

Under the Bank Act, RBC may sell all or substantially all of its assets to another financial institution federally incorporated in Canada or to an authorized foreign bank in respect of its business in Canada if the purchasing financial institution or authorized foreign bank assumes all or substantially all of the liabilities of RBC. The sale must also be approved by a special resolution of the shareholders passed by a vote of not less than two-thirds of the votes cast by shareholders who voted in respect of the resolution, with each share carrying the right to vote on the sale whether or not it otherwise carries the right to vote. The holders of each class or series of shares that are affected by the sale in a manner different from the shares of another class or series are entitled to vote separately as a class or series. The Minister of Finance must also approve the sale of all or substantially all of the assets of RBC.

Under the Bank Act, RBC may apply to the Minister of Finance to amalgamate with one or more bodies corporate federally incorporated in Canada. Such an amalgamation (other than an amalgamation between a bank and a wholly-owned subsidiary of the bank) requires the approval by the shareholders by special resolution passed by a vote of not less than two-thirds of the votes cast by shareholders who voted in respect of the resolution, with each share carrying the right to vote whether or not it otherwise carries the right to vote. Additionally, the holders of each class or series of shares may be entitled to vote separately as a class or series in certain circumstances.

Exculpation of Liability

City National

Under City National’s certificate of incorporation, to the fullest extent permitted by Delaware law as the same exists or may be amended thereafter, directors are not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

Section 102(b)(7) of Delaware law permits the elimination or limitation of personal liability of directors to the corporation or its stockholders for monetary damages for breaches of fiduciary duty as a director, subject to certain limitations. The certificate of incorporation of a corporation may not eliminate or limit the liability of a director: (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of Delaware law (which concerns unlawful dividends, stock purchases, and redemptions); or (iv) for any transaction from which the director derived an improper personal benefit. No such provision in the certificate of incorporation can eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective.

RBC

Under the Bank Act, a bank may not, by contract, resolution or by-law, limit the liability of its directors for breaches of their duty to act in accordance with the Bank Act. However, under the Bank Act, directors and officers are not liable in respect of certain of their duties imposed under the Bank Act, including their duty of care, if they relied in good faith (a) on financial statements represented to the directors or officers by an officer of the bank or in a written report of the bank’s auditors to reflect fairly the financial condition of the bank or (b) on a report of a person whose profession lends credibility to a statement made by the professional.

Director and Officer Indemnification

City National

Under Delaware law, a corporation may indemnify its directors and officers if a director or officer acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation. Furthermore, Delaware law allows for a corporation to indemnify its directors and officers with respect to any criminal action, suit or proceeding when the director or officer had no reasonable cause to believe his or her conduct was unlawful. Indemnification generally is not allowed under Delaware law if a director or officer has been adjudged liable to the corporation.

Article 7 of City National’s certificate of incorporation provides that directors and officers of the corporation shall be indemnified to the fullest extent permissible under Delaware law and not prohibited by other law or regulation, subject to certain conditions.

RBC

RBC’s by-laws provide that RBC will indemnify a director or officer of RBC or a former director or officer of RBC, or a person who acts or acted at RBC’s request as a director or officer of an entity of which RBC is or was a shareholder or creditor, and such person’s heirs and legal representatives (the “indemnified persons”), against all costs, charges, expenses and taxes, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by such person in respect of any civil, criminal or administrative action or proceeding to which such person is made a party by reason of being or having been a director or officer of RBC or such an entity and including all taxes, duties, imposts or governmental charges whatsoever (“taxes”) levied on amounts paid to so indemnify such person against such costs, charges, expenses and taxes if: (i) the indemnified person acted honestly and in good faith with a view to the best interests of RBC; and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, such person had reasonable grounds for believing that such person’s conduct was lawful. RBC’s by-laws further provide that the foregoing indemnification will not apply in respect of an action by or on behalf of RBC to obtain a judgment in its favor unless the approval of a court is obtained as required by the Bank Act. RBC will exercise all reasonable efforts to obtain or assist in obtaining such approval.

Under the Bank Act, the indemnified persons referred to above are entitled to indemnity from RBC in respect of all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the person in connection with the defense of any civil, criminal, administrative, investigative or other proceeding to which the person is subject because of their association with RBC or another entity, if the person seeking indemnity:

•	was not judged by the court or other competent authority to have committed any fault or omitted to do anything they ought to have done; and

•	fulfils the conditions set out in (i) and (ii) above.

RBC has obtained director’s and officer’s liability insurance coverage, which, subject to policy terms and limitations, provides indemnification and reimbursement coverage for directors and officers of RBC in certain circumstances where RBC is unable to provide indemnification to such directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Special Meetings of Shareholders

City National

Under Section 211 of Delaware law, special meetings of stockholders may be called by the board of directors or by such persons as may be authorized by the certificate of incorporation or by the by-laws. Article II,

Section 5 of the by-laws of City National provides that special meetings of stockholders may be called by the President and shall be called by the President or Secretary at the request in writing of a majority of City National’s board of directors. Such meetings may be called for any purpose unless otherwise prescribed by statute or by the certificate of incorporation, subject to the rights of the holders of the preferred stock.

RBC

Under the Bank Act, special meetings of shareholders may be called at any time by the board of directors. In addition, subject to certain provisions of the Bank Act, the holders of not less than 5% of the issued and outstanding shares of RBC that carry the right to vote at a meeting may request that the directors call a meeting of shareholders for the purpose stated in the request and may call the special meeting if the directors do not do so within 21 days after receiving the request.

Quorum Requirements

City National

Art. II, Section 8 of City National’s by-laws provides that the holders of a majority of the shares entitled to vote, represented in person or by proxy, shall constitute a quorum at any annual or special meeting of stockholders, except that when specified business is to be voted on by a class or series of stock voting as a class, the holders of a majority of the shares of such class or series shall constitute a quorum of such class or series for the transaction of such business.

Art. II, Section 9 of City National’s by-laws provides that all matters shall be decided by a majority of the votes cast at a meeting of stockholders at which a quorum is present, unless the question is one for which by express provision of the statutes, by-laws or certificate of incorporation, a different vote is required.

Section 251 of Delaware law requires that, unless the certificate of incorporation states otherwise, a majority vote of the holders of the outstanding stock of a corporation (following approval by the board of directors by resolution) must approve any mergers requiring stockholder approval. City National’s certificate of incorporation does not state a voting requirement to approve merger agreements with the exception of the supermajority voting requirement for business combinations with restricted persons. Therefore, the requirement contained in Section 251 of Delaware law generally applies.

Section 253 of Delaware law also provides that a stockholder owning at least 90% of each class of a corporation’s stock may merge with or into the corporation without a vote of the corporation’s stock (i.e., a “short-form merger”).

RBC

The Bank Act permits a bank to establish by by-law the quorum requirement for meetings of shareholders. RBC’s by-laws provide that, at any meeting of common shareholders, ten or more shareholders present in person and each entitled to vote at the meeting constitute a quorum for the transaction of business. If a quorum is not present at the opening of a meeting of shareholders, the shareholders present may adjourn the meeting to a fixed time and place but may not transact any other business.

At a meeting of first preferred shareholders or second preferred shareholders of RBC, holders of not less than 51% of the outstanding shares entitled to vote at such meeting, present in person or represented by proxy, constitute a quorum. If a quorum is not constituted at such original meeting, the meeting will be adjourned to a date at least 15 days later. At such adjourned meeting, business may be transacted by first preferred shareholders or second preferred shareholders, as applicable, present in person or represented by proxy, whether or not they hold more or less than 51% of the outstanding shares entitled to vote at such meeting.

Shareholder Proposal and Director Nominations

City National

Under Delaware law, any matter relating to the affairs of City National that is appropriate for stockholder action is a proper subject for action at an annual meeting of stockholders, and, subject to certain provisions in Delaware law, need not be specifically stated in the notice of meeting. However, Art. II, Sections 12 and 15 of City National’s by-laws provide that, without qualification or limitation, for any nominations or any other business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof and timely updates and supplements thereof in writing to the Secretary and such other business must otherwise be a proper matter for stockholder action.

Art. II, Section 15 of City National’s by-laws requires that notice of a stockholder’s nominations to the board and/or other stockholder proposals be delivered to the Secretary at the principal executive offices of the corporation no earlier than the close of business on the 120th day and no later than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting, provided, that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary, notice by the stockholder must be delivered no earlier than the close of business on the 120th day and no later than the close of business on the 90th day before the date of the annual meeting, or, if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of the annual meeting, not later than the tenth day following the day on which the public announcement is first made by the corporation.

RBC

Under the Bank Act, any RBC shareholder entitled to vote at an annual meeting of shareholders who for at least six months has been the registered holder or beneficial owner of the number of outstanding voting shares of RBC (i) that is equal to 1% of the total number of voting shares outstanding or (ii) whose fair market value is at least C$2,000 may submit to RBC notice of any matter that the shareholder proposes to raise at the meeting, and discuss at the meeting any matter in respect of which the shareholder would have been entitled to submit a proposal. If a proposal submitted to RBC by a shareholder meets the conditions set out in the Bank Act, RBC is required to include the proposal and, if requested, a statement by the shareholder in support of the proposal in its management proxy circular or to attach such information to its management proxy circular. The statement and the proposal together cannot exceed 500 words. RBC is not subject to the SEC’s rule on inclusion of shareholder proposals and supporting statements in its proxy materials.

A shareholder’s proposal that includes nominations for the election of directors must be signed by one or more registered holders or beneficial owners of shares representing in the aggregate not less than 5% of the shares or 5% of the shares of a class of shares of RBC entitled to vote at the meeting to which the proposal is to be presented.

Shareholder Action Without a Meeting

City National

Under Section 228 of Delaware law, unless otherwise provided in the certificate of incorporation, any action required to be taken at any annual or special meeting of stockholders of a corporation, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the corporation by delivery to its registered office in the State of Delaware, its principal place of business or an officer or agent of the corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to a corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested.

Article 8 of City National’s certificate of incorporation provides that whenever the vote of stockholders at a meeting is required or permitted, such meeting and vote may be dispensed with action is taken with the written consent of the holders of not less than a majority of the stock entitled to vote upon the underlying action if a meeting were held. Art. II, Section 11 of City National’s by-laws provides that where a vote of stockholders at a meeting is required or permitted to be taken in connection with any corporate action, the meeting and vote of stockholders may be dispensed with if all of the stockholders who would have been entitled to vote if a stockholders meeting were held consent in writing to corporate action, or, if City National’s certificate of incorporation authorizes the action to be taken with the written consent of the holders of less than all of the stock that would have been entitled to vote upon the action if the meeting were held, then on the written consent of the stockholders having not less than the minimum percentage of the vote required for the proposed action, and provided that prompt notice be given to all stockholders of the taking of the corporate action without a meeting and by less than unanimous written consent.

RBC

Under the Bank Act, shareholder action may be taken without a meeting by written resolution signed by all shareholders who would be entitled to vote on the matter at a meeting except in certain circumstances relating to the removal or replacement of a director or the auditor of RBC. In the case of RBC, as the Bank Act prohibits any person from being a major shareholder, the voting shares are widely held and it is unlikely that the signatures of all shareholders could be obtained in respect of any resolution.

Amendments of Governing Instruments

City National

Under Section 242 of Delaware law, the certificate of incorporation may be amended by resolution of the board of directors and approved by (i) the holders of a majority of the outstanding shares entitled to vote thereon and (ii) a majority of the outstanding shares of each class entitled to a class vote thereon, if any. Section 242 also provides that when a certificate of incorporation requires a vote of a greater proportion than is required by Delaware law for action by the board of directors or by security holders with voting power, such a provision of the certificate of incorporation may not be amended or repealed except by such a greater proportion of the vote.

Article 10 of City National’s certificate of incorporation reserves City National’s right to make, alter, amend or repeal its certificate of incorporation.

Under Section 109 of Delaware law, the power to adopt, amend or repeal by-laws belongs to the stockholders; provided, however, that any corporation may, in its certificate of incorporation, confer such power also to its board of directors. The fact that such power has been so conferred upon the directors does not divest the stockholders of the power, nor limit their power to adopt, amend or repeal by-laws.

Article 5 of City National’s certificate of incorporation confers the board of directors with the right to alter, amend or repeal its by-laws. Art. IX, Section 1 of City National’s by-laws provides that the by-laws may be altered, amended or repealed or new by-laws adopted by the stockholders or the board of directors at any regular or special meeting. If such action is to be taken at a special meeting, notice of the action must be contained in the notice of the special meeting.

RBC

The board of directors of RBC may make, amend or repeal any bylaw that regulates the business or affairs of RBC. The RBC directors must submit a bylaw, or an amendment to or repeal of a bylaw, to the shareholders at the next meeting of shareholders, and the shareholders may, by resolution, confirm or amend the bylaw, amendment or repeal. Generally, a bylaw, or an amendment to or repeal of a bylaw, is effective from the date it is approved by directors until it is rejected or confirmed by the shareholders. However, certain changes of a substantial nature to the RBC by-laws must be approved by a special resolution passed at a shareholders’ meeting with a majority of at least two-thirds of the votes cast at such meeting or by a resolution signed by all the shareholders entitled to vote on that resolution. Additionally, certain changes entitle the holders of each class of shares (and each series of a class, if the shares of that series are affected differently by the amendment from other shares of that class) to vote separately as a class or series, with each share carrying the right to vote whether or not it otherwise carries the right to vote. Substantial bylaw changes requiring shareholder approval by special resolution include changing the maximum number of authorized shares, creating new classes of shares, changing the designation of any or all of the shares of a bank, changing the shares of any class or series into a different number of shares, dividing a class of shares into series, increasing or decreasing the number of directors or the minimum or maximum number of directors, changing the name of the bank, or changing the province in which the head office is situated. Additionally, a change to the name of RBC must also be approved by the Superintendent of Financial Institutions (Canada).

A shareholder entitled to vote at an annual meeting of shareholders of RBC may make a proposal to make, amend or repeal a bylaw in accordance with the shareholder proposal requirements of the Bank Act.

Anti-Takeover and Ownership Provisions

City National

Banking Regulations. The Change in Bank Control Act of 1978 prohibits a person or group of persons who are acting in concert from acquiring “control” of a bank holding company (such as City National) unless (i) the acquisition has been approved by the Federal Reserve Board under the BHC Act or (ii) the Federal Reserve Board has been given 60 days’ prior written notice of the proposed acquisition and within that time period the Federal Reserve Board has not issued a notice (a) disapproving the proposed acquisition or (b) extending for up to another 30 days the period during which such a disapproval may be issued. In addition, the Federal Reserve Board may extend the period for two additional periods not to exceed 45 days each in certain circumstances. Under a rebuttable presumption established by the Federal Reserve Board, the acquisition by a person or group of persons who are acting in concert of more than 10% of a class of voting stock of a bank holding company with a class of securities registered under Section 12 of the Securities Exchange Act (such as City National) would, under the circumstances set forth in the presumption, constitute the acquisition of control.

In addition, any entity that is a “company” as defined in the BHC Act would be required to obtain the approval of the Federal Reserve Board under the BHC Act before acquiring 25% (5% in the case of an acquirer that is a bank holding company) or more of the outstanding shares of City National common stock, or otherwise obtaining “control” over City National. Under the BHC Act, “control” generally means the ownership, control or power to vote 25% or more of any class of voting securities of the bank holding company, the ability to control in any manner the election of a majority of the bank holding company’s directors or the ability, directly or indirectly, to exercise a controlling influence over the management and policies of the bank holding company, as determined by the Federal Reserve Board.

Delaware Law. Section 203 of Delaware law generally prevents a corporation from entering into a “Business Combination” with an “Interested Stockholder” for a period of three years following the time an Interested Stockholder becomes such, unless:

a. prior to such time the board of directors of the corporation has approved such Business Combination or the transaction in which an Interested Stockholder became such;

b. the transaction in which an Interested Stockholder became such resulted in such stockholder owning more than 85% of the corporation’s voting stock (subject to certain exclusions); or

c. at or subsequent to the time of the transaction in which an Interested Stockholder becomes such, the Business Combination is approved by the board of directors of the corporation and authorized by 2/3 of the outstanding voting stock at an annual or special meeting (and not by written consent), excluding the stock owned by the Interested Stockholder.

Under Section 203 of Delaware law, “Business Combination” means, inter alia, (a) merger or consolidation with an Interested Stockholder, (b) sale, exchange or other disposition to or with an Interested Stockholder of 10% or more of the aggregate market value of either the assets on a consolidated basis or the outstanding stock of the corporation and (c) any receipt by an Interested Stockholder of financial benefits (except proportionately as a stockholder) by or through the corporation other than those expressly permitted by Delaware law. Holding company mergers authorized by Section 251(g) of Delaware law are excluded from the definition of “Business Combination”. “Interested Stockholder” means any person or an affiliate of any such person (other than the corporation or any of its majority-owned subsidiaries) that beneficially (i) owns 15% or more of the outstanding voting stock of the corporation or (ii) owned 15% or more of the outstanding voting stock of the corporation at any time within the previous three years, subject to certain exceptions.

City National has not explicitly opted out of the Interested Stockholder provision, but has adopted its own restrictions on “Business Combinations” with “Restricted Persons”, their “Affiliates” or any member of a group which is a “Restricted Person” (each as defined in City National’s certificate of incorporation). City National’s certificate of incorporation restricts City National or its majority owned subsidiaries from being party to Business Combinations involving Restricted Persons or their Affiliates unless the transaction has been approved by the prior affirmative vote or written consent of the holders of 70% of the outstanding common stock.

City National’s certificate of incorporation defines a “Business Combination” as (i) the sale, exchange, lease, transfer or other disposition by City National or any of its subsidiaries of all, or substantially all, or a substantial part of its or their assets or businesses; (ii) the purchase, exchange lease or other acquisition by City National or any of its subsidiaries of all, substantially all, or any substantial part of the assets or business of any other person; (iii) a merger or consolidation to which City National or any subsidiary is a party; (iv) any reclassification of securities, recapitalization or other transaction (other than a redemption in accordance with the terms of the security redeemed) designed to decrease the number of holders of voting securities of City National of any class the number of holders of which is so decreased, if immediately thereafter any Restricted Person will be the owner of more than 35% of the outstanding voting securities of City National of any class the number of holders of which is so decreased; or (v) the issuance to any Restricted Person, any member of a group which constitutes a Restricted Person or any Affiliate of a Restricted Person of voting securities of City National or any subsidiary of City National, any rights, warrants or options to acquire any of the foregoing or a combination of the foregoing. No such transaction shall constitute a Business Combination, however, if it is approved in advance by the board of directors at a meeting called for the purpose by the affirmative votes of at least the number of directors which is one less than the entire authorized number of directors.

City National’s certificate of incorporation defines a “Restricted Person” as any person, partnership, corporation or other entity (other than a trustee holding stock for the benefit of the employees of City National or its subsidiaries, or any one or more of them, pursuant to an employee benefit plan), or any group of persons, partnerships, corporations or other entities (other than such a trustee) who act together for the purpose of acquiring holding or voting securities of City National, which has (or, in the case of a group, the members of which in the aggregate have), during any period of 12 consecutive calendar months, directly or indirectly acquired shares of any class of the voting securities of City National which aggregate more than 5% of the outstanding securities of such class. Any Restricted Person shall cease to be a Restricted Person for these purposes at the end of the 24th calendar month following the most recent month in which such Restricted Person (or all members of a group which is a Restricted Person) directly or indirectly acquired any shares of any class of the voting securities of City National which, together with all other shares of such class acquired by such person (or any member of such group) within such month and the immediately preceding 11 calendar months, aggregate more than 5% of the outstanding voting securities of such class. Any Restricted Person who so ceases to be a Restricted Person shall not thereafter again be deemed to be a Restricted Person unless such person, firm, corporation, other entity or group once again comes within this definition as a result of subsequent acquisitions of voting securities of City National. In making the calculations provided for in this definition, shares shall not be counted as owned or acquired by any person, partnership, corporation or other group or entity if the transaction in which such shares were acquired was approved in advance by an affirmative vote of 2/3 of the directors of City National then in office.

RBC

The Bank Act contains restrictions (which are subject to any orders that may be issued by the Governor in Council of Canada) on the issue, transfer, acquisition, beneficial ownership and voting of all shares of a chartered bank. Subject to certain exceptions contained in the Bank Act, no person may be a major shareholder of RBC or have a significant interest in any class of shares of RBC. See “Description of RBC Share Capital—Limitations Affecting Holders of RBC Shares”.

Rules and policies of certain Canadian securities regulatory authorities contain requirements in connection with “related party transactions”. A related party transaction means, generally, any transaction by which an issuer (including RBC), directly or indirectly, consummates one or more specified transactions with a related party, including purchasing or disposing of an asset, issuing securities and assuming liabilities. The term “related party” includes directors and senior officers of the issuer and holders of voting securities carrying, whether alone or acting jointly or in concert, more than 10% of the voting rights attaching to all issued and outstanding voting securities of the issuer or of a sufficient number of any securities of the issuer to materially affect control of the issuer.

Such rules and policies require more detailed disclosure in the proxy material provided to security holders in connection with a related-party transaction, and, subject to certain exceptions, the preparation of a formal valuation with respect to the subject matter of the related party transaction and any non-cash consideration offered in connection therewith and the inclusion of a summary of the valuation in the proxy material.

Such rules and policies also require that, subject to certain exceptions, an issuer must not engage in a related-party transaction unless approval of the disinterested shareholders of the issuer has been obtained.

The Bank Act prohibits RBC from entering into any transaction with a related party unless the form of transaction is specifically permitted under the Bank Act. Permitted transactions must generally be on terms and conditions at least as favorable to RBC as market terms and conditions. Under the Bank Act, related parties include the directors and senior officers of RBC and their spouses and minor children and other entities with which they may have a relationship.

Appraisal and Dissenters’ Rights

City National

The following provides a summary of appraisal rights generally under Section 262 of Delaware law. However, it is important to note that in connection with the proposed merger holders of City National common stock do have the ability to dissent from the merger and seek appraisal of their shares. A detailed description of the appraisal rights available to holders of City National common stock in connection with the merger and procedures required to exercise statutory appraisal rights is included in the section entitled “The Merger—Dissenters’ Rights of Appraisal for Holders of City National Common Stock”. You should read these provisions carefully and in their entirety, including the provisions of Delaware law that grant appraisal rights and govern such procedures that are attached as Appendix E to this document.

Delaware law provides stockholders of a corporation involved in a merger the right to a judicial appraisal of their shares and to receive payment of the fair value of their stock so appraised in some mergers. However, appraisal rights are not available to holders of stock, unless the certificate of incorporation of the corporation otherwise provides (and City National’s restated certificate of incorporation, as amended, does not so provide), unless the only consideration to be received by such stockholders in the merger is shares of stock of another corporation which shares are either listed on a national securities exchange or held of record by more than 2,000 holders.

Furthermore, unless the certificate of incorporation otherwise provides, Delaware law provides that no appraisal rights are available for shares of any class or series of stock, which stock, at the record date fixed to determine the stockholders entitled to receive notice of and vote at a meeting of stockholders to act upon an agreement and plan of merger, was either listed on a national securities exchange or held of record by more than 2,000 holders. Notwithstanding the foregoing, appraisal rights are available for shares of any class or series of stock if the holders thereof are required by the terms of an agreement and plan of merger to accept for such stock anything except (1) shares or depository receipts of another corporation which at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders, (2) shares of stock or depositary receipts of the surviving corporation in the merger or consolidation, (3) cash for fractional shares or (4) any combination of clauses (1)-(3). In addition, appraisal rights are not available to the holders of stock of the surviving corporation in the merger, if the merger does not require the approval of the stockholders of that corporation.

RBC

The only circumstance under which the Bank Act extends appraisal or dissenters’ rights to shareholders is in respect of a compulsory acquisition of shares following a takeover bid through which an acquiror has acquired not less than 90% of the shares of the class that were the subject of the bid or as part of a going-private or squeeze-out transaction. Due to the ownership restrictions applicable to RBC under the Bank Act, the shares of RBC may not be the subject of a takeover bid, going private or squeeze-out transaction. See “Description of RBC Share Capital—Limitations Affecting Holders of RBC Shares”.

Rights of Inspection

City National

Under Delaware law, a corporation is required to prepare, at least 10 days before a stockholders’ meeting, a list of stockholders entitled to vote at the meeting, arranged in alphabetical order, showing the address of each stockholder and the number of shares registered in the name of each stockholder. The list must be open to the examination of any stockholder for any purpose germane to the meeting for a period of at least 10 days before the meeting either (i) on a reasonably accessible electronic network or (ii) during ordinary business hours, at the principal place of business of the corporation. The list is also required to be made available for inspection during the stockholders meeting by any stockholder who is present.

Under Delaware law, a stockholder has the right during normal business hours to inspect and make copies and extracts from the corporation’s stock ledger, a list of the corporation’s stockholders and other books and records of the corporation, after making a written demand under oath stating the purpose, so long as the purpose is reasonably related to the person’s interest as a stockholder.

RBC

Under the Bank Act, a list of RBC shareholders that sets out the names of the RBC shareholders, the number of shares owned by each shareholder and the address of each shareholder as shown in the records of RBC is available to any person upon request within 10 days after receipt by RBC of an affidavit, swearing that the list will not be used except in accordance with a permitted purpose, and payment of a reasonable fee.

The Bank Act requires that specified books and records be kept at RBC’s head office (which head office is required to be in Canada) or elsewhere in Canada as the directors see fit. Pursuant to the provisions of the Bank Act, RBC’s shareholders, creditors and their personal representatives may examine and take extracts from certain records during RBC’s regular business hours, free of charge, or copy the records on payment of a reasonable fee and, where the bank has securities issued to the public, any other person may, on payment of a reasonable fee, examine the records and take extracts or copies.

Dividends and Other Distributions and Liquidation

City National

Under Section 170 of Delaware law, the directors of every corporation, subject to any restrictions contained in its certificate of incorporation, may declare and pay dividends upon the shares of its capital stock either:

(1) out of its surplus; or

(2) in case there shall be no such surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year.

If the capital of the corporation shall have been diminished by depreciation in the value of its property, or by losses, or otherwise, to an amount less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets, the directors of such corporation shall not declare and pay out of such net profits any dividends upon any shares of any classes of its capital stock until the deficiency in the amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets shall have been repaired.

Under the Certificates of Designations of City National’s Series C and Series D preferred stock, the Series C and Series D preferred stock rank on parity with one another and rank senior to the City National common stock with respect to City National’s payment of dividends and (upon liquidation, dissolution or winding up) distribution of assets.

RBC

Under the Bank Act, holders of RBC common shares are entitled to receive dividends declared on each RBC common share held. The rates and amounts of preferential dividends attached to any series of first preferred shares or second preferred shares are fixed and set forth in the rights, privileges, restrictions and conditions attached to the respective series at the time of issuance of each series of first preferred shares or second preferred shares. The directors of RBC may not declare, and RBC may not pay, a dividend if there are reasonable grounds for believing that the payment would cause RBC to be in contravention of the capital adequacy and liquidity regulations of the Bank Act or any guideline or direction of the Superintendent of Financial Institutions (Canada) respecting the maintenance of adequate capital and liquidity.

Under the Bank Act, RBC may pay dividends in money or in property or by the issue of shares of RBC or options or rights to acquire fully paid shares of RBC.

Under RBC’s by-laws, first preferred shares are entitled to a preference over second preferred shares and RBC common shares, and second preferred shares are entitled to a preference over RBC common shares with respect to the payment of dividends and the distribution of the assets of RBC among its shareholders for the purpose of winding up its affairs. First preferred shares of each series rank on a parity with first preferred shares of every other series and second preferred shares of each series rank on a parity with second preferred shares of every other series with respect to priority in payment of dividends and the distribution of the assets of RBC among its shareholders for the purpose of winding up its affairs. See “Description of RBC Shares”.

Consideration of Other Constituencies

City National

Under Delaware law, in determining whether to take or to refrain from taking action on any matter, the board of directors, its committees and each director owe their fiduciary duties only to common stockholders of the corporation, prioritizing them over the interests of customers, distributors, suppliers, creditors, current and retired employees and other constituencies of the corporation and its subsidiaries.

RBC

Under the Bank Act, the directors of a bank manage or supervise the management of the business and affairs of the bank. In exercising their powers and discharging their duties, directors of RBC must act honestly and in good faith with a view to the best interests of RBC and exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. In determining whether they are acting in the best interests of RBC, the directors may consider the interests of various stakeholders. The directors’ fiduciary duty comprehends a duty to treat individual stakeholders affected by corporate actions equitably and fairly.

Shareholder Suits

City National

Under Delaware law, stockholders may bring derivative actions on behalf of the corporation to enforce the rights of the corporation. Before bringing an action, a stockholder plaintiff is required to make a demand on the directors of the corporation to assert the claim, unless the stockholder is able to show that making such a demand would be futile. To maintain a derivative suit, a person must have been a stockholder at the time of the transaction that is the subject of the suit and must also generally maintain status as a stockholder throughout the duration of the suit. In certain circumstances, class action lawsuits are available to stockholders.

RBC

With the prior leave of a court having jurisdiction, a complainant may, on behalf of RBC or any of its subsidiaries, institute a shareholder derivative action under the Bank Act or intervene in an action under the Bank Act to which RBC or any of its subsidiaries is a party for the purpose of prosecuting, defending or discontinuing the action. Possible complainants include shareholders or former shareholders of RBC or any other proper person in the discretion of the court. No action may be brought and no intervention in an action may be made under the Bank Act unless the court is satisfied that:

•	the complainant has given not less than 14 days’ notice to the directors of RBC of the complainant’s intention to apply to the court if the directors of RBC do not bring, diligently prosecute or defend, or discontinue the action;

•	the complainant is acting in good faith; and

•	it appears to be in the interests of RBC that the action be brought, prosecuted, defended or discontinued.

Under the Bank Act, the court in a derivative action may make any order it thinks fit, except that the court may not make any order in relation to any matter that would require the approval of the Minister of Finance or the Superintendent under the Bank Act. Additionally, under the Bank Act, a court may order a bank or its subsidiary to pay reasonable legal fees incurred by the Superintendent or the complainant in connection with the action.

Rights of Holders of City National Preferred Stock and New RBC Preferred Shares

The powers, preferences and special rights of the New RBC Preferred Shares, as set out in the Provisions Attaching to 5.50% Non-Cumulative Perpetual Preferred Shares, Series C-1 and the Provisions Attaching to 6.75% Fixed Rate/Floating Rate Non-Cumulative Preferred Shares, Series C-2, are substantially similar to and not materially less favorable to the holders than the powers, preferences and special rights set out in the certificate of designations of the corresponding series of City National preferred stock.

ABOUT THIS PROXY STATEMENT/PROSPECTUS

Neither RBC nor City National has authorized anyone to give any information or make any representation about the merger that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that are incorporated by reference in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus are unlawful, or if you are a person to whom it is unlawful to make these types of offers, then the offer presented in this proxy statement/prospectus does not extend to you. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

References in this proxy statement/prospectus to “RBC” refer to Royal Bank of Canada, a Schedule I Bank under the Bank Act (Canada), and, unless the context otherwise requires, to its affiliates (other than City National). References in this proxy statement/prospectus to “City National” refer to City National Corporation, a Delaware corporation, and, unless the context otherwise requires, to its affiliates (other than RBC).

References in this proxy statement/prospectus to “U.S. dollars”, “$”, “US$” or “USD” are to the lawful currency of the United States of America, and references to “C$”, “Canadian dollars” or “CAD” are to Canadian dollars; references to the “United States” or to “US” are to the United States of America.

Information contained in this proxy statement/prospectus regarding RBC has been provided by RBC and information contained in this proxy statement/prospectus regarding City National has been provided by City National.

RBC MARKET ACTIVITIES INVOLVING RBC COMMON SHARES

Since the announcement of the merger, RBC and certain of its affiliates have engaged, and intend to continue to engage throughout the proxy solicitation period, in various market making, derivatives and structured notes hedging, brokerage and facilitation trading, asset management, plan-related activities, banking-related activities, estates and trusts services, custody-related activities and stock borrowing, lending and taking of collateral, involving RBC common shares outside the United States (and, to a limited extent, within the United States). Among other things, RBC or one or more of its affiliates intends to engage in trades in RBC common shares and/or related derivatives for its own account and the accounts of its customers (and, to the extent described below, its employees) for the purpose of hedging their positions established in connection with the trading of certain derivatives relating to RBC common shares, hedging RBC’s economic exposure arising from the issuance of structured notes, hedging RBC’s exposure in respect of positions in its market making obligations related to certain exchange traded funds, effecting brokerage transactions for its customers and other customer facilitation transactions in respect of RBC common shares, and effecting delivery of RBC common shares as required pursuant to certain of RBC’s benefit or compensation plans for employees. Further, certain of RBC’s asset management affiliates may buy and sell RBC common shares, or ETFs, funds or indices including RBC common shares, outside the United States (and, in the case of certain asset management activities, within the United States) as part of their ordinary, discretionary investment management activities on behalf of their customers or publicly traded funds managed by them. Certain of RBC’s affiliates may continue to (a) engage in the marketing and sale to customers of funds that include RBC common shares, providing investment advice and financial planning guidance to customers that may include information about RBC common shares, (b) transact in RBC common shares as trustees and/or personal representatives of trusts and estates, (c) provide custody services relating to the RBC common shares, and (d) engage in the borrowing and lending of RBC common shares, as well as accepting RBC common shares as collateral for loans. These activities occur both outside and inside the United States and the transactions in RBC common shares may be effected on the TSX, the NYSE, other exchanges or alternative trading systems and in the over-the-counter market. The foregoing activities could have the effect of influencing the market price of RBC common shares. RBC has received certain exemptive relief from the SEC in relation to Regulation M under the Securities Exchange Act and from the Ontario Securities Commission in relation to OSC Rule 48-501—Trading During Distributions, Formal Bids And Share Exchange Transactions, in order to permit RBC and certain of its affiliates to engage in the foregoing activities in the ordinary course during the proxy solicitation period.

VALIDITY OF RBC COMMON SHARES AND PREFERRED SHARES

The validity of the RBC common shares and the RBC preferred shares to be issued in connection with the merger has been passed upon for RBC by Osler, Hoskin & Harcourt LLP (Toronto, Ontario, Canada). RBC is being advised as to matters of U.S. law in respect of the merger by Sullivan & Cromwell LLP.

EXPERTS

The consolidated financial statements incorporated in this proxy statement/prospectus by reference to City National’s Annual Report on Form 10-K for the year ended December 31, 2014 and the effectiveness of City National’s internal control over financial reporting have been audited by KPMG LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of RBC as at October 31, 2014 and 2013 and for the years ended October 31, 2014, 2013 and 2012 incorporated in this proxy statement/prospectus from RBC’s annual report on Form 40-F for the year ended October 31, 2014 and the effectiveness of internal control over financial reporting of RBC as of October 31, 2014, have been audited by Deloitte LLP, an independent registered public accounting firm, as stated in their reports which are incorporated by reference. Such consolidated financial statements have been so incorporated herein by reference in reliance upon the reports given upon their authority as experts in accounting and auditing.

OTHER MATTERS

As of the date of this proxy statement/prospectus, City National’s board of directors knows of no matters that will be presented for consideration at the City National special meeting other than as described in this proxy statement/prospectus. If any other matters properly come before City National’s stockholders at the City National special meeting, or any adjournment or postponement of the meeting, and are voted upon, the enclosed proxy will be deemed to confer discretionary authority on the individuals that it names as proxies to vote the shares represented by the proxy as to any of these matters. The individuals named as proxies intend to vote in accordance with the recommendation of City National’s board of directors.

SHAREHOLDER PROPOSALS FOR NEXT ANNUAL MEETING

City National

Any stockholder nominations or proposals for other business intended to be presented at City National’s 2015 annual meeting must have been submitted to City National as set forth below.

To be considered for inclusion in City National’s proxy statement for the 2015 annual meeting, a stockholder proposal would have needed to be received in writing by City National’s Secretary at its principal executive offices on or before November 19, 2014 and must have satisfied the other requirements of Rule 14a-8 under the Exchange Act.

City National’s by-laws establish advance notice procedures as to (i) business to be brought before an annual meeting of stockholders other than by or at the direction of the City National board of directors, and (ii) the nomination, other than by or at the direction of the City National board of directors, of candidates for election as directors. Under the Company’s by-laws, nominations for director or other business proposals to be addressed at City National’s 2015 annual meeting may have been made by a stockholder entitled to vote who delivered a notice to the Secretary of City National no later than the close of business on January 23, 2015 and not earlier than the close of business on December 24, 2014. The notice must have contained the information and followed the procedures required by the by-laws. Copies of City National’s by-laws may be obtained by written request addressed to the Secretary at City National’s principal executive offices. A proxy granted by a stockholder will give discretionary authority to the proxies to vote on any matters introduced pursuant to the above advance notice bylaw provisions, subject to applicable rules of the SEC.

RBC

Any RBC shareholder who intends to submit a proposal for inclusion in the management proxy circular for the 2016 annual meeting of RBC must submit the proposal to the Corporate Secretary of RBC by November 11, 2015 at 200 Bay Street, Royal Bank Plaza, Toronto, Ontario, Canada, M5J 2J5. Any RBC shareholder who intended to submit a proposal for inclusion in the management proxy circular for the 2015 annual meeting of RBC must have already submitted such a proposal to RBC by October 6, 2014.

Proposals by shareholders of a bank may be made by certain registered or beneficial holders of shares that are entitled to vote at an annual meeting of shareholders. To be eligible to submit any shareholder proposal, a shareholder must satisfy certain eligibility criteria set forth in the Bank Act. Under the Bank Act, shareholder proposals may only be submitted at annual meetings of shareholders. A shareholder eligible to submit a proposal and entitled to vote at an annual meeting of shareholders may submit to RBC notice of any matter that the shareholder proposes to raise at the meeting provided that, among other things, the proposal is submitted to RBC at least 90 days before the anniversary date of the notice of meeting that was sent to shareholders in respect of RBC’s previous annual meeting of shareholders. The written proposal must contain certain information about the proposal and the shareholder making the proposal and otherwise comply with the procedures set forth in the Bank Act.

Under the Bank Act, in order for a shareholder proposal to include nominations of candidates for election to RBC’s board of directors, it must be signed by holders of not less than 5% of the issued and outstanding shares or 5% of the issued and outstanding shares of a class of shares entitled to vote at the meeting.

WHERE YOU CAN FIND MORE INFORMATION

City National files reports, proxy statements and other information with the SEC as required under the Exchange Act. RBC files or furnishes annual reports, current reports and other information with the SEC under the Exchange Act. As RBC is a “foreign private issuer”, under the rules adopted under the Exchange Act it is exempt from certain of the requirements of the Exchange Act, including the proxy and information provisions of Section 14 of the Exchange Act and the reporting and liability provisions applicable to officers, directors and significant shareholders under Section 16 of the Exchange Act.

You may read and copy any reports, statements or other information filed by RBC or City National at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates, or from commercial document retrieval services.

The SEC maintains a website that contains reports, proxy statements and other information, including those filed by RBC and City National, at www.sec.gov. You may also access the SEC filings and obtain other information about RBC and City National through the websites maintained by RBC and City National at www.rbc.com and www.cnb.com, respectively. The information contained in those websites is not incorporated by reference in, or in any way part of, this proxy statement/prospectus.

RBC files reports, statements and other information with the Canadian provincial and territorial securities administrators. RBC filings are also electronically available to the public from the Canadian System for Electronic Document Analysis and Retrieval, the Canadian equivalent of the SEC’s EDGAR system, at www.sedar.com.

RBC has filed a registration statement on Form F-4 to register with the SEC the RBC common shares and New RBC Preferred Shares to be issued in connection with the merger. This document is a part of that registration statement and constitutes the prospectus of RBC in addition to being a proxy statement for the City National common stockholders.

Incorporation of Certain Documents by Reference

As allowed by SEC rules, this proxy statement/prospectus does not contain all the information you can find in the registration statement on Form F-4 filed by RBC and the exhibits to the registration statement. In addition, the SEC allows RBC and City National to “incorporate by reference” information into this proxy statement/prospectus, which means that RBC and City National can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement/prospectus, except for any information superseded by information included directly in this proxy statement/prospectus. This proxy statement/prospectus incorporates by reference the documents set forth below that RBC and City National have previously filed with the SEC, in each case to the extent filed and not furnished. These documents contain important information about the companies and their financial condition.

RBC Filings with the SEC (File No. 001-13928)	Period and/or Filing Date
Annual Report on Form 40-F	Year ended October 31, 2014, as filed December 3, 2014
Report of Foreign Private Issuer on Form 6-K*	Filed January 23, 2015
Report of Foreign Private Issuer on Form 6-K*	Quarter ended January 31, 2015, as filed February 25, 2015
Report of Foreign Private Issuer on Form 6-K*	Filed April 1, 2015
Report of Foreign Private Issuer on Form 6-K*	Filed April 22, 2015

City National Filings with the SEC (File No. 1-10521)	Period and/or Filing Date
Annual Report on Form 10-K	Year ended December 31, 2014, as filed February 27, 2015

*	Other than the portions of those documents not deemed to be filed.

All documents filed by RBC and City National under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this proxy statement/prospectus to the completion of the offering will also be deemed to be incorporated into this proxy statement/prospectus by reference other than the portions of those documents not deemed to be filed. These documents include periodic reports, such as Annual Reports on Form 10-K and 40-F, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, proxy statements and, to the extent, if any, RBC designates therein that they are so incorporated, Reports of Foreign Private Issuer on Form 6-K that RBC furnishes to the SEC.

In addition, the description of RBC common shares contained in RBC’s registration statements under Section 12 of the Exchange Act is incorporated by reference.

You may also obtain copies of any document incorporated in this proxy statement/prospectus, without charge, by requesting them in writing or by telephone from the appropriate company at the following addresses.

City National Corporation City National Plaza 555 South Flower Street, Los Angeles, California 90071 Attention: Corporate Secretary Telephone: (213) 673-7700	Royal Bank of Canada 200 Bay Street Royal Bank Plaza Toronto, Ontario Canada, M5J 2J5 Attention: Corporate Secretary Telephone: (416) 955-7806

If you would like to request documents, please do so by May 19, 2015 to receive them before the City National special meeting. If you request any incorporated documents from us, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request.

Appendix A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

ROYAL BANK OF CANADA,

CITY NATIONAL CORPORATION

and

RBC USA HOLDCO CORPORATION

Dated as of January 22, 2015

A-i

A-ii

A-iii

INDEX OF DEFINED TERMS

Page
Acquisition Proposal	A-45
Adjusted Restricted Stock Award	A-4
Adjusted Restricted Stock Unit Award	A-5
Adjusted Stock Option	A-4
Advisory Client	A-27
Advisory Contract	A-27
Advisory Entity	A-27
affiliate	A-53
Aggregate Cash Amount	A-3
Aggregate Company Share Amount	A-3
Aggregate Parent Share Amount	A-3
Agreement	A-1
Anti-Corruption Laws	A-20
Anti-Money Laundering Laws	A-21
BHC Act	A-11
BofA Merrill Lynch	A-16
Broker-Dealer Subsidiary	A-28
business day	A-53
Canadian GAAP	A-32
Cash Election	A-2
Cash Election Shares	A-7
Certificate of Merger	A-2
Chosen Courts	A-54
Closing	A-1
Closing Date	A-1
Closing Parent Share Value	A-3
Closing Transaction Value	A-3
Code	A-1
Company	A-1
Company 401(k) Plan	A-43
Company Bank	A-20
Company Benefit Plans	A-18
Company Bylaws	A-11
Company Certificate	A-11
Company Common Stock	A-2
Company Contract	A-21
Company Disclosure Schedule	A-10
Company Equity Awards	A-4
Company ERISA Affiliate	A-18
Company Indemnified Parties	A-43
Company Meeting	A-41
Company Preferred Stock	A-6
Company Qualified Plans	A-18
Company Regulatory Agreement	A-22
Company Restricted Stock Award	A-4
Company Restricted Stock Unit Award	A-4
Company SEC Reports	A-14
Company Senior Notes	A-47
Company Series C Preferred Stock	A-6

A-iv

Page
Company Series D Preferred Stock	A-6
Company Severance Plans	A-42
Company Stock Option	A-4
Company Stock Plans	A-4
Company Subsidiary	A-11
Confidentiality Agreement	A-40
Continuation Period	A-42
Continuing Employee	A-42
Copyrights	A-24
Deferred Compensation Plans	A-5
Delaware Secretary	A-2
Derivative Contracts	A-22
DGCL	A-1
Dissenting Shares	A-7
Dissenting Stockholder	A-7
Effective Time	A-2
Election Deadline	A-7
Election Form	A-7
Election Form Record Date	A-7
Enforceability Exceptions	A-13
Environmental Laws	A-22
ERISA	A-18
Exception Shares	A-2
Exchange Act	A-14
Exchange Agent	A-6
Exchange Fund	A-6
Exchange Ratio	A-3
Exchangeable Shares	A-3
Executive Deferred Compensation Plan	A-5
F-4	A-14
FDIC	A-12
Federal Reserve Board	A-13
FINRA	A-14
Form ADV	A-27
Form BD	A-28
GAAP	A-11
Governmental Entity	A-14
Holdco	A-1
HSR Act	A-14
IFRS	A-11
Intellectual Property	A-24
Investment Advisers Act	A-27
Investment Company Act	A-27
Investment Services	A-27
IRS	A-17
Key Holders	A-1
knowledge	A-53
Leased Properties	A-23
Liens	A-13
Loans	A-25
made available	A-54

A-v

Page
Mailing Date	A-7
Material Adverse Effect	A-11
Materially Burdensome Regulatory Condition	A-39
Merger	A-1
Merger Consideration	A-3
Multiemployer Plan	A-19
Multiple Employer Plan	A-19
New Certificates	A-6
New Parent Preferred Shares	A-6
New Plans	A-42
No Election Shares	A-7
NYSE	A-14
Old Certificate	A-2
OSFI	A-13
Owned Properties	A-23
Parent	A-1
Parent Capitalization Date	A-30
Parent Common Shares	A-2
Parent Disclosure Schedule	A-29
Parent Preferred Shares	A-30
Parent Regulatory Agreement	A-35
Parent SEC Reports	A-31
Parent Stock Plans	A-30
Patents	A-24
Per Share Amount	A-3
Per Share Cash Consideration	A-2
Per Share Stock Consideration	A-2
Permitted Encumbrances	A-23
person	A-53
Premium Cap	A-44
Proxy Statement	A-14
Real Property	A-23
Registered Fund	A-28
Registered Intellectual Property	A-24
Registered Owned Intellectual Property	A-25
Regulatory Agencies	A-14
Representatives	A-44
Requisite Company Vote	A-13
Requisite Regulatory Approvals	A-48
Sanctioned Country	A-21
Sanctions	A-21
Sandler O’Neill	A-16
Sarbanes-Oxley Act	A-15
SEC	A-14
Securities Act	A-14
Shortfall Number	A-8
SRO	A-14
Stock Conversion Number	A-8
Stock Election	A-2
Stock Election Number	A-8
Stock Election Shares	A-7

A-vi

Page
Subsidiary	A-11
Superior Proposal	A-45
Surviving Corporation	A-1
Systems	A-24
Takeover Statutes	A-25
Tax	A-17
Tax Return	A-18
Taxes	A-17
Termination Date	A-50
Termination Fee	A-51
Trademarks	A-24
TSX	A-14
Voting Agreements	A-1

A-vii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of January 22, 2015 (this “Agreement”), by and among Royal Bank of Canada, a Canadian chartered bank (“Parent”), City National Corporation, a Delaware corporation (“Company”), and RBC USA Holdco Corporation, a Delaware corporation and a direct, wholly owned subsidiary of Parent (“Holdco”).

W I T N E S S E T H:

WHEREAS, the Boards of Directors of Parent, Company and Holdco have determined that it is in the best interests of their respective companies and their shareholders to consummate the strategic business combination transaction provided for herein, pursuant to which Company will, subject to the terms and conditions set forth herein, merge with and into Holdco (the “Merger”), so that Holdco is the surviving corporation (hereinafter sometimes referred to in such capacity as the “Surviving Corporation”) in the Merger;

WHEREAS, for Federal income tax purposes, it is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement is intended to be and is adopted as a plan of reorganization for purposes of Sections 354 and 361 of the Code;

WHEREAS, as an inducement to and condition of Parent’s willingness to enter into this Agreement, concurrently with the entry of the parties into this Agreement, (a) certain stockholders of Company (together, the “Key Holders”) are entering into voting agreements with Parent (the “Voting Agreements”), pursuant to which, among other things, the Key Holders agree to vote all their shares of Company Common Stock in favor of approval of this Agreement, the Merger and any other matters required to be approved or adopted in order to effect the Merger and the other transactions contemplated hereby, (b) Russell Goldsmith is entering into an employment agreement and a restrictive covenant agreement with Parent and (c) certain other senior officers of Company are entering into binding employment term sheets with Parent; and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger. Subject to the terms and conditions of this Agreement, in accordance with the Delaware General Corporation Law (the “DGCL”), at the Effective Time, Company shall merge with and into Holdco. Holdco shall be the Surviving Corporation in the Merger, and shall continue its corporate existence under the laws of the State of Delaware. Upon consummation of the Merger, the separate corporate existence of Company shall terminate.

1.2 Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place at 10:00 a.m., New York City time, at the offices of Sullivan & Cromwell LLP, on a date which shall be no later than three (3) business days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VII hereof (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver thereof) unless another date, time or place is agreed to in writing by Parent and Company. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.

1.3 Effective Time. Subject to the terms and conditions of this Agreement, on or before the Closing Date, Parent shall cause to be filed with the Secretary of State of the State of Delaware (the “Delaware Secretary”) a certificate of merger (the “Certificate of Merger”), as provided in Section 251 of the DGCL. The Merger shall become effective as of the date and time specified in the Certificate of Merger (such date and time, the “Effective Time”).

1.4 Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in the applicable provisions of the DGCL.

1.5 Conversion of Company Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Holdco, Company or the holder of any of the following securities:

(a) Subject to Section 2.3(e), each share of the common stock, par value $1.00 per share, of Company issued and outstanding immediately prior to the Effective Time (the “Company Common Stock”) (except for (x) shares of Company Common Stock owned by Company as treasury stock or owned by Company or Parent (in each case other than shares of Company Common Stock (A) held in any Company Benefit Plans or related trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity or (B) held, directly or indirectly, in respect of a debt previously contracted (collectively, the “Exception Shares”)) and (y) Dissenting Shares) shall be converted, in accordance with the procedures set forth in this Agreement, into the right to receive, at the election of the holder thereof as provided in and subject to the provisions of Section 2.3, the following:

(i) for each share of Company Common Stock with respect to which an election to receive common shares, without nominal or par value, of Parent (the “Parent Common Shares”) has been effectively made and not revoked or lost pursuant to Section 2.3 (a “Stock Election”), the right to receive from Parent a number of Parent Common Shares as is equal to the Exchange Ratio (the “Per Share Stock Consideration”);

(ii) for each share of Company Common Stock with respect to which an election to receive cash has been effectively made and not revoked or lost pursuant to Section 2.3 (a “Cash Election”), the right to receive from Holdco an amount in cash equal to the Per Share Amount (the “Per Share Cash Consideration”); and

(iii) for each share of Company Common Stock other than shares as to which a Cash Election or a Stock Election has been effectively made and not revoked or lost pursuant to Section 2.3, the right to receive from Parent and/or Holdco such Per Share Stock Consideration and/or Per Share Cash Consideration as is determined in accordance with Section 2.3(f).

(b) All the shares of Company Common Stock converted into the right to receive the Merger Consideration pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate (each, an “Old Certificate”, it being understood that any reference herein to “Old Certificate” shall be deemed to include reference to book-entry account statements relating to the ownership of shares of Company Common Stock) previously representing any such shares of Company Common Stock shall thereafter represent only the right to receive (i) the Merger Consideration, (ii) cash in lieu of fractional shares which the shares of Company Common Stock represented by such Old Certificate have been converted into the right to receive pursuant to this Section 1.5 and Section 2.4, without any interest thereon, and (iii) any dividends or distributions which the holder thereof has the right to receive pursuant to Section 2.4. If, prior to the Effective Time, the outstanding Parent Common Shares shall have been increased, decreased, or changed into or exchanged for a different number or kind of shares or securities, in any such case as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, or there shall be any extraordinary dividend or distribution, an appropriate and proportionate adjustment shall be made to the Aggregate Parent Share Amount to give holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such event.

(c) Notwithstanding anything in this Agreement to the contrary, at the Effective Time, all shares of Company Common Stock that are owned by Company or Parent (in each case other than the Exception Shares) shall be cancelled and shall cease to exist and neither the Merger Consideration nor any other consideration shall be delivered in exchange therefor.

(d) For purposes of this Agreement, the following terms shall have the following meanings:

(i) “Aggregate Cash Amount” means 50% of the product of (A) the Aggregate Company Share Amount, less the number of outstanding shares of Company Common Stock cancelled pursuant to Section 1.5(c) hereof and (B) $94.50.

(ii) “Aggregate Company Share Amount” means 55,225,280 shares of Company Common Stock; provided, however, that the “Aggregate Company Share Amount” shall be increased by the number of shares of Company Common Stock that are issued, from and after the date hereof and prior to the Effective Time, pursuant to the exercise of Company Stock Options and other Company Equity Awards either (x) outstanding as of the date hereof or (y) issued after the date hereof pursuant to and in compliance with the terms of this Agreement; provided, further, that the “Aggregate Company Share Amount” shall in no event exceed 59,000,000 shares of Company Common Stock.

(iii) “Aggregate Parent Share Amount” shall be equal to 41,358,212 Parent Common Shares; provided, however, that the “Aggregate Parent Share Amount” shall be (A) increased by virtue of the issuance of any shares of Company Common Stock, from and after the date hereof and prior to the Effective Time, pursuant to the exercise of Company Stock Options and other Company Equity Awards either (x) outstanding as of the date hereof or (y) issued after the date hereof pursuant to and in compliance with the terms of this Agreement and (B) decreased in the event any shares of Company Common Stock are cancelled pursuant to Section 1.5(c) hereof, in each case on a basis of 0.7489 additional Parent Common Shares for each share of Company Common Stock so issued or cancelled; provided, further, that the “Aggregate Parent Share Amount” shall in no event exceed 44,185,100 Parent Common Shares.

(iv) “Closing Parent Share Value” means the volume-weighted average trading price of one Parent Common Share for the ten (10) day period in which both the Canadian and U.S. markets are open for trading ending on the last such day immediately preceding the Closing Date, calculated using both Canadian and U.S. volumes during normal market hours and assuming, for each trading day, the Bank of Canada daily noon Canada/U.S. exchange rate for the Canadian calculations.

(v) “Closing Transaction Value” means the sum of (A) the Aggregate Cash Amount and (B) the product of the Aggregate Parent Share Amount and the Closing Parent Share Value.

(vi) “Exchange Ratio” means the quotient, rounded to the nearest one ten thousandth, obtained by dividing (A) the Per Share Amount by (B) the Closing Parent Share Value.

(vii) “Exchangeable Shares” means the aggregate number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time, rounded to the nearest whole share.

(viii) “Per Share Amount” means the quotient, rounded to the nearest one-tenth of a cent, obtained by dividing (A) the Closing Transaction Value by (B) the number of Exchangeable Shares.

The Per Share Stock Consideration and the Per Share Cash Consideration are sometimes referred to herein collectively as the “Merger Consideration”.

1.6 Parent Common Shares. At and after the Effective Time, each Parent Common Share issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of common stock of the Parent and shall not be affected by the Merger.

1.7 Surviving Corporation Common Stock.

(a) At and after the Effective Time, each share of the common stock of Holdco issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of common stock of the Surviving Corporation and shall not be affected by the Merger.

(b) At the Effective Time, the Surviving Corporation shall issue to Parent such number and type of shares of the Surviving Corporation as is agreed by the Surviving Corporation and Parent in exchange for, and in consideration of, (i) Parent delivering the Per Share Stock Consideration to each person entitled thereto pursuant to Section 1.5(a) and Section 1.8 and any shares of Company Common Stock that are cancelled pursuant to Section 1.5(c) and (ii) Parent delivering the New Parent Preferred Shares to each person entitled thereto pursuant to Section 1.9.

1.8 Treatment of Company Equity Awards.

(a) At the Effective Time, each option to purchase shares of Company Common Stock granted by Company under a Company Stock Plan (as defined below), whether vested or unvested, that is outstanding and unexercised immediately prior to the Effective Time (a “Company Stock Option”) shall (i) if granted prior to the date hereof, become vested in full and (ii) be converted automatically into an option (an “Adjusted Stock Option”) to purchase, on the same terms and conditions as were applicable under such Company Stock Option immediately prior to the Effective Time (including, with respect to Company Stock Options granted after the date hereof, vesting terms), the number of Parent Common Shares (rounded down to the nearest whole number of shares) equal to the product of (A) the number of shares of Company Common Stock subject to such Company Stock Option immediately prior to the Effective Time, multiplied by (B) the Exchange Ratio, which Adjusted Stock Option shall have an exercise price per Parent Common Share equal to the quotient (rounded up to the nearest whole cent) obtained by dividing (1) the exercise price per share of Company Common Stock subject to such Company Stock Option immediately prior to the Effective Time, by (2) the Exchange Ratio. For purposes of this Agreement, “Company Stock Plans” means the City National Corporation 1995 Omnibus Plan, the City National Corporation 1999 Omnibus Plan, the City National Corporation 2001 Stock Option Plan, the Amended and Restated City National Corporation 2002 Omnibus Plan, and the Amended and Restated City National Corporation 2008 Omnibus Plan.

(b) At the Effective Time, each award of shares of Company Common Stock subject to vesting, repurchase or other lapse restriction granted under a Company Stock Plan that is outstanding immediately prior to the Effective Time (a “Company Restricted Stock Award”) shall (i) if granted prior to the date hereof, fully vest and shall be cancelled and converted automatically, in accordance with the procedures set forth in this Agreement, into the right to receive, at the election of the holder thereof as provided in and subject to the provisions of Section 2.3, either (A) the Per Share Stock Consideration or (B) the Per Share Cash Consideration, treating such Company Restricted Stock Award in the same manner as all other outstanding shares of Company Common Stock for such purposes or (ii) if granted after the date hereof, be converted into a restricted stock award of Parent Common Shares subject to vesting, repurchase or other lapse restriction (an “Adjusted Restricted Stock Award”) with the same terms and conditions as were applicable under such Company Restricted Stock Award immediately prior to the Effective Time (including vesting terms), and relating to the number of Parent Common Shares equal to the product of (A) the number of shares of Company Common Stock subject to such Company Restricted Stock Award immediately prior to the Effective Time, multiplied by (B) the Exchange Ratio, with any fractional shares rounded to the next whole number of shares.

(c) At the Effective Time, each restricted stock unit award in respect of shares of Company Common Stock granted under a Company Stock Plan that is outstanding immediately prior to the Effective Time (a “Company Restricted Stock Unit Award” and, together with the Company Stock Options and the Company Restricted Stock Awards, the “Company Equity Awards”) shall (i) if granted prior to the date hereof, vest (and with respect to any Company Restricted Stock Unit Award that vests, in whole or in part, based on the achievement of a specified level of performance, the deemed value of such award shall be determined in accordance with the terms of the applicable award agreement) and shall be cancelled and converted automatically into the right to receive, as soon as reasonably practicable (but no later than ten (10) business days) after the Effective Time, (A) (1) if the terms of such Company Restricted Stock Unit Award provide for settlement in cash, an amount in cash, without interest, equal to the Per Share Cash Consideration in respect of each share of Company Common Stock underlying such Company Restricted Stock Unit Award or (2) if the terms of such Company Restricted Stock Unit Award provide for settlement in shares of Company Common Stock, the Per Share Stock Consideration in respect of each share of Company Common Stock underlying such Company Restricted Stock Unit Award, plus (B) an amount in cash equal to all accrued but unpaid dividend equivalents with respect to such Company Restricted Stock Unit Award or (ii) if granted after the date hereof, be converted into a restricted stock unit award (an “Adjusted Restricted Stock Unit Award”) with the same terms and conditions as were applicable under such Company Restricted Stock Unit Award immediately prior to the Effective Time (including vesting terms), and relating to the number of Parent Common Shares equal to the product of (A) the number of shares of Company Common Stock subject to such Company Restricted Stock Unit Award immediately prior to the Effective Time, multiplied by (B) the Exchange Ratio, with any fractional shares rounded to the next whole number of shares. Notwithstanding the foregoing, (x) with respect to each vested Company Restricted Stock Unit Award the terms of which provide for settlement solely upon the holder’s separation from service, such Company Restricted Stock Unit Award shall be converted into an Adjusted Restricted Stock Unit Award in accordance with Section 1.8(c)(ii) and, until the time at which such Adjusted Restricted Stock Unit Award is settled, Parent shall maintain, or cause to be maintained, investment options similar to those available with respect to any dividend equivalent units related to such Company Restricted Stock Unit Award immediately prior to the Effective Time and (y) with respect to each cash-settled Company Restricted Stock Unit Award for which an irrevocable deferral election has been made, the Merger Consideration and accrued dividend equivalents payable in respect thereof as described in Section 1.8(c)(i) will be credited to an account under the 2000 City National Bank Executive Deferred Compensation Plan, as amended and restated effective January 1, 2009 (the “Executive Deferred Compensation Plan”), shall be distributed at the time or times specified by the applicable deferral election and, until the time at which all such accounts have been distributed, the Executive Deferred Compensation Plan will continue to have investment options similar to those in effect immediately prior to the Effective Time, except that the Company Common Stock fund under the Executive Deferred Compensation Plan will be replaced with a Parent Common Shares fund.

(d) At the Effective Time, each stock unit credited to an account that is deemed invested in Company Common Stock as of immediately prior to the Effective Time under the Executive Deferred Compensation Plan, the 2000 City National Bank Director Deferred Compensation Plan, as amended and restated effective January 1, 2000 (together with the Executive Deferred Compensation Plan, the “Deferred Compensation Plans”) and the Amended and Restated Supplemental Retirement Benefit attached as Appendix A to the Amended and Restated Employment Agreement, dated as of June 24, 2010, between Company, Company Bank and Russell Goldsmith, as amended (the “SERP Agreement”) (collectively, the “Deferred Units”) shall be deemed to be invested in Parent Common Shares, with the number of Parent Common Shares subject to the Deferred Units in a participant’s account under each Deferred Compensation Plan or the SERP Agreement as of the Effective Time to be equal to the product (rounded up to the nearest whole number of shares) of (i) the number of shares of Company Common Stock subject to such Deferred Units as of immediately prior to the Effective Time, and (ii) the Exchange Ratio. Following the Effective Time, both Deferred Compensation Plans will otherwise continue to have the same terms, including payment terms and investment options, that were applicable immediately prior to the Effective Time, with the Company Common Stock fund to be replaced with a Parent Common Shares fund.

(e) At or prior to the Effective Time, Company, the Board of Directors of Company and its Compensation Committee, as applicable, shall adopt any resolutions that are necessary to effectuate the provisions of this Section 1.8. At the Effective Time, Parent shall assume all the obligations of Company under each Company Stock Plan under which a Company Stock Option, Company Restricted Stock Award granted after the date hereof or Company Restricted Stock Unit Award granted after the date hereof is outstanding as of immediately prior to the Effective Time, each outstanding Company Stock Option, Company Restricted Stock Award granted after the date hereof and Company Restricted Stock Unit Award granted after the date hereof and the agreements evidencing the grants thereof, and the number and kind of shares available for issuance under each such Company Stock Plan shall be adjusted to reflect Parent Common Shares in accordance with the provisions of the applicable Company Stock Plan. As of the Effective Time, Parent shall file a post-effective amendment to the Form F-4 or an effective registration statement on Form S-8 (or other applicable form) with respect to the Parent Common Shares subject to such Adjusted Stock Options, Adjusted Restricted Stock Awards, Adjusted Restricted Stock Unit Awards and Deferred Units and shall distribute a prospectus relating to such Form S-8, if applicable, and Parent shall use reasonable commercial efforts to maintain the effectiveness of such registration statement for so long as such Adjusted Stock Options, Adjusted Restricted Stock Awards, Adjusted Restricted Stock Unit Awards and Deferred Units remain outstanding.

1.9 Company Preferred Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any of the following securities, each share of (a) 5.50% Non-Cumulative Perpetual Preferred Stock, Series C, par value $1.00 per share, of Company (the “Company Series C Preferred Stock”) and (b) 6.750% Fixed Rate/Floating Rate Non-Cumulative Preferred Stock, Series D, par value $1.00 per share, of Company (the “Company Series D Preferred Stock,” and, together with the Company Series C Preferred Stock, the “Company Preferred Stock”) issued and outstanding immediately prior to the Effective Time shall automatically be converted into a share of a newly created series of Parent Preferred Shares having such powers, preferences and special rights as are not materially less favorable to the holder thereof than the powers, preferences and special rights of the relevant series of Company Preferred Stock (all shares of each such newly created series, collectively, the “New Parent Preferred Shares”) and, upon such conversion, the Company Preferred Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time.

1.10 Certificate of Incorporation and Bylaws of the Surviving Corporation. The certificate of incorporation and bylaws of the Surviving Corporation shall be the certificate of incorporation and bylaws of Holdco as in effect immediately prior to the Effective Time, until duly amended in accordance with the respective terms thereof and applicable law.

1.11 Tax Consequences. It is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement is intended to be and is adopted as a “plan of reorganization” for the purposes of Sections 354 and 361 of the Code.

ARTICLE II

DELIVERY OF MERGER CONSIDERATION

2.1 Exchange Agent. At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited by Holdco, with a bank or trust company designated by Parent and reasonably acceptable to Company (the “Exchange Agent”), for the benefit of the holders of Old Certificates, for exchange in accordance with this Article II, (a) certificates, or at Parent’s option, evidence of shares in book entry form, representing the Parent Common Shares (“New Certificates”), to be given to the holders of Company Common Stock pursuant to Section 1.5 and this Article II in exchange for outstanding shares of such Company Common Stock, and (b) cash in an amount sufficient to allow the Exchange Agent to make all payments required pursuant to this Article II (such New Certificates and cash, together with any dividends or distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”). The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Parent, provided that no such investment or losses thereon shall affect the amount of Merger Consideration payable to the holders of Old Certificates. Any interest and other income resulting from such investments shall be paid to Parent or Holdco, or as otherwise directed by Parent.

2.2 Appraisal Rights. Each issued and outstanding share of Company Common Stock the holder of which has perfected his right to dissent under the DGCL and has not effectively withdrawn or lost such right as of the Effective Time (the “Dissenting Shares”) shall not be converted into or represent a right to receive the Merger Consideration hereunder, and the holder thereof shall be entitled only to such rights as are granted by the DGCL. Company shall give Parent prompt notice upon receipt by Company of any such demands for payment of the fair value of such shares of Company Common Stock, any withdrawals of such notice and any other instruments provided pursuant to applicable law (any stockholder duly making such demand being hereinafter called a “Dissenting Stockholder”). Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment, or waive any failure to timely deliver a written demand for appraisal or the taking of any other action by such Dissenting Stockholder as may be necessary to perfect appraisal rights under the DGCL. Company shall give Parent the opportunity to participate in and direct all negotiations and proceedings with respect to any such demands. Any payments made in respect of Dissenting Shares shall be made by the Surviving Corporation. If any Dissenting Stockholder shall effectively withdraw or lose (through failure to perfect or otherwise) his, her or its right to such payment at or prior to the Effective Time, such holder’s shares of Company Common Stock shall be converted into a right to receive the Merger Consideration in accordance with the applicable provisions of this Agreement. If such holder shall effectively withdraw or lose (through failure to perfect or otherwise) his right to such payment after the Effective Time (or the Election Deadline), each share of Company Common Stock of such holder shall be treated as a No Election Share.

2.3 Election Procedures.

(a) An election form and other appropriate and customary transmittal materials in such form as Parent and Company shall mutually agree (the “Election Form”) shall be mailed thirty-five (35) days prior to the anticipated Closing Date or on such other date as Parent and Company shall mutually agree (the “Mailing Date”) to each holder of record of Company Common Stock as of the close of business on the fifth business day prior to the Mailing Date (the “Election Form Record Date”).

(b) Each Election Form shall permit each holder of Company Common Stock (or the beneficial owner through appropriate and customary documentation and instructions) other than holders of Dissenting Shares to specify (i) the number of shares of such holder’s Company Common Stock with respect to which such holder desires to make a Stock Election (“Stock Election Shares”), (ii) the number of shares of such holder’s Company Common Stock with respect to which such holder desires to make a Cash Election (“Cash Election Shares”) or (iii) the number of shares of such holder’s Company Common Stock with respect to which such holder makes no election (“No Election Shares”). Any Company Common Stock with respect to which the Exchange Agent has not received an effective, properly completed Election Form on or before 5:00 p.m., New York City time, on the 30th day following the Mailing Date (or such other time and date as Parent and Company may mutually agree) (the “Election Deadline”) shall also be deemed to be No Election Shares.

(c) Parent shall make available one or more Election Forms as may reasonably be requested from time to time by any person who becomes a holder (or beneficial owner) of Company Common Stock between the Election Form Record Date and the close of business on the business day prior to the Election Deadline, and Company shall provide to the Exchange Agent all information reasonably necessary for it to perform as specified herein.

(d) Any such election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. An Election Form shall be deemed properly completed only if accompanied by one or more Old Certificates (or customary affidavits and indemnification regarding the loss or destruction of such certificates or the guaranteed delivery of such certificates) representing all certificated shares of Company Common Stock covered by such Election Form, together with duly executed transmittal materials included in the Election Form. Any Election Form may be revoked or changed by the person submitting such Election Form only by written notice received by the

Exchange Agent prior to the Election Deadline. In the event an Election Form is revoked prior to the Election Deadline, unless a subsequent properly completed Election Form is submitted and actually received by the Exchange Agent by the Election Deadline, the shares of Company Common Stock represented by such Election Form shall become No Election Shares and Parent shall cause the Old Certificates to be promptly returned without charge to the person submitting the Election Form upon written request to that effect from the holder who submitted the Election Form. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any good faith decisions of Parent regarding such matters shall be binding and conclusive. Neither Parent nor the Exchange Agent shall be under any obligation to notify any person of any defect in an Election Form.

(e) Notwithstanding any other provision contained in this Agreement, the total number of shares of Company Common Stock that will be converted into the right to receive the Per Share Stock Consideration (the “Stock Conversion Number”) shall be equal to the quotient obtained by dividing (i) the Aggregate Parent Share Amount by (ii) the Exchange Ratio. All other shares of Company Common Stock shall be converted into the right to receive the Per Share Cash Consideration (in each case, excluding shares of Company Common Stock to be cancelled as provided in Section 1.5(c) and Dissenting Shares).

(f) Within ten (10) business days after the Effective Time, Parent shall cause the Exchange Agent to effect the allocation among the holders of Company Common Stock of rights to receive the Per Share Stock Consideration and the Per Share Cash Consideration as follows:

(i) If the aggregate number of shares of Company Common Stock with respect to which a Stock Election shall have been made (the “Stock Election Number”) exceeds the Stock Conversion Number, then all Cash Election Shares and all No Election Shares of each holder thereof shall be converted into the right to receive the Per Share Cash Consideration, and Stock Election Shares of each holder thereof (other than Stock Election Shares held by the Key Holders, all of which shall be converted into the Per Share Stock Consideration) will be converted into the right to receive the Per Share Stock Consideration in respect of that number of Stock Election Shares equal to the product of (A) the number of Stock Election Shares held by such holder (other than the Key Holders) and (B) a fraction, the numerator of which is the Stock Conversion Number less the number of Stock Election Shares held by the Key Holders and the denominator of which is the Stock Election Number less the number of Stock Election Shares held by the Key Holders, with the remaining number of such holder’s Stock Election Shares being converted into the right to receive the Per Share Cash Consideration; and

(ii) If the Stock Election Number is less than the Stock Conversion Number (the amount by which the Stock Conversion Number exceeds the Stock Election Number being referred to herein as the “Shortfall Number”), then all Stock Election Shares shall be converted into the right to receive the Per Share Stock Consideration and the No Election Shares and Cash Election Shares shall be treated in the following manner:

(A) If the Shortfall Number is less than or equal to the number of No Election Shares, then all Cash Election Shares shall be converted into the right to receive the Per Share Cash Consideration and No Election Shares of each holder thereof shall convert into the right to receive the Per Share Stock Consideration in respect of that number of No Election Shares equal to the product of (x) the number of No Election Shares held by such holder and (y) a fraction, the numerator of which is the Shortfall Number and the denominator of which is the total number of No Election Shares, with the remaining number of such holder’s No Election Shares being converted into the right to receive the Per Share Cash Consideration; or

(B) If the Shortfall Number exceeds the number of No Election Shares, then all No Election Shares shall be converted into the right to receive the Per Share Stock Consideration and Cash Election Shares of each holder thereof shall convert into the right to receive the Per Share Stock Consideration in respect of that number of Cash Election Shares equal to the product of (x) the number of Cash Election Shares held by such holder and (y) a fraction, the numerator of which is the amount by which (1) the Shortfall Number exceeds (2) the total number of No Election Shares and the denominator of which is the total number of Cash Election Shares, with the remaining number of such holder’s Cash Election Shares being converted into the right to receive the Per Share Cash Consideration.

(g) Notwithstanding any other provision of this Agreement to the contrary, a sufficient number of Cash Election Shares may be converted into the right to receive Per Share Stock Consideration to the extent necessary to secure the tax opinions required by Sections 7.2(c) and 7.3(c).

2.4 Exchange Procedures.

(a) As promptly as practicable after the Effective Time, but in no event later than ten (10) days thereafter, Parent shall cause the Exchange Agent to mail to each person who was, immediately prior to the Effective Time, a holder of record of one or more Old Certificates representing shares of Company Common Stock and who theretofore has not submitted such holder’s Old Certificates with an Election Form, a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Old Certificates shall pass, only upon proper delivery of the Old Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Old Certificates in exchange for the consideration for which such person may be entitled pursuant to Section 1.5 and this Article II. After completion of the allocation procedure set forth in Section 2.3 and upon proper surrender of an Old Certificate or Old Certificates for exchange and cancellation to the Exchange Agent, together with such properly completed letter of transmittal or Election Form, as the case may be, duly executed, the holder of such Old Certificate or Old Certificates shall be entitled to receive in exchange therefor, as applicable, a New Certificate and/or a check representing the amount of cash to which such holder is entitled pursuant to Section 1.5 and this Article II, and the Old Certificate or Old Certificates so surrendered shall forthwith be cancelled. No interest will be paid or accrued with respect to any property to be delivered upon surrender of Old Certificates. Until surrendered as contemplated by this Section 2.4, each Old Certificate shall be deemed at any time after the Effective Time to represent only the right to receive, upon surrender, the Merger Consideration and any cash in lieu of fractional shares or in respect of dividends or distributions as contemplated by this Section 2.4.

(b) No dividends or other distributions declared with respect to Parent Common Shares shall be paid to the holder of any unsurrendered Old Certificate until the holder thereof shall surrender such Old Certificate in accordance with this Article II. After the surrender of an Old Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to the whole Parent Common Shares which the shares of Company Common Stock represented by such Old Certificate have been converted into the right to receive.

(c) If any New Certificate representing Parent Common Shares is to be issued in a name other than that in which the Old Certificate or Old Certificates surrendered in exchange therefor is or are registered, it shall be a condition of the issuance thereof that the Old Certificate or Old Certificates so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other similar Taxes required by reason of the issuance of a New Certificate representing Parent Common Shares in any name other than that of the registered holder of the Old Certificate or Old Certificates surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d) After the Effective Time, there shall be no transfers on the stock transfer books of Company of the shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time.

(e) Notwithstanding anything to the contrary contained herein, no New Certificates or scrip representing fractional Parent Common Shares shall be issued upon the surrender for exchange of Old Certificates, no dividend or distribution with respect to Parent Common Shares shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Parent. In lieu of the issuance of any such fractional share, Parent shall pay to each former stockholder of Company who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) the Closing Parent Share Value by (ii) the fraction of a Parent Common Share (rounded to the nearest thousandth when expressed in decimal form) which such holder would otherwise be entitled (after taking into account all shares of Company Common Stock owned by such holder as of immediately prior to the Effective Time).

(f) Any portion of the Exchange Fund that remains unclaimed by the stockholders of Company for one (1) year after the Effective Time shall be paid to the Surviving Corporation. Any former stockholders of Company who have not theretofore exchanged their Old Certificates pursuant to this Article II shall thereafter look only to the Surviving Corporation for payment of the Merger Consideration, cash in lieu of any fractional shares and any unpaid dividends and distributions on the Parent Common Shares deliverable in respect of each former share of Company Common Stock such stockholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Parent, Company, the Surviving Corporation, the Exchange Agent or any other person shall be liable to any former holder of shares of Company Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

(g) Parent shall be entitled to deduct and withhold, or cause the Holdco or Exchange Agent to deduct and withhold, from the cash portion of the aggregate Merger Consideration, any cash in lieu of fractional Parent Common Shares, cash dividends or distributions payable pursuant to this Section 2.4 or any other cash amounts otherwise payable pursuant to this Agreement to any holder of Company Common Stock or Company Equity Awards such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld by Parent, Holdco or the Exchange Agent, as the case may be, and paid over to the appropriate governmental authority, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock in respect of which the deduction and withholding was made by Parent, Holdco or the Exchange Agent, as the case may be.

(h) In the event any Old Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Old Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in such amount as Parent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Old Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Old Certificate the Merger Consideration and any cash in lieu of fractional shares and dividends or distributions deliverable in respect thereof pursuant to this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF COMPANY

Except (i) as disclosed in the disclosure schedule delivered by Company to Parent prior to the execution hereof (the “Company Disclosure Schedule”); provided, that (a) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (b) the mere inclusion of an item in the Company Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Company that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect and (c) any disclosures made with respect to a section of this Article III shall be deemed to qualify (1) any other section of this Article III specifically referenced or cross-referenced and (2) other sections of this Article III to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections or (ii) as disclosed in any Company SEC Reports filed prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), Company hereby represents and warrants to Parent and Holdco as follows:

3.1 Corporate Organization.

(a) Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is a bank holding company duly registered under the Bank Holding Company Act of 1956, as amended (the “BHC Act”) that has elected to be treated as a financial holding company under the BHC Act. Company has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Company is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Company. As used in this Agreement, the term “Material Adverse Effect” means, with respect to Parent, Company or the Surviving Corporation, as the case may be, a material adverse effect on (i) the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries taken as a whole (provided, however, that, with respect to this clause (i), Material Adverse Effect shall not be deemed to include the impact of (A) changes, after the date hereof, in U.S. generally accepted accounting principles (“GAAP”) (or, with respect to Parent, International Financial Reporting Standards (“IFRS”)) or applicable regulatory accounting requirements, (B) changes, after the date hereof, in laws, rules or regulations of general applicability to companies in the industries in which such party and its Subsidiaries operate, or interpretations thereof by courts or Governmental Entities, (C) changes, after the date hereof, in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market conditions affecting the financial services industry generally and not specifically relating to such party or its Subsidiaries, including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates and price levels or trading volumes in U.S. or foreign securities markets or any change in the credit markets, (D) failure, in and of itself, to meet earnings projections or internal financial forecasts, but not including the underlying causes thereof, (E) changes attributable to disclosure of the transactions contemplated hereby or to actions expressly required by this Agreement in contemplation of the transactions contemplated hereby, or (F) actions or omissions taken pursuant to the written consent of Parent, in the case of Company, or Company, in the case of Parent; except, with respect to subclauses (A), (B), or (C), to the extent that the effects of such change are materially disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its Subsidiaries operate) or (ii) the ability of such party to timely consummate the transactions contemplated hereby. As used in this Agreement, the word “Subsidiary” when used with respect to any party, means any corporation, partnership, limited liability company, bank or other organization, whether incorporated or unincorporated, which is consolidated with such party for financial reporting purposes. True and complete copies of the Restated Certificate of Incorporation of Company, as amended (the “Company Certificate”), and the bylaws of Company, as amended (the “Company Bylaws”), as in effect as of the date of this Agreement, have previously been made available by Company to Parent.

(b) Each Subsidiary of Company (a “Company Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect on Company and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted. There are no restrictions on the ability of any

Company Subsidiary to pay dividends or distributions except, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities. The deposit accounts of each Company Subsidiary that is an insured depository institution are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Deposit Insurance Fund (as defined in Section 3(y) of the Federal Deposit Insurance Act of 1950) to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or, to Company’s knowledge, threatened. Section 3.1(b) of the Company Disclosure Schedule sets forth a true, correct and complete list of (x) all Company Subsidiaries as of the date hereof and a description of their jurisdiction of formation and capital structure (including the identity of any other equity or debt holders), (y) all persons (not including Company Subsidiaries) in which Company, together with any Company Subsidiaries, owns (directly or indirectly) more than 4.9% of a class of voting securities and (z) all outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating Company or any of its Subsidiaries to issue, transfer, sell, purchase, redeem or otherwise acquire any securities of any other person for its or their own account.

3.2 Capitalization.

(a) The authorized capital stock of Company consists of 75,000,000 shares of Company Common Stock, par value $1.00 per share, and 5,000,000 shares of preferred stock, par value $1.00 per share. As of the date of this Agreement, no shares of capital stock or other voting securities of Company are issued, reserved for issuance or outstanding, other than (i) 55,225,280 shares of Company Common Stock issued and outstanding, which number includes 419,740 shares of Company Common Stock granted in respect of outstanding Company Restricted Stock Awards, (ii) 143,217 shares of Company Common Stock held in treasury, (iii) 3,950,755 shares of Company Common Stock reserved for issuance upon the exercise of outstanding Company Stock Options, (iv) 283,488 shares of Company Common Stock reserved for issuance upon the settlement of outstanding Company Restricted Stock Unit Awards (of which no shares of Company Common Stock are subject to Company Restricted Stock Unit Awards subject to a specified level of performance, assuming maximum performance), (v) 176,711 shares of Company Common Stock issuable pursuant to the Deferred Units under the SERP Agreement, (vi) 80,599 shares of Company Common Stock issuable pursuant to the Deferred Units under the Deferred Compensation Plans, (vii) 175,000 shares of Company Series C Preferred Stock issued and outstanding and (viii) 100,000 shares of Company Series D Preferred Stock issued and outstanding. All the issued and outstanding shares of Company Common Stock and Company Preferred Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which stockholders of Company may vote are issued or outstanding. Except as set forth in Section 3.2(a) of the Company Disclosure Schedule, as of the date of this Agreement, no trust preferred or subordinated debt securities of Company or any Company Subsidiary are issued or outstanding. Other than the Company Equity Awards, in each case, issued prior to the date of this Agreement, there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating Company to issue, transfer, sell, purchase, redeem or otherwise acquire any such securities.

(b) Except for the Voting Agreements, there are no voting trusts, shareholder agreements, proxies or other agreements in effect pursuant to which Company or any of the Company Subsidiaries has a contractual or other obligation with respect to the voting or transfer of the Company Common Stock, Company Preferred Stock or other equity interests of Company. Section 3.2(b) of the Company Disclosure Schedule sets forth a true, correct and complete list of all Company Equity Awards outstanding as of the date hereof specifying, on a holder-by-holder basis, (i) the name of each holder, (ii) the number of shares subject to each such Company Equity Award, (iii) the grant date of each such Company Equity Award, (iv) the Company Stock Plan under which each such Company Equity Award was granted, (v) the exercise price for each such Company Equity Award that is a Company Stock Option, (vi) the vesting schedule applicable to each such Company Equity Award (including whether the vesting will be accelerated by the execution of this Agreement or the consummation of the Merger), and (vii) the expiration date of each such Company Equity Award that is a Company Stock Option. Other than the Company Equity Awards, no equity-based awards (including any cash awards where the amount of payment is determined in whole or in part based on the price of any capital stock of Company or any Company Subsidiaries) are outstanding.

(c) Company owns, directly or indirectly, all the issued and outstanding shares of capital stock or other equity ownership interests of each of the Company Subsidiaries, free and clear of any liens, pledges, charges, encumbrances and security interests whatsoever (“Liens”), and all such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to Company Subsidiaries that are insured depository institutions, as provided under 12 U.S.C. § 55 or any comparable provision of applicable state law) and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Company Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

3.3 Authority; No Violation.

(a) Company has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by the Board of Directors of Company. The Board of Directors of Company has determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of Company and its stockholders and has directed that this Agreement and the transactions contemplated hereby be submitted to Company’s stockholders for adoption at a meeting of such stockholders and has adopted a resolution to the foregoing effect. Except for the adoption of this Agreement by the affirmative vote of the holders of outstanding Company Common Stock (the “Requisite Company Vote”), no other corporate proceedings on the part of Company are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Company and (assuming due authorization, execution and delivery by Parent) constitutes a valid and binding obligation of Company, enforceable against Company in accordance with its terms (except in all cases as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar laws of general applicability relating to or affecting insured depository institutions or the rights of creditors generally and subject to general principles of equity (the “Enforceability Exceptions”)).

(b) Neither the execution and delivery of this Agreement by Company nor the consummation by Company of the transactions contemplated hereby, nor compliance by Company with any of the terms or provisions hereof, will (i) violate any provision of the Company Certificate or the Company Bylaws or (ii) assuming that the consents, approvals and filings referred to in Section 3.4 are duly obtained and/or made, (x) violate any law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Company or any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Company or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clause (ii) above) for such violations, conflicts, breaches, defaults, terminations, cancellations, accelerations or creations which, either individually or in the aggregate, would not reasonably be likely to have a Material Adverse Effect on Company.

3.4 Consents and Approvals. Except for (i) the filing of applications, filings and notices, as applicable, with the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) under the BHC Act and the Office of the Superintendent of Financial Institutions (Canada) (“OSFI”) under the Bank Act (Canada) and approval of such applications, filings and notices, (ii) the filing of any required applications, filings or notices, as applicable, with the Financial Industry Regulatory Authority (“FINRA”) and the approval of such applications, filings and notices, (iii) the filing with the Securities and Exchange Commission (the “SEC”) of a proxy statement in definitive form relating to the meeting of Company’s stockholders to be held in connection with this Agreement and the transactions contemplated hereby (including any amendments or supplements thereto, the “Proxy Statement”), and of the registration statement on Form F-4 in which the Proxy Statement will be included as a prospectus, to be filed with the SEC by Parent in connection with the transactions contemplated by this Agreement (the “F-4”) and declaration of effectiveness of the F-4, (iv) the filing of the Certificate of Merger with the Delaware Secretary pursuant to the DGCL, (v) the filing of any notices or other filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (vi) the receipt of the FDIC’s consent required under any loss sharing agreement between Company or any of its Subsidiaries and the FDIC, (vii) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the Parent Common Shares pursuant to this Agreement and (viii) the approval of the listing of such Parent Common Shares and the New Parent Preferred Shares on the New York Stock Exchange (“NYSE”) and, in the case of such Parent Common Shares only, the Toronto Stock Exchange (the “TSX”), no consents or approvals of or filings or registrations with any court or administrative agency or commission or other governmental authority or instrumentality or SRO (each a “Governmental Entity”) are necessary in connection with (A) the execution and delivery by Company of this Agreement or (B) the consummation by Company of the Merger and the other transactions contemplated hereby. As used in this Agreement, “SRO” means (x) any “self regulatory organization” as defined in Section 3(a)(26) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and (y) any other United States or foreign securities exchange, futures exchange, commodities exchange or contract market. As of the date hereof, Company is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger on a timely basis.

3.5 Reports.

(a) Company and each of its Subsidiaries have timely filed (or furnished, as applicable) all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file (or furnish, as applicable) since January 1, 2012 with (i) any state regulatory authority, (ii) the SEC, (iii) the Federal Reserve Board, (iv) the Office of the Comptroller of the Currency, (v) FDIC, (vi) any foreign regulatory authority and (vii) any SRO (clauses (i)–(vii), collectively “Regulatory Agencies”), including any material report, registration or statement required to be filed (or furnished, as applicable) pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith. Except for examinations of Company and its Subsidiaries conducted by a Regulatory Agency in the ordinary course of business, no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of Company, investigation into the business or operations of Company or any of its Subsidiaries since January 1, 2012. There (x) is no material unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of Company or any of its Subsidiaries, and (y) have been no material formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of Company or any of its Subsidiaries since January 1, 2012.

(b) An accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by Company or any of its Subsidiaries pursuant to the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act, as the case may be, since January 1, 2012 (the “Company SEC Reports”) is publicly available. No such Company SEC Report, at the time filed, furnished or communicated (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all Company SEC Reports filed or furnished under the Securities Act and the Exchange Act complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of Company has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. As of the date of this Agreement, there are no outstanding comments from or material unresolved issues raised by the SEC with respect to any of the Company SEC Reports.

3.6 Financial Statements.

(a) The financial statements of Company and its Subsidiaries included (or incorporated by reference) in the Company SEC Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Company and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of Company and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Company and its Subsidiaries have been, since January 1, 2012, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements. KPMG LLP has not resigned (or informed Company that it intends to resign) or been dismissed as independent public accountants of Company as a result of or in connection with any disagreements with Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b) Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Company, neither Company nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for (i) those liabilities that are reflected or reserved against on the consolidated balance sheet of Company included in its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2014 (including any notes thereto), (ii) liabilities incurred in the ordinary course of business consistent with past practice since September 30, 2014 or in connection with this Agreement and the transactions contemplated hereby or (iii) liabilities that are not material to Company and its Subsidiaries, taken as a whole.

(c) The records, systems, controls, data and information of Company and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Company or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Company. Company (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to Company, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of Company by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to Company’s outside auditors and the audit committee of Company’s Board of Directors (x) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Company’s ability to record, process, summarize and report financial information, and (y) to the knowledge of Company, any fraud, whether or not material, that involves management or other employees who have a significant role in Company’s internal controls over financial reporting. Copies of any such disclosures were made in writing by management to Company’s auditors and audit committee and a copy has been previously made available to Parent. To the knowledge of Company, there is no reason to believe that Company’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, prior to the Closing Date.

(d) Since January 1, 2012, (i) neither Company nor any of its Subsidiaries, nor, to the knowledge of Company, any director, officer, auditor, accountant or representative of Company or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or, to the knowledge of Company, oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or written claim that Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Company or any of its Subsidiaries, whether or not employed by Company or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Company or any of its officers, directors or employees to the Board of Directors of Company or any committee thereof or to the knowledge of Company, to any director or officer of Company.

3.7 Broker’s Fees. Neither Company nor any Company Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement, other than Merrill Lynch, Pierce, Fenner & Smith Incorporated (“BofA Merrill Lynch”) and Sandler O’Neill & Partners, L.P. (“Sandler O’Neill”), in each case pursuant to a letter agreement, a true and complete copy of which have been previously provided to Parent.

3.8 Absence of Certain Changes or Events.

(a) Since December 31, 2013, no event or events have occurred that have had or would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Company.

(b) Since December 31, 2013, except with respect to the transactions contemplated hereby or as required or permitted by this Agreement, (i) Company and its Subsidiaries have carried on their respective businesses in the ordinary course, and (ii) and none of the events specified in Section 5.2 (other than clauses (f), (h), (l), (m), (n)(ii), (r) or (s)) have occurred.

3.9 Legal and Regulatory Proceedings.

(a) There is no suit, action, investigation, claim or proceeding pending, or to Company’s knowledge, threatened against or involving it or any of its Subsidiaries or any of the current or former directors or executive officers of it or any of its Subsidiaries (and it is not aware of any basis for any such suit, action or proceeding) (i) that involves a Governmental Entity, (ii) that, individually or in the aggregate, and, in either case, is (A) material to it and its Subsidiaries, taken as a whole, or is reasonably likely to result in a material restriction on its or any of its Subsidiaries’ businesses, or, after the Effective Time, the business of Parent and any of its affiliates, or (B) reasonably likely to materially prevent or delay it from performing its obligations under, or consummating the transactions contemplated by, this Agreement, or (iii) that is of a material nature challenging the validity or propriety of this Agreement.

(b) There is no material injunction, order, judgment, decree or regulatory restriction imposed upon Company or any of its Subsidiaries or the assets of Company or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to Parent, Surviving Corporation or any of their respective affiliates).

3.10 Taxes and Tax Returns.

(a) (i) Each of Company and its Subsidiaries has duly and timely filed (taking into account all applicable extensions) all material Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects; (ii) neither Company nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any material Tax Return; (iii) all material Taxes of Company and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid; (iv) each of Company and its Subsidiaries has collected or withheld all material Taxes required to have been collected or withheld and to the extent required by applicable law have paid such amounts to the proper governmental authority or other person; (v) neither Company nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any material Tax that remains in effect; (vi) the federal income Tax Returns of Company and its Subsidiaries for all years up to and including December 31, 2013 have been examined by the Internal Revenue Service (the “IRS”) or are Tax Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired; (vii) no deficiency with respect to a material amount of Taxes has been proposed, asserted or assessed against Company or any of its Subsidiaries; (viii) there are no pending or threatened in writing disputes, claims, audits, examinations or other proceedings regarding any material Taxes of Company and its Subsidiaries or the assets of Company and its Subsidiaries (ix) in the last six years, neither Company nor any of its Subsidiaries has been informed in writing by any jurisdiction that the jurisdiction believes that Company or any of its Subsidiaries was required to file any Tax Return that was not filed; (x) Company has made available to Parent true, correct, and complete copies of any private letter ruling requests, technical advice memorandum received, voluntary compliance program statement or similar agreement, closing agreements or gain recognition agreements with respect to Taxes requested or executed in the last six years; (xi) Company and each of its Subsidiaries has in its respective files all Tax Returns that it is required to retain in respect of withholding and information reporting requirements imposed by the Code (including the requirements of Chapters 3, 4 and 61 of the Code) or any similar foreign, state or local law; (xii) Company and each of its Subsidiaries has systems, processes and procedures in place in order to materially comply with Sections 1471 through 1474 of the Code and any similar provision of foreign law; (xiii) there are no Liens for material Taxes (except Taxes not yet due and payable) on any of the assets of Company or any of its Subsidiaries; (xiv) neither Company nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Company and its Subsidiaries); (xv) neither Company nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Company) or (B) has any liability for the Taxes of any person (other than Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise; (xvi) neither Company nor any of its Subsidiaries has been, within the past two (2) years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code; (xvii) neither Company nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2); (xviii) at no time during the past five (5) years has Company been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code; and (xix) neither Company nor any of its Subsidiaries will be required to include any material item of income in, or to exclude any material item of deduction from, taxable income in any taxable period (or portion thereof) ending after the Closing Date as a result of any (A) change in method of accounting, (B) installment sale or open transaction disposition made on or prior to the closing date, or (C) prepaid amount received on or prior to the Closing Date, in each of case (A), (B) and (C), outside of the ordinary course of business.

(b) As used in this Agreement, the term “Tax” or “Taxes” means all federal, state, local, and foreign income, excise, gross receipts, ad valorem, profits, gains, property, capital, sales, transfer, use, license, payroll, employment, social security, severance, unemployment, withholding, duties, windfall profits, intangibles, franchise, backup withholding, value added, alternative or add-on minimum, estimated and other taxes, charges, fees, levies or like assessments together with all penalties and additions to tax and interest thereon.

(c) As used in this Agreement, the term “Tax Return” means any return, declaration, report, claim for refund, estimate, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Entity, and any documentation required to be filed with any taxing authority or to be retained by Company or any of its Subsidiaries in respect of information reporting and withholding requirements imposed by the Code or any similar foreign state or local law.

3.11 Employees.

(a) Section 3.11(a) of the Company Disclosure Schedule lists all Company Benefit Plans sponsored or maintained by Company and all material Company Benefit Plans sponsored or maintained by any Company Subsidiary or Company ERISA Affiliate. For purposes of this Agreement, “Company Benefit Plans” means all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), whether or not subject to ERISA, and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, perquisite, retiree medical or life insurance, and supplemental retirement plans, programs or arrangements, and all retention, change in control, employment, termination, and severance plans, programs, contracts, agreements or arrangements (i) with respect to which Company or any Subsidiary or other entity which together with Company would be deemed a “single employer” within the meaning of Section 4001 of ERISA (a “Company ERISA Affiliate”), is a party or has any obligation or (ii) that are maintained, contributed to or sponsored by Company or any of its Subsidiaries or any Company ERISA Affiliate for the benefit of any current or former employee, officer, director or independent contractor (who is a natural person) of Company or any of its Subsidiaries or any Company ERISA Affiliate.

(b) Company has heretofore provided to Parent a true and complete copy of each Company Benefit Plan sponsored or maintained by Company and each material Company Benefit Plan sponsored or maintained by any Company Subsidiary or Company ERISA Affiliate and the following related documents, to the extent applicable: (i) the most recent copy of any summary plan description and all written amendments, modifications or material supplements applicable to such material Company Benefit Plan (and a summary of any material unwritten amendment, modification or supplement applicable to such material Company Benefit Plan), (ii) the annual report (Form 5500), if any, filed with the IRS for the last two completed plan years, (iii) the most recently received IRS determination or opinion letter, if any, relating to such material Company Benefit Plan, and (iv) the most recently prepared actuarial report for such material Company Benefit Plan for each of the last two (2) completed plan years (if applicable).

(c) Each Company Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code. Neither Company nor any of its Subsidiaries has, within the prior three (3) years, taken any action to take material corrective action or make a material filing under any voluntary correction program of the IRS, the U.S. Department of Labor or any other Governmental Entity with respect to any Company Benefit Plan, and neither Company nor any of its Subsidiaries has any knowledge of any plan defect that would qualify for correction under any such program.

(d) Section 3.11(d) of the Company Disclosure Schedule identifies each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the “Company Qualified Plans”). The IRS has issued a favorable determination, advisory or opinion letter with respect to each Company Qualified Plan and the related trust, which letter has not been revoked (nor has revocation been threatened in writing), and, to the knowledge of Company, there are no existing circumstances and no events have occurred that could reasonably be expected to result in disqualification of any Company Qualified Plan or the related trust. No trust funding any Company Benefit Plan is intended to meet the requirements of Section 501(c)(9) of the Code.

(e) Except as has not resulted in, and would not reasonably be expected to result in, a material liability to Company and its Subsidiaries taken as a whole, each Company Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) and any award thereunder, in each case that is subject to Section 409A of the Code, has (i) since January 1, 2005, been maintained and operated in good faith compliance with Section 409A of the Code and IRS Notice 2005-1 and (ii) since January 1, 2009, been in documentary and operational compliance with Section 409A of the Code.

(f) None of Company and its Subsidiaries nor any Company ERISA Affiliate has, at any time during the last six (6) years, (i) contributed to or been obligated to contribute to any plan that (A) is subject to Title IV or Section 302 of ERISA or Section 412 of the Code, (B) is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”) or (C) has two (2) or more contributing sponsors at least two (2) of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”), or (ii) incurred any liability to a Multiemployer Plan or Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from a Multiemployer Plan or Multiple Employer Plan that has not been satisfied in full.

(g) Neither Company nor any of its Subsidiaries sponsors, has sponsored or has any obligation with respect to any employee benefit plan that provides for any post-employment or post-retirement health or medical or life insurance benefits for retired or former employees or beneficiaries or dependents thereof, except as required by Section 4980B of the Code.

(h) All material contributions required to be made to any Company Benefit Plan by applicable law or by any plan document or other contractual undertaking, and all material premiums due or payable with respect to insurance policies funding any Company Benefit Plan, for any period in the prior three (3) years through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of Company.

(i) There are no pending or, to Company’s knowledge, material threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations that have been asserted or instituted, and, to Company’s knowledge, no set of circumstances exists that may reasonably be likely to give rise to a material claim or lawsuit, against the Company Benefit Plans, any fiduciaries thereof with respect to their duties to the Company Benefit Plans or the assets of any of the trusts under any of the Company Benefit Plans.

(j) None of Company and its Subsidiaries nor any Company ERISA Affiliate, nor, to Company’s knowledge, any fiduciary, has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA), which could subject any of the Company Benefit Plans or their related trusts, Company, any of its Subsidiaries, any Company ERISA Affiliate or any person that Company or any of its Subsidiaries has an obligation to indemnify, to any material tax or material penalty imposed under Section 4975 or 4976 of the Code or Section 409 or 502 of ERISA.

(k) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause an acceleration of the vesting, exercisability or delivery of, or increase in the amount or value of, any payment, right or other benefit to any employee, officer, director or independent contractor (who is a natural person) of Company or any of its Subsidiaries under any Company Benefit Plan or result in any limitation on the right of Company or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Company Benefit Plan or related trust. Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by Company or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code. Neither Company nor any of its Subsidiaries maintains or contributes to a rabbi trust or similar funding vehicle, and the transactions contemplated by this Agreement will not cause or require Company or any of its affiliates to establish or make any contribution to a rabbi trust or similar funding vehicle.

(l) No Company Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 409A or 4999 of the Code.

(m) There are no pending or, to Company’s knowledge, threatened material labor grievances or material unfair labor practice claims or charges against Company or any of its Subsidiaries, or any strikes or other material labor disputes against Company or any of its Subsidiaries. Neither Company nor any of its Subsidiaries are party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization applicable to employees of Company or any of its Subsidiaries and, to Company’s knowledge, there are no organizing efforts by any union seeking to represent any employees of Company or any of its Subsidiaries.

3.12 Compliance with Applicable Law.

(a) Company and each of its Subsidiaries hold, and have at all times since January 1, 2012 held, all material licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all material fees and assessments due and payable in connection therewith), and to the knowledge of Company, no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened. Company and each of its Subsidiaries have since January 1, 2012 complied in all material respects with and are not in material default or violation under any law, statute, order, rule or regulation of any Governmental Entity applicable to Company or any of its Subsidiaries, including (to the extent applicable to Company or its Subsidiaries), all laws related to data protection or privacy, the USA PATRIOT Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Foreign Corrupt Practices Act, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other law relating to bank secrecy, discriminatory or abusive or deceptive lending or any other product or service, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans. City National Bank (“Company Bank”) has a Community Reinvestment Act rating of “satisfactory” or better.

(b) Neither Company nor any of the Company Subsidiaries nor any director, officer, agent, employee or any other person acting on behalf of Company or any of the Company Subsidiaries has (i) used any funds for any unlawful contribution, payment, benefit, gift, entertainment or other unlawful expense relating to political activity; (ii) made or taken an act in furtherance of an offer, promise or authorization of any direct or indirect unlawful payment or benefit to any government or regulatory official or employee, including of any government-owned or controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing; (iii) violated or is in violation of any provision of any applicable anti-bribery or anti-corruption laws (collectively, the “Anti-Corruption Laws”), or (iv) made, offered, agreed, requested or accepted any unlawful bribe or other unlawful benefit, including any rebate, payoff, influence payment, kickback or other unlawful or improper payment or benefit, in the case of each of clauses (i) through (iv) of this Section 3.12(b) in connection with the operation of the businesses of Company and its Subsidiaries. Company and its Subsidiaries have established and maintain a system of internal controls designed to provide reasonable assurances regarding compliance by Company and its Subsidiaries with all applicable Anti-Corruption Laws.

(c) Company and its Subsidiaries are and since January 1, 2012 have been conducting operations at all times in compliance in all material respects with applicable financial recordkeeping and reporting requirements of all money laundering laws administered or enforced by any Governmental Entity in jurisdictions where

Company and its Subsidiaries conduct business (collectively, the “Anti-Money Laundering Laws”). Company and its Subsidiaries have established and maintain a system of internal controls designed to ensure compliance by Company and its Subsidiaries with applicable financial recordkeeping and reporting requirements of the Anti-Money Laundering Laws.

(d) Neither Company nor any of its Subsidiaries nor any director, officer, agent, employee or any other person acting on behalf of Company or any of its Subsidiaries is currently the subject or the target of any sanctions administered or enforced by any Governmental Entity (collectively, “Sanctions”), nor is Company or any of its Subsidiaries located, organized or resident in a country or territory that is the subject or the target of Sanctions (each, a “Sanctioned Country”). For the past five (5) years, Company and its Subsidiaries have not knowingly engaged in, are not now knowingly engaged in and will not engage in, any dealings or transactions with any person that at the time of the dealing or transaction is or was the subject or the target of Sanctions or with any Sanctioned Country. Company and its Subsidiaries have established and maintain a system of internal controls designed to provide reasonable assurances regarding compliance by Company and its Subsidiaries with all applicable Sanctions.

(e) Company and each of its Subsidiaries has properly administered in all material respects all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable law. None of Company, any of its Subsidiaries, or any director, officer or employee of Company or of any of its Subsidiaries, has committed any material breach of trust or fiduciary duty with respect to any such fiduciary account, and the accountings for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

3.13 Certain Contracts.

(a) Except as set forth in Section 3.13(a) of the Company Disclosure Schedule, as of the date hereof, neither Company nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral), other than any Company Benefit Plans, (i) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (ii) which contains a non-compete or client or customer non-solicit requirement or any other provision that materially restricts the conduct of any line of business by Company or any of its affiliates or upon consummation of the Merger will materially restrict the ability of the Surviving Corporation or any of its affiliates to engage in any line of business, (iii) with or to a labor union or guild (including any collective bargaining agreement), (iv) that relates to the incurrence of indebtedness by Company or any of its Subsidiaries (other than deposit liabilities, trade payables, federal funds purchased, advances and loans from the Federal Home Loan Bank and securities sold under agreements to repurchase, in each case incurred in the ordinary course of business consistent with past practice, or intercompany indebtedness) in the principal amount of $2,500,000 or more including any sale and leaseback transactions, capitalized leases and other similar financing transactions, (v) that grants any right of first refusal, right of first offer or similar right with respect to any assets, rights or properties (x) that are material to Company and its Subsidiaries, taken as a whole, or (y) that would be applicable to Parent or any of its Subsidiaries (other than Company or any of its Subsidiaries) after the Closing; or (vi) that is a vendor agreement or joint marketing agreement, including any consulting agreement, data processing, software programming or licensing contract, involving (x) the payment of more than $2,500,000 over the remaining term of the agreement (other than any such contracts which are terminable by Company or any of its Subsidiaries on sixty (60) days’ or less notice without any required payment or other conditions, other than the condition of notice) or (y) the payment of more than $2,500,000 payable as a result of the termination of the agreement or the consummation of the Merger. Each contract, arrangement, commitment or understanding of the type described in this Section 3.13(a), whether or not set forth in the Company Disclosure Schedule, is referred to herein as a “Company Contract,” and neither Company nor any of its Subsidiaries knows of, or has received notice of, any violation of a Company Contract by any of the other parties thereto which would reasonably be expected to be, either individually or in the aggregate, material to Company and its Subsidiaries, taken as a whole. Section 3.13(a) of the Company Disclosure Schedule sets forth (i) a true, correct and complete list of all acquisitions and sales of businesses made by Company or any of its Subsidiaries within the five (5) year period prior to the date of this Agreement and (ii) a true, correct and complete list of any continuing earn-out obligations arising out of the acquisitions referred to in clause (i).

(b) In each case, except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Company: (i) each Company Contract is valid and binding on Company or one of its Subsidiaries, as applicable, and in full force and effect, (ii) Company and each of its Subsidiaries has performed all obligations required to be performed by it prior to the date hereof under each Company Contract, (iii) to Company’s knowledge, each third-party counterparty to each Company Contract has performed all obligations required to be performed by it to date under such Company Contract and (iv) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a default on the part of Company or any of its Subsidiaries under any such Company Contract.

3.14 Agreements with Regulatory Agencies. Neither Company nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2012, a recipient of any supervisory letter from, or since January 1, 2012, has adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity, specific to Company or its Subsidiaries, that, in each of any such cases, currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Company Disclosure Schedule, a “Company Regulatory Agreement”), nor has Company or any of its Subsidiaries been advised in writing or, to Company’s knowledge, orally, since January 1, 2012, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such Company Regulatory Agreement.

3.15 Risk Management Instruments. All swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements (“Derivative Contracts”), whether entered into for the account of Company, any of its Subsidiaries or for the account of a customer of Company or one of its Subsidiaries, were entered into in the ordinary course of business and in accordance in all material respects with applicable rules, regulations and policies of any Regulatory Agency and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of Company or one of its Subsidiaries enforceable in accordance with their terms (except as may be limited by the Enforceability Exceptions). Company and each of its Subsidiaries have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued, and, to Company’s knowledge, there are no material breaches, violations or defaults or bona fide allegations or assertions of such by any party thereunder. The financial position of Company and its Subsidiaries on a consolidated basis under or with respect to each such Derivative Contract has been reflected in its books and records and the books and records of such Subsidiaries, in each case in accordance with GAAP consistently applied.

3.16 Environmental Matters. Except as would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on Company, Company and its Subsidiaries are in compliance, and since January 1, 2012, have complied, with any federal, state or local law, regulation, order, decree, permit, authorization, common law or legal requirement relating to: (i) the protection or restoration of the environment, health and safety as it relates to hazardous substance exposure or natural resource damages, (ii) the handling, use, presence, disposal, release or threatened release of, or exposure to, any hazardous substance, or (iii) noise, odor, wetlands, indoor air, pollution, contamination or any injury to persons or property from exposure to any hazardous substance (collectively, “Environmental Laws”) and have not incurred any liabilities under Environmental Laws. There are no legal, administrative, arbitral or other judicial proceedings, claims or actions, or to the knowledge of Company, any private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably be likely to result in the imposition, on Company or any of its Subsidiaries of any material liability or obligation arising under any Environmental Law, pending or threatened against Company. To the knowledge of Company, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any material liability or obligation. Company is not subject to any material agreement, order, judgment, decree, letter agreement or memorandum of agreement by or with any court, governmental authority, regulatory agency or third party imposing any liability or obligation with respect to any Environmental Law.

3.17 Investment Securities.

(a) Each of Company and its Subsidiaries has good title in all material respects to all securities owned by it (except those sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Lien, except (i) as set forth in the financial statements included in the Company SEC Reports and (ii) to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of Company or its Subsidiaries. Such securities are valued on the books of Company in accordance with GAAP in all material respects.

(b) Company and its Subsidiaries employ, to the extent applicable, investment, securities, risk management and other policies, practices and procedures that Company believes are prudent and reasonable in the context of their respective businesses, and Company and its Subsidiaries have, since January 1, 2012, been in compliance with such policies, practices and procedures in all material respects.

3.18 Properties. Except as would not reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect on Company, Company or one of its Subsidiaries (a) has good and marketable title to all the properties and assets reflected in the latest audited balance sheet included in such Company SEC Reports as being owned by Company or one of its Subsidiaries or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the “Owned Properties”), free and clear of all Liens of any nature whatsoever, except (i) statutory Liens securing payments not yet due, (ii) Liens for real property Taxes not yet due and payable, (iii) easements, rights of way, and other similar encumbrances that do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (iv) such imperfections or irregularities of title or Liens as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (collectively, “Permitted Encumbrances”), and (b) is the lessee of all leasehold estates reflected in the latest audited financial statements included in such Company SEC Reports or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) (the “Leased Properties” and, collectively with the Owned Properties, the “Real Property”), free and clear of all Liens of any nature whatsoever, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to the knowledge of Company, the lessor. There are no pending or, to the knowledge of Company, threatened condemnation proceedings against any Real Property that is material to Company. Other than the Owned Property, neither the Company nor any of its Subsidiaries owns any real property.

3.19 Intellectual Property.

(a) Section 3.19(a) of the Company Disclosure Schedule contains a complete and accurate list of all Registered Owned Intellectual Property, in each case listing, as applicable, (i) the name of the applicant/registrant and current owner (other than, in each case, with respect to internet domain names), (ii) the jurisdiction where the application/registration is located (or, for internet domain names, the applicable registrar), (iii) the application or registration number, and (iv) the filing date, issuance/registration/grant date (other than with respect to internet domain names) and expiration date. Each item of registered or issued Registered Owned Intellectual Property is subsisting and, to Company’s knowledge, valid and enforceable.

(b) To the knowledge of Company: (i) Company and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any material Liens other than any Permitted Encumbrances), all Intellectual Property necessary for the conduct of its business as currently conducted; (ii)(A) the conduct of the respective business of Company and each of its Subsidiaries does not infringe, misappropriate or otherwise violate, and in the three-year period prior to the date of this Agreement has not infringed, misappropriated or otherwise violated, the Intellectual Property rights of any person, and (B) neither Company nor any of its Subsidiaries has received in the three-year period prior to the date of this Agreement any claims alleging that the conduct of its business infringes, misappropriates or otherwise violates the Intellectual Property rights of any person; (iii) no person is challenging, infringing, misappropriating or otherwise violating any right of Company or any of its Subsidiaries with respect to any Intellectual Property owned by Company or its Subsidiaries; and (iv) neither Company nor any Company Subsidiary has received any written notice of any pending claim with respect to Intellectual Property.

(c) In each case, except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Company: (i) the computer, information technology and data processing systems, facilities and services used by Company and each of its Subsidiaries, including all software, hardware, networks, communications facilities, platforms and related systems and services (collectively, the “Systems”), are reasonably sufficient for the conduct of the respective businesses of Company and such Subsidiaries as currently conducted; and (ii) the Systems are in good working condition to effectively perform all computing, information technology and data processing operations necessary for the operation of the respective businesses of Company and each of its Subsidiaries as currently conducted. To Company’s knowledge, no third party has gained unauthorized access to any Systems owned or controlled by Company or any of its Subsidiaries, and Company and each of its Subsidiaries have taken commercially reasonable steps and implemented commercially reasonable safeguards to ensure that the Systems are secure from unauthorized access and free from any disabling codes or instructions, spyware, Trojan horses, worms, viruses or other software routines that permit or cause unauthorized access to, or disruption, impairment, disablement, or destruction of, software, data or other materials. Company and each of its Subsidiaries has implemented backup and disaster recovery policies, procedures and systems consistent with generally accepted industry standards and sufficient to reasonably maintain the operation of the respective businesses of Company and each of its Subsidiaries in all material respects.

(d) To Company’s knowledge, Company and each of its Subsidiaries has (i) complied in all material respects with its published privacy policies and internal privacy policies and guidelines, including with respect to the collection, storage, transmission, transfer, disclosure, destruction and use of personally identifiable information and (ii) taken commercially reasonable measures to ensure that all personally identifiable information in its possession or control is protected against loss, damage, and unauthorized access, use, modification, or other misuse. To Company’s knowledge, there has been no loss, damage, or unauthorized access, use, modification, or other misuse of any such information by Company, any of its Subsidiaries or any other person.

(e) For purposes of this Agreement:

(i) “Intellectual Property” means trademarks, service marks, brand names, internet domain names, logos and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application (“Trademarks”); patents, applications for patents (including divisions, continuations, continuations in part and provisional and renewal applications), and any re-examinations, extensions or reissues thereof, in any jurisdiction (“Patents”); trade secrets; and copyrights and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof (“Copyrights”);

(ii) “Registered Intellectual Property” means all Trademark registrations and applications for registration (including internet domain name registrations), Copyright registrations and applications for registration, issued Patents and Patent applications; and

(iii) “Registered Owned Intellectual Property” means all of the Registered Intellectual Property owned by, or purported to be owned by, filed in the name of or applied for by Company or any of its Subsidiaries.

3.20 Related Party Transactions. There are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions between Company or any of its Subsidiaries, on the one hand, and any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of Company or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) five percent (5%) or more of the outstanding Company Common Stock (or any of such person’s immediate family members or affiliates) (other than Company Subsidiaries) on the other hand, of the type required to be reported in any Company SEC Report pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act.

3.21 State Takeover Laws. The Board of Directors of Company has approved this Agreement and the transactions contemplated hereby as required to render inapplicable to this Agreement and the transactions contemplated hereby any provisions of the takeover laws of any state, including any “moratorium,” “control share,” “fair price,” “takeover” or “interested shareholder” law (any such laws, “Takeover Statutes”).

3.22 Reorganization. Company has not taken any action and is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

3.23 Opinion. Prior to the execution of this Agreement, Company has received an opinion (which, if initially rendered orally, has been or will be confirmed by a written opinion, dated the same date) from BofA Merrill Lynch and Sandler O’Neill, to the effect that, as of the date thereof, and based upon and subject to the factors, assumptions and limitations set forth therein, the Merger Consideration pursuant to this Agreement is fair, from a financial point of view, to the holders of Company Common Stock. Such opinion has not been amended or rescinded in any material respect as of the date of this Agreement.

3.24 Company Information. The information relating to Company and its Subsidiaries that is provided by Company or its representatives for inclusion in (a) the Proxy Statement, on the date it (or any amendment or supplement thereto) is first mailed to holders of Company Common Stock or at the time of the Company Meeting, (b) in the F-4, when it or any amendment thereto becomes effective under the Securities Act, (c) the documents and financial statements of Company incorporated by reference in the Proxy Statement, the F-4 or any amendment or supplement thereto or (d) any other document filed with any other Regulatory Agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The portions of the Proxy Statement relating to Company and its Subsidiaries and other portions within the reasonable control of Company and its Subsidiaries will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, no representation or warranty is made by Company with respect to statements made or incorporated by reference therein based on information provided or supplied by or on behalf of Parent or its Subsidiaries for inclusion in the Proxy Statement or the F-4.

3.25 Loan Portfolio.

(a) As of the date hereof, except as set forth in Section 3.25(a) of the Company Disclosure Schedule, neither Company nor any of its Subsidiaries is a party to any written or oral (i) loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”) in which Company or any Company Subsidiary is a creditor which, as of September 30, 2014, had an outstanding balance of $1,000,000 or more and under the terms of which the obligor was, as of September 30, 2014, over 90 days or more delinquent in payment of principal or interest, or (ii) Loans with any director, executive officer or principal stockholder of Company or any of its Subsidiaries (as such terms are defined in 12 C.F.R. Part 215). Except as such disclosure may be limited by any applicable law, rule or regulation, Section 3.25(a) of the Company Disclosure Schedule sets forth a true, correct and complete list of all of the Loans of Company and its Subsidiaries that, as of September 30, 2014, had an outstanding balance of $1,000,000 or more and were classified by Company as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the aggregate principal amount of and accrued and unpaid interest on such Loans as of such date.

(b) Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Company, each outstanding Loan of Company and its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of Company and its Subsidiaries as secured Loans, has been secured by valid Liens, which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exceptions.

(c) Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Company, each outstanding Loan of Company and its Subsidiaries has been solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in accordance with the relevant notes or other credit or security documents, the applicable written underwriting and servicing standards of Company and its Subsidiaries and with all applicable federal, state and local laws, regulations and rules. Every Company Subsidiary that services any mortgage Loans complies with the “small servicer” exemption set forth in the regulations of the Bureau of Consumer Financial Protection, 12 C.F.R. § 1026.41(e)(4).

(d) Neither Company nor any of its Subsidiaries is bound by an agreement pursuant to which Loans or pools of Loans or participations in Loans have been sold that contains any obligation of Company or any of its Subsidiaries to repurchase such Loans or interests therein. Section 3.25(d) of the Company Disclosure Schedule sets forth a true and correct report regarding the current status of (i) repurchase requests received by Company or any of its Subsidiaries to repurchase any Loan or interests therein, and (ii) Company’s and its Subsidiaries’ reserves in respect of potential repurchase requests to repurchase any Loan or interests therein.

(e) There are no outstanding Loans made by Company or any of its Subsidiaries to any “executive officer” or other “insider” (as each such term is defined in Regulation O promulgated by the Federal Reserve Board) of Company or its Subsidiaries, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.

(f) Neither Company nor any of its Subsidiaries is now nor has it ever been since January 1, 2012, subject to any material fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity or Regulatory Agency relating to the origination, sale or servicing of mortgage or consumer Loans.

3.26 Insurance. (a) Company and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Company reasonably has determined to be prudent and consistent with industry practice, and neither Company nor any of its Subsidiaries has received notice to the effect that any of them are in default under any material insurance policy; (b) each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of Company and its Subsidiaries, Company or the relevant Subsidiary thereof is the sole beneficiary of such policies; and (c) all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.

3.27 Investment Adviser Subsidiaries.

(a) Section 3.27(a) of the Company Disclosure Schedule lists each Company Subsidiary that provides investment management, investment advisory or sub-advisory services, investment and fund administration, and other related services to any person (including management and advice provided to separate accounts and participation in wrap fee programs) (collectively, “Investment Services”) and that is required to register with the SEC as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Investment Advisers Act”) (each such Subsidiary, an “Advisory Entity”)). Each Advisory Entity is registered as an investment adviser under the Investment Advisers Act and has operated since January 1, 2012 and is currently operating in compliance in all material respects with all laws applicable to it or its business and has all material registrations, permits, licenses, exemptions, orders and approvals required for the operation of its business or ownership of its properties and assets substantially as presently conducted. There is no action, suit, proceeding or investigation pending or, to Company’s knowledge, threatened that would reasonably be likely to lead to the revocation, amendment, failure to renew, limitation, suspension or restriction of any such registrations, permits, licenses, exemptions, orders and approvals.

(b) Each Advisory Entity has been since January 1, 2012 and is in all material respects in compliance with each contract for Investment Services provided in its capacity as an Advisory Entity to any person (each such person, an “Advisory Client” and such each contract, an “Advisory Contract”), and each Advisory Contract (i) has been duly authorized, executed and delivered by the applicable Advisory Client in compliance with applicable law in all material respects, (ii) is a valid and binding agreement of such Advisory Client and each other party thereto, (iii) is in full force and effect in all material respects with respect to the applicable Advisory Client, and (iv) is in all material respects enforceable against the Advisory Client and each other party thereto in accordance with its terms (except as may be limited by the Enforceability Exceptions). There are no material disputes pending with or, to the knowledge of Company, threatened by, any Advisory Client under the terms of any Advisory Contract.

(c) The accounts of each advisory client of Company or its Subsidiaries, for purposes of the Investment Advisers Act, that are subject to ERISA have been managed by the applicable Advisory Entity in all material respects in compliance with the applicable requirements of ERISA.

(d) None of the Advisory Entities nor any “person associated with an investment adviser” (as defined in the Investment Advisers Act) of any of them is ineligible pursuant to Section 203 of the Investment Advisers Act to serve as an investment advisor or as a person associated with a registered investment advisor, nor is there any proceeding or investigation pending or, to the knowledge of Company, threatened by any Governmental Entity, which would become the basis for any such ineligibility or disqualification.

(e) None of the Advisory Entities or any “affiliated person” (as defined in the Investment Company Act of 1940, as amended (the “Investment Company Act”)) of any of them is ineligible or disqualified pursuant to Section 9(a) or 9(b) of the Investment Company Act to serve as an investment adviser (or in any other capacity contemplated in the Investment Company Act) to any issuer that is registered under the Investment Company Act, nor is there any proceeding or investigation pending or, to the knowledge of Company, threatened by any Governmental Entity, which would become the basis for any such ineligibility or disqualification.

(f) Company has made available to Parent true and complete copies of each Uniform Application for Investment Adviser Registration on Form ADV filed since January 1, 2012 by each Advisory Entity that is required to be registered as an investment adviser under the Investment Advisers Act, reflecting all amendments thereto to the date hereof (each a “Form ADV”). The Forms ADV are in compliance in all material respects with the applicable requirements of the Investment Advisers Act and do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Since January 1, 2012, each Advisory Entity has made available to each advisory client its Form ADV to the extent required by the Investment

Advisers Act. Company has made available to Parent true and complete copies of all deficiency letters and inspection reports or similar documents furnished to any Advisory Entity by the SEC since January 1, 2012 and the Advisory Entity’s responses thereto, if any.

(g) Each Advisory Entity has adopted (and has maintained at all times required by applicable law) (i) a written policy regarding insider trading, (ii) a written code of ethics, as required by Rule 204A-1 under the Investment Advisers Act and, to the extent required, Rule 17j-1 under the Investment Company Act, and (iii) all such other policies and procedures required by Rule 206(4)-7 under the Investment Advisers Act, and has designated and approved an appropriate chief compliance officer in accordance with Rule 206(4)-7. All such policies and procedures (including codes of ethics) comply in all material respects with applicable law, including Sections 204A and 206 of the Investment Advisers Act and, to the extent required, Section 17(j) of the Investment Company Act (and the rules promulgated thereunder) and since January 1, 2012 there have been no material violations or allegations of material violations of such policies or procedures (including codes of ethics).

(h) Since January 1, 2012, other than as would not result in a breach of applicable law, (i) any Advisory Entity’s receipt of any soft dollar brokerage and research services qualifies for the safe harbor afforded by Section 28(e) of the Exchange Act and such Advisory Entity has complied with all related disclosure rules in all material respects, (ii) all brokerage services in respect of any issuers registered under the Investment Company Act of which an Advisory Entity is an investment advisor (every such issuer, a “Registered Fund”) have been in compliance in all material respects with Rule 12b-1(h) under the Investment Company Act, (iii) no brokerage services have been allocated by any Advisory Entity to reward or incentivize sales of any Registered Funds, and (iv) to the knowledge of Company, each Advisory Entity has satisfied in all material respects its duty of “best execution” (as such term is understood under the Investment Advisers Act) for all Advisory Clients for whom it exercises trading discretion. Section 3.27(h) of the Company Disclosure Schedule sets forth a list of all Registered Funds.

(i) Each of the Registered Funds has issued its shares or interests pursuant to an effective registration statement under applicable federal and state securities laws. The offering and sale of interests in the Registered Funds complied with all applicable law in all material respects and each of the Registered Funds is duly registered or qualified under the Investment Company Act.

3.28 Broker-Dealer Subsidiaries.

(a) Section 3.28(a) of the Company Disclosure Schedule lists each Company Subsidiary that is a broker-dealer (a “Broker-Dealer Subsidiary”). Each Broker-Dealer Subsidiary is duly registered under the Exchange Act as a broker-dealer with the SEC and is in compliance in all material respects with the applicable provisions of the Exchange Act, including the net capital requirements and customer protection requirements thereof. Each Broker-Dealer Subsidiary is a member in good standing with FINRA and all other required SROs and in compliance in all material respects with all applicable rules and regulations of FINRA and any such SRO of which it is a member or which otherwise has authority over it. Each Broker-Dealer Subsidiary (and each registered representative thereof) is duly registered, licensed or qualified as a broker-dealer or registered representative, as applicable, under, and in compliance in all material respects with, the applicable laws of all jurisdictions in which it is required to be so registered and each such material registration, license or qualification is in full force and effect and in good standing. There is no action, suit, proceeding or investigation pending or, to Company’s knowledge, threatened that would reasonably be likely to lead to the revocation, amendment, failure to renew, limitation, suspension or restriction of any such registrations, licenses and qualifications.

(b) Company has made available to Parent true, correct and complete copies of each Broker-Dealer Subsidiary’s Uniform Application for Broker-Dealer Registration on Form BD filed since January 1, 2012, reflecting all amendments thereto to the date hereof (each, a “Form BD”). The Forms BD of the Broker-Dealer Subsidiaries are in compliance in all material respects with the applicable requirements of the Exchange Act and do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c) None of the Broker-Dealer Subsidiaries nor any “associated person” thereof (i) is or has been ineligible to serve as a broker-dealer or an associated person of a broker-dealer under Section 15(b) of the Exchange Act, (ii) is subject to a “statutory disqualification” as defined in Section 3(a)(39) of the Exchange Act or (iii) is subject to a disqualification that would be a basis for censure, limitations on the activities, functions or operations of, or suspension or revocation of the registration of any Broker-Dealer Subsidiary as broker-dealer, municipal securities dealer, government securities broker or government securities dealer under Section 15, Section 15B or Section 15C of the Exchange Act, and there is no action, suit, proceeding or investigation pending or, to Company’s knowledge, threatened, that is reasonably likely to result in any such person being deemed ineligible as described in clause (i), subject to a “statutory disqualification” as described in clause (ii) or subject to a disqualification as described in clause (iii).

(d) Neither Company nor any of its Subsidiaries is or has been required to be registered as a commodity trading advisor, commodity pool operator, futures commission merchant or introducing broker under any applicable laws or regulations.

3.29 Books and Records. The books and records of Company and its Subsidiaries have been fully, properly and accurately maintained in all material respects, and there are no material inaccuracies or discrepancies contained or reflected therein.

3.30 No Other Representations or Warranties.

(a) Except for the representations and warranties made by Company in this Article III, neither Company nor any other person makes any express or implied representation or warranty with respect to Company, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Company hereby disclaims any such other representations or warranties.

(b) Company acknowledges and agrees that none of Parent, Holdco or any other person has made or is making any express or implied representation or warranty other than those contained in Article IV.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND HOLDCO

Except (i) as disclosed in the disclosure schedule delivered by Parent and Holdco to Company prior to the execution hereof (the “Parent Disclosure Schedule”); provided, that (a) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (b) the mere inclusion of an item in the Parent Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Parent or Holdco that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect, and (c) any disclosures made with respect to a section of this Article IV shall be deemed to qualify (1) any other section of this Article IV specifically referenced or cross-referenced and (2) other sections of this Article IV to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections or (ii) as disclosed in any Parent SEC Reports filed prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), Parent and Holdco hereby represent and warrant to Company as follows:

4.1 Corporate Organization.

(a) Parent validly exists as a Schedule I bank under the Bank Act (Canada) and is a bank holding company duly registered under the BHC Act that has elected to be treated as a financial holding company under the BHC Act. Holdco is a corporation duly organized, validly existing and in good standing under the laws of the

State of Delaware. Each of Parent and Holdco has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and, except as would not, either individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Parent, is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary. A true and complete copy of Parent’s by-laws, as in effect as of the date of this Agreement, has previously been made available by Parent to Company.

4.2 Capitalization.

(a) The authorized capital stock of Parent consists of an unlimited number of Parent Common Shares and an unlimited number of first preferred shares and second preferred Shares, without nominal or par value, which classes of preferred shares may be issued for a maximum consideration of C$20 billion and C$5 billion, respectively (the “Parent Preferred Shares”). As of October 31, 2014 (the “Parent Capitalization Date”), no shares of capital stock or other voting securities of Parent were issued, reserved for issuance or outstanding, other than (i) 1,442,232,886 Parent Common Shares issued and outstanding, (ii) 163,000,000 Parent Preferred Shares issued and outstanding and (iii) 8,579,370 Parent Common Shares reserved for issuance upon exercise of options issued pursuant to employee and director stock plans of Parent or Subsidiaries of Parent in effect as of the date of this Agreement (the “Parent Stock Plans”). All the issued and outstanding Parent Common Shares have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the Parent Capitalization Date, no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of Parent may vote were issued or outstanding, no trust preferred or subordinated debt securities of Parent or any Subsidiary of Parent were issued or outstanding and, other than the Parent Stock Plans, there were no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating Parent to issue, transfer, sell, purchase, redeem or otherwise acquire any Parent Common Shares.

(b) There are no voting trusts, shareholder agreements, proxies or other agreements in effect pursuant to which Parent or any of its Subsidiaries has a contractual or other obligation to the voting or transfer of the Parent Common Shares or other equity interests of Parent.

4.3 Authority; No Violation.

(a) Each of Parent and Holdco has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by the Board of Directors of each of Parent and Holdco. The Board of Directors of each of Parent and Holdco has determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of such company and its shareholders. No other corporate proceedings on the part of either Parent or Holdco are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Parent and Holdco and (assuming due authorization, execution and delivery by Company) constitutes a valid and binding obligation of each of Parent and Holdco, enforceable against Parent in accordance with its terms (except in all cases as such enforceability may be limited by the Enforceability Exceptions). The Parent Common Shares to be issued in the Merger have been validly authorized and, when issued, will be validly issued, fully paid and nonassessable, and no current or past shareholder of Parent will have any preemptive right or similar rights in respect thereof.

(b) Neither the execution and delivery of this Agreement by each of Parent and Holdco, nor the consummation by each of Parent and Holdco of the transactions contemplated hereby, nor compliance by each of Parent and Holdco with any of the terms or provisions hereof, will (i) violate any provision of the organizational documents of Parent or Holdco, as applicable, or (ii) assuming that the consents, approvals and filings referred to in Section 4.4 are duly obtained and/or made, (x) violate any law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Parent, Holdco or any of their Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Parent, Holdco or any of their Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Parent, Holdco or any of their Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clause (ii) above) for such violations, conflicts, breaches, defaults, terminations, cancellations, accelerations or creations which either individually or in the aggregate would not reasonably be likely to have a Material Adverse Effect on Parent.

4.4 Consents and Approvals. Except for (i) the filing of applications, filings and notices, as applicable, with the Federal Reserve Board under the BHC Act and OSFI under the Bank Act (Canada) and approval of such applications, filings and notices, (ii) the filing of any required applications, filings or notices, as applicable, with FINRA and the approval of such applications, filings and notices, (iii) the filing with the SEC of the Proxy Statement and the F-4 in which the Proxy Statement will be included as a prospectus, and declaration of effectiveness of the F-4, (iv) the filing of the Certificate of Merger with the Delaware Secretary pursuant to the DGCL, (v) the filing of any notices or other filings under the HSR Act, (vi) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the Parent Common Shares pursuant to this Agreement and (vii) the approval of the listing of such Parent Common Shares and the New Parent Preferred Shares on the NYSE and, in the case of such Parent Common Shares only, the TSX, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (A) the execution and delivery by each of Parent and Holdco of this Agreement or (B) the consummation by each of Parent and Holdco of the Merger and the other transactions contemplated hereby. As of the date hereof, neither Parent nor Holdco is aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger on a timely basis. No vote or other approval of the shareholders or any other securityholders of Parent is required in connection with the execution, delivery or performance of this Agreement or to consummate the transactions contemplated hereof (including the issuance of stock consideration) in accordance with the terms hereof, whether by reason of applicable law, the organizational documents of Parent, the rules or requirements of any exchange, or otherwise.

4.5 Reports.

(a) Each of Parent, Holdco and their respective Subsidiaries has timely filed or furnished, as applicable, all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file (or furnish, as applicable) since January 1, 2012 with any Regulatory Agencies, including any material report, registration or statement required to be filed (or furnished, as applicable) pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith. Except for examinations of Parent, Holdco and their respective Subsidiaries conducted by a Regulatory Agency in the ordinary course of business, no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of Parent or Holdco, investigation into the business or operations of Parent, Holdco or any of their respective Subsidiaries since January 1, 2012. There is no material unresolved violation, criticism or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of Parent, Holdco or any of their respective Subsidiaries.

(b) An accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by Parent or any of its Subsidiaries pursuant to the Securities Act or the Exchange Act, as the case may be, since January 1, 2012 (the “Parent SEC Reports”) is publicly available. No such Parent SEC Report, at the time filed, furnished or communicated (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all Parent SEC Reports filed or furnished under the Securities Act and the Exchange Act complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of Parent has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. As of the date of this Agreement, there are no outstanding comments from, or material unresolved issues raised by, the SEC with respect to any of the Parent SEC Reports.

4.6 Financial Statements.

(a) The financial statements of Parent and its Subsidiaries included (or incorporated by reference) in the Parent SEC Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Parent and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of Parent and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with IFRS or Canadian generally accepted accounting principles (“Canadian GAAP”), as applicable, consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Parent and its Subsidiaries have been, since January 1, 2012, and are being maintained in all material respects in accordance with IFRS, Canadian GAAP or GAAP, as applicable, and any other applicable legal and accounting requirements. Deloitte LLP has not resigned (or informed Parent that it intends to resign) or been dismissed as independent public accountants of Parent as a result of or in connection with any disagreements with Parent on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b) Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Parent, none of Parent, Holdco or any of their respective Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for (i) those liabilities that are reflected or reserved against on the consolidated balance sheet of Parent included in its Annual Report on Form 40-F for the fiscal year ended October 31, 2014 (including any notes thereto), (ii) liabilities incurred in the ordinary course of business consistent with past practice since October 31, 2014 or in connection with this Agreement and the transactions contemplated hereby or (iii) liabilities that are not material to Parent and its Subsidiaries, taken as a whole.

(c) The records, systems, controls, data and information of Parent and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Parent or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Parent. Parent (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to Parent, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of Parent by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to Parent’s outside auditors and the audit committee of Parent’s Board of Directors (x) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information, and (y) to the knowledge of Parent, any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls over financial reporting. Copies of any such disclosures were made in writing by management to Parent’s auditors and audit committee and a copy has previously been made available to Company. To the knowledge of Parent, there is no reason to believe that Parent’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, prior to the Closing Date.

(d) Since January 1, 2012, (i) none of Parent, Holdco or any of their respective Subsidiaries, nor, to the knowledge of Parent, any director, officer, auditor, accountant or representative of Parent, Holdco or any of their respective Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or, to the knowledge of Parent, oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Parent, Holdco or any of their respective Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or written claim that Parent, Holdco or any of their respective Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Parent, Holdco or any of their respective Subsidiaries, whether or not employed by Parent, Holdco or any of their respective Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Parent, Holdco or any of their respective officers, directors or employees to the Board of Directors of either Parent or Holdco or any committee thereof or to the knowledge of Parent, to any director or officer of Parent or Holdco.

4.7 Broker’s Fees. None of Parent, Holdco or any of their respective Subsidiaries, nor any of their respective officers or directors, has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement, other than J.P. Morgan Securities LLC and RBC Capital Markets, LLC.

4.8 Absence of Certain Changes or Events. Since October 31, 2014, no event or events have occurred that have had or would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Parent.

4.9 Legal and Regulatory Proceedings.

(a) None of Parent, Holdco or any of their respective Subsidiaries is a party to any, and there are no pending or, to Parent’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Parent, Holdco or any of their respective Subsidiaries or any of their current or former directors or executive officers (i) that would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Parent, or (ii) of a material nature challenging the validity or propriety of this Agreement.

(b) There is no injunction, order, judgment, decree, or regulatory restriction imposed upon Parent, Holdco, any of their respective Subsidiaries or the assets of Parent, Holdco or any of their respective Subsidiaries that is material to Parent and its Subsidiaries, taken as a whole.

4.10 Compliance with Applicable Law.

(a) Parent, Holdco and each of their respective Subsidiaries hold, and have at all times since January 1, 2012 held, all material licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each

(and have paid all material fees and assessments due and payable in connection therewith), and to the knowledge of Parent, no suspension or cancellation or any such necessary license, franchise, permit or authorization is threatened. Parent, Holdco and each of their respective Subsidiaries have since January 1, 2012 complied in all material respects with and are not in material default or violation under any, law, statute, order, rule or regulation of any Governmental Entity applicable to them, including (to the extent applicable to Parent, Holdco or their respective Subsidiaries), all laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Foreign Corrupt Practices Act, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other law relating to bank secrecy, discriminatory or abusive or deceptive lending or any other product or service, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans. Each of Parent’s Subsidiaries that is a U.S. insured depository institution has a Community Reinvestment Act rating of “satisfactory” or better.

(b) Parent, Holdco and their respective Subsidiaries are and since January 1, 2012 have been conducting operations at all times in compliance in all material respects with applicable financial recordkeeping and reporting requirements of all Anti-Money Laundering Laws.

4.11 Reorganization. Neither Parent nor Holdco has taken any action or is aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

4.12 Parent Information. The information relating to Parent and its Subsidiaries that is provided by Parent or its representatives for inclusion in (a) the Proxy Statement, on the date it (or any amendment or supplement thereto) is first mailed to holders of Company Common Stock or at the time of the Company Meeting, (b) the F-4, when it or any amendment thereto becomes effective under the Securities Act, (c) the documents and financial statements of Parent incorporated by reference in the Proxy Statement, the F-4 or any amendment or supplement thereto or (d) any other document filed with any other Regulatory Agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The portions of the Proxy Statement relating to Parent and its Subsidiaries and other portions within the reasonable control of Parent will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, no representation or warranty is made by Parent with respect to statements made or incorporated by reference therein based on information provided or supplied by or on behalf of Company or its Subsidiaries for inclusion in the Proxy Statement or the F-4.

4.13 Financing. Parent has, or will have available to it prior to the Closing Date, all funds necessary to satisfy its obligations hereunder.

4.14 Agreements with Regulatory Agencies. In each case, except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Parent, neither Parent nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2012, a recipient of any supervisory letter from, or since January 1, 2012, has adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity, specific to Parent or its Subsidiaries, that, in each of any such cases, currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Parent Disclosure Schedule, a “Parent Regulatory Agreement”), nor has Parent or any of its Subsidiaries been advised in writing or, to Parent’s knowledge, orally, since January 1, 2012, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such Parent Regulatory Agreement.

4.15 No Other Representations or Warranties.

(a) Except for the representations and warranties made by each of Parent and Holdco in this Article IV, none of Parent, Holdco or any other person makes any express or implied representation or warranty with respect to Parent, Holdco, their respective Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and each of Parent and Holdco hereby disclaims any such other representations or warranties.

(b) Each of Parent and Holdco acknowledges and agrees that neither Company nor any other person has made or is making any express or implied representation or warranty other than those contained in Article III.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1 Conduct of Business of Company Prior to the Effective Time. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement (including as set forth in the Company Disclosure Schedule), required by law or as consented to in writing by Parent (such consent not to be unreasonably withheld), (a) Company shall, and shall cause its Subsidiaries to, (i) conduct its business in the ordinary course in all material respects and (ii) use reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships, and (b) each of Parent and Company shall, and shall cause their respective Subsidiaries to, take no action that would reasonably be likely to adversely affect or delay the ability to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby or to perform its respective covenants and agreements under this Agreement or to consummate the transactions contemplated hereby on a timely basis.

5.2 Company Forbearances. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as set forth in the Company Disclosure Schedule, as expressly contemplated or permitted by this Agreement or as required by law, Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Parent (such consent not to be unreasonably withheld):

(a) other than in the ordinary course of business, incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person (other than any Company Subsidiary);

(b) (i) adjust, split, combine or reclassify any capital stock;

(ii) make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock (except (A) regular quarterly cash dividends by Company at a rate not in excess of $0.33 per share of Company Common Stock, (B) dividends paid by any Company Subsidiary to Company or any of its wholly owned Subsidiaries, (C) any required dividends on Company Preferred Stock or the preferred stock of any Company Subsidiary or (D) the acceptance of shares of Company Common Stock as payment for the exercise price of Company Stock Options or for withholding taxes incurred in connection with the exercise of Company Stock Options or the vesting or settlement of Company Equity Awards, in each case in accordance with past practice and the terms of the applicable award agreements);

(iii) grant any stock options, stock appreciation rights, performance shares, restricted stock units, restricted shares or other equity-based awards or interests, or grant any individual, corporation or other entity any right to acquire any shares of its capital stock; or

(iv) issue, sell or otherwise permit to become outstanding any additional shares of capital stock or securities convertible or exchangeable into, or exercisable for, any shares of its capital stock or any options, warrants or other rights of any kind to acquire any shares of capital stock, except for the issuance of shares upon the exercise of Company Stock Options or the vesting or settlement of Company Equity Awards (and dividend equivalents thereon, if any);

(c) sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets to any individual, corporation or other entity other than a wholly owned Subsidiary, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, in each case other than in the ordinary course of business;

(d) except for transactions in the ordinary course of business, make any material investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity, other than in a wholly owned Company Subsidiary;

(e) (i) terminate, materially amend, or waive any material provision of, any Company Contract, or make any change in any instrument or agreement governing the terms of any of its securities, or (ii) enter into any contract that would constitute a Company Contract if it were in effect on the date of this Agreement;

(f) except as required under applicable law or the terms of any Company Benefit Plan existing as of the date hereof, (i) except as would not in the aggregate result in an increase in costs from the date hereof that would be material to the Company or the Surviving Corporation, enter into, adopt or terminate any employee benefit or compensation plan, program, policy or arrangement for the benefit of any current or former employee, officer, director or consultant (who is a natural person), (ii) except as would not in the aggregate result in an increase in costs from the date hereof that would be material to the Company or the Surviving Corporation, amend (whether in writing or through the interpretation of) any employee benefit or compensation plan, program, policy or arrangement for the benefit of any current or former employee, officer, director or consultant (who is a natural person), (iii) increase the compensation or benefits payable to any current or former employee, officer, director or consultant (who is a natural person), (iv) pay or award, or commit to pay or award, any bonuses or incentive compensation, (v) grant or accelerate the vesting of any equity-based awards or other compensation, (vi) enter into any new, or amend (whether in writing or through the interpretation of) any existing, employment, severance, change in control, retention, bonus guarantee, or collective bargaining agreement or arrangement, (vii) fund any rabbi trust, (viii) terminate the employment or services of any employee in a position of Executive Vice President or above (including, for the avoidance of doubt, any officers) or whose target annual compensation (i.e., annual base salary plus annual target bonus opportunity, excluding commission-based incentives) is greater than $750,000, other than for cause, or (ix) hire any (A) employee who will have a position of Executive Vice President or above (including, for the avoidance of doubt, any officers) or whose target annual compensation (i.e., annual base salary plus annual target bonus opportunity, excluding commission-based incentives) is greater than $750,000 or (B) consultant (who is a natural person) who has target annual compensation greater than $500,000;

(g) settle any material claim, suit, action or proceeding, except in the ordinary course of business, in an amount and for consideration not in excess of $5,000,000 individually or $10,000,000 in the aggregate or that would not impose any material restriction on the business of it or its Subsidiaries or the Surviving Corporation or affect the Merger and the other transactions contemplated hereby;

(h) take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(i) amend the Company Certificate, Company Bylaws or comparable governing documents of its Subsidiaries (as such term is defined in Rule 1-02 of Regulation S-X promulgated under the Exchange Act);

(j) merge or consolidate itself or any of its Subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its Subsidiaries;

(k) materially restructure or materially change its investment securities or derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise;

(l) take any action that is intended or expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article VII not being satisfied or in a violation of any provision of this Agreement, except, in every case, as may be required by applicable law;

(m) implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or by applicable laws, regulations, guidelines or policies imposed by any Governmental Entity;

(n) (i) enter into any material new line of business or change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating, securitization and servicing policies (including any change in the maximum ratio or similar limits as a percentage of its capital exposure applicable with respect to its loan portfolio or any segment thereof), except as required by such policies or applicable law, regulation or policies imposed by any Governmental Entity or (ii) make any loans or extensions of credit except in the ordinary course of business consistent with past practice and in conformity with Company’s ordinary course lending policies and guidelines (including, in each case, with respect to loan amounts, security, collateral, loan terms, single name exposure limits and portfolio mix) in effect as of the date hereof;

(o) make any material changes in its policies and practices with respect to (i) underwriting, pricing, originating, acquiring, selling, servicing or buying or selling rights to service Loans or (ii) its hedging practices and policies, in each case except as may be required by such policies and practices or by any applicable laws, regulations, guidelines or policies imposed by any Governmental Entity;

(p) make, or commit to make, any capital expenditures in excess of the amounts specified in the capital expenditure budget made available to Parent prior to the date hereof plus 10%;

(q) other than in the ordinary course of business consistent with past practice, make, change or revoke any material Tax election, change an annual Tax accounting period, adopt or materially change any Tax accounting method, file any amended Tax Return, enter into any closing agreement with respect to Taxes, or settle any material Tax claim, audit, assessment or dispute or surrender any right to claim a refund of a material amount of Taxes;

(r) make application for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production office or other significant office or operations facility of it or its Subsidiaries;

(s) knowingly take, or, to the extent feasible, fail to prevent, any action that is intended to or would reasonably be likely to adversely affect or materially delay the ability of Company or its Subsidiaries to obtain any necessary approvals of any Governmental Entity required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby or thereby; or

(t) agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors or similar governing body in support of, any of the actions prohibited by this Section 5.2.

5.3 Parent and Holdco Forbearances. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as set forth in the Parent Disclosure Schedule, as expressly contemplated or permitted by this Agreement, or as required by law, each of Parent and Holdco shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Company (such consent not to be unreasonably withheld):

(a) amend the Parent’s by-laws or the governing documents of any of its Subsidiaries in a manner that would materially and adversely affect the economic benefits of the Merger to the holders of Company Common Stock or adversely affect the holders of Company Common Stock relative to holders of Parent Common Shares or that would materially impede Parent’s ability to consummate the transactions contemplated by this Agreement;

(b) notwithstanding anything herein to the contrary, take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to (i) prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code or (ii) cause the stockholders of Company to recognize gain pursuant to Section 367(a) of the Code (assuming that, in the case of any such holder who would be treated as a “five-percent transferee shareholder” within the meaning of Treasury Regulations Section 1.367(a)-3(c)(5)(ii), such holder enters into a five-year gain recognition agreement in the form provided in Treasury Regulations Section 1.367(a)-8, as provided for in Treasury Regulations Section 1.367(a)-3(c)(1)(iii)(B), and complies with the requirements of that agreement and Treasury Regulations Section 1.367(a)-8 for avoiding the recognition of gain), or, except as may be required by applicable law, regulation or policies imposed by any Governmental Entity, (i) take any action that would reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated by this Agreement, or (ii) take, or omit to take, any action where such action or omission is reasonably likely to result in any of the conditions to the Merger set forth in Article VII not being satisfied; or

(c) agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors in support of, any of the actions prohibited by this Section 5.3.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 Regulatory Matters.

(a) Parent and Company shall promptly prepare and file with the SEC, no later than thirty (30) days after the date of this Agreement, the Proxy Statement, and Parent shall promptly prepare and file with the SEC the F-4, in which the Proxy Statement will be included as a prospectus. Each of Parent and Company shall use its reasonable best efforts to have the F-4 declared effective under the Securities Act as promptly as practicable after such filing, and Company shall thereafter mail or deliver the Proxy Statement to its stockholders. Parent shall also use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and Company shall furnish all information concerning Company and the holders of Company Common Stock as may be reasonably requested in connection with any such action.

(b) The parties hereto shall cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement

(including the Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties and Governmental Entities. Without limiting the generality of the foregoing, as soon as practicable and in no event later than thirty (30) days after the date of this Agreement, Parent and Company shall, and shall cause their respective Subsidiaries to, each prepare and file any applications, notices and filings required in order to obtain the Requisite Regulatory Approvals. Parent and Company shall each use, and shall each cause their applicable Subsidiaries to use, reasonable best efforts to obtain each such Requisite Regulatory Approval as promptly as reasonably practicable. The parties shall cooperate with each other in connection therewith (including the furnishing of any information and any reasonable undertaking or commitments that may be required to obtain the Requisite Regulatory Approvals). Parent and Company shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to Company or Parent, as the case may be, and any of their respective Subsidiaries, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. Each party will provide the other with copies of any applications and all correspondence relating thereto prior to filing, other than any portions of material filed in connection therewith that contain competitively sensitive business or other proprietary information filed under a claim of confidentiality and subject to applicable laws relating to the exchange of information. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement, and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein. Each party shall consult with the other in advance of any meeting or conference with any Governmental Entity in connection with the transactions contemplated by this Agreement, and to the extent permitted by such Governmental Entity, give the other party and/or its counsel the opportunity to attend and participate in such meetings and conferences; provided that Parent shall be permitted to redact from copies provided to Company of written materials submitted or intended for submission by Parent to OSFI, information relating to the business or operations of Parent to the extent that access to such information is not required for Company to reasonably assess the status of matters relating to consummation of the transactions contemplated by this Agreement, and Parent need not include Company in meetings, or portions of meetings, between Parent (or any of its affiliates) and OSFI in which the business or operations of Parent will be discussed with OSFI, provided that if such a discussion is germane to the status of matters relating to the consummation of the transactions contemplated by this Agreement, Parent will promptly inform Company of the occurrence of such a meeting and the general subject discussed and provide Company with summary information conveying the import of the matters discussed.

(c) In furtherance and not in limitation of the foregoing, each of Parent and Company shall use its reasonable best efforts to avoid the entry of, or to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that would restrain, prevent or delay the Closing. Notwithstanding anything to the contrary in this Agreement, nothing contained in this Agreement shall require Parent or Company to take, or commit to take, any action or agree to any condition or restriction that would reasonably be likely to have a material and adverse effect on Parent and its Subsidiaries, taken as a whole, giving effect to the Merger (with such materiality measured on a scale relative to Company and its Subsidiaries, taken as a whole), or (ii) result in an adverse impact on Parent’s status as a financial holding company under the BHC Act (a “Materially Burdensome Regulatory Condition”).

(d) Parent and Company shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the F-4 or any other statement, filing, notice or application made by or on behalf of Parent, Company or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement. Each of Parent and Company agrees, as to itself and its Subsidiaries, (i) that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in the F-4 will, at the time the F-4 and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in the Proxy Statement and any amendment or supplement thereto will, at the date of mailing to shareholders and at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which such statement was made, not misleading. Each of Parent and Company further agrees that if it becomes aware that any information furnished by it would cause any of the statements in the F-4 or the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take appropriate steps to correct the F-4 or the Proxy Statement.

(e) Parent and Company shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained or that the receipt of any such approval will be materially delayed.

(f) Parent shall, and shall cause the Surviving Company to, comply with the “reporting requirements” of Treasury Regulations Section 1.367(a)-3(c)(6).

(g) FIRPTA Certificate. Company shall deliver to Parent, prior to the Closing, a statement in form and substance reasonably acceptable to Parent certifying that Company has at no time during the past five (5) years been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

6.2 Access to Information.

(a) Upon reasonable notice and subject to applicable laws, Company shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors and other representatives of Parent reasonable access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, personnel, information technology systems and records, and each shall reasonably cooperate with Parent in preparing to execute after the Effective Time conversion or consolidation of systems and business operations generally (including by entering into customary confidentiality, nondisclosure and similar agreements with service providers), and, during such period, Company shall, and shall cause its Subsidiaries to, make available to Parent such information concerning its business, properties and personnel as Parent may reasonably request. Parent shall use commercially reasonable efforts to minimize any interference with Company’s regular business operations during any such access. Upon reasonable notice and subject to applicable laws, Parent shall, and shall cause each of its Subsidiaries to, furnish or otherwise make available to the officers, employees, accountants, counsel, advisors and other representatives of Company such information concerning its businesses as is reasonably relevant to Company and its stockholders in connection with the transactions contemplated by this Agreement. No party shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of the institution in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties) or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b) Each party shall hold all information furnished by or on behalf of it or any of its Subsidiaries or representatives pursuant to Section 6.2(a) in confidence to the extent required by, and in accordance with, the provisions of the Mutual Confidentiality and Nondisclosure Agreement, dated September 4, 2014, by and between Parent and Company (the “Confidentiality Agreement”).

(c) No investigation by Parent, Company or their respective representatives pursuant to this Section 6.2 shall affect or be deemed to modify or waive the representations and warranties of the other set forth herein.

Nothing contained in this Agreement shall give either Parent or Company, directly or indirectly, the right to control or direct the operations of the other party prior to the Effective Time. Prior to the Effective Time, each party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

6.3 Company Stockholder Approval.

(a) Company shall take, in accordance with applicable law and the Company Certificate and Company Bylaws, all action necessary to convene a meeting of its stockholder (the “Company Meeting”) to be held as soon as reasonably practicable after the F-4 is declared effective for the purpose of obtaining the Requisite Company Vote required in connection with this Agreement and the Merger, and, if so desired and mutually agreed, upon other matters of the type customarily brought before an annual or special meeting of stockholders to adopt a merger agreement. The Board of Directors of Company shall use its reasonable best efforts to obtain from the stockholders of Company the Requisite Company Vote, including by communicating to its stockholders its recommendation (and including such recommendation in the Proxy Statement) that they adopt and approve this Agreement and the transactions contemplated hereby. Company shall engage a proxy solicitor reasonably acceptable to Parent to assist in the solicitation of proxies from stockholders relating to the Requisite Company Vote. However, subject to Sections 8.1 and 8.2, if the Board of Directors of Company, after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that, because of the receipt by Company of an Acquisition Proposal that the Board of Directors of Company concludes in good faith constitutes a Superior Proposal, it would violate its fiduciary duties under applicable law to continue to recommend this Agreement, then in submitting this Agreement to its stockholders, the Board of Directors of Company may submit this Agreement to its stockholders without recommendation (although the resolutions approving this Agreement as of the date hereof may not be rescinded or amended), in which event the Board of Directors of Company may communicate the basis for its lack of a recommendation to its stockholders in the Proxy Statement or an appropriate amendment or supplement thereto to the extent required by law; provided that the Board of Directors of Company may not take any actions under this sentence unless (i) it gives Parent at least four (4) business days’ prior written notice of its intention to take such action and a reasonable description of the event or circumstances giving rise to its determination to take such action (including, in the event such action is taken by the Board of Directors of Company in response to an Acquisition Proposal, the latest material terms and conditions and the identity of the third party in any such Acquisition Proposal, or any amendment or modification thereof, or describe in reasonable detail such other event or circumstances) and (ii) at the end of such notice period, the Board of Directors of Company takes into account any amendment or modification to this Agreement proposed by Parent and after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that it would nevertheless more likely than not result in a violation of its fiduciary duties under applicable law to continue to recommend this Agreement. Any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of this Section 6.3 and will require a new notice period as referred to in this Section 6.3.

(b) Company shall adjourn or postpone the Company Meeting, if, (i) as of the time for which such meeting is originally scheduled there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or (ii) if on the date of such meeting Company has not received proxies representing a sufficient number of shares necessary to obtain the Requisite Company Vote. Notwithstanding anything to the contrary herein, unless this Agreement has been terminated in accordance with its terms, the Company Meeting shall be convened and this Agreement shall be submitted to the stockholders of Company at the Company Meeting, for the purpose of voting on the adoption of this Agreement and the other matters contemplated hereby, and nothing contained herein shall be deemed to relieve Company of such obligation. Company shall only be required to adjourn or postpone the Company Meeting twice pursuant to this Section 6.3(b)(ii).

6.4 Legal Conditions to Merger. Subject in all respects to Section 6.1 of this Agreement, each of Parent and Company shall, and shall cause its Subsidiaries to, use their reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements that may be imposed on such party or its Subsidiaries with respect to the Merger and, subject to the conditions set forth in Article VII hereof, to consummate the transactions contemplated by this Agreement, and (b) to obtain (and to cooperate with the other party to obtain) any material consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party that is required to be obtained by Company or Parent or any of their respective Subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement.

6.5 Stock Exchange Listing. Parent shall cause the Parent Common Shares and the New Parent Preferred Shares to be issued in the Merger to be approved for listing on the NYSE and, in the case of such Parent Common Shares only, the TSX, in each case subject to official notices of issuance, prior to the Effective Time.

6.6 Employee Benefit Plans.

(a) During the period commencing at the Effective Time and ending on December 31, 2016 (the “Continuation Period”), Parent shall cause the Surviving Corporation to provide (i) each employee of Company or any of its Subsidiaries as of the Effective Time who remains employed by Parent or any of its affiliates (including the Surviving Corporation and its Subsidiaries) following the Effective Time (a “Continuing Employee”) with (A) an annual base salary or base wage rate and target annual bonus opportunity that are, in each case, no less favorable than that provided to such employee by Company and its Subsidiaries immediately prior to the Effective Time and (B) a long-term incentive opportunity (referred to by Parent as “equity-based deferred compensation”) that is substantially comparable to that provided to such employee by Company and its Subsidiaries immediately prior to the Effective Time and (ii) the Continuing Employees with employee benefits that are substantially comparable in the aggregate to those provided to such employees by Company and its Subsidiaries immediately prior to the Effective Time, it being understood that the health and welfare plans of the Company as in effect immediately prior to the Effective Time shall remain in effect for the duration of the Continuation Period subject to such modifications as are required by applicable Law or determined to be appropriate by the Chief Executive Officer of the Surviving Corporation. During the Continuation Period, Parent shall continue to maintain or cause to be maintained, without amendment, Company’s severance policies and plans applicable to Continuing Employees immediately prior to the Effective Time as set forth on Section 6.6(a) of the Company Disclosure Schedule (the “Company Severance Plans”), and shall provide, or cause to be provided, to each Continuing Employee whose employment is terminated during the Continuation Period without “cause”, as such term is defined or concept is used for purposes of the applicable Company Severance Plan, or who otherwise experiences a severance-qualifying termination under the applicable Company Severance Plan, with the severance benefits specified in the applicable Company Severance Plan.

(b) With respect to any employee benefit plans of Parent or its Subsidiaries in which any employees of Company or its Subsidiaries become eligible to participate on or after the Effective Time (the “New Plans”), Parent shall or shall cause the Surviving Corporation to: (i) use commercially reasonable efforts to (A) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to each such employee and his or her eligible dependents under any New Plans, except to the extent such pre-existing conditions, exclusions or waiting periods would apply under the analogous Company Benefit Plan, and (B) provide each such employee and his or her eligible dependents with credit for any co-payments or deductibles paid prior to the Effective Time under a Company Benefit Plan (to the same extent that such credit was given under the analogous Company Benefit Plan prior to the Effective Time) in satisfying any applicable deductible or out-of-pocket requirements under any New Plans; and (ii) recognize all service of each such employee with Company and its Subsidiaries (and their respective predecessors, if applicable) for all purposes in any New Plan; provided that the foregoing service recognition shall not apply (A) to the extent it would result in duplication of benefits for the same period of services, (B) for purposes of any defined benefit pension plan or benefit plan that provides retiree welfare benefits, or (C) to any benefit plan that is a frozen plan or provides grandfathered benefits.

(c) If requested by Parent in writing at least twenty (20) business days prior to the Closing Date, Company shall cause any 401(k) plan sponsored or maintained by Company or any of its affiliates (each, a

“Company 401(k) Plan”) to be terminated effective immediately prior to the Closing Date and contingent upon the occurrence of the Closing. In the event that Parent requests that any Company 401(k) Plan be terminated, (i) Company shall provide Parent with evidence that such plan has been terminated (the form and substance of which shall be subject to reasonable review and comment by Parent) not later than the day immediately preceding the Closing Date and (ii) prior to the Closing Date and thereafter (as applicable), Company and Parent shall take any and all action as may be required, including amendments to each Company 401(k) Plan and/or the corresponding 401(k) plan sponsored or maintained by Parent or one of its Subsidiaries (the “Parent 401(k) Plan”), to permit each Continuing Employee to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code, including of loans) in cash or notes (in the case of loans) in an amount equal to the eligible rollover distribution portion of the account balance distributable to such Continuing Employee from such Company 401(k) Plan to the corresponding Parent 401(k) Plan upon receipt of a favorable IRS determination letter with respect to the termination of such Company 401(k) Plan. If Parent requests termination of the Company 401(k) Plan prior to the Effective Time, the Continuing Employees shall be eligible to participate, effective as of the Effective Time, in the Parent 401(k) Plan and, for the avoidance of doubt, would be eligible to receive the same employer matching contributions as provided to participants in the Parent 401(k) Plan generally.

(d) Nothing in this Agreement shall confer upon any employee, officer, director or consultant of Company or any of its Subsidiaries or affiliates any right to continue in the employ or service of the Surviving Corporation, Company, or any Subsidiary or affiliate thereof, or shall interfere with or restrict in any way the rights of the Surviving Corporation, Company, Parent or any Subsidiary or affiliate thereof to discharge or terminate the services of any employee, officer, director or consultant of Company or any of its Subsidiaries or affiliates at any time for any reason whatsoever, with or without cause. Nothing in this Agreement shall be deemed to (i) establish, amend or modify any Company Benefit Plan, New Plan or any other benefit or employment plan, program, agreement or arrangement, or (ii) alter or limit the ability of the Surviving Corporation or any of its Subsidiaries or affiliates to amend, modify or terminate any particular Company Benefit Plan, New Plan or any other benefit or employment plan, program, agreement or arrangement after the Effective Time. Without limiting the generality of the final sentence of Section 9.11, nothing in this Agreement, express or implied, is intended to or shall confer upon any person, other than the parties hereto, including any current or former employee, officer, director or consultant of Company or any of its Subsidiaries or affiliates, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

6.7 Indemnification; Directors’ and Officers’ Insurance.

(a) From and after the Effective Time, Parent shall cause the Surviving Corporation to indemnify and hold harmless each present and former director, officer or employee of Company and its Subsidiaries or fiduciaries of Company or any of its Subsidiaries under Company Benefit Plans (in each case, when acting in such capacity) (collectively, the “Company Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, damages or liabilities incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, whether arising before or after the Effective Time, arising in whole or in part out of (i) the fact that such person is or was a director, officer or employee of Company or any Company Subsidiary or is or was a fiduciary of Company or any of its Subsidiaries under Company Benefit Plans or (ii) matters, acts or omissions existing or occurring at or prior to the Effective Time, including the transactions contemplated hereby to the same extent as such persons are indemnified as of the date of this Agreement by Company pursuant to the Company Certificate, the Company Bylaws, the governing or organizational documents of any Company Subsidiary and any indemnification agreements in existence as of the date hereof; and Parent shall also cause the Surviving Corporation to advance expenses as incurred by such Company Indemnified Party to the same extent as such persons are entitled to advancement of expenses as of the date of this Agreement by Company pursuant to the Company Certificate, the Company Bylaws, the governing or organizational documents of any Company Subsidiary and any indemnification agreements in existence as of the date hereof; provided that the Company Indemnified Party to whom expenses are advanced provides an undertaking (in a reasonable and customary form) to repay such advances if it is ultimately determined that such Company Indemnified Party is not entitled to indemnification.

(b) Subject to the following sentence, for a period of six (6) years after the Effective Time, Parent shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by Company (provided, that the Surviving Corporation may substitute therefor policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions which are no less advantageous to the insured) with respect to claims against the present and former officers and directors of Company or any of its Subsidiaries arising from facts or events which occurred at or before the Effective Time (including the transactions contemplated by this Agreement); provided, however, that the Surviving Corporation shall not be obligated to expend, on an annual basis, an amount in excess of 300% of the aggregate annual premium paid as of the date hereof by Company for such insurance (the “Premium Cap”), and if such premiums for such insurance would at any time exceed the Premium Cap, then the Surviving Corporation shall cause to be maintained policies of insurance which, in the Surviving Corporation’s good faith determination, provide the maximum coverage available at an annual premium equal to the Premium Cap. In lieu of the foregoing, Company, in consultation with Parent may (and at the request of Parent, Company shall use its reasonable best efforts to) obtain at or prior to the Effective Time a six-year “tail” policy under Company’s existing directors and officers insurance policy providing equivalent coverage to that described in the preceding sentence if and to the extent that the same may be obtained for an amount that, in the aggregate, does not exceed the Premium Cap.

(c) The provisions of this Section 6.7 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Company Indemnified Party and his or her heirs and representatives. If the Surviving Corporation, or any of its successors or assigns, consolidates with or merges into any other entity and is not the continuing or surviving entity of such consolidation or merger, transfers all or substantially all of its assets or deposits to any other entity or engages in any similar transaction, then in each case, the Surviving Corporation will cause proper provision to be made so that the successors and assigns of the Surviving Corporation will expressly assume the obligations set forth in this Section 6.7.

6.8 Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, each party to this Agreement and their respective Subsidiaries shall take, or cause to be taken, all such necessary action as may be reasonably requested by any other party, at the expense of the party who makes any such request.

6.9 Advice of Changes. Each of Parent and Company shall promptly advise the other of any fact, change, event or circumstance known to it (i) that has had or is reasonably likely to have a Material Adverse Effect on it or (ii) which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein or that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article VII; provided, that any failure to give notice in accordance with the foregoing shall not be deemed to constitute a violation of this Section 6.9, provide a basis for terminating this Agreement or constitute the failure of any condition set forth in Article VII to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case unless the underlying fact, change, event or circumstance would independently result in a failure of the conditions set forth in Article VII to be satisfied or provide a basis for terminating this Agreement.

6.10 Acquisition Proposals.

(a) Company shall not, and shall cause its Subsidiaries not to, and shall use its reasonable best efforts to cause its and their officers, directors, agents, advisors and representatives (collectively, “Representatives”) not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate inquiries or proposals with respect to, (ii) engage or participate in any negotiations with any person concerning or (iii) provide any confidential or nonpublic information or data to, or have or participate in any discussions with, any person relating to, any Acquisition Proposal; provided, that, prior to receipt of the Requisite Company Vote, in the event Company receives an unsolicited bona fide written Acquisition Proposal and the Board of Directors of Company concludes in good faith that such Acquisition Proposal constitutes or is more likely than not to result in a

Superior Proposal, it may, and may permit its Subsidiaries and its and its Subsidiaries’ Representatives to, furnish or cause to be furnished nonpublic information or data and participate in such negotiations or discussions to the extent that its Board of Directors concludes in good faith (after receiving the advice of its outside counsel, and with respect to financial matters, its financial advisors) that failure to take such actions would result in a violation of its fiduciary duties under applicable law; provided, further, that, prior to providing any nonpublic information permitted to be provided pursuant to the foregoing proviso, Company shall have provided notice to Parent of its intention to provide such information, and shall have provided such information to Parent if not previously provided to Parent, and shall have entered into a confidentiality agreement with such third party on terms no less favorable to it than the Confidentiality Agreement, which confidentiality agreement shall not provide such person with any exclusive right to negotiate with Company. Company will, and will cause its Representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any person other than Parent with respect to any Acquisition Proposal. Company will promptly (and in any event within twenty-four (24) hours) advise Parent following receipt of any Acquisition Proposal or any inquiry which could reasonably be expected to lead to an Acquisition Proposal, and the substance thereof (including the terms and conditions of and the identity of the person making such inquiry or Acquisition Proposal), and will promptly (and in any event within twenty-four (24) hours) advise Parent of any related developments, discussions and negotiations on a current basis, including any amendments to or revisions of the terms of such inquiry or Acquisition Proposal. Company shall use its reasonable best efforts, subject to applicable law, to (x) enforce any existing confidentiality, standstill or similar agreements to which it or any of its Subsidiaries is a party relating to an Acquisition Proposal, and (y) within ten (10) business days after the date hereof, request and confirm the return or destruction of any confidential information provided to any person (other than Parent and its affiliates) pursuant to any such confidentiality, standstill or similar agreement. Unless this Agreement is contemporaneously terminated in accordance with its terms, Company shall not, and shall cause its Subsidiaries and its and their officers, directors, agents, advisors and representatives not to on its behalf, enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, or other agreement (other than a confidentiality agreement referred to and entered into in accordance with this Section 6.10(a)) relating to any Acquisition Proposal).

(b) As used in this Agreement, “Acquisition Proposal” shall mean, other than the transactions contemplated by this Agreement, any offer, proposal or inquiry relating to, or any third party indication of interest in, (i) any acquisition or purchase, direct or indirect, of twenty percent (20%) or more of the consolidated assets of Company and its Subsidiaries or twenty percent (20%) or more of any class of voting securities of Company or its Subsidiaries whose assets, individually or in the aggregate, constitute more than twenty percent (20%) of the consolidated assets of Company, (ii) any tender offer or exchange offer that, if consummated, would result in such third party beneficially owning twenty percent (20%) or more of any class of equity or voting securities of Company or its Subsidiaries whose assets, individually or in the aggregate, constitute more than twenty percent (20%) of the consolidated assets of Company, or (iii) a merger, consolidation, share exchange, other business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving Company or its Subsidiaries whose assets, individually or in the aggregate, constitute more than twenty percent (20%) of the consolidated assets of Company, except, in each case, any sale of whole loans and securitizations in the ordinary course of business and any bona fide internal reorganization.

(c) As used in this Agreement, “Superior Proposal” means a bona fide written Acquisition Proposal that the Board of Directors of Company concludes in good faith to be more favorable from a financial point of view to its stockholders than the Merger and the other transactions contemplated hereby, (i) after receiving the advice of its financial advisors (who shall be a nationally recognized investment banking firm), (ii) after taking into account the likelihood of consummation of such transaction on the terms set forth therein and (iii) after taking into account all legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal (including any expense reimbursement provisions and conditions to closing) and any other relevant factors permitted under applicable law; provided, that for purposes of the definition of “Superior Proposal,” the references to “20%” in the definition of Acquisition Proposal shall be deemed to be references to “a majority.”

(d) Nothing contained in this Agreement shall prevent Company or its Board of Directors from complying with Rules 14d-9 and 14e-2 under the Exchange Act with respect to an Acquisition Proposal; provided, that such Rules will in no way eliminate or modify the effect that any action pursuant to such Rules would otherwise have under this Agreement.

6.11 Public Announcements. Company and Parent shall each use their reasonable best efforts (a) to develop a joint communications plan, (b) to ensure that all press releases and other public statements with respect to the transactions contemplated hereby shall be consistent with such joint communications plan, and (c) except in respect of any announcement required by (i) applicable law or regulation, (ii) a request by a Governmental Entity or (iii) an obligation pursuant to any listing agreement with or rules of any securities exchange, each of Company and Parent agrees to consult with the other and to obtain the advance approval of the other (which approval shall not be unreasonably withheld, conditioned or delayed) before issuing any press release or, to the extent practical, otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby.

6.12 Change of Method. Parent may at any time change the method of effecting the transactions contemplated hereby if and to the extent requested by Parent, and Company hereby agrees to enter into such amendments to this Agreement as Parent may reasonably request in order to give effect to such restructuring, including effecting the acquisition of Company by Parent through other affiliates of Parent; provided, however, that no such change or amendment shall (i) alter or change the amount or kind of the Merger Consideration provided for in this Agreement, (ii) adversely affect the Tax treatment of the Merger with respect to Company’s stockholders or (iii) be reasonably likely to cause the Closing to be materially delayed or the receipt of the Requisite Regulatory Approvals to be prevented or materially delayed.

6.13 Restructuring Efforts. If Company shall have failed to obtain the Requisite Company Vote at the duly convened Company Meeting or any adjournment or postponement thereof, each of the parties shall in good faith use its reasonable best efforts to negotiate a restructuring of the transaction provided for herein (provided, however, that no party shall have any obligation to agree to (i) alter or change any material term of this Agreement, including the amount or kind of the Merger Consideration, in a manner adverse to such party or its shareholders or (ii) adversely affect the Tax treatment of the Merger with respect to Company’s stockholders) and/or (in the case of Company) resubmit this Agreement or the transactions contemplated hereby (or as restructured pursuant to this Section 6.13) to its stockholders for approval or adoption.

6.14 Takeover Statutes. No party shall take any action that would cause any Takeover Statute to become applicable to this Agreement, the Merger, or any of the other transactions contemplated hereby, and each party shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the Merger and the other transactions contemplated hereby from any applicable Takeover Statute now or hereafter in effect. If any Takeover Statute may become, or may purport to be, applicable to the transactions contemplated hereby, each party and its respective board of directors will grant such approvals and take such actions within its control as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on any of the transactions contemplated by this Agreement, including, if necessary, challenging the validity or applicability of any such Takeover Statute.

6.15 Exemption from Liability Under Section 16(b). Prior to the Effective Time, Parent and Company shall each take such steps as may be necessary or appropriate to cause any disposition of shares of Company Common Stock, shares of Company Preferred Stock or conversion of any derivative securities in respect of such shares of Company Common Stock or Company Preferred Stock in connection with the consummation of the transactions contemplated by this Agreement to be exempt under Rule 16b-3 promulgated under the Exchange Act.

6.16 Litigation and Claims. Each of Parent and Company shall promptly notify each other in writing of any action, arbitration, audit, hearing, investigation, litigation, suit, subpoena or summons issued, commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity or arbitrator pending or, to the knowledge of Parent or Company, as applicable, threatened against Parent, Company or any of their respective Subsidiaries that (a) questions or would reasonably be expected to question the validity of this Agreement or the other agreements contemplated hereby or thereby or any actions taken or to be taken by Parent, Company or their respective Subsidiaries with respect hereto or thereto, or (b) seeks to enjoin, materially delay or otherwise restrain the transactions contemplated hereby or thereby. Company shall give Parent the opportunity to participate at its own expense in the defense or settlement of any stockholder litigation against Company and/or its directors or affiliates relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

6.17 Company Debt. Parent will execute and deliver, or cause to be executed and delivered, by or on behalf of the Holdco, at or prior to the Effective Time, any supplements, amendments or other instruments required for the due assumption of Company’s outstanding 5.25% Senior Notes Due September 2020 (the “Company Senior Notes”), and (to the extent informed of such requirement by Company) other agreements to the extent required by the terms of the Company Senior Notes.

6.18 Financial Statements and Other Current Information. As soon as reasonably practicable after they become available, but in no event more than thirty (30) days after the end of each calendar month ending after the date hereof, Company will furnish to Parent (a) consolidated financial statements (including balance sheets, statements of operations and shareholders’ equity) of Company and any of its Subsidiaries (to the extent available) as of and for such month then ended, (b) internal management reports showing actual financial performance against plan and previous period, and (c) to the extent permitted by applicable law, any reports provided to Company’s Board of Directors or any committee thereof relating to the financial performance and risk management of Company or any of its Subsidiaries.

6.19 Dividend Reinvestment. Company shall take all necessary action to terminate any dividend reinvestment plans and stock purchase plans effective as soon as possible after the date of this Agreement (taking into account any Company dividends that have been declared but not yet paid as of the date hereof). In addition, upon the effective termination of any dividend reinvestment plan, each participant’s account will continue to be maintained with Company’s transfer agent in accordance with the terms of such plan. Cash will be paid in lieu of any fractional shares upon distribution.

6.20 Post-Closing Matters. The parties anticipate that, following the Closing, the headquarters of Company Bank will remain in Los Angeles, California.

6.21 Company Dividends. After the date of this Agreement until the earlier of Closing or termination of this Agreement in accordance with its terms, Company shall coordinate with Parent regarding the record dates and payment dates for dividends in respect of Company Common Stock so that holders of Company Common Stock shall not receive two dividends, or fail to receive one dividend, for any single calendar quarter with respect to their shares of Company Common Stock and any Parent Common Shares any such holder receives in exchange therefor in the Merger.

6.22 Advisory Contract Consents. Company shall cause each Advisory Entity to use reasonable best efforts to send to each Advisory Client a consent request (which consent request, to the extent permitted under applicable law and mutually agreed by Parent and Company, may be in the form of a negative consent request) to assignment of the applicable Advisory Contract to the extent required by law, which request shall be sent in a reasonably timely manner following the date hereof. Company agrees to cause each Advisory Entity to use reasonable best efforts to obtain the consents of each Advisory Client to any assignment of the applicable Advisory Contract, to take effect upon the Closing.

6.23 Internet Domain Names. No later than thirty (30) days after the date of this Agreement, Company shall provide Parent with a complete and accurate list of the registrant and current owner of all internet domain names required to be listed on Section 3.19(a) of the Company Disclosure Schedule.

ARTICLE VII

CONDITIONS PRECEDENT

7.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) Stockholder Approval. This Agreement shall have been adopted by the stockholders of Company by the Requisite Company Vote.

(b) Stock Exchange Listing. The Parent Common Shares and the New Parent Preferred Shares that shall be issuable pursuant to this Agreement shall have been authorized for listing on the NYSE and, in the case of such Parent Common Shares only, the TSX, in each case subject to official notices of issuance.

(c) F-4. The F-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the F-4 shall have been issued and be in effect and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn.

(d) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal consummation of the Merger.

(e) Regulatory Approval. (i) (x) All regulatory authorizations, consents, orders or approvals from the Federal Reserve Board and under the HSR Act and (y) any other approvals set forth in Sections 3.4 and 4.4 which are necessary to consummate the transactions contemplated by this Agreement, including the Merger, or those the failure of which to be obtained would reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on the Surviving Corporation, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (such approvals and the expiration of such waiting periods being referred to herein as the “Requisite Regulatory Approvals”), and (ii) no such Requisite Regulatory Approval shall have resulted in the imposition of any Materially Burdensome Regulatory Condition.

7.2 Conditions to Obligations of Parent and Holdco. The obligation of Parent and Holdco to effect the Merger is also subject to the satisfaction, or waiver by Parent, at or prior to the Effective Time, of the following conditions:

(a) Representations and Warranties. The representations and warranties of Company set forth in Section 3.2(a) and Section 3.8(a) (in each case after giving effect to the lead-in to Article III) shall be true and correct (other than, in the case of Section 3.2(a), such failures to be true and correct as are de minimis) in each case as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, and the representations and warranties of Company set forth in Section 3.1(a), 3.1(b), Section 3.2(b), and Section 3.3(a) (in each case, after giving effect to the lead-in to Article III) shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. All other representations and warranties of Company set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article III) shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be likely to have a Material Adverse Effect on Company or the Surviving Corporation. Parent shall have received a certificate signed on behalf of Company by the Chief Executive Officer and the Chief Financial Officer of Company to the foregoing effect.

(b) Performance of Obligations of Company. Company shall have performed in all material respects the obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of Company by the Chief Executive Officer and the Chief Financial Officer of Company to such effect.

(c) Federal Tax Opinion. Parent shall have received an opinion of Sullivan & Cromwell LLP, in form and substance reasonably satisfactory to Parent, dated as of the Closing Date and based on facts, representations and assumptions described in such opinion, to the effect that (i) the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and (ii) that the Merger will not result in gain recognition to the holders of Company Common Stock pursuant to Section 367(a) of the Code (assuming that in the case of any such holder who would be treated as a “five-percent transferee shareholder” within the meaning of Treasury Regulations Section 1.367(a)-3(c)(5)(ii), such holder enters into a five-year gain recognition agreement in the form provided in Treasury Regulations Section 1.367(a)-8, as provided for in Treasury Regulations Section 1.367(a)-3(c)(1)(iii)(B), and complies with the requirements of that agreement and Treasury Regulations Section 1.367(a)-8 for avoiding the recognition of gain). In rendering such opinion, Sullivan & Cromwell LLP will be entitled to receive and rely upon customary certificates and representations of officers of Purchaser, Merger Sub, and Company.

7.3 Conditions to Obligations of Company. The obligation of Company to effect the Merger is also subject to the satisfaction, or waiver by Company, at or prior to the Effective Time, of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Holdco set forth in Section 4.2(a) and Section 4.8 (in each case, after giving effect to the lead-in to Article IV) shall be true and correct (other than, in the case of Section 4.2(a), such failures to be true and correct as are de minimis) in each case as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, and the representations and warranties of Parent set forth in Sections 4.1, 4.2(b) and 4.3(a) (in each case, after giving effect to the lead-in to Article IV) shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. All other representations and warranties of Parent set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article IV) shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, provided, however, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would be reasonably expected to have a Material Adverse Effect on Parent. Company shall have received a certificate signed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer of Parent to the foregoing effect.

(b) Performance of Obligations of Parent and Holdco. Each of Parent and Holdco shall have performed in all material respects the obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Company shall have received a certificate to such effect from each of Parent and Holdco (i) signed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer of Parent and (ii) signed on behalf of Holdco by the Chief Executive Officer and the Chief Financial Officer of Holdco.

(c) Federal Tax Opinion. Company shall have received an opinion of Wachtell, Lipton, Rosen & Katz, in form and substance reasonably satisfactory to Company, dated as of the Closing Date and based on facts, representations and assumptions described in such opinion, to the effect that (i) the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and (ii) that the Merger will not result in gain recognition to the holders of Company Common Stock pursuant to Section 367(a) of the Code (assuming that, in the case of any such holder who would be treated as a “five-percent transferee shareholder” within the meaning of Treasury Regulations Section 1.367(a)-3(c)(5)(ii), such holder enters into a five-year gain recognition agreement in the form provided in Treasury Regulations Section 1.367(a)-8, as provided for in Treasury Regulations Section 1.367(a)-3(c)(1)(iii)(B), and complies with the requirements of that agreement and Treasury Regulations Section 1.367(a)-8 for avoiding the recognition of gain). In rendering such opinion, Wachtell, Lipton, Rosen & Katz will be entitled to receive and rely upon customary certificates and representations of officers of Purchaser, Merger Sub and Company.

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after adoption of this Agreement by the stockholders of Company:

(a) by mutual consent of Parent and Company in a written instrument;

(b) by either Parent or Company if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Merger or the other transactions contemplated hereby and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order, injunction or decree permanently enjoining or otherwise prohibiting or making illegal the consummation of the Merger or the other transactions contemplated hereby, unless the failure to obtain a Requisite Regulatory Approval shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

(c) by either Parent or Company if the Merger shall not have been consummated on or before the first anniversary of the date of this Agreement (the “Termination Date”), unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

(d) by either Parent or Company (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true) set forth in this Agreement on the part of Company, in the case of a termination by Parent, or Parent, in the case of a termination by Company, which breach or failure to be true, either individually or in the aggregate with all other breaches by such party (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the Closing Date, the failure of a condition set forth in Section 7.2 or Section 7.3, as the case may be, and which is not cured within the earlier of the Termination Date and 60 days following written notice to Company, in the case of a termination by Parent, or Parent, in the case of a termination by Company, or by its nature or timing cannot be cured during such period; or

(e) by Parent, if (i) prior to such time as the Requisite Company Vote is obtained, Company or the Board of Directors of Company (A) submits this Agreement to its stockholders without a recommendation for approval, or otherwise withdraws or materially and adversely modifies (or publicly discloses its intention to withdraw or materially and adversely modify) its recommendation as contemplated by Section 6.3(a), or recommends to its stockholders an Acquisition Proposal other than the Merger, or (B) materially breaches its obligations under Section 6.3 or its obligations under Section 6.10; or (ii) a tender offer or exchange offer for 20% or more of the outstanding shares of Company Common Stock is commenced (other than by Parent or a Subsidiary thereof), and the Board of Directors of Company recommends that the stockholders of Company tender their shares in such tender or exchange offer or otherwise fails to recommend that such stockholders reject such tender offer or exchange offer within the 10 business day period specified in Rule 14e-2(a) under the Exchange Act.

The party desiring to terminate this Agreement pursuant to clause (b), (c), (d) or (e) of this Section 8.1 shall give written notice of such termination to the other party in accordance with Section 9.5, specifying the provision or provisions hereof pursuant to which such termination is effected.

8.2 Effect of Termination.

(a) In the event of termination of this Agreement by either Parent or Company as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of Parent, Company, Holdco, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) Sections 3.3(a), 3.7, 4.3(a), 4.7, 6.2(b), this Section 8.2 and Article IX shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, neither Parent nor Company shall be relieved or released from any liabilities or damages arising out of its willful and material breach of any provision of this Agreement (which, in the case of Company, shall include the loss to the holders of Company Common Stock of the economic benefits of the Merger, including the loss of premium offered to such holders).

(b) (i) In the event that after the date of this Agreement a bona fide Acquisition Proposal shall have been made known to senior management of Company or shall have been made directly to its stockholders generally or any person shall have publicly announced (and not withdrawn) an Acquisition Proposal with respect to Company and (A) thereafter this Agreement is terminated by either Parent or Company pursuant to Section 8.1(c) without the Requisite Company Vote having been obtained or (B) thereafter this Agreement is terminated by Parent pursuant to Section 8.1(d), and (C) prior to the date that is fifteen (15) months after the date of such termination, Company enters into a definitive agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then Company shall, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay Parent, by wire transfer of same day funds, a fee equal to $220,000,000 (the “Termination Fee”); provided, that for purposes of this Section 8.2(b), all references in the definition of Acquisition Proposal to “20%” shall instead refer to “50%”.

(ii) In the event that this Agreement is terminated by Parent pursuant to Section 8.1(e) (or this Agreement is terminated pursuant to Section 8.1(c)) but at the time of such termination Parent could have terminated this Agreement pursuant to Section 8.1(e)), then Company shall pay Parent, by wire transfer of same day funds, the Termination Fee as promptly as reasonably practical after the date of termination (and, in any event, within three (3) business days thereafter).

(c) Notwithstanding anything to the contrary herein, but without limiting the right of any party to recover liabilities or damages, the maximum aggregate amount of fees payable by Company under this Section 8.2 shall be equal to the Termination Fee, and in no event shall Company be obligated to pay the Termination Fee on more than one occasion.

(d) Each of Parent and Company acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other party would not enter into this Agreement; accordingly, if Company fails promptly to pay the amount due pursuant to this Section 8.2, and, in order to obtain such payment, Parent commences a suit which results in a judgment against Company for the Termination Fee or any portion thereof, Company shall pay the costs and expenses of Parent (including reasonable attorneys’ fees and expenses) in connection with such suit. In addition, if Company fails to pay the amounts payable pursuant to this Section 8.2, then Company shall pay interest on such overdue amounts (for the period commencing as of the date that such overdue amount was originally required to be paid and ending on the date that such overdue amount is actually paid in full) at a rate per annum equal to the “prime rate” (as announced by JPMorgan Chase & Co. or any successor thereto) in effect on the date on which such payment was required to be made for the period commencing as of the date that such overdue amount was originally required to be paid.

ARTICLE IX

GENERAL PROVISIONS

9.1 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement (other than the Confidentiality Agreement, which shall survive in accordance with its terms) shall survive the Effective Time, except for Section 6.7 and for those other covenants and agreements contained herein and therein which by their terms apply or are to be performed in whole or in part after the Effective Time.

9.2 Amendment. Subject to compliance with applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with Merger by the stockholders of Company; provided, however, that after the adoption of this Agreement by the stockholders of Company, there may not be, without further approval of such stockholders, any amendment of this Agreement that requires further approval under applicable law. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties in interest at the time of the amendment.

9.3 Extension; Waiver. At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or satisfaction of any conditions contained herein; provided, however, that after adoption of this Agreement by the stockholders of Company, there may not be, without further approval of such stockholders, any extension or waiver of this Agreement or any portion thereof that requires further approval under applicable law. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

9.4 Expenses. Except (i) with respect to costs and expenses of printing and mailing the Proxy Statement and all filing and other fees paid to the SEC in connection with the Merger, which shall be borne equally by Parent and Company, (ii) as otherwise provided in Section 8.2, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

9.5 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile or email, upon confirmation of receipt, (b) on the first business day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(a) if to Company, to:

City National Corporation

555 South Flower St., 18th Floor

Los Angeles, CA 90071

Attention:         Michael B. Cahill, General Counsel

Facsimile:         (213) 673-0423

With a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

Attention:       Edward D. Herlihy & Nicholas G. Demmo

Facsimile:       (212) 403-2207; (212) 403-2381

and

(b) if to Parent or Holdco, to:

Royal Bank of Canada

200 Bay Street

Royal Bank Plaza, South Tower, 30th Floor

Toronto, Ontario, Canada M5J 2J5

Attention:         Anthony Pagano, Chief Counsel, M&A

Facsimile:        (416) 955-2032

With a copy (which shall not constitute notice) to:

Sullivan & Cromwell LLP

125 Broad Street

New York, NY 10004

Attention:         Donald J. Toumey & C. Andrew Gerlach

Facsimile:        (212) 291-9156; (212) 291-9299

9.6 Interpretation. The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” References to “the date hereof” shall mean the date of this Agreement. As used in this Agreement, the “knowledge” of Company means the actual knowledge of any of the officers of Company listed on Section 9.6 of the Company Disclosure Schedule, and the “knowledge” of Parent means the actual knowledge of any of the officers of Parent listed on Section 9.6 of the Parent Disclosure Schedule. As used herein, (i) “business day” means any day other than a Saturday, a Sunday or a day on which banks in New York, New York or Toronto, Canada are authorized by law or executive order to be closed, (ii) the term “person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature, (iii) an “affiliate” of a specified person is any person that directly or indirectly controls, is controlled by, or is under common control with, such specified person and (iv) the term “made available” means any document or other information that was (a) provided by one party or its representatives to the other party and its representatives prior to the date hereof, (b) included in the virtual data room of a party prior to the date hereof or (c) filed by a party with the SEC and publicly available on EDGAR prior to the date hereof. The Company Disclosure Schedule and the Parent Disclosure Schedule, as well as all other schedules and all exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement. All references to “dollars” or “$” in this Agreement are to United States dollars. This Agreement shall not be interpreted or construed to require any person to take any action, or fail to take any action, if to do so would violate any applicable law. No disclosure, representation or warranty shall be required to be made (or any other action taken) pursuant to this Agreement that would involve the disclosure of confidential supervisory information of a Governmental Entity by any party hereto to the extent prohibited by applicable law, and appropriate substitute disclosures or actions shall be made or taken under circumstances in which the limitations of this sentence apply.

9.7 Counterparts. This Agreement may be executed in two or more counterparts (including by facsimile or other electronic means), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

9.8 Entire Agreement. This Agreement (including the documents and the instruments referred to herein) together with the Confidentiality Agreement constitutes the entire agreement among the parties and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

9.9 Governing Law; Jurisdiction.

(a) This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law.

(b) Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in any federal or state court of competent jurisdiction located in the State of Delaware (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 9.5.

9.10 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.

9.11 Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise specifically provided in Section 6.7, which is intended to benefit each Company Indemnified Party and his or her heirs and representatives, this Agreement (including the documents and instruments referred to herein) is not intended to and does not confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance herewith without notice or liability to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date. Except as provided in Section 6.7, notwithstanding any other provision hereof to the contrary, no consent, approval or agreement of any third party beneficiary will be required to amend, modify or waive any provision of this Agreement.

9.12 Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached. Accordingly, the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Merger), in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.

9.13 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.

9.14 Delivery by Facsimile or Electronic Transmission. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

ROYAL BANK OF CANADA

By:	/s/ David I. McKay
	Name:	David I. McKay
	Title:	President and Chief Executive Officer

By:	/s/ Janice Fukakusa
	Name:	Janice Fukakusa
	Title:	Chief Administrative Officer and
Chief Financial Officer

CITY NATIONAL CORPORATION

By:	/s/ Russell D. Goldsmith
	Name:	Russell D. Goldsmith
	Title:	Chief Executive Officer and Chairman

RBC USA HOLDCO CORPORATION

By:	/s/ Roger Blissett
	Name:	Roger Blissett
	Title:	President

By:	/s/ Howard M. Sacarob
	Name:	Howard M. Sacarob
	Title:	Vice President

[Signature Page to Agreement and Plan of Merger]

Appendix B

EXECUTION VERSION

VOTING AGREEMENT

VOTING AGREEMENT (this “Agreement”), dated as of January 22, 2015, between the undersigned stockholders (including any persons who subsequently join this Agreement pursuant to the terms hereof, the “Stockholders”) of City National Corporation, a Delaware corporation (“Company”), and Royal Bank of Canada, a Canadian chartered bank (“Parent”). Except as otherwise provided herein, capitalized terms that are used but not otherwise defined herein shall have the meaning assigned to such terms in the Merger Agreement (as defined below).

WHEREAS, contemporaneously with the execution of this Agreement, Parent, Company and RBC USA Holdco Corporation, a Delaware corporation and a direct, wholly owned subsidiary of Parent (“Holdco”) have entered into an Agreement and Plan of Merger (as may be amended or supplemented from time to time (which amendment or supplement shall not require the consent of any Stockholder hereunder), the “Merger Agreement”), providing for, among other things, the merger of Company with and into Holdco or any other method of effecting Parent’s acquisition of Company in accordance with the terms and conditions thereof, including without limitation through other affiliates of Parent (the “Merger”), and the other transactions contemplated thereby (together with the Merger, the “Transactions”); and

WHEREAS, in order to induce Parent to enter into the Merger Agreement, the Stockholders wish to enter into this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt, sufficiency and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

1. Representations of Stockholders. Each Stockholder represents and warrants to Parent that:

(a) such Stockholder lawfully owns beneficially (as such term is defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) or of record the shares of common stock, par value $1.00 per share (the “Company Common Stock”), of Company (“Shares”) listed opposite its name on Schedule I free and clear of all Liens and, except for this Agreement and the Merger Agreement, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which such Stockholder is a party relating to the pledge, disposition or Voting of any shares of capital stock of Company and there are no Voting trusts or Voting agreements with respect to such Shares,

(b) such Stockholder does not beneficially own (as such term is used in Rule 13d-3 of the Exchange Act) any shares of Company Common Stock other than such Shares and does not have any options, warrants or other rights to acquire any additional shares of capital stock of Company or any security exercisable for or convertible into shares of capital stock of Company, except as disclosed in the Company Disclosure Schedule,

(c) such Stockholder has full power and authority and has taken all actions necessary to enter into, execute and deliver this Agreement and to perform fully such Stockholder’s obligations hereunder,

(d) this Agreement has been duly executed and delivered and constitutes the legal, valid and binding obligation of such Stockholder enforceable against such Stockholder in accordance with its terms,

(e) other than filings under the Exchange Act, no notices, reports or other filings are required to be made by such Stockholder with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by such Stockholder from any Governmental Entity or other third party, in connection with the execution and delivery of this Agreement by such Stockholder, and

(f) the execution, delivery and performance of this Agreement by such Stockholder does not, and the consummation by such Stockholder of the transactions contemplated hereby will not, (i) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, modification or acceleration) (whether after the giving of or the passage of time of both) under, any contract, agreement, arrangement or commitment to which such Stockholder is a party or which is binding on such Stockholder or such Stockholder’s assets, (ii) violate, or constitute an unauthorized action under, a charter, certificate of incorporation, declaration of trust, bylaws, limited liability company agreement or any other organizational document of such Stockholder or (iii) result in the creation of any Lien on, or security interest in, any of the assets or properties of such Stockholder.

2. Agreement to Deliver Proxy. Each Stockholder irrevocably and unconditionally agrees to deliver to Parent promptly upon Parent’s request an irrevocable proxy substantially in the form attached hereto as Exhibit A to (a) Vote such Stockholder’s Shares in favor of adoption and approval of the Merger Agreement and the Transactions, at every meeting of the stockholders of Company at which such matters are considered and at every adjournment or postponement thereof, (b) not vote in favor of, or approve or otherwise support, (i) any action or agreement that would compete with, or materially impede, or interfere with or that would reasonably be expected to discourage the Transactions or inhibit the timely consummation of the Transactions, (ii) any action or agreement that would result in a breach in any material respect of any covenant, representation or warranty or any other obligation of Company under the Merger Agreement or (iii) any Acquisition Proposal.

The proxy delivered by each Stockholder pursuant to this Section 2 shall be irrevocable during the term of this Agreement to the extent permitted under Delaware law. For purposes of this Agreement, “Vote” includes voting in person or by proxy in favor of or against any action, otherwise consenting or withholding consent in respect of any action (including, but not limited to, consenting in accordance with Section 228 of the Delaware General Corporation Law) or taking other action in favor of or against any action. “Voting” shall have a correlative meaning.

3. No Voting Trusts. Each Stockholder agrees that such Stockholder will not, nor will such Stockholder permit any entity under his, her or its control to, deposit any of its Shares or New Shares (as defined in Section 6 hereof) in a Voting trust or subject any of their Shares or New Shares to any arrangement with respect to the Voting of such Shares or New Shares other than agreements entered into with Parent.

4. No Proxy Solicitations. Each Stockholder agrees that such Stockholder will not, nor will such Stockholder permit any entity under such Stockholder’s control, to:

(a) solicit proxies or become a “participant” in a “solicitation” (as such terms are defined in Regulation 14A under the Exchange Act) in opposition to or competition with the consummation of the Transactions or otherwise encourage or assist any party in taking or planning any action which would compete with, or materially impede, or interfere with or that would reasonably be expected to discourage the Transactions or inhibit the timely consummation of the Transactions in accordance with the terms of the Merger Agreement,

(b) directly or indirectly encourage, initiate or cooperate in a stockholders’ Vote or action by consent of Company’s stockholders in opposition to or in competition with the consummation of the Transactions, or

(c) become a member of a “group” (as such term is used in Section 13(d) of the Exchange Act) with respect to any voting securities of Company for the purpose of opposing or competing with the consummation of the Transactions.

5. Transfer and Encumbrance. On or after the date hereof and during the term of this Agreement, each Stockholder agrees not to transfer, sell, offer, exchange, pledge or otherwise dispose of or encumber any of such Stockholder’s Shares or New Shares; provided that any Stockholder may transfer Shares solely for estate planning or tax planning purposes, which transfer shall not be effective unless and until the transferee of such Shares expressly becomes a Stockholder under this Agreement by delivering a duly executed copy of this Agreement to Parent (provided that up to 150,000 Shares held in the aggregate by all Stockholders may be transferred for philanthropic purposes without the transferees of such Shares becoming so bound), and may transfer the Shares for any other purpose to the extent solely among the Stockholder parties hereto (in which case the Shares received shall automatically be subject to the terms of this Agreement). If the Closing occurs, until the third anniversary of the Closing Date, without the prior written consent of Parent, no Stockholder shall transfer, sell, offer, exchange, pledge or otherwise dispose of or encumber more than one-half of the Parent Common Shares received as Merger Consideration in respect of any Shares held by such Stockholder (calculated assuming all Shares are converted into Parent Common Shares, but exclusive of any Shares that are restricted Shares as of the date hereof or the Closing or are issuable upon the vesting, exercise or settlement of any employee equity awards); provided that (i) with the agreement of all Stockholders, any Stockholder individually may transfer, sell, offer, exchange, pledge or otherwise dispose of or encumber Parent Common Shares, even if in excess of such limitation, so long as the Stockholders in the aggregate continue to hold at least one-half of the Parent Common Shares received as Merger Consideration in respect of any Shares held by all such Stockholders (calculated assuming all Shares are converted into Parent Common Shares, but exclusive of any Shares that are restricted Shares as of the date hereof or the Closing or are issuable upon the vesting or settlement of any employee equity awards), and (ii) Stockholders may transfer any Shares for any purpose to the extent solely among the Stockholder parties hereto (in which case the shares received shall automatically be subject to the terms of this Agreement). Each Stockholder agrees to make (and shall not revoke) a Stock Election for all of such Stockholder’s Shares and New Shares pursuant to the terms of the Merger Agreement.

6. Additional Purchases. Each Stockholder agrees that, other than as provided in Section 5, such Stockholder will not purchase or otherwise acquire beneficial ownership (as such term is used in Rule 13d-3 of the Exchange Act) of any shares of Company Common Stock after the execution of this Agreement (“New Shares”), nor will such Stockholder voluntarily acquire the right to Vote or share in the Voting of any shares of Company Common Stock other than the Shares, unless such Stockholder agrees to deliver to Parent immediately after such purchase or acquisition an irrevocable proxy substantially in the form attached hereto as Exhibit A with respect to such New Shares. Each Stockholder also agrees that any New Shares acquired or purchased by him, her or it shall be subject to the terms of this Agreement to the same extent as if they constituted Shares.

7. Specific Performance. The parties acknowledge that there may be no adequate remedy at law for a breach of this Agreement and that money damages may not be an appropriate remedy for breach of this Agreement. Therefore, the parties agree that each party has the right to injunctive relief and specific performance of this Agreement in the event of any breach hereof in addition to any rights it may have for damages, which shall include out of pocket expenses, loss of business opportunities and any other damages, direct and indirect, consequential, punitive or otherwise. The remedies set forth in this Section 7 are cumulative and shall in no way limit any other remedy any party hereto has at law, in equity or pursuant hereto.

8. Entire Agreement; Amendment; Waiver. This Agreement (including the exhibit hereto) contains the entire agreement between the parties hereto with respect to the subject matter hereof and thereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Parent and the Stockholders, or in the case of a waiver, by the party or parties against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

9. Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile or email, upon confirmation of receipt, (b) on the first business day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

To Parent:

Royal Bank of Canada

200 Bay Street

Royal Bank Plaza, South Tower, 30th Floor

Toronto, Ontario, Canada M5J 2J5

Facsimile: (416) 955-2032

Attention: Anthony Pagano, Chief Counsel, M&A

With a copy (which shall not constitute notice) to:

Sullivan & Cromwell LLP

125 Broad St.

New York, New York 10004

Telephone: 212-558-4000

Facsimile: 212-291-9156; 212-291-9299

Attention: Donald J. Toumey; C. Andrew Gerlach

If to a Stockholder, to the address or facsimile number set forth for such Stockholder on the signature page hereof:

With a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

Telephone: (212) 403-1000

Facsimile: (212) 403-2381

Attention: Nicholas G. Demmo

10. Miscellaneous.

(a) Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law.

(b) Capacity. Each Stockholder is signing this Agreement solely in his, her or its capacity as a stockholder of Company, and nothing contained herein shall in any way limit or affect any actions taken by such Stockholder in such Stockholder’s capacity as an officer or director of Company or any of its Subsidiaries, and no action or inaction taken in any such capacity as an officer or director shall be deemed to constitute a breach of this Agreement or be construed to prohibit, limit or restrict such Stockholder from exercising such Stockholder’s fiduciary duties to Company or its stockholders.

(c) Waiver of Claims. Each Stockholder irrevocably agrees to waive and does hereby waive any and all claims (whether past, present or future, and at law, at equity, through arbitration or otherwise) against the Parent and its affiliates and each of their respective officers, employees and directors to the extent arising as a result of such Stockholder’s ownership of Shares in the Company, including without limitation claims relating to, in connection with or arising from the Merger Agreement or the Transactions, the due authorization and execution and fairness (to such Stockholder or otherwise) of the Merger Agreement or the Transactions, other than the right to receive the consideration provided for in the Merger Agreement and any dividends due but not previously paid on the Shares for periods preceding the Closing pursuant to the terms of the Merger Agreement. To avoid doubt, the waiver contained in this Section 10(c) shall be absolute and perpetual unless and until such time as this Agreement is terminated pursuant to Section 10(f) below.

(d) Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

(e) Counterparts. This Agreement may be executed in two or more counterparts (including by facsimile or other electronic means), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

(f) Termination. This Agreement shall terminate upon the earliest to occur of (i) the Closing and (ii) the termination of the Merger Agreement in accordance with its terms; provided, however, that if the Closing occurs, the penultimate sentence of Section 5 shall remain in effect until the third anniversary of the Closing Date.

(g) Further Assurances. Each party hereto shall execute and deliver such additional instruments and other documents and shall take such further actions as may be necessary or desirable to effectuate, carry out and comply with all of the terms of this Agreement and the transactions contemplated hereby.

(h) Headings. The heading references herein hereof are for convenience purposes only, and shall not be deemed to limit or affect any of the provisions hereof.

(i) Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to confer upon any person other than Parent, the Stockholders and their respective successors and assigns, any rights or remedies under or by reason of this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

ROYAL BANK OF CANADA

By:	/s/ David I. McKay
	Name:	David I. McKay
	Title:	President and Chief Executive Officer

By:	/s/ Janice Fukakusa
	Name:	Janice Fukakusa
	Title:	Chief Administrative
Officer and Chief Financial Officer

RUSSELL D. GOLDSMITH

By:	/s/ Russell D. Goldsmith
Name:	Russell D. Goldsmith

GOLDSMITH FAMILY PARTNERSHIP

By:	/s/ Russell D. Goldsmith
Name:	Russell D. Goldsmith, as trustee of the Russell Goldsmith Trust

GOLDSMITH FAMILY PARTNERSHIP

By:	/s/ Russell D. Goldsmith
Name:	Russell D. Goldsmith, as trustee of the West LA Investment Trust No. 1-R

THE RUSSELL GOLDSMITH TRUST

By:	/s/ Russell D. Goldsmith
Name:	Russell D. Goldsmith, as sole trustee

ELM 2006 CHARITABLE ANNUITY LEAD TRUST

By:	/s/ Russell D. Goldsmith
Name:	Russell D. Goldsmith, as sole trustee

KATHRYN MACK GOLDSMITH 1985 TRUST

By:	/s/ Russell D. Goldsmith
Name:	Russell D. Goldsmith, as sole trustee

[Signature page to Voting Agreement]

BRIAN MACK GOLDSMITH 1984 TRUST

By:	/s/ Russell D. Goldsmith
Name	Russell D. Goldsmith, as sole trustee

B. A. QUINTET LLC

By:	/s/ Russell D. Goldsmith
Name:	Russell D. Goldsmith, as managing member

MAPLE-PINE LIMITED PARTNERSHIP

By:	/s/ Russell D. Goldsmith
Name:	Russell D. Goldsmith, as General Partner

GOLDSMITH FAMILY FOUNDATION

By:	/s/ Russell D. Goldsmith
Name:	Russell D. Goldsmith, as Director

GOLDSMITH FAMILY FOUNDATION

By:	/s/ Bram Goldsmith
Name:	Bram Goldsmith, as Director

THE WEST LA INVESTMENT TRUST NO. 1-R

By:	/s/ Russell D. Goldsmith
Name:	Russell D. Goldsmith, as sole trustee

THE 8/5/2009 CDG IDIT

By:	/s/ Russell D. Goldsmith
Name:	Russell D. Goldsmith, as Special Trustee

THE 8/5/2009 BCG IDIT

By:	/s/ Russell D. Goldsmith
Name:	Russell D. Goldsmith, as Special Trustee

GROVE TRUST II

By:	/s/ Russell D. Goldsmith
Name:	Russell D. Goldsmith, as co-trustee

[Signature page to Voting Agreement]

BRAM AND ELAINE GOLDSMITH FAMILY TRUST

By:	/s/ Bram Goldsmith
Name:	Bram Goldsmith, as trustee

ELAINE GOLDSMITH REVOCABLE TRUST

By:	/s/ Bram Goldsmith
Name:	Bram Goldsmith, as trustee
Address:	400 North Roxbury Drive Beverly Hills, CA 90210
Facsimile:	310-888-6095

BRAM GOLDSMITH TRUSTEE OF OAK TRUST A-2

By:	/s/ Bram Goldsmith
Name:	Bram Goldsmith, as sole trustee

[Signature page to Voting Agreement]

Appendix C

[LETTERHEAD OF MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED]

January 21, 2015

The Board of Directors

City National Corporation

555 South Flower St., 18th Floor

Los Angeles, CA 90071

Members of the Board of Directors:

We understand that City National Corporation (“City National”) proposes to enter into an Agreement and Plan of Merger (the “Agreement”) by and among City National, Royal Bank of Canada (“RBC”) and RBC USA Holdco Corporation, a wholly owned subsidiary of RBC (“Merger Sub”), pursuant to which, among other things, Merger Sub will merge with and into City National (the “Merger”) and each outstanding share of the Common Stock, par value One Dollar ($1.00) per share, of City National (“City National Common Stock”), other than (x) certain shares of City National Common Stock owned by City National as treasury stock or otherwise owned by City National or RBC and (y) Dissenting Shares (as defined in the Agreement), will be converted into the right to receive, at the option of the holder thereof and subject to certain limitations and proration procedures set forth in the Agreement (as to which we express no opinion), either (i) an amount in cash equal to the Per Share Amount (as defined below), without interest (the “Cash Consideration”), or (ii) a number of common shares, without nominal or par value, of RBC (“RBC Common Shares”) equal to the Exchange Ratio (as defined below) (such number of shares, the “Stock Consideration” and, together with the Cash Consideration, the “Consideration”). As further described in the Agreement, we understand that the aggregate Consideration to be paid to the holders of City National Common Stock will consist of (1) $2,609,394,480 in cash (the “Aggregate Cash Amount”) and (2) 41,358,212 RBC Common Shares (the “Aggregate Parent Share Amount”), in each case, subject to adjustment in the event that, among other things, additional shares of City National Common Stock are issued as a result of the exercise of options or certain other equity awards prior to the effective time of the Merger. Pursuant to, and as further described in, the Agreement, the “Closing Transaction Value” will be equal to the sum of (A) the Aggregate Cash Amount and (B) the product of the Aggregate Parent Share Amount and the volume-weighted average trading price of the RBC Common Shares for a specified ten trading day period ending on the last trading day immediately preceding the closing of the Merger (the “Closing Parent Share Value”), the “Per Share Amount” will be determined by dividing the Closing Transaction Value by the total number of shares of City National Common Stock outstanding immediately prior to the closing of the Merger and the “Exchange Ratio” will be determined by dividing the Per Share Amount by the Closing Parent Share Value. The terms and conditions of the Merger are more fully set forth in the Agreement.

You have requested our opinion as to the fairness, from a financial point of view, to the holders of City National Common Stock of the Consideration to be received by such holders in the Merger.

In connection with this opinion, we have, among other things:

(1)	reviewed certain publicly available business, regulatory and financial information relating to City National and RBC;

(2)	reviewed certain internal financial and operating information with respect to the business, operations and prospects of City National furnished to or discussed with us by the management of City National, including certain financial forecasts relating to City National prepared by the management of City National (such forecasts, “City National Forecasts”);

(3)	reviewed certain publicly available financial forecasts relating to RBC (the “RBC Public Forecasts”);

(4)	discussed the past and current business, operations, financial condition and prospects of City National with members of the senior managements of City National and RBC, and discussed the past and current business, operations, financial condition and prospects of RBC, including certain internal financial and operating information and financial forecasts prepared and furnished to us by the management of RBC, with members of the senior managements of City National and RBC;

(5)	reviewed the potential pro forma financial impact of the Merger on the future financial performance of RBC, including the potential effect on RBC’s estimated earnings per share;

(6)	reviewed the trading histories for the City National Common Stock and the RBC Common Shares and a comparison of such trading histories with each other and with the trading histories of other companies we deemed relevant;

(7)	compared certain financial and stock market information of City National and RBC with similar information of other companies we deemed relevant;

(8)	compared certain financial terms of the Merger to financial terms, to the extent publicly available, of other transactions we deemed relevant;

(9)	reviewed a draft, dated January 21, 2015, of the Agreement (the “Draft Agreement”); and

(10)	performed such other analyses and studies and considered such other information and factors as we deemed appropriate.

In arriving at our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of the financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and have relied upon the assurances of the managements of City National and RBC that they are not aware of any facts or circumstances that would make such information or data inaccurate or misleading in any material respect. With respect to the City National Forecasts, we have been advised by City National, and have assumed, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of City National as to the future financial performance of City National. With respect to the RBC Public Forecasts, City National management has advised us that they believe, and we have assumed with City National’s consent, that the RBC Public Forecasts are a reasonable basis upon which to evaluate the future financial performance of RBC and, based on management of City National’s review and assessment of the future financial results reflected in the financial forecasts prepared and furnished to us by the management of RBC and the RBC Public Forecasts, we have relied, at the direction of City National, on the RBC Public Forecasts for purposes of our opinion. We have not made or been provided with any independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of City National or RBC, nor have we made any physical inspection of the properties or assets of City National or RBC. We have not evaluated the solvency or fair value of City National or RBC under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. We have assumed, at the direction of City National, that the Merger will be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Merger, no delay, limitation, restriction or condition, including any divestiture requirements or amendments or modifications, will be imposed that would have an adverse effect on City National, RBC or the contemplated benefits of the Merger. We also have assumed, at the direction of City National, that the Merger will qualify for federal income tax purposes as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended. We also have assumed, at the direction of City National, that the final executed Agreement will not differ in any material respect from the Draft Agreement reviewed by us.

We express no view or opinion as to any terms or other aspects of the Merger (other than the Consideration to the extent expressly specified herein), including, without limitation, the form or structure of the Merger, the form of the Consideration, the allocation of the Consideration between the Stock Consideration and the Cash Consideration, the amount or type of any consideration payable to any holder of preferred stock or other equity security of City National or any voting agreements entered into in connection with the transaction. As you are aware, we were not requested to, and we did not, solicit indications of interest or proposals from third parties regarding a possible acquisition of all or any part of City National or any alternative transaction. Our opinion is limited to the fairness, from a financial point of view, of the Consideration to be received by holders of City National Common Stock and no opinion or view is expressed with respect to any consideration received in connection with the Merger by the holders of any other class of securities, creditors or other constituencies of any party. In addition, no opinion or view is expressed with respect to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to any of the officers, directors or employees of any party to the Merger, or class of such persons, relative to the Consideration. Furthermore, no opinion or view is expressed as to the relative merits of the Merger in comparison to other strategies or transactions that might be available to City National or in which City National might engage or as to the underlying business decision of City National to proceed with or effect the Merger. We are not expressing any opinion as to what the value of the RBC Common Shares actually will be when issued or the prices at which the City National Common Stock or the RBC Common Shares will trade at any time, including following announcement or consummation of the Merger. In addition, we express no opinion or recommendation as to how any stockholder should vote or act in connection with the Merger or any related matter.

We have acted as financial advisor to City National in connection with the Merger and will receive a fee for our services, a portion of which is payable upon the rendering of this opinion and a significant portion of which is contingent upon consummation of the Merger. In addition, City National has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement.

We and our affiliates comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and financial advisory services and other commercial services and products to a wide range of companies, governments and individuals. In the ordinary course of our businesses, we and our affiliates may invest on a principal basis or on behalf of customers or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions in equity, debt or other securities or financial instruments (including derivatives, bank loans or other obligations) of City National, RBC and certain of their respective affiliates.

We and our affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to City National and certain of its affiliates and have received or in the future may receive compensation for the rendering of these services, including (i) having acted or acting as a lender under certain credit facilities of City National and certain of its affiliates, (ii) having acted as a book runner for a preferred stock offering of City National and (iii) having provided or providing certain equity, credit, distressed and derivatives trading services and products to City National.

In addition, we and our affiliates in the past have provided, currently are providing, and in the future may provide, investment banking, commercial banking and other financial services to RBC and certain of its affiliates and have received or in the future may receive compensation for the rendering of these services, including (i) having acted or acting as a lender under certain credit facilities, letters of credit and leasing facilities of RBC and certain of its affiliates, (ii) having acted as manager for various debt offerings of RBC and certain of its affiliates, (iii) having provided or providing certain equity, credit, distressed, derivatives and foreign exchange trading services and products to RBC and (iv) having provided or providing certain treasury and management services and products to RBC.

It is understood that this letter is for the benefit and use of the Board of Directors of City National (in its capacity as such) in connection with and for purposes of its evaluation of the Merger.

Our opinion is necessarily based on financial, economic, monetary, market and other conditions and circumstances as in effect on, and the information made available to us as of, the date hereof. As you are aware, the credit, financial and stock markets have been experiencing unusual volatility and we express no opinion or view as to any potential effects of such volatility on City National, RBC or the transaction. It should be understood that subsequent developments may affect this opinion, and we do not have any obligation to update, revise, or reaffirm this opinion. The issuance of this opinion was approved by our Americas Fairness Opinion Review Committee.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion on the date hereof that the Consideration to be received in the Merger by holders of City National Common Stock is fair, from a financial point of view, to such holders.

Very truly yours,

/s/ Merrill Lynch, Pierce, Fenner & Smith Incorporated

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

Appendix D

[LETTERHEAD OF SANDLER O’NEILL + PARTNERS]

January 21, 2015

Board of Directors

City National Corporation

City National Plaza

555 South Flower Street

Los Angeles, CA 90071

Ladies and Gentlemen:

City National Corporation (the “Company”), Royal Bank of Canada (“Parent”) and RBC USA Holdco Corporation (“Holdco”) have entered into an agreement and plan of merger, dated as of January 22, 2015 (the “Agreement”) pursuant to which the Company will merge with and into Holdco, with Holdco as the surviving entity (the “Merger”). Pursuant to the terms of the merger, upon the effective date of the Merger, each share of the common stock of the Company issued and outstanding immediately prior to the Effective Time shall be converted, into the right to receive, at the election of the holder thereof, subject to the adjustments and limitations as set forth in Agreement, the following (i) with respect to those shares to which an election to receive common shares of Parent is made, the right to receive from Parent a number of Parent common shares as is equal to the Exchange Ratio (the “Per Share Stock Consideration”), (ii) for each share of Company common stock with respect to which an election to receive cash has been made, the right to receive from Holdco an amount in cash equal to the Per Share Amount (the “Per Share Cash Consideration”), and (iii) for each share of Company common stock other than shares as to which a cash election or a stock election has been made, the right to receive from Parent and/or Holdco such Per Share Stock Consideration and/or Per Share Cash Consideration as determined pursuant to the Agreement. The Per Share Stock Consideration and the Per Share Cash Consideration are referred to herein collectively as the Merger Consideration. The Exchange Ratio means the quotient obtained by dividing (A) the Per Share Amount by (B) the Closing Parent Share Value. The Per Share Amount means the quotient obtained by dividing (A) the Closing Transaction Value by (B) the number of Exchangeable Shares. The Aggregate Cash Amount means 50% of the product of (A) the Aggregate Company Share Amount, as adjusted pursuant to Agreement and (B) $94.50. The Aggregate Company Share Amount means 55,225,280 shares of Company Common Stock, subject to certain adjustments as described in the Agreement but in no event will it exceed 59,000,000 shares of Company Common Stock. The Aggregate Parent Share Amount shall be equal to 41,358,212 Parent Common Shares subject to certain adjustments as described in the Agreement but in no event will it exceed 44,185,100 Parent Common Shares. The Closing Parent Share Value means the volume-weighted average trading price of one Parent Common Share for the ten (10) day period in which both the Canadian and U.S. markets are open for trading ending on the last such day immediately preceding the Closing Date, calculated using both Canadian and U.S. volumes during normal market hours and assuming, for each trading day, the Bank of Canada daily noon Canada/U.S. exchange rate for the Canadian calculations. The other terms and conditions of the Merger are more fully set forth in the Agreement, and capitalized terms used herein without definition shall have the meanings assigned to them in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration to the holders of Company Common Stock.

Sandler O’Neill & Partners, L.P., as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed, among other things: (i) the Agreement; (ii) certain publicly available financial statements and other historical financial information of the Company that we deemed relevant; (iii) certain publicly available financial statements and other historical financial information of Parent that we deemed relevant; (iv) certain internal financial forecasts for the Company for the years ending December 31, 2014 through December 31, 2016 and a long-term earnings estimate based on analysis of the impact of interest rate changes as discussed with senior management of the Company; (v) median publicly available analyst earnings estimates for Parent for the years ending December 31, 2014 through December 31, 2016 and a long-term earnings growth rate for the years thereafter as provided by senior management of Parent; (vi) certain estimated transaction costs, purchase accounting adjustments, expected cost savings and other synergies which were provided by Parent and its financial advisors; (vii) a comparison of certain financial and other information, including stock trading information, for the Company and Parent with similar publicly available information for certain other publicly traded commercial banks; (viii) the financial terms of certain other recent merger and acquisition transactions in the banking sector; (ix) the current market environment generally and the banking environment in particular; and (x) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of senior management of the Company the business, financial condition, results of operations and prospects of the Company and held similar discussions with the senior management of Parent regarding the business, financial condition, results of operations and prospects of Parent.

In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by the Company and Parent or that was otherwise reviewed by us and have assumed such accuracy and completeness for purposes of preparing this letter. We have further relied on the assurances of the respective managements of the Company and Parent that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading in any material respect. We did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of the Company and Parent or any of their respective subsidiaries. We did not make an independent evaluation of the adequacy of the allowance for loan losses of the Company, Parent or the combined entity after the Merger and we have we not reviewed any individual credit files relating to the Company and Parent. We have assumed, with your consent, that the respective allowances for loan losses for both the Company and Parent are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity.

In preparing its analyses, Sandler O’Neill used median publicly available earnings estimates for the Company and Parent and an estimated long-term growth rate as provided by the respective senior managements of the Company and Parent. Sandler O’Neill also received and used in its analyses certain projections of transaction costs, purchase accounting adjustments, expected cost savings and other synergies which were provided by Parent. With respect to those projections, estimates and judgments, the respective management of the Company and Parent confirmed to us that those projections, estimates and judgments reflected the best currently available estimates and judgments of those respective managements of the future financial performance of the Company and Parent, respectively, and we assumed that such performance would be achieved. We express no opinion as to such estimates or the assumptions on which they are based. We have assumed that there has been no material change in the respective assets, financial condition, results of operations, business or prospects of the Company and Parent since the date of the most recent financial data made available to us. We have also assumed in all respects material to our analysis that the Company and Parent would remain as a going concern for all periods relevant to our analyses. We express no opinion as to any of the legal, accounting and tax matters relating to the Merger and any other transactions contemplated in connection therewith.

We have also assumed, with your consent, that (i) each of the parties to the Agreement will comply in all material respects with all material terms of the Agreement and all related agreements, that all of the representations and warranties contained in such agreements are true and correct in all material respects, that each of the parties to such agreements will perform in all material respects all of the covenants required to be performed by such party under the agreements and that the conditions precedent in such agreements are not waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on the Company, Parent or the Merger and (iii) the Merger and any related transaction will be consummated in accordance with the terms of the Agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements.

Our analyses and the views expressed herein are necessarily based on financial, economic, regulatory, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect our views.

We have not undertaken to update, revise, reaffirm or withdraw this letter or otherwise comment upon events occurring after the date hereof. We express no opinion as to the trading values of the Company Common Stock and the Parent Common Shares after the date of this opinion or what the value of the Parent Common Shares will be once it is actually received by the holders of the Company Common Stock.

We have acted as the Company’s financial advisor in connection with the Merger and a significant portion of our fees are contingent upon the closing of the Merger. We also will receive a fee from the Company as a result of our rendering this opinion. The Company has also agreed to indemnify us against certain liabilities arising out of our engagement. In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to the Company and Parent and their affiliates. We may also actively trade the equity and debt securities of the Company and Parent or their affiliates for our own account and for the accounts of our customers.

This letter is directed to the Board of Directors of the Company in connection with its consideration of the Merger and does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote at any meeting of shareholders called to consider and vote upon the Merger. Our opinion is directed only to the fairness, from a financial point of view, of the Merger Consideration to be paid to holders of the Company Common Stock and does not address the underlying business decision of the Company to engage in the Merger, the relative merits of the Merger as compared to any other alternative business strategies that might exist for the Company or the effect of any other transaction in which the Company might engage. This opinion shall not be reproduced without Sandler O’Neill’s prior written consent, provided however Sandler O’Neill will provide its consent for the opinion to be included in required regulatory filings (including the proxy statement to be sent to shareholders of the Company) to be completed in connection with the Merger. This Opinion has been approved by Sandler O’Neill’s fairness opinion committee. We do not express any opinion as to the fairness of the amount or nature of the compensation to be received in the Merger by the Company’s officers, directors, or employees, or class of such persons, relative to the compensation to be received in the Merger by any other shareholders of the Company.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair to the holders of the Company common stock from a financial point of view.

Very truly yours,

/s/ Sandler O’Neill & Partners, L.P.

SANDLER O’NEILL & PARTNERS, L.P.

Appendix E

Section 262 of the General Corporation Law of the State of Delaware

§ 262. Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title and, subject to paragraph (b)(3) of this section, § 251(h) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 251(h), § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4) In the event of an amendment to a corporation’s certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word “amendment” substituted for the words “merger or consolidation,” and the word “corporation” substituted for the words “constituent corporation” and/or “surviving or resulting corporation.”

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d)	Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the tender or exchange offer contemplated by § 251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the tender or exchange offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 27, 2015.

Vote by Internet • Go to www.investorvote.com/cyn • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website

Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR the merger agreement proposal, FOR the merger-related compensation proposal and FOR the adjournment proposal.

+
		For	Against	Abstain

1.	The merger agreement proposal. Adoption of the Agreement and Plan of Merger, dated as of January 22, 2015, as it may be amended from time to time, by and among City National Corporation, Royal Bank of Canada and RBC USA Holdco Corporation, thereby approving the merger pursuant to which City National Corporation will merge with and into a wholly owned subsidiary of Royal Bank of Canada.	☐	☐	☐

2.	The merger-related compensation proposal. Approval, by advisory (non-binding) vote, of certain compensation that may be paid or become payable to City National Corporation’s named executive officers in connection with the merger.	☐	☐	☐

3.	The adjournment proposal. Adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement.	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance

Mark the box to the right if you plan to attend the Special Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

Special Meeting Admission Ticket

SPECIAL MEETING OF

CITY NATIONAL CORPORATION STOCKHOLDERS

Wednesday, May 27, 2015, 4:00 P.M. Pacific Time

CITY NATIONAL PLAZA

555 SOUTH FLOWER STREET, THIRTEENTH FLOOR, LOS ANGELES, CALIFORNIA 90071

Upon arrival, please present this admission ticket and photo identification at the registration desk.

555 South Flower Street is located in the City of Los Angeles at the intersection of West Fifth Street and South Flower Street. Subterranean valet parking is available at City National Plaza.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR

THE SPECIAL MEETING OF CITY NATIONAL CORPORATION STOCKHOLDERS

Christopher J. Carey and Michael B. Cahill (the “Proxies”), or either of them, each with the power of substitution, are hereby authorized to represent and vote the shares of common stock of City National Corporation held of record by the undersigned at the close of business on April 22, 2015, with all the powers which the undersigned would possess if personally present, at the Special Meeting of Stockholders of City National Corporation to be held on Wednesday, May 27, 2015 or at any postponement or adjournment thereof.

If no directions are indicated by the stockholder, the Proxies will have authority to vote FOR the merger agreement proposal, FOR the merger-related compensation proposal, and FOR the adjournment proposal.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

If you vote by telephone or Internet, please DO NOT mail back this proxy card.

Important Notice regarding the Internet availability of proxy materials for the Special Meeting of Stockholders. The Notice of Special Meeting and the proxy statement/prospectus filed in connection with the merger and the special meeting is available at https://www.cnb.com/investor-relations/investor-kit.asp.

(Items to be voted appear on reverse side.)

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON THE FRONT SIDE OF THIS PROXY CARD.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 5:00 p.m., Pacific Time, on May 22, 2015.

Vote by Internet • Go to www.investorvote.com/cyn • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website

Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR the merger agreement proposal, FOR the merger-related compensation proposal and FOR the adjournment proposal.

+
		For	Against	Abstain

1.	The merger agreement proposal. Adoption of the Agreement and Plan of Merger, dated as of January 22, 2015, as it may be amended from time to time, by and among City National Corporation, Royal Bank of Canada and RBC USA Holdco Corporation, thereby approving the merger pursuant to which City National Corporation will merge with and into a wholly owned subsidiary of Royal Bank of Canada.	☐	☐	☐

2.	The merger-related compensation proposal. Approval, by advisory (non-binding) vote, of certain compensation that may be paid or become payable to City National Corporation’s named executive officers in connection with the merger.	☐	☐	☐

3.	The adjournment proposal. Adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement.	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance

Mark the box to the right if you plan to attend the Special Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

Special Meeting Admission Ticket

SPECIAL MEETING OF

CITY NATIONAL CORPORATION STOCKHOLDERS

Wednesday, May 27, 2015, 4:00 P.M. Pacific Time

CITY NATIONAL PLAZA

555 SOUTH FLOWER STREET, THIRTEENTH FLOOR, LOS ANGELES, CALIFORNIA 90071

Upon arrival, please present this admission ticket and photo identification at the registration desk.

555 South Flower Street is located in the City of Los Angeles at the intersection of West Fifth Street and South Flower Street. Subterranean valet parking is available at City National Plaza.

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

CITY NATIONAL CORPORATION PROFIT SHARING PLAN

Proxy/Voting Instructions: This Proxy is Solicited on Behalf of the Board of Directors

The plan participant, revoking previous voting instructions relating to these shares, hereby instructs City National Bank, as Trustee, to vote all of the shares of common stock of City National Corporation allocated to the participant’s City National Corporation Profit Sharing Plan account, as of the close of business on April 22, 2015, as specified on the reverse side of this proxy card at the Special Meeting of Stockholders to be held on Wednesday, May 27, 2015 or at any postponement or adjournment thereof.

If you sign, date and return the voting instruction card but no choice is specified, if you do not return this card or if you do not otherwise provide directions by telephone or on the Internet by Friday, May 22, 2015, the Trustee shall vote all shares for which you do not provide voting direction in the same proportion as the City National Corporation shares held by other participants in the plan are voted. You may change your vote by submitting a new voting instruction card in accordance with these instructions by Friday, May 22, 2015.

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

If you vote by telephone or Internet, please DO NOT mail back this proxy card.

Important Notice regarding the Internet availability of proxy materials for the Special Meeting of Stockholders. The Notice of Special Meeting and the proxy statement/prospectus filed in connection with the merger and the special meeting is available at https://www.cnb.com/investor-relations/investor-kit.asp.

(Items to be voted appear on reverse side.)

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON THE FRONT SIDE OF THIS PROXY CARD.